As filed with the Securities and Exchange Commission on April 15, 2013

Registration Statement No. 333-186711

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

(Exact name of registrant as specified in its governing instruments)

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410) 571-9860

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Steven Chuslo, Esq.

Executive Vice President, General Counsel

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410) 571-6161

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel (212) 859-8000 Fax (212) 859-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated April 15, 2013

PROSPECTUS

13,333,333 Shares

Hannon Armstrong

Sustainable Infrastructure Capital, Inc.

Common Stock

Hannon Armstrong Sustainable Infrastructure Capital, Inc. is a specialty finance company that provides debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment or make more efficient use of natural resources.

This is our initial public offering and no public market currently exists for shares of our common stock. We are offering our shares as described in this prospectus. We expect the initial public offering price of our shares of common stock to be between $14.00 and $16.00 per share. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “HASI.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2013. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common or capital stock. In addition, our charter contains various restrictions on the ownership and transfer of our shares, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Investing in shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page 22 of this prospectus.

	Per share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses(1), to us	$	$

(1)	See “Underwriting” for a detailed description of compensation payable to the underwriters.

We have granted the underwriters the option to purchase up to 1,999,999 additional shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares sold in this offering will be ready for delivery on or about                     , 2013.

Joint Book Running Managers

BofA Merrill Lynch	UBS Investment Bank	Wells Fargo Securities

Co-managers

RBC Capital Markets

Baird

The date of this prospectus is                     , 2013

Solar Panels financed by Hannon Armstrong on roof of building at the U.S. Coast Guard Base in Puerto Rico	Piping at Chiller Plant financed by Hannon Armstrong for a large urban hospital

Hudson Ranch Geothermal Project co-developed and financed by Hannon Armstrong

Location of Representative U.S. Transactions

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

- i -

MARKET AND INDUSTRY DATA AND FORECASTS

Certain market and industry data included in this prospectus has been obtained from third party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third party information. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

- ii -

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in shares of our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the information in this prospectus assumes the completion of our formation transactions described in this prospectus and set forth under “The Structure and Formation of Our Company.” Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to (1) Hannon Armstrong Capital, LLC and its consolidated subsidiaries or “Hannon Armstrong,” the company through which we currently operate our business and which will become our subsidiary upon the completion of the formation transactions, and (2) Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation that was recently formed to allow Hannon Armstrong to continue its business as a REIT following this offering, together with its consolidated subsidiaries, including Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership, which we refer to as “our operating partnership.”

Overview

We are a specialty finance company that provides debt and equity financing for sustainable infrastructure projects. We focus on profitable sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment or make more efficient use of natural resources. We began our business more than 30 years ago, and since 2000, using our direct origination platform, we have provided or arranged over $3.9 billion of financing in more than 450 sustainable infrastructure transactions. Over this period, we have become the leading provider of financing for energy efficiency projects for the U.S. federal government, the largest property owner and energy user in the United States. Upon completion of this offering, we plan to change our organizational structure by contributing Hannon Armstrong to Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation organized on November 7, 2012, in order to allow us to continue our business as a REIT. Our strategy in converting to a REIT and in undertaking this offering is to expand our proven ability to serve the rapidly growing sustainable infrastructure market by increasing our capital resources, enhancing our financial structuring flexibility, expanding the types of projects and end-customers we pursue, and selectively retaining a larger portion of the economics in the financings we originate, while delivering attractive risk-adjusted returns to our stockholders.

Our management team has extensive industry knowledge and long-standing relationships with leading originators, institutional investors and other intermediaries in the markets we target. We originate many of our investment opportunities through our relationships with global industrial companies that develop and install sustainable infrastructure projects, such as Chevron, Honeywell International, Ingersoll-Rand, Johnson Controls, Schneider Electric, Siemens and United Technologies as well as a number of U.S. utility companies. We have traditionally financed our business by accessing the securitization market, primarily utilizing our relationships with insurance companies and commercial banks. We also have strong relationships with a variety of key intermediaries such as investment banks, private equity and infrastructure funds, other institutional investors and industry service providers, which complement our origination and financing activities.

We provide and arrange debt and equity financing primarily for three types of sustainable infrastructure projects:

•

Energy Efficiency Projects: projects, typically undertaken by energy services companies, or ESCOs, which reduce a building’s or facility’s energy usage or cost through the design and installation of improvements to various building components, including heating, ventilation and air conditioning systems, or HVAC systems, lighting, energy controls, roofs, windows and/or building shells;

•	Clean Energy Projects: projects that deploy cleaner energy sources, such as solar, wind, geothermal and biomass as well as natural gas; and

•

Other Sustainable Infrastructure Projects: projects, such as water or communications infrastructure, that reduce energy consumption, positively impact the environment or make more efficient use of natural resources.

A number of macro-economic and geopolitical trends and other factors are increasing the demand for the sustainable infrastructure projects we finance. We also believe that the potential for rising or increasingly volatile commodity prices such as during inflationary periods will further spur investment in our industry and drive our growth. According to a November 2011 report from McKinsey & Co., or McKinsey, entitled Resource Revolution: Meeting the World’s Energy, Materials, Food And Water Needs, or McKinsey’s 2011 report, the estimated average annual capital investment needed (using constant 2010 dollars) to meet rising energy and water usage will grow from approximately $1.3 trillion in 2010 to approximately $2.0 to $2.2 trillion in 2030. This report also identified real property energy efficiency improvements as presenting the single highest resource productivity gain potential over the period from 2010 to 2030 of the more than 130 opportunities studied.

We are highly selective in the projects we target. Our goal is to select projects that generate recurring and predictable cash flows or cost savings that will be more than adequate to repay the debt financing we provide or will deliver attractive returns on our equity investments. Our projects are typically characterized by revenues from contractually committed obligations of government entities or private high credit quality obligors and are often supported by additional forms of credit enhancement, including security interests and supplier guaranties. Our projects also generally employ proven technologies which minimize performance uncertainty, enabling us to more accurately predict project revenue and profitability over the term of the financing or investment. As a result of our highly selective approach to project targeting, the credit performance of our originated assets has been excellent. Since 2000, there has been only one incidence of realized loss, amounting to approximately $7.0 million (net of recoveries) on the more than $3.9 billion of transactions we originated during that time. This transaction, in an asset class in which we no longer participate, represents an aggregate loss of less than 0.2% on cumulative transactions originated over this time period.

We have traditionally financed our business primarily through the use of securitizations, including the Hannon Armstrong Multi-Asset Infrastructure Trust, or Hannie Mae. In these transactions, we transfer the loans or other assets we originate to securitization trusts or other bankruptcy remote special purpose funding vehicles. Large institutional investors, primarily insurance companies and commercial banks, have historically provided the financing needed for a project by purchasing the notes issued by the trust or vehicle. The securitization market for the assets we finance has remained active throughout the financial crisis due to investor demand for high credit quality, long-term investments.

As of December 31, 2012, approximately $1.6 billion of the outstanding financings we own or manage for sustainable infrastructure projects were held on our balance sheet or in securitization trusts. We refer to this entire $1.6 billion outstanding portfolio (including any residual interests we retain) as our managed assets. In most cases, we treat the transfer of loans or other assets to non-consolidated securitization trusts as sales for accounting purposes and recognize gain or loss based on the transfer pricing of the contributed assets. We fund such transactions with securitized debt whereby we seek to match the maturities of the debt obligations with the maturities of the assets. We normally retain residual economic stakes in the transferred assets and continue to manage and service these assets in exchange for fees and other payments. In some cases, we structure our transactions as financings for accounting purposes and continue to carry the assets and the corresponding liabilities on our balance sheet in special purpose funding vehicles. We also generate fee income for arranging financings that are held directly on the balance sheet of other investors or by providing broker/dealer or other services to project developers.

We are undertaking this offering to expand our proven ability to serve the rapidly growing sustainable infrastructure market. We plan to complete eight financing transactions representing approximately $110 million in funding within 45 days of the closing of this offering. Six of these transactions represent newly originated financing receivables. For two of these transactions, which we originally financed through issuances of secured notes, we will retire these notes in order to allow us to retain a larger portion of the economics from the underlying project. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of this offering, currently holds these notes. We can offer no assurances as to when or whether we will be able to successfully consummate such transactions. We will also utilize the net proceeds from this offering and our permanent equity capital base to continue to broaden the types of projects we undertake and enhance our financial structuring flexibility, while retaining a larger share of the economics for future projects we finance. We plan to extend our market leading position of financing energy efficiency and clean energy projects for U.S. federal government agencies to include projects undertaken by state and local governments, universities, schools and hospitals, which we refer to as state and local markets, as well as privately owned commercial projects. Additionally, we plan to expand the range and type of equity and debt financings we provide to clean energy and other sustainable infrastructure projects. We believe our strategy will allow us to target attractive opportunities while maintaining our asset quality and risk management parameters.

We are organized as a Maryland corporation and intend to elect, and operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2013. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We intend to operate our business through, and serve as the sole general partner of, our operating partnership subsidiary, Hannon Armstrong Sustainable Infrastructure, L.P. We also intend to operate our business in a manner that will permit us to maintain our exception from registration as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Market Opportunities

We believe the market for the financings we provide is in the midst of a prolonged expansion, driven by several macro-economic and geopolitical trends, including:

•	global population growth and concerns about its impact on natural resources;

•	higher commodity prices arising from increasing global per capita consumption and the ongoing depletion of conventional natural resources;

•	national security risks associated with energy procurement that threaten energy supply and increase the potential for price volatility;

•	governmental policies that seek to protect the environment and support job creation;

•	fiscal challenges and budgetary constraints facing U.S. federal, state and local governments; and

•	changes in global banking regulations which increase banks’ capital requirements for financing long-lived projects thus reducing the amount of available bank financing for such projects.

We believe that the rising demand for capital to address these and other sustainable infrastructure trends will help to fuel our growth and positively impact our business.

The following is a brief description of the customers we target within the markets we serve.

U.S. Federal Government

The U.S. federal government, which is the largest property owner and energy user in the United States, is actively involved in numerous sustainable infrastructure projects. Our U.S. federal government energy efficiency financings (which are not subject to the normal government budgeting process) provide capital to enhance the energy efficiency of U.S. federal government buildings and installations. Examples of projects we finance include ESCOs installing or replacing various building components, including HVAC systems, lighting, energy controls, roofs, windows and/or building shells. A 2011 Department of Energy analysis entitled “Covered Facility Evaluation Progress (Government-wide)” identified more than $8.0 billion of energy conservation measures that could be implemented at existing U.S. federal buildings. The U.S. federal government is also increasingly evaluating clean energy projects, including those that may result from the U.S. Army Corps of Engineers July 2012 Request for Proposals to procure up to $7 billion of clean or alternative energy generation over the next ten years.

State and Local Markets

While historically we have focused our energy efficiency financing efforts on the U.S. federal government, we believe that the state and local markets represent a much larger portion of the ESCOs’ overall market. Pike Research in its publication entitled The U.S. Energy Service Company Market has estimated that the state and local markets account for more than 70% of the estimated 2011 revenue of ESCOs. Many institutions in state and local markets are focused on reducing costs in part by increasing energy efficiency while preserving overall financing capacity. As a result, and due, in part, to legislative initiatives and incentives, many of the institutions are considering the implementation of sustainable infrastructure solutions. Governments at the state and local levels also operate a large portion of the clean water production facilities and other infrastructure, such as street lighting, that face significant rebuilding challenges over the next decade, creating additional opportunities for the financing solutions we provide. We believe that the financing solutions we have developed for state and local markets will be attractive to our traditional ESCO relationships which should enable us to effectively capture state and local market opportunities and generate further growth.

Private Sector Owners and Developers

Private entities are increasingly investing in sustainable infrastructure projects such as energy efficiency and clean energy projects to lower costs, generate new sources of revenue, meet regulatory requirements or increase the value of their assets. According to a 2009 McKinsey report, commercial buildings with improved energy efficiency have an estimated 6% higher effective rent and a 16% premium in valuation over similar non-energy efficient buildings. In response to state level renewable portfolio standards, which specify the portion of the power utilized by local utilities that must be derived from clean energy sources such as renewable energy, developers have entered into long-term power purchase agreements with utilities for various clean energy projects. We believe that we are well positioned to finance this market based upon our relationships with the ESCOs and other leading global industrial companies which will supply equipment and services to these projects. We also believe our relationships and proven project development history provide us with the credibility that will make us an attractive financing partner for the developers and investors of these projects.

Our Competitive Strengths

We believe our direct origination platform, coupled with the knowledge and strength of the relationships of our management team, position us to capitalize on future opportunities in an expanding and underserved market.

Market Leading, Highly Scalable Platform with a Long Operating History

We have a well-established, market leading and highly scalable platform with over 30 years of history and a combination of an experienced team, strong relationships, deep industry knowledge and an industry leading position in financing U.S. federal government energy efficiency and clean energy projects. Attaining attractive returns from the assets we target requires direct origination capabilities, sound investment decision-making, efficient transaction processes and prudent asset management. Our platform allows us to source and identify high quality financing opportunities within our broad areas of expertise, apply our rigorous underwriting processes to our assets, develop innovative structuring and financing solutions and access highly attractive funding from our long-standing relationships.

Strong Direct Transaction Sourcing and Financing Relationships

Our management team has extensive industry knowledge and long-standing relationships with leading originators, institutional investors and other intermediaries in the markets we target. Many of our originations have been sourced through relationships with global industrial companies that develop and install sustainable infrastructure projects, such as Chevron, Honeywell International, Ingersoll-Rand, Johnson Controls, Schneider Electric, Siemens and United Technologies as well as a number of U.S. utility companies. These companies are active in multiple segments of our target markets and we believe the strength of our relationships with them will allow us to expand our offerings to cover a broader range of their projects such as state and local markets projects, commercial energy efficiency projects, clean energy projects and other sustainable infrastructure projects.

Our relationships with our financing sources, such as insurance companies and commercial banks, provide us with market intelligence, best practices and co-investment opportunities. We also have strong relationships with a variety of key intermediaries such as investment banks, private equity and infrastructure funds, other institutional investors and industry service providers, which complement our origination and financing activities. Our registered broker-dealer subsidiary that provides advisory services and arranges financing for various project developers on a fee basis also exposes us to new market opportunities and relationships.

Experienced and Fully Dedicated Management Team

Our industry leading senior management and origination teams average over 20 years of industry experience and our senior management team has worked, on average, approximately 10 years at Hannon Armstrong. Our chief executive officer, Jeffrey Eckel, whose career spans more than 30 years in various energy-related businesses, including 17 years at Hannon Armstrong, has served as president of an independent power producer and an ESCO. In addition, members of our management team have had executive responsibility for developing alternative and conventional power plants. We believe our highly experienced management team is well-positioned to capitalize on the opportunities in the markets we target and to grow our business.

We are structured as a fully-integrated, self-administered and self-managed finance company in which members of our management team serve as our full-time executive officers. We do not employ an external advisor to manage our affairs and do not compete with other entities separately sponsored by our management team for assets or for financing. Upon completion of this offering and the formation transactions, our directors, executive officers and other employees will collectively own approximately 8.2% of our common stock outstanding, giving them a significant stake in our growth and continuing success.

Highly Differentiated Finance Company

Our business model is highly differentiated from that of other lenders in terms of the assets we finance and the type of financing solutions we provide. We believe the specific underwriting and structuring knowledge, as well as the origination and financing relationships required to compete in this market sector, represent a significant barrier to entry for most traditional lenders. The market for opportunities in sustainable infrastructure projects is underserved by traditional commercial banks and other financing sources. Financing sustainable infrastructure projects requires a sound understanding of a range of industrial technologies, the economics of energy costs and savings and the impact of various federal, state and local governmental policies. The cash flows from the assets we finance come from diverse sources, including actual energy savings and long-term power purchase agreements. The structuring of each of our financings is tailored to the specific project, affording us the flexibility to provide the appropriate amount and mix of debt and equity financing.

We expect that our differentiated business model will enable us to maintain a portfolio of debt assets with obligors of high credit quality that generate recurring and predictable cash flows and to opportunistically make equity investments that provide current cash flow with potential upside.

High Credit Quality of Obligors and Assets

We believe, given our focus on the higher end of the credit spectrum, the strength of our underwriting process and the quality of our origination team, that the credit performance of our originated assets has been excellent. Since 2000, there has been only one incidence of realized loss, amounting to approximately $7.0 million (net of recoveries) on the more than $3.9 billion of transactions we originated during that time. This transaction, in an asset class in which we no longer participate, represents an aggregate loss of less than 0.2% on cumulative transactions originated over this time period. We expect our strong credit underwriting process to support the growth of our business as we retain a larger portion of the economics in certain of the financings we originate and seek to expand the obligors we work with, the types of projects we undertake and the structure of the financings we provide.

Our Assets

As of December 31, 2012, our managed assets totaled more than $1.6 billion in more than 225 sustainable infrastructure transactions, all of which we originated. Approximately 58% of this portfolio was financings for energy efficiency projects, approximately 33% was financings for clean energy projects such as solar, biomass or other renewable resources as well as combined heat and power, while the remaining 9% of this portfolio was financings for other sustainable infrastructure projects such as water or communication projects. As of December 31, 2012, our managed portfolio consisted of fixed rate amortizing loans or direct financing leases with approximately 99% of the portfolio consisting of U.S. federal government obligations. The following chart sets forth our managed portfolio by project type as of December 31, 2012.

Total Managed Assets: $1.6 billion

As part of our expansion strategy, we plan to use $110.0 million of net proceeds of this offering to complete eight financing transactions within 45 days of the completion of this offering. We may fund $7.0 million of these financings through a securitization which would reduce the net proceeds we would use for these financings. Six of these transactions represent newly originated financing receivables. For two of these transactions, which we originally financed through issuances of secured notes, we plan to retire these notes in order to allow us to retain a larger portion of the economics from the underlying project. The financing transactions consist of five newly originated energy efficiency loans with an estimated fair market value of approximately $62.0 million, one newly originated clean energy loan with an estimated fair market value of approximately $29.0 million and the retirement of two separate note issuances for a single sustainable infrastructure project with a combined estimated fair market value of approximately $19.0 million. The U.S. federal government is the primary credit obligor on all of these projects. As of March 31, 2013, these transactions consisted of fixed rate amortizing loans with weighted average yield-to-maturity of approximately 4.30% and a weighted average remaining life of approximately 18 years. For additional information regarding the calculation of weighted average yield-to-maturity and weighted average remaining life, see “Business—Our Assets.” We expect to make additional financings consistent with our investment strategy with the balance of the net proceeds of this offering. See “Use of Proceeds.”

Our Investment Strategy

We provide financing to a large and diverse market of sustainable infrastructure projects. We are highly selective in the projects we target. Our goal is to select projects that generate recurring and predictable cash flows or cost savings that will be more than adequate to repay the debt financing we provide or will deliver attractive returns on our equity investments. Our projects are typically characterized by revenues from contractually committed obligations of government entities or private high credit quality obligors and are often supported by additional forms of credit enhancement, including security interests and supplier guaranties. Our projects also generally employ proven technologies which minimize performance uncertainty, enabling us to more accurately predict project revenue and profitability over the term of the financing or investment.

We provide and arrange debt and equity financing for energy efficiency projects, which reduce their energy usage or cost of energy use. We often work with ESCOs, which design and install improvements to various building components, including HVAC systems, lighting, energy controls, roofs, windows and/or building shells. We are assigned the payment stream and other contractual rights often using our pre-existing master purchase agreements with the ESCOs. Our financing is generally also secured by the installed improvements. The following chart illustrates a typical commercial arrangement in relation to energy efficiency financings with ESCOs and property owner obligors:

Energy Efficiency Financing Arrangement

We provide debt and equity financing for projects that deploy cleaner energy sources, such as solar, wind, geothermal and biomass as well as natural gas. We focus on financing clean energy projects which use proven technology and that have contractually committed agreements with high credit quality utilities or large electricity users to enter into power purchase agreements under which the utility or user purchases the power produced by the project at a minimum price with potential price escalators. These projects are building or facility specific and may be combined with other energy efficiency projects or are standalone projects designed to sell power to electric utilities or large users. Developers, including many of the ESCOs, acquire a specific site and the applicable permits and negotiate the construction and maintenance contracts and the power purchase agreement. The following chart illustrates our typical commercial arrangement in our financings for clean energy projects:

Clean Energy Financing Arrangement

We provide debt and equity financing for other sustainable infrastructure projects such as water or communications infrastructure that reduce energy consumption, positively impact the environment or make more efficient use of natural resources. We intend to invest in other sustainable infrastructure projects that provide an essential public service or benefit to society, that have a strategic competitive advantage, demonstrate inelastic demand characteristics or have contractually committed revenues and have a low sensitivity to cyclical volatility. We primarily target developers and infrastructure funds that have completed projects with long-term contractually committed revenues in place but which require additional financing to achieve targeted returns.

We will seek to manage the diversity of our portfolio of financings by, among other factors, project type, type of financing, commitment size, geography, obligor and maturity. In addition, we will seek to manage the diversity of the underlying properties by, among other factors, technology type and manufacturer. Our target mix of projects which we hold on our balance sheet is expected over time to range from approximately 30% to 50% energy efficiency projects, 25% to 45% clean energy projects and 20% to 30% other sustainable infrastructure projects. Our target mix of assets held on our balance sheet is expected over time to range from 85% to 95% debt financings and 5% to 15% equity financings. We will not invest more than 15% of our assets in any individual project without the consent of a majority of our independent directors. We will adjust the mix and duration of our assets over time in order to allow us to manage various aspects of our portfolio, including expected risk-adjusted returns, macroeconomic conditions, liquidity, availability of adequate financing for our assets, and to maintain our REIT qualification and our exception from registration under the 1940 Act.

We believe that our long history of financing sustainable infrastructure projects, the experience, expertise and relationships of our management team, the anticipated credit strength of the obligors of our financings and the size and growth potential of our market, position us well to capitalize on our strategy and provide attractive risk-adjusted returns to our stockholders over the long term, through both distributions and capital appreciation.

Our Financing Strategy

We expect to use leverage to increase potential returns to our stockholders. We have traditionally financed our business primarily through the use of securitizations, such as Hannie Mae, or other special purpose funding vehicles. Large institutional investors, primarily insurance companies and commercial banks, have historically provided the financing needed for a project by purchasing the notes issued by the funding vehicle. As of December 31, 2012, the outstanding principal balance of our managed assets financed through the use of securitizations was $1.4 billion and the outstanding principal balance held on our balance sheet and financed by nonrecourse debt was approximately $200 million. We expect we will continue to use securitizations or other special purpose funding vehicles to finance our business and continue to maintain and potentially expand our relationships with various securitization investors. We also believe we will be able to customize securitized tranches to meet the investment preferences of these investors.

Going forward, we plan to selectively retain a larger portion of the economics in the financings we originate on our balance sheet and broaden our financing sources to include other fixed and floating rate borrowings in the form of bank credit facilities (including term loans and revolving facilities), warehouse facilities, repurchase agreements and public and private equity and debt issuances, in addition to transaction or asset specific funding and match-funded arrangements. The decision on how we finance specific assets or groups of assets will largely be driven by capital allocations and portfolio management considerations, as well as prevailing credit spreads and the terms of available financing and market conditions. We have ongoing discussions with a number of financial institutions regarding warehouse or other bank credit facilities. See “—Recent Developments.” Over time, as market conditions change, we may use other forms of leverage in addition to these financings arrangements.

Although we are not restricted by any regulatory requirements to maintain our leverage ratio at or below any particular level, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Historically, we have financed our transactions with U.S. federal government obligors with more than 95% debt. We anticipate reducing our overall leverage on both individual assets classes and our entire portfolio for which we have the primary economic exposure. We expect that we will generally target up to two times leverage on our overall portfolio, with individual allocations of leverage based on the mix of asset types and obligors. For example, we may deploy higher leverage on debt-financings made to U.S. federal and other high quality government obligors and lower leverage on other types of assets and obligors. We believe our target leverage ratios will be significantly lower than our historical leverage. We intend to use leverage for the primary purpose of financing our portfolio and business activities and not for the purpose of speculating on changes in interest rates. To the extent that our board of directors approves a material change to our leverage policy, we anticipate advising our stockholders of this change through disclosure in our periodic reports and other filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Risk Management

Our ongoing asset management and portfolio monitoring processes provide investment oversight and valuable insight into our origination, underwriting and structuring processes. These processes create value through active monitoring of the state of our markets, enforcement of existing contracts and real-time receivables management. See “Business—Investment Process.” Subject to maintaining our qualification as a REIT, we will engage in a variety of interest rate management techniques that seek to mitigate the economic effect of interest rate changes on the values of, and returns on, some of our assets. While there has been only one incidence of realized loss, amounting to approximately $7.0 million (net of recoveries) on the more than $3.9 billion of transactions we originated since 2000, which represents an aggregate loss of less than 0.2% on cumulative transactions originated over this time period, there can be no assurance that we will continue to be as successful, particularly as we invest in more credit sensitive assets or more equity positions. We seek to manage credit risk using thorough due diligence and underwriting processes, strong structural protections in our loan agreements with customers and continual, active asset management and portfolio monitoring.

Recent Developments

Letter Agreement for New Credit Facilities

On April 3, 2013, we entered into a letter agreement with Bank of America, N.A. to provide us, through our newly-created, wholly-owned special purpose subsidiary, or Borrower, with a $400.0 million senior secured revolving credit facility, consisting of (i) a $200.0 million revolving credit facility secured by certain qualifying government and institutional loans, or the G&I Facility, and (ii) a $200.0 million revolving credit facility secured by certain qualifying project finance loans, or the PF Facility and, together with the G&I Facility, the Facilities. We and certain of our subsidiaries will, jointly and severally, fully guarantee the Facilities and they will be secured by, among other things, all investments financed with borrowings made under such Facilities, as well as any proceeds received from such investments. We currently expect the G&I Facility to have a five-year maturity, and it is expected to bear interest at a rate of one-month LIBOR plus 1.50% per annum. The PF Facility is expected to have a five-year maturity and is expected to bear interest at a rate of one-month LIBOR plus 2.50% per annum.

Each of the Facilities is expected to include a covenant requiring us to maintain adequate liquidity coverage and may include other financial covenants including maintaining a positive net interest margin and a recourse debt to equity ratio. The Borrower is also expected to be required to comply with various usual and customary covenants, including maintenance of a debt service coverage ratio and limitations on incurrence of indebtedness, liens, acquisitions and investments, asset sales and capital expenditures. The Facilities are also expected to include customary events of default (subject to applicable grace periods). The size and terms of the Facilities remain subject to change and are subject to customary closing conditions, including the completion of this offering. There can be no assurance as to when we will be able to consummate the Facilities or as to whether the terms described in this prospectus will change. Further, we may not successfully execute the Facilities at all. Bank of America, N.A. is, and certain of the other potential lenders, if any, may be affiliates of the underwriters for this offering. See “Underwriting.”

If completed, the borrowings available under the Facilities will be used to finance certain investments in governmental and institutional loans and project finance loans. Any proposed governmental and institutional loan or project finance loan proposed to be financed under the applicable facility will be subject to the approval of Bank of America, N.A. in its sole discretion. The amount eligible to be drawn under each facility for purposes of financing such investments will be based on a discount to the value of each investment as determined by the Bank of America, N.A., in accordance with a certain valuation methodology. In addition, Bank of America, N.A. and its affiliates may also have the right to co-invest directly in the assets that are financed in the Facilities.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing shares of our common stock. If any of the following risks or risks discussed under “Risk Factors” occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our shares of common stock could decline, and you may lose some or all of your investment.

•	Our business depends in part on U.S. federal, state and local government policies and a decline in the level of government support could harm our business.

•	A change in the fiscal health, level of appropriations or budgets of U.S. federal, state and local governments could reduce demand for the projects we finance and the financing we provide.

•	If the cost of energy generated by traditional sources of energy declines, demand for the projects we finance may decline.

•	We operate in a competitive market and future competition may impact the terms of the financing we offer.

•	The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

•	The debt financings we provide are subject to delinquency, foreclosure and loss, any or all of which could result in losses to us.

•	Our equity investments, many of which are illiquid with no readily available market, involve a substantial degree of risk.

•	Some of our projects may require substantial operating or capital expenditures in the future.

•

The projects we finance rely on third parties to manufacture quality products or provide reliable services in a timely manner and the failure of these third parties could cause project performance to be adversely affected.

•

We may change our operational policies (including our investment guidelines, strategies and policies) with the approval of our board of directors but without stockholder consent at any time, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

•	We do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder consent.

•

An increase in our borrowing costs relative to the interest we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution to our stockholders. Our borrowings may have a shorter duration than our assets.

•	We have entered and may in the future enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

•	We have limited experience hedging the interest rate risk of our assets and such hedging may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

•

We cannot assure you of our ability to make distributions in the future. Although we currently do not intend to do so, until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities.

•

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code, and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would reduce the amount of cash available for distribution to our stockholders.

•

Our management has no prior experience operating a REIT or a public company and therefore may have difficulty in successfully and profitably operating our business, or complying with regulatory requirements.

•	Complying with REIT requirements may force us to liquidate or forego otherwise attractive investments.

•	Loss of our 1940 Act exception would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends.

The Structure and Formation of Our Company

We currently conduct all of our business through Hannon Armstrong. In connection with our decision to continue our business as a REIT beginning with our taxable year ending December 31, 2013, prior to or concurrently with the closing of this offering, we will engage in a series of transactions, which we refer to as our formation transactions, that will enable us to qualify as a REIT and will result in Hannon Armstrong becoming our subsidiary. The agreements relating to our formation transactions may be subject to customary closing conditions, including the closing of this offering.

The significant elements of our formation transactions include:

•	the formation of our company and our operating partnership;

•

the distribution in December 2012 to the current owners of Hannon Armstrong of our equity interest in HA EnergySource Holdings, LLC, or HA EnergySource, which we determined would not be suitable for inclusion as part of our plan to continue our business as a REIT. Prior to and as part of the transaction, we provided a $3.4 million capital commitment to HA EnergySource to be used by HA EnergySource for general corporate purposes, future investments or dividends to HA EnergySource owners. The historical book value, as of December 31, 2012, of HA EnergySource, taking into account the $3.4 million capital commitment, was approximately $3.9 million;

•

the exchange by certain employees and the current owners of Hannon Armstrong, by merger or equity contribution, of the equity interests in the entities that own Hannon Armstrong for, or the receipt of, shares of our common stock or units of limited partnership interest in our operating partnership, or OP units, which are structured to be economically equivalent to, and exchangeable on a one for one basis for, shares of our common stock; and

•

through the application of a portion of the net proceeds of this offering, the completion of eight financing transactions consisting of retiring two separate note issuances collateralized by a single project in order to allow us to retain a larger portion of the economics of this project, and investing in six other newly originated financing receivables. See “Business—Our Assets.”

The following diagram illustrates our structure upon completion of this offering and the formation transactions:

Dividend Reinvestment Plan

In the future, we may adopt a dividend reinvestment plan that will permit stockholders who elect to participate in the plan to have their cash dividends reinvested in additional shares of our common stock.

Operating and Regulatory Structure

REIT qualification

In connection with this offering, we intend to elect to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ending on December 31, 2013. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT on an ongoing basis. To qualify, and maintain our qualification, as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our capital stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. Any distributions paid by us generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations.

1940 Act exception

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. federal government securities and cash items) on a non-consolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. federal government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company and conduct our businesses primarily through our subsidiaries. We intend to conduct our operations so that we comply with the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on a non-consolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold our self out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

We anticipate that one or more of our subsidiaries will qualify for an exception from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities which are not primarily engaged in issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates and which are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. This exception generally requires that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets and at least another 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Consistent with guidance published by the SEC staff, we intend to treat as qualifying assets for this purpose, loans secured by projects where the original principal amount of the loan did not exceed 100% of the value of the underlying real property portion of the collateral when the loan was made. We intend to treat as real estate-related assets, non-controlling co-investments in joint ventures that own projects whose assets are primarily real property. In general, with regard to our subsidiaries relying on Section 3(c)(5)(C), we intend to rely on other guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. For our subsidiaries that do maintain this exception, our interests in these subsidiaries will not constitute “investment securities.”

We anticipate that one or more of our subsidiaries, will qualify for an exception from registration as an investment company under the 1940 Act pursuant to either Section 3(c)(5)(A) of the 1940 Act, which is available for entities which are not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and which are primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services, or Section 3(c)(5)(B) of the 1940 Act, which is available for entities primarily engaged in the business of making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services. These exceptions generally require that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets that meet the requirements of the exception. We intend to treat energy efficiency loans where the loan proceeds are specifically provided to finance equipment, services and structural improvements to properties and other facilities and clean energy and other sustainable infrastructure projects or improvements as qualifying assets for purposes of these exceptions. In general, we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(A) or (B), to rely on guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets under the exceptions.

Although we intend to monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(A), (B) or (C) exceptions periodically and prior to each acquisition, there can be no assurance that such subsidiaries will be able to maintain their exceptions. To the extent that the SEC or its staff publishes new or different guidance with respect to the exceptions under Section 3(c)(5)(A), (B) or (C), we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. In addition, we may be limited in our ability to make certain investments and these limitations could result in a subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

We also expect that our majority-owned subsidiaries that hold controlling stakes in clean energy and other sustainable infrastructure projects will also not be relying on exceptions under Section 3(c)(1) or Section 3(c)(7). Accordingly, our interests in these subsidiaries will not constitute “investment securities.”

Because we expect that most of our other majority-owned subsidiaries will not be relying on exceptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act and because our interests in these subsidiaries will constitute a substantial majority of our assets, we expect to be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC or its staff to approve our treatment of any company as a majority-owned subsidiary and neither the SEC nor its staff has done so. If the SEC or its staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

Qualification for exceptions from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to make loans that are not secured by real property or that do not represent part or all of the sales price of merchandise, insurance, and services.

Restrictions on Ownership and Transfer of Our Capital Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of any of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock, or the outstanding shares of our capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive any or all of these 9.8% ownership limits with respect to a particular stockholder if such waiver will not jeopardize our qualification as a REIT. We expect that, before the completion of this offering, our board of directors will grant a waiver from this ownership limit which permits certain entities affiliated with MissionPoint Capital Partners LLC, or MissionPoint, to collectively hold up to 1,500,000 shares of our outstanding common stock. Our charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our shares of capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Although we have not made a determination whether to take advantage of any or all of these exemptions, we expect to remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period. In addition, we have irrevocably opted-out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not “emerging growth companies.”

The Offering

Common stock offered by us	13,333,333 shares (plus up to an additional 1,999,999 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares).

Common stock and OP units to be outstanding after this offering	15,127,372 shares and 455,961 OP units(1)

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $182.2 million, or approximately $210.0 million if the underwriters’ option to purchase additional shares is exercised in full, assuming an initial public offering price of $15.00 per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus, and after deducting the underwriting discounts and commissions, and estimated expenses of this offering. We will contribute the net proceeds of this offering to our operating partnership, which will subsequently use the net proceeds as follows:

•

$110.0 million of net proceeds of this offering to complete eight financing transactions within 45 days of the completion of this offering. We may fund $7.0 million of these financings through a securitization which would reduce the net proceeds we would use for these financings. The financings consist of six newly originated transactions and two other transactions that we originally financed through issuances of secured notes. We plan to retire these notes in order to allow us to retain a larger portion of project economics.

•	$4.2 million to repay our existing credit facility.

The net proceeds remaining after the uses described above, which, assuming we fund $7.0 million of financings through a securitization, are estimated to be $75.0 million, or approximately $102.8 million if the underwriters’ option to purchase additional shares is exercised in full, will be used to acquire additional assets and for general corporate and working capital purposes. See “Use of Proceeds.”

Dividend policy	We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent

(1)

Includes (1) 1,794,039 shares of common stock and 455,961 OP units which we intend to issue to limited partners as part of the formation transactions as further described under “The Structure and Formation of Our Company.” Excludes (1) 1,999,999 shares of our common stock that we may issue and sell upon the full exercise of the underwriters’ option to purchase additional shares and (2) 607,143 shares of our restricted common stock which we intend to grant to our independent directors, officers and employees upon consummation of this offering under our equity incentive plan, which will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions, as described under “Our Management—Equity Incentive Plan.”

that it annually distributes less than 100% of its taxable income. Our current policy is to pay quarterly distributions, which on an annual basis will equal all or substantially all of our taxable income.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

We cannot assure you that we will make any distributions to our stockholders.

New York Stock Exchange symbol	“HASI”

Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of any of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the outstanding shares of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

Our Corporate Information

Our principal executive offices are located at 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401. Our telephone number is (410) 571-9860. Our website is www.hannonarmstrong.com. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Summary Financial Data

The following table sets forth summary financial and operating data on a historical basis for Hannon Armstrong and on a pro forma basis for us giving effect to the formation transactions (including the distribution of our equity interest in HA EnergySource) and the application of the net proceeds of this offering. We have not presented historical information for our company because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of our company would not be meaningful.

The following historical and pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto and our unaudited pro forma combined consolidated financial statements included elsewhere in this prospectus. Hannon Armstrong’s fiscal year ends on September 30 of each year. Our fiscal year is expected to end on December 31 of each year, beginning with the year ended December 31, 2013. The historical combined consolidated balance sheet information as of September 30, 2012 and 2011 of Hannon Armstrong and the consolidated statements of operations information for the years ended September 30, 2012, 2011 and 2010 of Hannon Armstrong have been derived from the historical audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The historical combined consolidated balance sheet information as of September 30, 2010, 2009 and 2008 of Hannon Armstrong and the consolidated statements of operations information for the years ended September 30, 2009 and 2008 of Hannon Armstrong have been derived from our historical consolidated financial statements not included in this prospectus. The historical condensed consolidated balance sheet information as of December 31, 2012, and condensed consolidated statements of operations information for the three-month periods ended December 31, 2012, and December 31, 2011 have been derived from the unaudited historical condensed consolidated financial statements of Hannon Armstrong, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present the information set forth therein under accounting principles generally accepted in the United States. The results of operations for the interim periods ended December 31, 2012 and December 31, 2011 are not necessarily indicative of the results to be obtained for the full fiscal year.

The summary unaudited condensed pro forma combined consolidated balance sheet data as of December 31, 2012 is presented as if this offering and our formation transactions all had occurred on December 31, 2012, and the unaudited pro forma condensed combined statement of operations and other data for the three-month period ended December 31, 2012 and the unaudited pro forma condensed combined statement of operations and other data for the year ended September 30, 2012, are presented as if this offering and our formation transactions all had occurred on October 1, 2011. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the period indicated, nor does it purport to represent our future financial position or results of operations.

	Three Months Ended December 31,			Year Ended September 30,
	Pro Forma	Historical		Pro Forma	Historical
	2012	2012	2011	2012	2012	2011	2010	2009	2008
	(unaudited )	(unaudited )	(unaudited )	(unaudited )
	(In Thousands, except share and per share data)
Net Investment Revenue:
Income from financing receivables	$3,803	$2,834	$3,350	$15,728	$11,848	$11,739	$10,904	$11,435	$8,902
Investment interest expense	(2,222)	(2,347)	(2,821)	(9,795)	(9,852)	(9,442)	(9,606)	(10,593)	(8,595)

Net Investment Revenue	1,581	487	529	5,933	1,996	2,297	1,298	842	307
Other Investment Revenue:
Gain on securitization of receivables	2,534	2,534	1,940	3,912	3,912	4,025	6,322	9,990	4,108
Fee income	254	254	288	11,380	11,380	877	7,716	933	1,215

Other Investment Revenue	2,788	2,788	2,228	15,292	15,292	4,902	14,038	10,923	5,323

Total Revenue, net of investment interest expense	4,369	3,275	2,757	21,225	17,288	7,199	15,336	11,765	5,630

Compensation and benefits	(1,157)	(1,157)	(1,065)	(7,697)	(7,697)	(4,028)	(7,191)	(4,391)	(3,302)
General and administrative	(584)	(584)	(626)	(3,901)	(3,901)	(2,506)	(1,856)	(1,875)	(1,293)
Depreciation and amortization of intangibles	(105)	(105)	(113)	(440)	(440)	(431)	(685)	(816)	(761)
Other interest expense	—	(56)	(83)	—	(287)	(295)	(369)	(489)	(599)
Other income	1	1	14	52	52	61	70	67	48
Unrealized gain (loss) on derivative instruments	23	23	29	73	73	35	113	(94)	(91)
(Loss) income from equity method investment in affiliate	—	(448)	(799)	—	(1,284)	(5,047)	8,663	(405)	—

Other Expenses, net	(1,822)	(2,326)	(2,643)	(11,913)	(13,484)	(12,211)	(1,255)	(8,003)	(5,998)

Net Income (Loss)	2,547	$949	$114	9,312	$3,804	$(5,012)	$14,081	$3,762	$(368)

Net income attributable to non-controlling interest holders	74			273

Net income attributable to controlling shareholders	$2,473			$9,039

Balance Sheet Data (at Period End):
Investments in financing receivables	$284,499	$191,399			$195,582	$143,776	$159,210	$159,000	$184,742
Cash and marketable securities	81,086	8,024			20,948	2,139	5,784	10,272	6,112
Total assets	378,948	212,786			232,463	174,594	192,226	188,037	210,707
Nonrecourse debt	184,162	195,952			200,283	148,177	163,889	163,766	188,045
Credit facility	—	4,170			4,599	6,895	4,336	5,524	7,009
Total liabilities	190,872	206,935			213,301	158,309	169,797	173,166	197,677
Total equity	188,076	5,851			19,162	16,285	22,429	14,871	13,030
Total liabilities and equity	378,948	212,786			232,463	174,594	192,226	188,037	210,707

Per Share Data:
Pro forma basic and diluted earnings per share	$0.16			$0.60
Pro forma weighted average shares outstanding—basic and diluted	15,127,372			15,127,372

Investments in financing receivables		$191,399			$195,582	$143,776	$159,210	$159,000	$184,742
Plus Assets held in securitization trusts		1,431,635			1,412,693	1,394,750	1,422,919	1,290,243	1,130,501

Managed Assets		$1,623,034			$1,608,275	$1,538,526	$1,582,129	$1,449,243	$1,315,243

Income from financing receivables		$2,834			$11,848	$11,739	$10,904	$11,435	$8,902
Income from assets held in securitization trust		20,670			84,582	82,176	72,126	60,534	60,755

Investment Income from Managed Assets		$23,504			$96,430	$93,915	$83,030	$71,969	$69,657

Credit losses as a percentage of assets under management		0.0%			0.0%	0.0%	0.0%	0.0%	0.0%

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose a part or all of your investment.

Risks Related to Our Business and Our Industry

Our business depends in part on U.S. federal, state and local government policies and a decline in the level of government support could harm our business.

The projects we finance typically depend in part on various U.S. federal, state or local governmental policies and incentives that support or enhance project economic feasibility. Such policies may include governmental initiatives, laws and regulations designed to reduce energy usage, encourage the use of clean energy or encourage the investment in and the use of sustainable infrastructure. Incentives provided by the U.S. federal government may include tax credits (with some of these tax credits that are related to clean energy having recently expired), tax deductions, bonus depreciation as well as federal grants and loan guarantees. Incentives provided by state governments may include renewable portfolio standards, which specify the portion of the power utilized by local utilities that must be derived from clean energy sources such as renewable energy. Additionally, certain states have implemented feed-in tariffs, pursuant to which electricity generated from clean energy sources is purchased at a higher rate than prevailing wholesale rates. Other incentives include tariffs, tax incentives and other cash and non-cash payments. In addition, U.S. federal, state and local governments provide regulatory, tax and other incentives to encourage the development and growth of sustainable infrastructure.

Governmental agencies and other owners of real estate frequently depend on these policies and incentives to help defray the costs associated with, and to finance, various projects. Government regulations also impact the terms of third party financing provided to support these projects. If any of these government policies, incentives or regulations are adversely amended, delayed, eliminated, reduced or not extended beyond their current expiration dates the demand for, and the returns available from, the financing we provide may decline, which could harm our business. Changes in government policies, support and incentives, including retroactive changes, could also negatively impact the operating results of the projects we finance and the returns on the financings we provide.

U.S. federal, state and local government entities are major participants in the sustainable infrastructure industry and their actions could be adverse to our projects or our company.

The projects we finance are, and will continue to be, subject to substantial regulation by U.S. federal, state and local governmental agencies. For example, many projects require government permits, licenses, concessions, leases or contracts. Government entities, due to the wide-ranging scope of their authority, have significant leverage in setting their contractual and regulatory relationships with third parties. In addition, government permits, licenses, concessions, leases and contracts are generally very complex, which may result in periods of non-compliance, or disputes over interpretation or enforceability. If the projects we finance fail to obtain or comply with applicable regulations, permits or contractual obligations, they could be prevented from being constructed or subjected to monetary penalties or loss of operational rights, which could negatively impact project operating results and the returns on the financings we provide.

Contracts with government counterparties that support the projects we finance may be more favorable to the government counterparties compared to commercial contracts with private parties. For example, a lease, concession or general service contract may enable the government to modify or terminate the contract without requiring the payment of adequate compensation. Typically, our contracts with government counterparties contain termination provisions including prepayment amounts. In most cases, the prepayment amounts provide us with amounts sufficient to repay the financing we have provided, but may be less than amounts that would be payable under “make whole” provisions customarily found in commercial lending arrangements.

In addition, government counterparties also may have the discretion to change or increase regulation of project operations, or implement laws or regulations affecting project operations, separate from any contractual rights they may have. These actions could adversely impact the efficient and profitable operation of the projects we finance.

Government entities may also suspend or debar contractors from doing business with the government or pursue various criminal or civil remedies under various government contract regulations. Our ability to originate new financings could be adversely affected if one or more of our ESCO relationships are so suspended or debarred.

Changes in the terms of energy savings performance contracts could have a material and adverse impact on our business.

We derive a significant amount of our income from the assignment to us of payment streams under energy savings performance contracts with property owners, including government customers, in which the scope and cost of improvements and services are specified. While U.S. federal, state and local government rules governing such contracts vary, such rules may, for example, permit the funding of such contracts through long-term financing arrangements, permit long-term payback periods from the savings realized through such contracts, allow units of government to exclude debt related to such contracts from the calculation of their statutory debt limitation, allow for award of contracts on a “best value” instead of “lowest cost” basis and allow for the use of sole source providers. To the extent these rules become more restrictive in the future, our ability to provide financing to support these projects could be adversely impacted, which could harm our business. Changes in these rules, including retroactive changes, could also negatively impact the operating results of the projects we finance and the returns on the financings we provide.

A change in the fiscal health, level of appropriations or budgets of U.S. federal, state and local governments could reduce demand for the projects we finance and the financing we provide.

Although the energy efficiency financings we provide do not normally require direct governmental appropriations and instead are paid for out of general operating and maintenance appropriations based on the energy savings derived from the improved facility, a significant decline in the fiscal health, level of appropriations or budgets of government customers may make it difficult or undesirable for them to make existing payments or to enter into new energy efficiency improvement projects. This could have a material and adverse effect on the repayment of our financings for existing projects and on our ability to originate new financings for projects. Moreover, other changes in resources available to governments may also impact their willingness to undertake energy efficiency projects. For example, an increase in money set aside for government expenditures for energy efficiency projects may reduce demand for financing.

In addition, to the extent we provide financings for projects that are in part also funded out of direct appropriations, we will depend on approval of the necessary spending in order for the projects to move forward. The repayment of the financing we provide to any such project could be adversely affected if appropriations for any such projects are delayed or terminated.

Many of our projects depend on revenues from relevant contractual arrangements.

Many of the projects we finance rely on revenue from contractual commitments of end-customers. There is a risk that these customers will default under their contracts. We cannot provide assurance that one or more of such customers will not default on their obligations or that such defaults will not have a material and adverse effect on the project’s operations, financial position, future results of operations, or future cash flows. Furthermore, the bankruptcy, insolvency or other liquidity constraints of one or more customers may reduce the likelihood of collecting defaulted obligations. Some projects rely on one customer for their revenue and thus the project could be materially and adversely affected by any material change in the financial condition of that customer. While there may be alternative customers for such a project, there can be no assurance that a new contract on the same terms will be able to be negotiated for the project.

Certain of our projects with contractually-committed revenues under a small number of long term contracts will be subject to re-contracting risk in the future. We cannot provide assurance that we will be able to re-negotiate these contracts once their terms expire on equally favorable terms or at all. If we are unable to renegotiate these contracts on favorable terms, our business, financial condition, results of operation and prospects could be materially and adversely affected.

Revenues at some of the projects we finance depend on reliable and efficient metering, or other revenue collection systems, which are often specified in the contract. There is a risk that, if one or more of such projects are not able to operate and maintain the metering or other revenue collection systems in the manner expected, if the operation and maintenance costs, or O&M costs, are greater than expected, or if the customer disputes the output of the revenue collection system, the ability of the project to repay or provide a return to us on the financing we have provided could be materially and adversely affected.

Because our business depends to a significant extent upon relationships with key industry players, our inability to maintain or develop these relationships, or the failure of these relationships to generate business opportunities, could adversely affect our business.

We will rely to a significant extent on our relationships with key industry players in the markets we target. We originate investment opportunities through our relationships with global industrial companies or various U.S. utility companies, which develop and install sustainable infrastructure projects. In addition to the net proceeds from this and future offerings, we have traditionally financed our business by accessing the securitization or syndication market, primarily utilizing our relationships with insurance companies and commercial banks. We also maintain other relationships, which complement our origination and financing activities, with a variety of key intermediaries such as investment banks, private equity and infrastructure funds, other institutional investors and industry service providers. Our inability to maintain or develop these relationships, or the failure of these relationships to generate business opportunities, could adversely affect our business. In addition, individuals and entities with whom we have relationships are not obligated to provide us with business opportunities, and, therefore, there is no assurance that such relationships will generate business opportunities for us.

We are exposed to the credit risk of ESCOs and others.

While we do not anticipate facing significant credit risk in our financings related to U.S. federal government energy efficiency projects, we are subject to varying degrees of credit risk in these projects in relation to guarantees provided by ESCOs where payments under energy savings performance contracts are contingent upon energy savings. We will also be exposed to credit risk in projects we finance that do not depend on funding from the U.S. federal government. We expect to increasingly target such projects as part of our strategy. We will seek to mitigate this credit risk by employing a comprehensive review and asset selection process and careful ongoing monitoring of acquired assets. Nevertheless, unanticipated credit losses could occur which could adversely impact our operating results. During periods of economic downturn in the global economy, our exposure to credit risks from obligors increases, and our efforts to monitor and mitigate the associated risks may not be effective in reducing our credit risks.

If the cost of energy generated by traditional sources of energy declines, demand for the projects we finance may decline.

Many traditional sources of energy such as coal, petroleum based fuels and natural gas are highly influenced by the price of underlying or substitute commodities. While we believe the potential for rising or increasingly volatile commodity prices and inflation will spur investment in our industry, decreases in such prices may reduce the demand for energy efficiency projects or other projects, including clean energy facilities, that do not rely on traditional energy sources. For example, we believe the current low prices in natural gas may reduce the demand for other projects like renewable energy which are a substitute for natural gas. Technological progress in electricity generation or in the production of traditional fuels or the discovery of large new deposits of traditional fuels could reduce the cost of energy generated from those sources and consequently reduce the demand for the types of projects we finance, which could harm our new business origination prospects. In addition, volatility in commodity prices, including energy prices, may cause building owners and other parties to be reluctant to commit to projects where repayment is based upon a fixed monetary value for energy savings that would not decline if the price of energy declines. Any resulting decline in demand for our financing could adversely impact our operating results.

If the market for various types of sustainable infrastructure projects or the financings techniques related to such projects do not develop as we anticipate, new business generation in this target area would be adversely impacted.

The market for various types of sustainable infrastructure projects such as clean energy projects and commercial office building energy efficiency projects are emerging and rapidly evolving, leaving their future success uncertain. Similarly, various financing techniques, such as using taxable debt for state and local energy efficiency financings, are emerging and the future success of these financing techniques is also uncertain. If some or all of these market segments or financing techniques prove unsuitable for widespread commercial deployment or if demand for such projects fails to grow sufficiently, the demand for the financing solutions we expect to provide to these markets may decline or develop more slowly than we anticipate. Many factors will influence the widespread adoption and demand for such projects, including general and local economic conditions, commodity prices of traditional energy sources, the cost-effectiveness of such projects, performance and reliability of such technologies compared to conventional power sources and technologies, the extent of government subsidies to support sustainable infrastructure and regulatory developments in the power and natural resource industries. In addition, clean energy projects rely on electric and other types of transmission lines, pipelines and facilities owned and operated by third parties to obtain their inputs or distribute their output. Any substantial access barriers to these lines and facilities could make projects which depend on them more expensive, which could adversely impact the demand for such projects and the financing we provide.

Clean energy and other sustainable infrastructure projects are subject to performance risks that could impact the repayment of and the return on the financings we provide.

Clean energy and other sustainable infrastructure projects are subject to various construction and operating delays and risks that may cause them to incur higher than expected costs or generate less than expected amounts of output such as electricity in the case of a clean energy project. These risks include construction delays, a failure or degradation of our, our customers’ or utilities’ equipment; an inability to find suitable equipment or parts; labor shortages; less than expected supply of a project’s source of clean energy, such as geothermal steam or biomass; or a faster than expected diminishment of such supply. Any extended interruption in the project’s construction or operation, any cost overrun or failure of the project for any reason to generate the expected amount of output, could have a material adverse effect on the repayment of and the return on the financings we provide.

Sustainable infrastructure projects that involve the generation, transmission or sale of electricity such as clean energy projects may be subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act or other regulations that regulate the sale of electricity, which may adversely affect the profitability of such projects.

Sustainable infrastructure projects that involve the generation, transmission or sale of electricity such as clean energy projects may be “qualifying facilities” that are exempt from regulation as public utilities by the Federal Energy Regulatory Commission, or the FERC, under the Federal Power Act, or the FPA, while certain other such projects may be subject to rate regulation by the FERC under the FPA. FERC regulations under the FPA confer upon these facilities key rights to interconnection with local utilities, and can entitle qualifying facilities to enter into power purchase agreements with local utilities, from which the qualifying facilities benefit. Changes to these U.S. federal laws and regulations could increase our regulatory burdens and costs, and could reduce our revenue. In addition, modifications to the pricing policies of utilities could require clean energy systems to achieve lower prices in order to compete with the price of electricity from the electric grid and may reduce the economic attractiveness of certain energy efficiency measures. To the extent that the projects we finance are subject to rate regulation, the project owners will be required to obtain FERC acceptance of their rate schedules for wholesale sales of energy, capacity and ancillary services. Any changes in the rates projects owners are permitted to charge could raise credit risks in the clean energy projects we finance.

In addition, the operation of, and electrical interconnection for, our clean energy projects may be subject to U.S. federal, state or local interconnection and federal reliability standards, some of which are set forth in utility tariffs. These standards and tariffs specify rules, business practices and economic terms to which the projects we finance are subject and which may impact on a project’s ability to deliver the electricity it produces to its end customer. The tariffs are drafted by the utilities and approved by the utilities’ state and U.S. federal regulatory commissions. These standards and tariffs change frequently and it is possible that future changes will increase our administrative burden or adversely affect the terms and conditions under which the projects we finance render services to their customers.

In addition, under certain circumstances, we may also be subject to the reliability standards of the North American Electric Reliability Corporation, or the NERC. If project owners fail to comply with the mandatory reliability standards, they could be subject to sanctions, including substantial monetary penalties, which could also raise credit risks for, or lower the returns available from, the clean energy projects we finance.

Unfavorable publicity or public perception of the industries in which we operate could adversely impact our operating results and our reputation.

The sustainable infrastructure industry, including various forms of clean energy receive significant media coverage that, whether or not directly related to our business or our projects, can adversely impact our reputation and the demand for our financing solutions. Similarly, negative publicity or public perception of the broader energy-related industries in which we operate, including through media coverage of environmental contamination and climate change concerns, could reduce demand for our financial solutions and our projects’ services. Any reduction in demand for sustainable infrastructure projects or for the financing we provide could damage our reputation or could have a material adverse effect on our results of operations and business prospects.

Future litigation or administrative proceedings could have a material and adverse effect on our business, financial condition and results of operations.

We may become involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, we may be subject to legal proceedings or claims arising out of the projects we finance. Adverse outcomes or developments relating to these proceedings, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on the projects we finance, which could adversely impact the repayment of or the returns available under the financing we provide. See “Business—Legal Proceedings.”

We operate in a competitive market and future competition may impact the terms of the financing we offer.

We compete against a number of parties who may provide alternatives to our financings including specialty finance companies, savings and loan associations, banks, private equity, hedge or infrastructure investment funds, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, utilities, project developers, pension funds, governmental bodies and other entities. We also encounter competition in the form of potential customers or our origination partners electing to use their own capital rather than engaging an outside provider such as us. In addition, we may also face competition based on technological developments that reduce demand for electricity, increase power supplies through existing infrastructure or that otherwise compete with our sustainable infrastructure projects. Our anticipated competitors may be significantly larger than we are, have access to greater capital and other resources than we do and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. In addition, many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exception from the 1940 Act. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we can offer. We may lose business opportunities if we do not match our competitors’ pricing, terms and structure. If we are forced to match our competitors’ pricing, terms and structure, we may not be able to achieve acceptable risk-adjusted returns on the financing we provide or we may be forced to bear greater risks of loss. A portion of our competitive advantage stems from the fact that the market for opportunities in sustainable infrastructure projects is underserved by traditional commercial banks and other financing sources. A significant increase in the number and/or the size of our competitors in this market could force us to accept less attractive terms on the financings we provide. As a result, competitive pressures we face could have a material adverse effect on our business, financial condition and results of operations.

Initially, we will participate in a significant portion of the economics of a limited number of projects, which could subject us to a risk of loss if any of these projects defaults.

As of December 31, 2012, our managed assets totaled more than $1.6 billion in more than 225 sustainable infrastructure transactions, all of which we originated. As of December 31, 2012, a significant portion of these financings were held in securitization trusts where we retained only residual economic stakes or were held on our balance sheet and secured by nonrecourse debt. We plan to complete eight financing transactions representing approximately $110 million in funding within 45 days of the closing of this offering. Six of these transactions represent newly originated financing receivables. For two of these transactions, which we originally financed through issuances of secured notes, we will retire these notes in order to allow us to retain a larger portion of the economics from the underlying project. As a consequence, we will be subject to concentration risk and could incur significant losses if any of these projects perform poorly or if we are required to write down the value of any these projects.

Our business is affected by seasonal trends and construction cycles, and these trends and cycles could have an adverse effect on our operating results.

The volume and timing of our originations are subject to seasonal fluctuations and construction cycles, particularly in climates that experience colder weather during the winter months, such as the northern United States, or at educational institutions, where large projects are typically carried out during summer months when their facilities are unoccupied. In addition, government customers, many of which have fiscal years that do not coincide with ours, typically follow annual procurement cycles and appropriate funds on a fiscal-year basis even though contract performance may take more than one year. Further, government contracting cycles can be affected by the timing of, and delays in, the legislative process related to government programs and incentives that help drive demand for sustainable infrastructure projects. As a result of such fluctuations, we may occasionally experience fluctuations in the timing of new investments or declines in revenue or earnings as compared to the immediately preceding quarter, and comparisons of our operating results on a period-to-period basis may not be meaningful.

Risks Related to Our Assets

Interest rate fluctuations and increases in interest rates could adversely affect the value of our assets which could result in reduced earnings or losses and negatively affect our profitability.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Many of the financings we provide pay a fixed rate of interest or a fixed preferential return.

With respect to our business operations, increases in interest rates, in general, may over time cause: (1) project owners to be less interested in borrowing or raising equity and thus reduce the demand for our investments; (2) the interest expense associated with our borrowings to increase; (3) the value of our fixed rate or fixed return investments to decline; and (4) the value of our interest rate swap agreements to increase, to the extent we enter into such agreements as part of our hedging strategy. Conversely, decreases in interest rates, in general, may over time cause: (1) project owners to be more interested in borrowing or raising equity and thus increase the demand for our investments; (2) prepayments on our investments, to the extent allowed, to increase; (3) the interest expense associated with our borrowings to decrease; (4) the value of our fixed rate or fixed return investments to increase; and (5) the value of our interest rate swap agreements to decrease, to the extent we enter into such agreements as part of our hedging strategy. Adverse developments resulting from changes in interest rates could have a material adverse effect on our business, financial condition and results of operations.

The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

Turbulent market conditions could significantly and negatively impact the liquidity of our assets. Illiquid assets typically experience greater price volatility, as a ready market does not exist, and can be more difficult to value. In addition, validating third-party pricing for illiquid assets may be more subjective than more liquid assets. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our assets. To the extent that we utilize leverage to finance our purchase of assets that are or become liquid, the negative impact on us related to trying to sell assets in a short period of time for cash could be greatly exacerbated. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

We may experience a decline in the fair value of our assets.

A decline in the fair market value of our securitization assets, or other assets which we may carry at fair value in the future, may require us to recognize an “other-than-temporary” impairment, or OTTI, against such assets under generally accepted accounting principles in the United States, or U.S. GAAP, if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient for a forecasted market price recovery to rise to or beyond the cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be OTTI. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Some of the assets in our portfolio will be recorded at fair value (as determined in accordance with our pricing policy as approved by our board of directors) and, as a result, there will be uncertainty as to the value of these assets.

The financings we provide and the other assets we hold are not publicly traded. The fair value of assets that are not publicly traded may not be readily determinable. As required under and in accordance with U.S. GAAP, we will value these assets quarterly at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these assets existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these assets were materially higher than the values that we ultimately realize upon their disposal. Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging in recent periods as market events have made valuations of certain assets more difficult, unpredictable and volatile.

We may not realize income or gains from our assets, which could cause the value of our common stock to decline.

We seek to provide attractive risk-adjusted returns to our stockholders. However, our assets may not appreciate in value and, in fact, may decline in value, and the loans and other financings we provide or acquire may default or not perform in accordance with our expectations. Accordingly, we may not be able to realize gains or income from our assets. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

Most of our assets are not rated which may result in an amount of risk, volatility or potential loss of principal that is greater than that of alternative investments.

Most of our assets are not rated by any rating agency and we expect that the debt financings we originate and acquire in the future will not be rated by any rating agency. Although we intend to focus on assets with high credit quality obligors, some of the projects we finance may include obligors that, if rated, would be rated below investment grade, due to speculative characteristics of the obligor’s capacity to pay interest and repay principal or pay dividends. Some of our assets may result in an amount of risk, volatility or potential loss of principal that is greater than that of alternative investments.

Any credit ratings assigned to our assets will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

To the extent the assets we hold or their underlying obligors are rated by credit rating agencies, such assets will be subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any ratings will not be changed or withdrawn in the future. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our assets or the underlying obligors in the future, the value of these assets could significantly decline and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

The debt financings we provide are subject to delinquency, foreclosure and loss, any or all of which could result in losses to us.

The debt financings we provide are subject to risks of delinquency, foreclosure and loss. In many cases, the ability of a borrower to repay our financing is dependent primarily upon the successful operation of the underlying project. If the cash flow of the project is reduced, the borrower’s ability to repay the debt financing we provide may be impaired. We will make certain estimates regarding project cash flows or savings during our underwriting of such loans. These estimates may not prove accurate, as actual results may vary from estimates. The cash flows or cost savings of a project can be affected by, among other things: the terms of the power purchase or other use agreements used in such project; the creditworthiness of the power off-taker or project user; the technology deployed; unanticipated expenses in the operation of the project and changes in national, regional or local economic conditions; and environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under the debt financings we provide, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the debt financing, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a project owner or other borrower, the loan to such borrower will be deemed to be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure proceedings against a project can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed loan.

We generally will not control the projects that we finance.

Although the covenants in our financing or equity documentation will generally restrict certain actions that may be taken by project owners, we generally will not control the projects we finance. As a result, we are subject to the risk that the project owner may make business decisions with which we disagree or take risks or otherwise act in ways that do not serve our interests.

Our sustainable infrastructure projects may incur liabilities that rank equally with, or senior to, our investments in such projects.

We provide a range of financing structures, including various types of debt and equity securities, senior and subordinated loans, mezzanine debt, preferred equity and common equity. Our projects may have, or may be permitted to incur, other liabilities that rank equally with, or senior to, our positions or investments in such projects or businesses, as the case may be, including with respect to grants of collateral. By their terms, such instruments may entitle the holders to receive payment of interest or principal on or before the dates on which we are entitled to receive payments with respect to the instruments in which we invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of an entity to which we have provided financing, holders of instruments ranking senior to our investment in that project or business would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior stakeholders, such project may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with instruments we hold, we would have to share on an equal basis any distributions with other stakeholders holding such instrument in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant project.

Our mezzanine loans are generally subject to losses.

We may make or acquire mezzanine loans, which are loans made to project owners for sustainable infrastructure projects that are secured by pledges of the borrower’s ownership interests in the project and/or the project owner, which are subordinate to senior secured loans secured on the project but senior to the project owner’s equity in the project. The loan to value and last dollar of exposure of the mezzanine loans will not differ greatly from the loans we originate or acquire, with the key distinction being that the most senior portion of the loan with the least credit risk is owned by a third party lender. In the event a borrower defaults on a loan and lacks sufficient assets to satisfy our mezzanine financing, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy our mezzanine loan. In addition, mezzanine loans are by their nature structurally subordinated to more senior project level financings. If a borrower defaults on our mezzanine loan or on debt senior to our loan, or if a borrower declares bankruptcy, our mezzanine loan will be satisfied only after the project level debt and other senior debt is paid in full. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Our equity investments, many of which are illiquid with no readily available market, involve a substantial degree of risk.

We may make equity investments which may fail to appreciate and may decline in value or become worthless and our ability to recover our investment will depend on the success of the project in which we make such equity investment. Equity investments involve a number of significant risks, including:

•

any equity investment we make in a project could be subject to further dilution as a result of the issuance of additional equity interests and to serious risks because equity interests are subordinate to all indebtedness (including trade creditors) and any senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that a project in which we invest requires additional capital and is unable to obtain it, we may not recover our investment; and

•

in some cases, equity investments will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of the project in which we invest. The project may face unanticipated costs or delays or may not generate projected cash flows which could lead to the project generating lower rates of return than we expected when we decided to fund the project. Further, many projects in which we make equity investments will be subject to competitive risks and to volatility in commodity prices including the price of energy. Even if the project is successful, our ability to realize the value of our investment may be dependent on our ability to renew commercial contracts for a project or on the occurrence of a liquidity event.

We may invest in joint ventures that subject us to additional risks.

We anticipate that some of our projects will be structured as joint ventures, partnerships and securitization, syndication and consortium arrangements. Part of our strategy is to participate with other institutional investors in consortiums and in partnerships on various sustainable infrastructure transactions. These arrangements are driven by the magnitude of capital required to complete acquisitions and the development of sustainable infrastructure projects and other industry-wide trends that we believe will continue. Such arrangements involve risks not present where a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or otherwise failing to fund their share of required capital contributions. Additionally, partners or co-venturers might at any time have economic or other business interests or goals different from us.

Joint ventures, partnerships and securitization, syndication and consortium investments generally provide for a reduced level of control over an acquired project because governance rights are shared with others. Accordingly, decisions relating to the underlying operations, including decisions relating to the management, operation and the timing and nature of any exit, are often made by a majority vote of the investors or by separate agreements that are reached with respect to individual decisions. In addition, such operations may be subject to the risk that the project owners may make business, financial or management decisions with which we do not agree or the management of the project may take risks or otherwise act in a manner that does not serve our interests. Because we may not have the ability to exercise control over such operations, we may not be able to realize some or all of the benefits that we believe will be created from our involvement. If any of the foregoing were to occur, our business, financial condition and results of operations could suffer as a result.

In addition, we anticipate that some of our joint ventures, partnerships, securitization or syndication or consortium arrangements may subject the sale or transfer of our interests in these projects to rights of first refusal or first offer, tag along rights or drag along rights and some agreements provide for buy-sell or similar arrangements. Such rights may be triggered at a time when we may not want them to be exercised and such rights may inhibit our ability to sell our interest in an entity within our desired time frame or on any other desired basis.

Some of the projects we finance may require substantial operating or capital expenditures in the future.

Many of the projects we finance are capital intensive and require substantial ongoing expenditures for, among other things, additions and improvements, and maintenance and repair of plant and equipment related to project operations. Any failure to make necessary operating or capital expenditures could adversely impact project performance. In addition, some of these expenditures may not be recoverable from current or future contractual arrangements.

The use of real property rights for our sustainable infrastructure projects may be adversely affected by the rights of lienholders and leaseholders that are superior to those of the grantors of those real property rights to us.

The projects we finance often require large areas of land for construction and operation or other easements or access to the underlying land. The rights to use the land can be obtained through freehold title, leases and other rights of use. Although we believe that our projects have valid rights to all material easements, licenses and rights of way, not all of such easements, licenses and rights of way are registered against the lands to which they relate and may not bind subsequent owners. Some of our projects generally are, and are likely to continue to be, located on land occupied pursuant to long-term easements and leases. The ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil or mineral rights) that were created prior to, or are superior to, our projects’ easements and leases. As a result, the rights under these easements or leases may be subject, and subordinate, to the rights of those third parties. We typically obtain representations or perform title searches or obtain title insurance to protect our investments in our projects against these risks. Such measures may, however, be inadequate to protect against all risk of loss of rights to use the land on which these projects are located, which could have a material and adverse effect on our projects and their financial condition and operating results.

Performance of projects we finance may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements.

A number of the projects we finance could have workforces that are unionized or that in the future may become unionized and, as a result, are required to negotiate the wages, benefits and other terms with many of their employees collectively. If these projects were unable to negotiate acceptable contracts with any of their unions as existing agreements expire, they could experience a significant disruption of their operations, higher ongoing labor costs and restrictions on their ability to maximize the efficiency of their operations, which could have a material and adverse effect on our business, financial condition and results of operations. In addition, in some jurisdictions where our projects have operations, labor forces have a legal right to strike which may have a negative impact on our business, financial condition and results of operations, either directly or indirectly, for example if a critical upstream or downstream counterparty was itself subject to a labor disruption which impacted the ability of our projects to operate.

The projects we finance rely on third parties to manufacture quality products or provide reliable services in a timely manner and the failure of these third parties could cause project performance to be adversely affected.

The projects we finance typically rely on third parties to select and manage various equipment and service providers. These third parties may be responsible for choosing vendors, including equipment suppliers and subcontractors. Project success often depends on third parties who are capable of installing and managing projects and structuring contracts that provide appropriate protection against construction and operational risks. In many cases, in addition to contractual protections and remedies, project owners may seek guaranties, warranties and construction bonding to provide additional protection.

The warranties provided by the third parties and, in some cases, their subcontractors, typically limit any direct harm that results from relying on their products and services. However, there can be no assurance that a supplier or subcontractor will be willing or able to fulfill its contractual obligations and make necessary repairs or replace equipment. In addition, these warranties generally expire within one to five years or may be of limited scope or provide limited remedies. If projects are unable to avail themselves of warranty protection or receive the expected protection under the terms of the guaranties or bonding, we may need to incur additional costs, including replacement and installation costs, which could adversely impact the repayment of or the returns available under the financing we provide.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our assets.

Under various U.S. federal, state and local laws, an owner or operator of a project may become liable for the costs of removal of certain hazardous substances released from the project of any underlying real property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

The presence of hazardous substances may adversely affect an owner’s ability to sell a contaminated project or borrow using the project as collateral. To the extent that a project owner becomes liable for removal costs, the ability of the owner to make payments to us may be reduced.

We typically have title to projects or their underlying real estate assets underlying our equity financings, or, in the course of our business, we may take title to a project or its underlying real estate assets relating to one of our debt financings, and, in either case, we could be subject to environmental liabilities with respect to these assets. To the extent that we become liable for the removal costs, our results of operation and financial condition may be adversely affected. The presence of hazardous substances, if any, may adversely affect our ability to sell the affected project and we may incur substantial remediation costs, thus harming our financial condition.

Our insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments.

Although the projects we finance generally have insurance, supplier warranties, subcontractors performance assurances such as bonding and other risk mitigation measures, the proceeds of such insurance, warranties, bonding or other measures may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

Risks Related to Our Company

We may change our operational policies (including our investment guidelines, strategies and policies) with the approval of our board of directors but without stockholder consent at any time, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to acquisitions, dispositions, growth, operations, compensation, indebtedness, capitalization and dividends, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders at any time. We may change our investment guidelines, investment process in relation to the identification and underwriting of prospective financings and our strategy at any time with the approval of our board of directors but without the consent of our stockholders, which could result in our making or originating investments that are different in type from, and possibly riskier than, the investments contemplated in this prospectus. In addition, our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. These changes could adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Our management and origination teams depend on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Our investment process and our asset and financial management and reporting are dependent on our communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our originating, financing, investing, asset and financial management and reporting activities, which could have a material adverse effect on our operating results.

We may seek to expand our business internationally, which will expose us to additional risks that we do not face in the United States, which could have an adverse effect on our operating results.

We generate a significant portion of our revenue from operations in United States, and although we are engaged in overseas projects for the U.S. federal government, we currently derive a small amount of revenue from outside of North America. We may seek to expand our revenue and projects outside of North America in the future. These operations will be subject to a variety of risks that we do not face in the United States, including risk from changes in foreign country regulations, infrastructure, legal systems and markets. Other risks include possible difficulty in repatriating overseas earnings and fluctuations in foreign currencies.

Our overall success in international markets will depend, in part, on our ability to succeed in different legal, regulatory, economic, social and political conditions. We may not be successful in developing and implementing policies and strategies that will be effective in managing these risks in each country where we decide to do business. Our failure to manage these risks successfully could harm our international projects, reduce our international income or increase our costs, thus adversely affecting our business, financial condition and operating results.

Risks Relating to Regulation

We cannot at the present time predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

The U.S. federal government, the Federal Reserve Board of Governors, or the Federal Reserve, the U.S. Treasury, or the Treasury, the SEC, U.S. Congress and other governmental and regulatory bodies have taken, are taking or may in the future take various actions to address the financial crisis. Such actions could have a dramatic impact on our business, results of operations and financial condition, and the cost of complying with any additional laws and regulations could have a material adverse effect on our financial condition and results of operations. The far-ranging government intervention in the economic and financial system may carry unintended consequences and cause market distortions. We are unable to predict at this time the extent and nature of such unintended consequences and market distortions, if any.

Loss of our 1940 Act exception would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends.

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities.

Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on a non-consolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We intend to conduct our businesses primarily through our subsidiaries and our operations so that we comply with the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on a non-consolidated basis. We anticipate that one or more of our subsidiaries, will qualify for an exception from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities which are not primarily engaged in issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates and which are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. This exception generally requires that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets and at least another 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Consistent with guidance published by the SEC staff, we intend to treat as qualifying assets for this purpose loans secured by projects where the original principal amount of the loan did not exceed 100% of the value of the underlying real property portion of the collateral when the loan was made. We intend to treat as real estate-related assets non-controlling equity interests in joint ventures that own projects whose assets are primarily real property. In general, with regard to our subsidiaries relying on Section 3(c)(5)(C), we intend to rely on other guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

In addition, we anticipate that one or more of our subsidiaries, will qualify for an exception from registration as an investment company under the 1940 Act pursuant to either Section 3(c)(5)(A) of the 1940 Act, which is available for entities which are not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and which are primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services, or Section 3(c)(5)(B) of the 1940 Act, which is available for entities primarily engaged in the business of making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services. These exceptions generally require that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets that meet the requirements of the exception. We intend to treat energy efficiency loans where the loan proceeds are specifically provided to finance equipment, services and structural improvements to properties and other facilities and clean energy and other sustainable infrastructure projects or improvements as qualifying assets for purposes of these exceptions. In general, we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(A) or (B), to rely on guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets under the exceptions.

Although we intend to monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(A), (B) or (C) exceptions periodically and prior to each acquisition, there can be no assurance that such subsidiaries will be able to maintain their exceptions. Qualification for exceptions from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of these subsidiaries to make loans that are not secured by real property or that do not represent part or all of the sales price of merchandise, insurance, and services.

There can be no assurance that the laws and regulations governing the 1940 Act, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exceptions, will not change in a manner that adversely affects our operations. For example, on August 31, 2011, the SEC issued a concept release (No. IC-29778; File No. SW7-34-11, Companies Engaged in the Business of Acquiring Mortgages and Mortgage-Related Instruments) pursuant to which it is reviewing the scope of the exception from registration under Section 3(c)(5)(C) of the 1940 Act. Any additional guidance from the SEC or its staff from this process or in other circumstances could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. If we or our subsidiaries fail to maintain an exception from the 1940 Act, we could, among other things, be required either to (1) change the manner in which we conduct our operations to avoid being required to register as an investment company, (2) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (3) register as an investment company, any of which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions which could have an adverse effect on our business and the market price for our shares of common stock.

We have not requested the SEC or its staff to approve our treatment of any company as a majority-owned subsidiary and neither the SEC nor its staff has done so. If the SEC or its staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the 1940 Act.

If the market value or income potential of our assets changes as a result of changes in interest rates, general market conditions, government actions or other factors, we may need to adjust the portfolio mix of our real estate assets and income or liquidate our non-qualifying assets to maintain our REIT qualification or our exception from the 1940 Act. If changes in asset values or income occur quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-real estate assets we may own. We may have to make decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

Because we expect to distribute substantially all of our taxable income to our stockholders, we will need additional capital to finance our growth and such capital may not be available on favorable terms or at all.

We may need additional capital to fund our growth. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. Because we intend to grow our business, this limitation may require us to incur additional debt or raise additional equity at a time when it may be disadvantageous to do so. We cannot assure you that debt and equity financing will be available to us on favorable terms, or at all, and debt financings may be restricted by the terms of any of our outstanding borrowings. If additional funds are not available to us, we could be forced to curtail or cease new asset originations and acquisitions, which could have a material adverse effect on our business and financial condition.

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with U.S. GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to determining the fair value of our assets. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because our company is a newly formed entity formed in connection with the formation transactions, we have in some of these areas limited experience in making these estimates, judgments and assumptions and the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Risks Related to Borrowings

We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

We use leverage to finance our sustainable infrastructure projects. Our business has traditionally been financed primarily through the use of securitizations. We expect we will continue to use securitizations to finance our business. However, going forward, we expect our financing sources will also include other fixed and floating rate borrowings in the form of bank credit facilities (including term loans and revolving facilities), warehouse facilities, repurchase agreements and public and private debt issuances. See “Summary—Recent Developments” for a description of the commitments for credit facilities we have received from Bank of America, N.A., an affiliate of one of the underwriters in this offering. No assurances can be provided as to when or whether we will execute definitive documentation for such facilities or as to the final terms of such facilities.

Weakness in the financial markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders or institutional investors to be unwilling or unable to provide us with financing or participate in securitizations or could increase the costs of that financing or securitization. The return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or increase the cost of our financing relative to the income that can be derived from the assets acquired. Increases in our financing costs will reduce cash available for distributions to stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations.

An increase in our borrowing costs relative to the interest we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution to our stockholders. Our borrowings may have a shorter duration than our assets.

Borrowing rates are currently at historically low levels that may not be sustained in the long run. As any short term borrowing agreements we enter into mature, we will be required either to enter into new borrowings or to sell certain of our assets. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between the returns on our assets and the cost of our borrowings. This would adversely affect the returns on our assets, which might reduce our earnings and, in turn, cash available for distribution to our stockholders. In addition, because short-term borrowings including repurchase agreements and warehouse facilities are generally short-term commitments of capital, lenders may respond to market conditions making it more difficult for us to secure continued financing. If we are not able to renew our then existing facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may have to curtail our financing of sustainable infrastructure projects and/or dispose of assets. We will face particular risk in this regard given that we expect many of our borrowings will have a shorter duration than the assets they finance.

We do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder approval.

Although we are not required to maintain any particular debt-to-equity leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Historically, we have financed our transactions with U.S. federal government obligors with more than 95% debt. We anticipate reducing the overall leverage on both individual assets classes and the entire portfolio for which we have the primary economic exposure. We expect that we will generally target up to two times leverage on our overall portfolio, with individual allocations of leverage based on the mix of asset types and obligors. For example, we may deploy higher leverage on debt financings made to U.S. federal and other high quality government obligors and lower leverage on other types of assets and obligors. However, our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our leverage policy at any time, which could result in an investment portfolio with a different risk profile than contemplated in this prospectus. Moreover, we have more limited experience dealing with debt financings with obligors other than U.S. federal government agencies as well as with equity financings and we may apply too much leverage to our assets or use the wrong kinds of financings to leverage our assets.

The use of securitizations and special purpose entities would expose us to additional risks.

We presently hold, and to the extent that we securitize loans in the future, we anticipate that we will often hold the most junior certificates or the residual value associated with a securitization. As a holder of the most junior certificates or residual value, we are more exposed to losses on the underlying collateral because the equity interest we retain in the securitization vehicle would be subordinate to the more senior notes issued to investors and we would, therefore, absorb all of the losses up to the value of our junior certificates of residual value sustained with respect to the underlying assets before the owners of the notes experience any losses. In addition, the inability to securitize our portfolio or assets within our portfolio could hurt our performance and our ability to grow our business.

We also use various special purpose entities to own and finance our sustainable infrastructure projects. These subsidiaries incur various types of debt, which can be used to finance one or more projects. This debt is typically structured as nonrecourse debt, which means it is repayable solely from the revenue from the projects financed by the debt and is secured by such projects’ physical assets, major contracts and cash accounts and in some cases, a pledge of our equity interests in the subsidiaries involved in the projects. Although our subsidiary debt is typically nonrecourse to us, we make certain representations and warranties to the nonrecourse debt holder, the breach of which may require us to make payments to the lender. We may also from time to time determine to provide financial support to the subsidiary in order to maintain rights to the project or otherwise avoid the adverse consequences of a default. In the event a subsidiary defaults on its indebtedness, its creditors may foreclose on the collateral securing the indebtedness, which may result in our losing our ownership interest in some or all of the subsidiary’s assets. The loss of our ownership interest in a subsidiary or some or all of a subsidiary’s assets could have a material adverse effect on our business, financial condition and operating results.

We expect that certain of our financing facilities may contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

We expect that certain of our financing facilities may contain restrictions, covenants, and representations and warranties that, among other things, may require us to satisfy specified financial, asset quality, loan eligibility and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. See “Summary—Recent Developments” for a description of the commitments for credit facilities we have received from Bank of America, N.A., including certain covenants that may or are expected to be included in the credit facilities. We also expect our financing agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

The covenants and restrictions we expect in our financing facilities may restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments, originations or acquisitions;

•	make distributions on or repurchase or redeem capital stock;

•	engage in mergers or consolidations;

•	reduce liquidity below certain levels;

•	grant liens;

•	incur operating losses for more than a specified period; and

•	enter into transactions with affiliates.

These restrictions may interfere with our ability to obtain financing, or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our common stock to decline and adversely affect our ability to qualify, or remain qualified, as a REIT. A default will also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail the returns on our assets.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

If we engage in repurchase transactions, we will generally sell loans or other financings to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders will be obligated to resell the same financings back to us at the end of the term of the transaction. Because the cash we will receive from the lender when we initially sell the financing to the lender is less than its value (this difference is the haircut), if the lender defaults on its obligation to resell the same loans back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no other change in value). We would also lose money on a repurchase transaction if the value of the underlying loans has declined as of the end of the transaction term, as we would have to repurchase the loans for their initial value but would receive loans worth less than that amount. We may also be forced to sell assets at significantly depressed prices to meet margin calls, post additional collateral and maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code. Further, if we default on one of our obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with us. We expect that our repurchase agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. If a default occurs under any of our repurchase agreements and the lenders terminate one or more of our repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders. In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay, which could ultimately reduce the amounts we could otherwise recover.

Risks Related to Hedging

We have entered and may in the future enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

Subject to maintaining our qualification as a REIT, part of our strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

We have limited experience hedging the interest rate risk of our assets and such hedging may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

We have limited experience hedging the interest rate risk of our assets, as the holders of the notes issued by trusts or vehicles and collateralized by our projects historically managed this risk. However, as part of our strategy of retaining a larger portion of the economics in the financings we originate and subject to maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	our hedging strategies may be poorly designed or improperly executed resulting from our limited experience hedging the interest rate risk of our assets;

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•

the amount of income that a REIT may earn from certain hedging transactions (other than through taxable REIT subsidiaries, or TRSs), to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay; and

•	our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

If we choose not to pursue, or fail to qualify for, hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

We may choose not to pursue, or fail to qualify for, hedge accounting treatment relating to derivative and hedging transactions. We may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the Accounting Standards Codification, or ASC, Topic 815 definition of a derivative (such as short sales), we fail to satisfy ASC Topic 815 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for, or choose not to pursue, hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

Risks Related to Our Common Stock

If you purchase shares of common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share.

We expect the initial public offering price of our common stock to be substantially higher than the tangible book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $3.30 in the tangible book value per share of common stock from the price you pay for our common stock in this offering.

From time to time we also may issue shares of our common stock in connection with property, portfolio or business acquisitions. We may grant registration rights in connection with these issuances. Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the prevailing market price for our common stock or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

Shares of our common stock are newly-issued securities for which there is no established trading market. Our common stock has been approved for listing on the New York Stock Exchange, or the NYSE, subject to official notice of issuance. However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;

•	changes in the mix of our financing products and services, including the level of securitizations or fee income in any quarter;

•	actual or perceived conflicts of interest with individuals, including our executives;

•	our ability to arrange financing for projects;

•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	seasonality in construction and in demand for our financial solutions;

•	actual or anticipated accounting problems;

•	publication of research reports about us or the sustainable infrastructure industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	commodity price changes;

•	interest rate changes;

•	additions to or departures of our key personnel;

•	speculation in the press or investment community;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

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increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expenses on our debt;

•	changes in governmental policies, regulations or laws;

•	failure to qualify, or maintain our qualification, as a REIT or failure to maintain our exception from the 1940 Act;

•	price and volume fluctuations in the stock market generally; and

•	general market and economic conditions, including the current state of the credit and capital markets.

Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the market value of our common stock.

Common stock and preferred stock eligible for future sale may have adverse effects on our share price.

Subject to applicable law, our board of directors, without stockholder approval, may authorize us to issue additional authorized and unissued shares of common stock and preferred stock on the terms and for the consideration it deems appropriate. In addition, in connection with the formation transactions, we will issue 1,794,039 shares of our common stock and our operating partnership will issue 455,961 OP units to holders of membership interests in Hannon Armstrong. We have granted registration rights to those persons who will receive common stock (including common stock issuable upon exchange of OP units) in our formation transactions. Upon request from such a person that holds at least 0.5% of our outstanding shares of common stock, the registration rights agreement requires us to use our commercially reasonable efforts to file a resale shelf registration statement on Form S-11 with the SEC providing for the resale of all shares of common stock (including common stock issuable upon exchange of OP units) issued in connection with our formation transactions on or before the date that is the latest of (i) five business days following the expiration of the lock-up agreement we entered into with the underwriters prior to the commencement of this offering; (ii) 60 days following our receipt of such request; and (iii) if the lock-up agreement prohibiting the filing of such resale shelf registration statement is waived by the representatives, ten business days following the date on which we file our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013, in each case, subject to extension upon certain events.

In addition, the registration rights agreement requires us to use our commercially reasonable efforts to file with the SEC a resale shelf registration statement on Form S-3 providing for the resale of all shares of our common stock (including common stock issuable upon exchange of OP units) issued in connection with our formation transactions no later than 45 days after we first become eligible to register the resale of our securities pursuant to Form S-3 under the Securities Act, subject to extension upon certain events.

In certain circumstances, the registration rights agreement also requires us to provide piggyback and underwritten offering demand rights to those holders who will receive common stock (including common stock issuable upon exchange of OP units) in our formation transactions.

We will bear the expenses incident to these registration requirements except that we will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) out-of-pocket expenses of the persons exercising the registration rights or (iii) transfer taxes.

We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

We cannot assure you of our ability to make distributions in the future. Although we currently do not intend to do so, until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities.

We are generally required to distribute to our stockholders at least 90% of our REIT taxable income (without regard to the deduction for dividends paid and excluding net capital gains) each year for us to qualify, and maintain our qualification, as a REIT under the Internal Revenue Code. Our current policy is to pay quarterly distributions, which on an annual basis will equal all or substantially all of our taxable income. Although not currently anticipated, in the event that our board of directors authorizes distributions in excess of the income or cash flow generated from our assets, we may make such distributions from the proceeds of future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

Our ability to make distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. We currently do not expect to use the proceeds from this offering to make distributions to our stockholders. Therefore, although we anticipate initially making quarterly distributions to our stockholders, our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders. Although we currently do not intend to do so, until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected. Our board of directors will make determinations regarding distributions based upon various factors, including our earnings, our financial condition, our liquidity, our debt and preferred stock covenants, maintenance of our REIT qualification, applicable provisions of the Maryland General Corporation Law, or MGCL, and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to make distributions to our stockholders:

•	our ability to make profitable investments and loans;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in shares of our common stock.

Future offerings of debt or equity securities, which may rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks Related to Our Organization and Structure

Our management has no prior experience operating a REIT or a public company and therefore may have difficulty in successfully and profitably operating our business, or complying with regulatory requirements.

Prior to the closing of this offering and the formation transactions, our management had no experience operating a REIT or a public company. As a result, we cannot assure you that we will be able to successfully operate as a REIT, execute our business strategies as a public company, or comply with regulatory requirements applicable to public companies.

Our business could be harmed if key personnel terminate their employment with us.

Our success depends, to a significant extent, on the continued services of Jeffrey Eckel, Brendan Herron, Steve Chuslo, Rhem Wooten, Nate Rose and the other members of our senior management team. Upon completion of this offering and the formation transactions, several of our officers, including Jeffrey Eckel, our chief executive officer, Brendan Herron, our executive vice president and chief financial officer, Steve Chuslo, our executive vice president and general counsel, Rhem Wooten, our executive vice president, and Nate Rose, our senior vice president and chief investment officer, will enter into new employment agreements with us. These employment agreements will replace the employment arrangements that have been in place between these executives and Hannon Armstrong. These employment agreements provide for an initial four year term of employment for these executives. Notwithstanding these agreements, there can be no assurance that any of them will remain employed by us. Other than a policy of $5 million which we maintain for Jeffrey Eckel, we do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly, could harm our business and our prospects.

Conflicts of interest could arise as a result of our structure.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with our management. At the same time, we have fiduciary duties, as a general partner, to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties, as the general partner, to our operating partnership and its partners may come into conflict with the duties of our directors and officers to us.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement of our operating partnership, or our operating partnership agreement, expressly limits our liability by providing that neither we, as the general partner of the operating partnership, nor any of our directors or officers, will be liable or accountable in damages to our operating partnership, its limited partners or their assignees for errors in judgment, mistakes of fact or law or for any act or omission if the general partner, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify any such person for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of our operating partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in our operating partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for our operating partnership agreement.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock and (2) two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if, among other conditions, our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted business combinations between us and (1) any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) our predecessor and its affiliates and associates as part of the formation transactions and (3) persons acting in concert with any of the foregoing. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. There can be no assurance that our board of directors will not amend or revoke the exemption at any time.

The “control share” provisions of the MGCL provide that, subject to certain exceptions, a holder of “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) has no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of Title 3, Subtitle 8 of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, some of which (for example, a classified board) we do not yet have. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL, pursuant to which our board of directors has the exclusive power to fill vacancies on our board of directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter permits our board of directors to authorize us to issue additional shares of our authorized but unissued common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment and was material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, and each person who served any predecessor of our company, including Hannon Armstrong, in a similar capacity, to the maximum extent permitted by Maryland law, in connection with the defense of any proceeding to which he or she is made, or threatened to be made, a party or a witness by reason of his or her service to us or our predecessor. In addition, we may be obligated to pay or reimburse the expenses incurred by such persons in connection with any such proceedings without requiring a preliminary determination of their ultimate entitlement to indemnification. See “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that, subject to the rights of holders of any series of preferred stock, a director may be removed with or without cause upon the affirmative vote of holders of at least two-thirds of the votes entitled to be cast generally in the election of directors. Upon completion of this offering, vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2013, no more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in preserving our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock, the outstanding shares of any class or series of our preferred stock or the outstanding shares of our common stock. These ownership limits could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. We expect that, before the completion of this offering, our board of directors will grant a waiver from this ownership limit which permits certain entities affiliated with MissionPoint to collectively hold up to 1,500,000 shares of our outstanding common stock.

We expect to become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

Following this offering, we will become subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and, after we are no longer an “Emerging Growth Company” for purposes of the JOBS Act, our independent registered public accounting firm to express an opinion on the effectiveness of our internal controls over financial reporting. To the extent applicable, these reporting and other obligations place or will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand or outsource our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. We expect to have in place accounting, internal audit and other management systems and resources that will allow us to maintain compliance with the requirements of the Sarbanes-Oxley Act either at the time of the completion of this offering or at the end of any phase-in periods following the completion of this offering permitted by the NYSE, the SEC and the JOBS Act. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Pursuant to the recently enacted JOBS Act, we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies for so long as we are an “emerging growth company.”

We are an “emerging growth company” as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” if we have more than $1 billion in annual gross revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. If we do take advantage of any or all of these exceptions, we cannot predict if some investors will find our common stock less attractive because we will rely on these exemptions. If we do take advantage of any or all of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to Our Taxation as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code, and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would negatively impact the results of our operations and reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2013. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT and remain so qualified, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

We intend to treat a substantial portion of our existing assets and any similar assets that we may in the future have an interest in as qualifying real estate assets for purposes of the REIT asset tests, and intend to treat the income derived from such assets as interest income qualifying under the 75% gross income test. We received a private letter ruling from the Internal Revenue Service, or the IRS, relating to our ability to treat certain of our assets as qualifying REIT assets to the extent they fall within the scope of such private letter ruling. We are entitled to rely upon this ruling for those assets which fit within the scope of the ruling only to the extent that we have the legal and contractual rights described therein and did not misstate or omit in the ruling request a relevant fact and that we continue to operate in the future in accordance with the relevant facts described in such request, and no assurance can be given that we will always be able to do so.

If we were not able to treat the interest income that we receive as qualifying income for purposes of the REIT gross income tests, we would be required to restructure the manner in which we receive such income and we may realize significant income that does not qualify for the REIT 75% gross income test, which could cause us to fail to qualify as a REIT. In addition, our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis in accordance with existing REIT regulations and rules and interpretations thereof. Moreover, the IRS, new legislation, court decisions or other administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would negatively impact the results of our operations and decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT for the subsequent four taxable years following the year in which we failed to qualify.

Complying with REIT requirements may force us to liquidate or forego otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities, shares in REITs and other qualifying real estate assets. The remainder of our investment in securities (other than government securities and REIT qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, securities of a TRS and securities that are qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Asset Tests” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, otherwise attractive investments, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% non-deductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our taxable income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid the 4% non-deductible excise tax.

In addition, differences in timing between the recognition of taxable income, our U.S. GAAP income and the actual receipt of cash may occur. For example, we may be required to accrue interest and discount income on debt securities or interests in debt securities before we receive any payments of interest or principal on such assets, and there may be timing differences in the accrual of such interest and discount income for tax purposes and for U.S. GAAP purposes.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, (iv) make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash or (v) use cash reserves, in order to comply with the REIT distribution requirements and to avoid U.S. federal corporate income tax and the 4% non-deductible excise tax. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state and local corporate income or franchise taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through TRSs. Any taxes paid by such TRSs would decrease the cash available for distribution to our stockholders.

The failure of assets subject to a repurchase agreement to be considered owned by us or a mezzanine loan to qualify as a real estate asset may adversely affect our ability to qualify as a REIT.

We may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

In addition, we may acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may, in the future, acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. We expect to accrue market discount on the basis of a constant yield to maturity of a debt instrument. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Similarly, some of the debt instruments that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such debt instruments will be made. If such debt instruments turn out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable. In addition, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. While we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter. Although we do not presently intend to, we may, in the future, acquire debt investments that are subsequently modified by agreement with the borrower. If such amendments are “significant modifications” under the applicable Treasury Regulations, we may be required to recognize taxable income as a result of such amendments. Finally, we may be required under the terms of indebtedness that we incur with private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a loan is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property securing the loan based on a fraction, the numerator of which is the value of such real property, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. IRS Revenue Procedure 2011-16, interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal. The interest apportionment regulations apply only if the loan in question is secured by both real property and other property.

If the IRS were to assert successfully that our loans were secured by property other than real estate, the interest apportionment rules applied for purposes of our REIT testing, and that the position taken in IRS Revenue Procedure 2011-16 should be applied to certain loans in our portfolio, then depending upon the value of the real property securing our loans and their face amount, and the sources of our gross income generally, we may fail to meet the 75% REIT gross income test discussed under “Material U.S. Federal Income Tax Considerations—Gross Income Tests.” If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty to the IRS.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations by us or our subsidiaries could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a result, we could have “excess inclusion income.” Certain categories of stockholders, such as non-U.S. stockholders eligible for treaty or other benefits, U.S. stockholders with net operating losses, and certain U.S. tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to any such excess inclusion income. In the case of a stockholder that is a REIT, a regulated investment company, or RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. In addition, to the extent that our common stock is owned by U.S. tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of any excess inclusion income. Because this tax generally would be imposed on us, all of our stockholders, including stockholders that are not disqualified organizations, generally will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A RIC, or other pass-through entity owning our common stock in record name will be subject to tax at the highest U.S. federal corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. Moreover, we could face limitations in selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. Finally, if we were to fail to qualify as a REIT, any taxable mortgage pool securitizations would be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated U.S. federal corporate income tax return. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Although our use of TRSs may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Subject to certain exceptions, a TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Our TRSs will pay U.S. federal, state and local income or franchise tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us, unless necessary to maintain our REIT qualification. While we will be monitoring the aggregate value of the securities of our TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs are generally not eligible for the reduced rates and therefore may be subject to a 39.6% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including shares of our common stock.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans as inventory for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate exposure will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, or certain other specified types of risk, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. See “U.S. Federal Income Tax Considerations—Gross Income Tests—Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or the limits on our use of hedging techniques could expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit to us, although such losses may be carried forward to offset future taxable income of the TRS.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of shares of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Your investment has various U.S. federal income tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in shares of our common stock are described in “U.S. Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of the proceeds of this offering;

•

the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•

actions and initiatives of the U.S. federal, state and local government and changes to U.S. federal, state and local government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets;

•	our portfolio of assets;

•	our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exception from registration under the 1940 Act;

•	availability of opportunities to originate energy efficiency, renewable energy and sustainable infrastructure projects;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition; and

•	the closing of the new credit facilities expected to be entered into with Bank of America, N.A. and other potential lenders.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $182.2 million, or approximately $210.0 million if the underwriters’ option to purchase additional shares is exercised in full, assuming an initial public offering price of $15.00 per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus, and, after deducting the underwriting discounts and commissions, and estimated expenses of this offering. We will contribute the net proceeds of this offering to our operating partnership, which will subsequently use the net proceeds as follows:

•

$110.0 million of net proceeds of this offering to complete eight financing transactions within 45 days of the completion of this offering. We may fund $7.0 million of these financings through a securitization which would reduce the net proceeds we would use for these financings. The financings consist of six newly originated transactions and two other transactions that we originally financed through issuances of secured notes. We plan to retire these notes in order to allow us to retain a larger portion of project economics. The notes we will retire relate to a sustainable infrastructure project that includes the funding for construction of fuel facilities at a U.S. Marine Corp base to reduce energy consumption at the base. The financing of this transaction was broken into two separate note issuances and phases of construction. The notes relating to phase one were issued in July 2012, bear interest at 4.24% and mature in January 2018. The notes relating to phase two were issued in March 2013, bear interest at 3.45% and mature in August 2017. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, currently holds these notes and will therefore receive proceeds from this offering being used for the refinancing.

•

$4.2 million to repay our existing credit facility and related interest rate cap and swap with Bank of America, N.A., an affiliate of one of the underwriters in this offering. The existing credit facility bears interest at a floating rate equal to one-month LIBOR plus 2.75%. We have fixed the interest rate at 4.90% through the purchase of an amortizing interest rate swap from Bank of America, N.A. Both the credit facility and the swap have a maturity date of September 30, 2015.

The net proceeds remaining after the uses described above, which, assuming we fund $7.0 million of financings through a securitization, are estimated to be $75.0 million, or approximately $102.8 million if the underwriters’ option to purchase additional shares is exercised in full, will be used to acquire additional assets and for general corporate and working capital purposes.

Pending application of cash proceeds, we will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify for taxation as a REIT.

DISTRIBUTION POLICY

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. Although not currently anticipated, in the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our assets, we may make such distributions from the proceeds of future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We will generally not be required to make distributions with respect to activities conducted through our domestic TRSs. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Our Company—General.”

If we pay a taxable stock distribution, our stockholders would be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock, and the distribution will be made in accordance with such elections, provided that if our stockholders’ elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elected to receive cash will be prorated, and the excess of each such stockholder’s entitlement in the distribution, less such prorated cash payment, would be paid to such stockholder in shares of our common stock.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, any debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially and adversely affect our earnings and financial condition, see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders.”

CAPITALIZATION

The following table presents the capitalization as of December 31, 2012 (i) on a combined historical basis for Hannon Armstrong, (ii) on a pro forma basis for our company taking into account the formation transactions, but before this offering, and (iii) on an adjusted pro forma basis for our company taking into account the formation transactions, this offering (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus), and the use of the net proceeds as described in “Use of Proceeds,” as if they had occurred on December 31, 2012. You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Data,” “Selected Pro Forma and Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of December 31, 2012
	Historical	Pro Forma	Adjusted Pro Forma
	(Unaudited)
	(In thousands, except share and per share data)
Cash and cash equivalents	$8,024	$8,024	$81,086

Liabilities:
Credit facility	4,170	4,170	—
Nonrecourse debt	195,952	195,952	184,162
Other Liabilities	6,813	6,813	6,710

Total Liabilities	206,935	206,935	190,872

Member/Stockholders’ equity:
Series A Participating Preferred Units, 15,601,077 units authorized and outstanding on a historical basis	—	—	—
Common Units, par value $0.01 per unit, 1,733,453 units authorized, 1,200,000 units outstanding on a historical basis	68	—	—
Preferred stock, par value $0.01 per share, no shares authorized, no shares issued and outstanding on a historical basis; 50,000,000 shares authorized, no shares issued and outstanding on an as adjusted basis; 50,000,000 shares authorized, no shares issued and outstanding on an adjusted pro forma basis			—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, no shares issued and outstanding on a historical basis; 450,000,000 shares authorized, no shares issued and outstanding on an adjusted basis; 450,000,000 shares authorized, 15,127,372 shares issued and outstanding on an as adjusted pro forma basis(1)		—	151
Additional paid in capital	—	6,979	183,550
Retained earnings	5,511	(1,400)	(1,400)
Accumulated other comprehensive income	272	272	272
Non-controlling interests			5,503

Total member/stockholders’ equity	5,851	5,851	188,076

Total capitalization	$212,786	$212,786	$378,948

(1)	Adjusted pro forma issued and outstanding shares of common stock include (i) 13,333,333 shares sold in this offering, and (ii) issuance of 1,794,039 shares in the formation transactions including 1,000 shares representing our initial capitalization. The as adjusted common stock issued and outstanding excludes (1) up to 1,999,999 shares issuable upon exercise in full of the underwriters’ option to purchase additional shares, (2) 455,961 shares issuable upon exchange of outstanding OP units and (3) 607,143 shares of our restricted common stock which we intend to grant, subject to vesting conditions, to our independent directors, officers or other personnel under our equity incentive plan. See “Our Management—Equity Incentive Plan.”

DILUTION

Purchasers of shares of our common stock in this offering will experience an immediate and significant dilution of the net tangible book value of our common stock from the initial public offering price. As of December 31, 2012, the historical tangible book value of Hannon Armstrong was $0.1 million or $0.04 per share of common stock (calculated by dividing the historical book value of Hannon Armstrong as of December 31, 2012 by the number of shares of common stock and OP units we expect to issue in the formation transactions). After giving effect to the sale of shares of common stock in this offering, the receipt by us of the net proceeds from this offering (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus), the deduction of underwriting discounts and commissions, and estimated offering expenses payable by us, our pro forma net tangible book value at December 31, 2012 would have been $182.3 million or $11.70 per share of common stock or an increase in pro forma net tangible book value attributable to the sale of shares of common stock to new investors of $182.2 million or $11.66 per share. This amount represents an immediate dilution in pro forma net tangible book value of $3.30 per share from the initial public offering price of $15.00 per share (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus). The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		$15.00
Historical net tangible book value per share(1)	$0.04
Increase in net tangible book value per share attributable to this offering(2)	$11.66

Pro forma net tangible book value per share after the offering(3)		$11.70

Dilution in net tangible book value per share to new investors(4)		$3.30

(1)	Historical net tangible book value per share is based on the historical book value of Hannon Armstrong as of December 31, 2012 divided by the number of shares of common stock and OP units expected to be issued in the formation transactions. Such number of shares do not include the LTIP units/shares of our restricted common stock to be issued to our independent directors, our officers and other personnel upon consummation of this offering.
(2)	This amount is calculated after deducting underwriting discounts and commissions and estimated offering and formation transaction expenses.
(3)	Based on pro forma net tangible book value of approximately $182.3 million divided by the sum of 15,583,333 shares of our common stock to be outstanding upon completion of this offering on a fully diluted basis. There is no further impact on book value dilution attributable to the exchange of OP units to be issued to the continuing investors in the formation transactions.
(4)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after this offering and the formation transactions from the initial public offering price paid by a new investor for a share of our common stock.

The table below summarizes, as of December 31, 2012, the differences between the number of shares of common stock and OP units issued by us and our operating partnership in the formation transactions, the total consideration paid and the average price per share/unit paid by former owners of Hannon Armstrong (based on the historical net tangible book value attributable to the ownership interests exchanged by such owners in the formation transactions) and by the new investors purchasing shares of common stock in this offering (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus).

	Shares/Units Issued		Cash/Net Tangible/Book Value of Contribution			Average Price Per Share/Unit
	Number	Percentage	Amount		Percentage
		(in thousands)
Common stock to be issued in connection with the formation transactions	1,794,039	11.5%	$66	(1)	0.0%	$0.04
OP units to be issued in connection with the formation transactions	455,961	2.9	16	(1)	0.0	$0.04
New investors	13,333,333	85.6	200,000	(2)	100.0	$15.00

Total	15,583,333	100.0%	$200,082		100.0%

(1)	Represents historical net tangible book value as of December 31, 2012 of Hannon Armstrong, giving effect to the issuance of shares of common stock or OP units (as applicable) in the formation transactions.
(2)	Assuming an initial public offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus. Estimated underwriting discounts and commissions and estimated offering expenses have not been deducted.

This table excludes shares of common stock that may be issued by us upon exercise of the underwriters’ option to purchase an additional 1,999,999 shares of common stock and 607,143 shares of our restricted common stock which we intend to grant, subject to vesting conditions, to our independent directors, officers and employees upon consummation of this offering and shares of common stock that may be issued in the future to our independent directors, officers and employees under our equity incentive plans, as described under “Our Management—Equity Incentive Plan.” Further dilution to our new investors will result if these excluded shares of common stock are granted or vest in the future.

SELECTED PRO FORMA AND HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth selected financial and operating data on a historical basis for Hannon Armstrong and on a pro forma basis for us giving effect to the formation transaction (including the distribution of our equity interest in HA EnergySource) and the application of the net proceeds of this offering. We have not presented historical information for our company because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of our company would not be meaningful.

The following historical and pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto and our unaudited pro forma combined consolidated financial statements included elsewhere in this prospectus. Hannon Armstrong’s fiscal year ends on September 30 of each year. Our fiscal year is expected to end on December 31 of each year, beginning with the year ended December 31, 2013. The historical consolidated balance sheet information as of September 30, 2012 and 2011 of Hannon Armstrong and the consolidated statements of operations information for the years ended September 30, 2012, 2011 and 2010 of Hannon Armstrong have been derived from the historical audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The historical consolidated balance sheet information as of September 30, 2010, 2009 and 2008 of Hannon Armstrong and the consolidated statements of operations information for the years ended September 30, 2009 and 2008 of Hannon Armstrong have been derived from our audited historical consolidated financial statements not included in this prospectus. The historical condensed consolidated balance sheet information as of December 31, 2012, and condensed consolidated statements of operations information for the three-month periods ended December 31, 2012, and December 31, 2011 have been derived from the unaudited historical condensed consolidated financial statements of Hannon Armstrong, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present the information set forth therein under accounting principles generally accepted in the United States. The results of operations for the interim periods ended December 31, 2012 and December 31, 2011 are not necessarily indicative of the results to be obtained for the full fiscal year.

The selected unaudited condensed pro forma combined consolidated balance sheet data as of December 31, 2012 is presented as if this offering and our formation transactions all had occurred on December 31, 2012, and the unaudited pro forma condensed combined statement of operations and other data for the three month period ended December 31, 2012, and the unaudited pro forma condensed combined statement of operations and other data for the year ended September 30, 2012, are presented as if this offering and our formation transactions all had occurred on October 1, 2011. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the period indicated, nor does it purport to represent our future financial position or results of operations.

	Three Months Ended December 31,			Year Ended September 30,
	Pro Forma	Historical		Pro Forma	Historical
	2012	2012	2011	2012	2012	2011	2010	2009	2008
	(unaudited )	(unaudited )	(unaudited )	(unaudited )
	(In Thousands, except share and per share data)
Net Investment Revenue:
Income from financing receivables	$3,803	$2,834	$3,350	$15,728	$11,848	$11,739	$10,904	$11,435	$8,902
Investment interest expense	(2,222)	(2,347)	(2,821)	(9,795)	(9,852)	(9,442)	(9,606)	(10,593)	(8,595)

Net Investment Revenue	1,581	487	529	5,933	1,996	2,297	1,298	842	307
Other Investment Revenue:
Gain on securitization of receivables	2,534	2,534	1,940	3,912	3,912	4,025	6,322	9,990	4,108
Fee income	254	254	288	11,380	11,380	877	7,716	933	1,215

Other Investment Revenue	2,788	2,788	2,228	15,292	15,292	4,902	14,038	10,923	5,323

Total Revenue, net of investment interest expense	4,369	3,275	2,757	21,225	17,288	7,199	15,336	11,765	5,630

Compensation and benefits	(1,157)	(1,157)	(1,065)	(7,697)	(7,697)	(4,028)	(7,191)	(4,391)	(3,302)
General and administrative	(584)	(584)	(626)	(3,901)	(3,901)	(2,506)	(1,856)	(1,875)	(1,293)
Depreciation and amortization of intangibles	(105)	(105)	(113)	(440)	(440)	(431)	(685)	(816)	(761)
Other interest expense	—	(56)	(83)	—	(287)	(295)	(369)	(489)	(599)
Other income	1	1	14	52	52	61	70	67	48
Unrealized gain (loss) on derivative instruments	23	23	29	73	73	35	113	(94)	(91)
(Loss) income from equity method investment in affiliate	—	(448)	(799)	—	(1,284)	(5,047)	8,663	(405)	—

Other Expenses, net	(1,822)	(2,326)	(2,643)	(11,913)	(13,484)	(12,211)	(1,255)	(8,003)	(5,998)

Net Income (Loss)	2,547	$949	$114	9,312	$3,804	$(5,012)	$14,081	$3,762	$(368)

Net income attributable to non-controlling interest holders	74			273

Net income attributable to controlling shareholders	$2,473			$9,039

Balance Sheet Data (at Period End):
Investments in financing receivables	$284,499	$191,399			$195,582	$143,776	$159,210	$159,000	$184,742
Cash and marketable securities	81,086	8,024			20,948	2,139	5,784	10,272	6,112
Total assets	378,948	212,786			232,463	174,594	192,226	188,037	210,707
Nonrecourse debt	184,162	195,952			200,283	148,177	163,889	163,766	188,045
Credit facility	—	4,170			4,599	6,895	4,336	5,524	7,009
Total liabilities	190,872	206,935			213,301	158,309	169,797	173,166	197,677
Total equity	188,076	5,851			19,162	16,285	22,429	14,871	13,030
Total liabilities and equity	378,948	212,786			232,463	174,594	192,226	188,037	210,707

Per Share Data:
Pro forma basic and diluted earnings per share	$0.16			$0.60
Pro forma weighted average shares outstanding—basic and diluted	15,127,372			15,127,372

Investments in financing receivables		$191,399			$195,582	$143,776	$159,210	$159,000	$184,742
Plus Assets held in securitization trusts		1,431,635			1,412,693	1,394,750	1,422,919	1,290,243	1,130,501

Managed Assets		$1,623,034			$1,608,275	$1,538,526	$1,582,129	$1,449,243	$1,315,243

Income from financing receivables		$2,834			$11,848	$11,739	$10,904	$11,435	$8,902
Income from assets held in securitization trust		20,670			84,582	82,176	72,126	60,534	60,755

Investment Income from Managed Assets		$23,504			$96,430	$93,915	$83,030	$71,969	$69,657

Credit losses as a percentage of assets under management		0.0%			0.0%	0.0%	0.0%	0.0%	0.0%

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the “Selected Pro Forma and Historical Financial and Operating Data,” the historical consolidated financial statements and related notes of Hannon Armstrong, “Risk Factors,” and “Business” included elsewhere in this prospectus. Where appropriate, the following discussion includes the effects of this offering and our formation transactions on a pro forma basis. These effects are reflected in our pro forma consolidated financial statements located elsewhere in this prospectus. Unless specifically stated otherwise, all references to the years 2012, 2011 and 2010 in this Management’s Discussion and Analysis of Financial Condition and Results of Operations refer to our fiscal years ended September 30, 2012, 2011 and 2010, or the last day of such fiscal years, as the context requires. In connection with our determination to continue our business as a REIT, our fiscal year will coincide with the calendar year upon completion of this offering and the formation transactions, beginning with our year ending December 31, 2013.

Our Business

We are a specialty finance company that provides debt and equity financing for sustainable infrastructure projects. We focus on profitable sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment or make more efficient use of natural resources. We began our business more than 30 years ago, and since 2000, using our direct origination platform, we have provided or arranged over $3.9 billion of financing in more than 450 sustainable infrastructure transactions. Over this period, we have become the leading provider of financing for energy efficiency projects for the U.S. federal government, the largest property owner and energy user in the United States.

We provide and arrange debt and equity financing primarily for three types of projects, which we refer to together as sustainable infrastructure projects:

•

Energy Efficiency Projects: projects, typically undertaken by ESCOs, which reduce a building’s or facility’s energy usage or cost through the design and installation of improvements to various building components, including HVAC systems, lighting, energy controls, roofs, windows and/or building shells;

•	Clean Energy Projects: projects that deploy cleaner energy sources, such as solar, wind, geothermal and biomass as well as natural gas; and

•

Other Sustainable Infrastructure Projects: projects, such as water or communications infrastructure that reduce energy consumption, positively impact the environment or make more efficient use of natural resources.

We are highly selective in the projects we target. Our goal is to select projects that generate recurring and predictable cash flows or cost savings that will be more than adequate to repay the debt financing we provide or will deliver attractive returns on our equity investments. Our projects are typically characterized by revenues from contractually committed obligations of government entities or private high credit quality obligors and are often supported by additional forms of credit enhancement, including security interests and supplier guaranties. Our projects also generally employ proven technologies which minimize performance uncertainty, enabling us to more accurately predict project revenue and profitability over the term of the financing or investment. As a result of our highly selective approach to project targeting, the credit performance of our originated assets has been excellent. Since 2000, there has been only one incidence of realized loss, amounting to approximately $7.0 million (net of recoveries) on the more than $3.9 billion of transactions we originated during that time. This transaction in an asset class in which we no longer participate, represents an aggregate loss of less than 0.2% on cumulative transactions originated over this time period.

We have traditionally financed our business primarily through the use of securitizations, including Hannie Mae. In these transactions, we transfer the loans or other assets we originate to securitization trusts or other bankruptcy remote special purpose funding vehicles. Large institutional investors, primarily insurance companies and commercial banks, have historically provided the financing needed for a project by purchasing the notes issued by the trust or vehicle. The securitization market for the assets we finance has remained active throughout the financial crisis due to investor demand for high credit quality, long-term investments. Historically, we have arranged such securitizations of loans or other assets prior to originating the transaction and thus have avoided exposure to credit spread and interest rate risks that are typically associated with traditional capital markets conduit transactions. Additionally, we have typically avoided funding risks for these loans or other assets given that our securitization partners contractually agree to fund such assets before the origination transaction is completed. For additional information regarding our origination process, see “Business—Our Investment Process.”

In most cases, the transfer of loans or other assets to non-consolidated securitization trusts qualify as sales for accounting purposes. In these transactions, we receive economics in the form of gain on sale income, which arises from the difference between the financing rate quoted to our customers and the interest rate required by our syndication partners. This income is reflected in our statement of operations as gain on securitization of receivables. We also typically manage and service these assets in exchange for fees and other payments, which we record as fee income on our statement of operations.

In some cases, our transactions are accounted for as financings and the assets together with the corresponding nonrecourse debt are carried on our balance sheet. In these transactions, we generate income from financing receivables and incur interest expense. We may periodically provide services, including arranging financing that is held on the balance sheet of other investors and advising various companies with respect to structuring investments.

As of December 31, 2012, of the approximately $1.6 billion of the outstanding financings we own or manage (which we collectively refer to as our managed assets), approximately $1.4 billion were not carried on our balance sheet and were held in non-consolidated securitization trusts and approximately $200 million were held on our balance sheet. Approximately 58% of this portfolio was financings for energy efficiency projects, approximately 33% was financings for clean energy projects such as solar, biomass or other renewable resources as well as combined heat and power, while the remaining 9% of this portfolio was financings for other sustainable infrastructure projects such as water or communication projects. Our managed assets have an average remaining balance of approximately $7.2 million, a weighted average remaining life of approximately 12.9 years and are typically secured by the installed improvements that are the subject of the financing. As of December 31, 2012, our managed portfolio consisted of fixed rate amortizing loans or direct financing leases with approximately 99% of the portfolio consisting of U.S. federal government obligations. Information relating to our managed assets is included in the Other Data section of our “Selected Historical Financial and Operating Data.”

Our strategy in undertaking this offering is to expand our proven ability to serve the rapidly growing sustainable infrastructure market by increasing our capital resources, enhancing our financial structuring flexibility, expanding the types of projects and end-customers we pursue, and selectively retaining a larger portion of the economics in the financings we originate, while delivering attractive risk-adjusted returns to our stockholders.

As part of our strategy, we expect to hold a significantly larger portion of the loans or other assets we originate on our balance sheet and to finance these loans and other assets using our capital as well as on balance sheet financings. As a consequence, we expect over time to see significant increases in both income from financing receivables and investment interest expense. We also believe that our net investment revenue, which represents the margin, or the difference between income from financing receivables and investment interest expense, will increase due to a higher average margin on a per asset basis as well as growth in the overall amount of our investments. We expect our average margin will increase as a result of increased use of equity in place of debt as well as lower anticipated interest rates on our borrowings. We expect to pay lower interest rates due to an expected reduction in our per transaction leverage percentage, which historically was in excess of 95% on a typical transaction, increased access to new capital sources and shortening the term of our borrowings. We expect to see, in comparison to historical periods, a much larger portion of our total revenue derived from net investment revenue and other recurring and predictable revenue sources.

Factors Impacting our Operating Results

We expect that our results of operations will be affected by a number of factors and will primarily depend on the size of our portfolio, including the portion of our portfolio which we hold on our balance sheet, the income we receive from securitizations, syndications and other services, our portfolio’s credit risk profile, changes in market interest rates, commodity prices, U.S. federal, state and/or municipal governmental policies, general market conditions in local, regional and national economies and our ability to qualify as a REIT and maintain our exception from the 1940 Act.

Portfolio Size

The size of our portfolio, including the portion of our portfolio that we hold on our balance sheet, will be a key revenue driver. Generally, as the size of our portfolio on our balance sheet grows, the amount of our net investment revenue will increase. Our portfolio may grow at an uneven pace as opportunities to provide financing to support sustainable infrastructure projects may be irregularly timed, and the timing and extent of our success in such projects cannot be predicted. The level of new portfolio activity will fluctuate from period to period based upon the market demand for the financings we provide, our view of economic fundamentals, our ability to identify new opportunities that meet our investment criteria, the volume of projects that have advanced to stages where we believe financing is appropriate, seasonality in our financing activities and our ability to consummate the identified opportunities, including as a result of our capital resources. In addition, we may decide for any particular project that we should securitize or syndicate a portion of, or all of, the project which would result in other investment income as described below. The level of our new origination activity, the percentage of the originations that we choose to hold on our balance sheet and the related income, will directly impact future investment revenue.

Income from Securitization, Syndication and Other Services

We will also earn other investment income by securitizing or syndicating a portion of the sustainable infrastructure projects we finance and by servicing the securitization financings we arrange. For transactions that we securitize to one of our non-consolidated trusts, we receive economics from the securitization and recognize a gain on securitization of receivables based on the difference between the financing rate quoted to our customers and the interest rate required by our securitization partners. In financing the transaction, we include, and receive, a majority of the gain in cash and record the present value of the remaining portion as a retained interest in our securitization assets. We may also recognize additional income from these securitization assets over the life of the project.

Historically, we have arranged the securitization of the loan or other asset prior to originating the transaction and thus have avoided exposure to credit spread and interest rate risks that are typically associated with traditional capital markets conduit transactions. Additionally, we have typically avoided funding risks for these loans or other assets given that our securitization partners contractually agree to fund such assets before the origination transaction is completed.

We also generate fee income for syndications where we arrange financings that are held directly on the balance sheet of other investors. In these transactions, unless we decide to hold a portion of the economic interest of the transaction on our balance sheet, we have no exposure to risks related to ownership of those financings. We may charge advisory, retainer or other fees, including through our broker dealer subsidiary. A large portion of these fees is earned upon the closing of a financing transaction, the timing of which will vary from quarter to quarter.

The gain on sale income and our other sources of fee income will also vary depending on the level of our new origination activity and the portion of our newly originated assets we decide to finance through securitizations or syndications. We view this other investment revenue from such activities as a valuable component of our earnings and an important source of franchise value. The total amount of fee income will vary on a quarter to quarter basis depending on various factors, including the level of our originations, the duration, credit quality and types of assets we originate, current and anticipated future interest rates, the mix of our assets that we hold on our balance sheet versus those that we syndicate or securitize and our need to tailor our mix of assets in order to allow us to qualify as a REIT for U.S. federal income tax purposes and remain exempt from registration under the 1940 Act.

Credit Risks

We source and identify high quality financing opportunities within our broad areas of expertise and apply our rigorous underwriting processes to our assets, which, we believe, will generally enable us to keep our credit losses and financing costs low. While we do not anticipate facing significant credit risk in our financings related to U.S. federal government energy efficiency projects, we are subject to varying degrees of credit risk in these projects in relation to guarantees provided by ESCOs where payments under energy savings performance contracts are contingent upon achieving pre-determined levels of energy savings. We will also be exposed to credit risk in projects we finance that do not depend on funding from the U.S. federal government. We expect to increasingly target such projects as part of our strategy. In the case of various other sustainable infrastructure projects, we will also be exposed to the credit risk of the obligor of the project’s power purchase agreement or other long-term contractual revenue commitments. We may encounter enhanced credit risk as we expect that over time our strategy will increasingly include equity investments. We seek to manage credit risk using thorough due diligence and underwriting processes, strong structural protections in our loan agreements with customers and continual, active asset management and portfolio monitoring. Nevertheless, unanticipated credit losses could occur and during periods of economic downturn in the global economy, our exposure to credit risks from obligors increases, and our efforts to monitor and mitigate the associated risks may not be effective in reducing our credit risks.

Historically, our portfolio has consisted primarily of assets with the U.S. federal government as the primary credit obligor, which did not, in our view, require a risk rating system that used specific metrics, such as watch lists, credit ratings or loan-to-value. However, as we pursue our expansion strategy, which includes financing projects undertaken by state and local governments, universities, schools and hospitals, as well as privately owned commercial projects, we plan to use an approach to portfolio management that will include a risk rating system for investments not involving the U.S. federal government based on a uniform set of criteria. We will also review the performance of each investment through activities, as appropriate, such as a review of project performance, monthly payment activity and active compliance monitoring, regular communications with project management and, as applicable, its obligors and sponsors, monitoring the financial performance of the collateral, periodic property visits, monitoring cash management and reserve accounts and meetings with the owner.

Changes in Market Interest Rates

Interest rates and prepayment speeds vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. With respect to our business operations, increases in interest rates, in general, may over time cause: (1) project owners to be less interested in borrowing or raising equity and thus reduce the demand for our investments and services; (2) the interest expense associated with our borrowings to increase; (3) the market value of our fixed rate or fixed return investments to decline; and (4) the market value of interest rate swap agreements to increase, to the extent we enter into such agreements as part of our hedging strategy. Conversely, decreases in interest rates, in general, may over time cause: (1) project owners to be more interested in borrowing or raising equity and thus increase the demand for our investments; (2) prepayments on our investments, to the extent allowed, to increase; (3) the interest expense associated with our borrowings to decrease; (4) the market value of our fixed rate or fixed return investments to increase; and (5) the market value of interest rate swap agreements to decrease, to the extent we enter into such agreements as part of our hedging strategy. We, in the future, will be subject to changes in market interest rate for any new floating or inverse floating rate assets and credit facilities. Because short-term borrowings are generally short-term commitments of capital, lenders may respond to market conditions, making it more difficult for us to secure continued financing. If we are not able to renew our then existing facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may have to curtail our financing of sustainable infrastructure projects and/or dispose of assets. We face particular risk in this regard given that we expect many of our borrowings will have a shorter duration than the assets they finance. In addition, our ability to receive protection against prepayments which occur in a declining interest rate environment, including through the use of make-whole payments, will vary according to type of investment and obligor. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may, from time to time, utilize derivative financial instruments to hedge interest rate risk. In addition to the use of traditional derivative instruments, we also seek to mitigate interest rate risk by using securitizations, syndications and other techniques to construct a portfolio with a staggered maturity profile, which allows us to maintain a minimum threshold of recurring principal repayments and capital to redeploy into changing rate environments.

Commodity Prices

When we provide financing for sustainable infrastructure projects that act as a substitute for an underlying commodity we are exposed to volatility in prices for that commodity. For example, the performance of clean energy projects that produce electricity is impacted by volatility in the market prices of various forms of energy, including electricity, coal and natural gas. Although we generally expect that the clean energy projects we finance will have their operating cash flow supported by long-term power purchase agreements, ranging from 10 to 30 years, to the extent that our projects have shorter term contracts (which may have the potential of producing higher current returns), such shorter term contracts may subject us to risk if energy prices change. We believe the current low prices in natural gas will increase demand for some types of our projects, such as combined heat and power, but may reduce the demand for other projects such as renewable energy which may be a substitute for natural gas. We seek to structure our energy efficiency financings so that we typically avoid exposure to commodity price risk. However, volatility in energy prices may cause building owners and other parties to be reluctant to commit to projects where repayment is based upon a fixed monetary value for energy savings that would not decline if the price of energy declines.

Government Policies

The projects we finance typically depend in part on various U.S. federal, state or local governmental policies that support or enhance project economic feasibility. Such policies may include governmental initiatives, laws and regulations designed to reduce energy usage, encourage the use of clean energy or encourage the investment in and the use of sustainable infrastructure. Incentives provided by the U.S. federal government may include tax credits (some of which that are related to clean energy have recently expired), tax deductions, bonus depreciation and federal grants and loan guarantees. Incentives provided by state governments may include renewable portfolio standards, which specify the portion of the power utilized by local utilities that must be derived from clean energy sources such as renewable energy. Additionally, certain states have implemented feed-in tariffs, pursuant to which electricity generated from clean energy sources is purchased at a higher rate than prevailing wholesale rates. Other incentives include tariffs, tax incentives and other cash and non-cash payments. In addition, U.S. federal, state and local governments may provide regulatory, tax and other incentives to encourage the development and growth of sustainable infrastructure. Governmental agencies and other owners of real estate frequently depend on these policies to help defray the costs associated with, and to finance, various projects. Government regulations also impact the terms of third party financing provided to support these projects. A number of U.S. federal government incentives focused on reducing the cost of such projects, have recently expired or are scheduled to expire in the near term. Further changes in government policies, including retroactive changes, could negatively impact our operating results.

Market Conditions

We believe the market for the financings we provide is in the midst of a prolonged expansion, driven by several macro-economic and geopolitical trends, including:

•	global population growth and concerns about its impact on natural resources;

•	higher commodity prices arising from increasing global per capita consumption and the ongoing depletion of conventional natural resources;

•	national security risks associated with energy procurement that threaten energy supply and increase the potential for price volatility;

•	governmental policies that seek to protect the environment and support job creation;

•	fiscal challenges and budgetary constraints facing U.S. federal, state and local governments; and

•	changes in global banking regulations which increase banks’ capital requirements for financing long-lived projects thus reducing the amount of available bank financing for such projects.

Notwithstanding this growing demand, we believe that a significant shortage of capital currently exists in the market to satisfy the demands of the sustainable infrastructure sector in the United States and around the world. Over the last several years, certain of the funding sources that have traditionally financed this market have exited the market as many European banks that were active in sustainable infrastructure and especially clean energy finance have reduced their level of activity in the aftermath of the global financial crisis and due, in part, to new capital requirements for banks that hold long term projects on their balance sheet. In addition, direct government funding subsidies have declined or expired along with sources of capital historically dedicated to tax equity investments. In addition, much of the capital that is available to the sector comes with conditions attached, including substantial minimum project size requirements, requirements that all project cash flows be fully contracted prior to any provision of financing, and the inability of lenders to take any “merchant” or investment risk with respect to various government incentives. We believe these conditions make it difficult for many project developers to access capital. In addition, for those developers who can gain access to capital, these conditions may lead to increased cost or delays in the commencement of project construction and operation. As a result, we believe a significant opportunity exists for us to assemble new forms of capital to meet these growing demands.

Our Qualification as a REIT

We have determined to continue our business as a REIT beginning with our taxable year ending December 31, 2013. By electing REIT status, we generally will not be required to pay U.S. federal income taxes on our taxable income to the extent we distribute to our stockholders annually all of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and maintain our qualification as a REIT. In order to maintain our qualification as a REIT, we also need to comply with certain operational limitations which govern the types of assets we can own and the sources of income we can receive. See “U.S. Federal Income Tax Considerations.”

Critical Accounting Policies and Use of Estimates

Our financial statements are prepared in accordance with U.S. GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. The following discussion addresses the accounting policies that are used by Hannon Armstrong and that we will apply based on our expectation of our operations following the formation transactions. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those material accounting policies and estimates that we expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Investment in Financing Receivables

Investment in financing receivables includes financing sustainable infrastructure project receivables and direct finance leases that are held on our balance sheet, whether we retain economic exposure to them or finance them on a nonrecourse basis. We account for leases as direct finance leases or operating leases in accordance with the Financial Accounting Standards Board, or FASB, ASC 840, Leases. The investment in financing receivables represents the present value of the minimum note or lease payments, net of any unearned fee income, which is recognized as income over the term of the note or lease using the interest method.

Securitization Transactions

We have established, and may establish in the future, various special purpose entities or securitization trusts for the purpose of securitizing certain financing receivables or other debt investments. We have determined that the trusts used in our securitizations are variable interest entities, as defined in ASC, 810, Consolidation. We typically serve as primary or master servicer of these trusts; however, as the servicer, we do not have the power to make significant decisions impacting the performance of the trusts. Based on our analysis of the structure of the trusts, under U.S. GAAP, we are not the primary beneficiary of the trusts as we do not have a controlling financial interest in the trusts because we do not have power over the trust’s significant activities. Therefore, we do not consolidate these trusts in our consolidated financial statements.

We account for transfers of financing receivables to these securitization trusts as sales pursuant to ASC, 860, Transfers and Servicing, as the transferred receivables have been isolated from the transferor (i.e., put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership) and we have surrendered control over the transferred receivables. When we sell receivables in securitizations, we generally retain interests in the form of servicing rights, cash reserve accounts and deferred fees, all of which are carried on our consolidated balance sheet as retained interests in securitized receivables.

Gain or loss on sale of receivables is calculated based on the excess of the proceeds received from the securitization (less any transaction costs) plus any retained interests obtained over the cost basis of the receivables sold. We generally transfer the receivables to securitization trusts immediately upon the initial funding from the third party purchasing a note collateralized by the receivables. For our retained interests, we generally estimate fair value based on the present value of future expected cash flows using our best estimates of the key assumptions of anticipated losses, prepayment rates, and discount rates commensurate with the risks involved.

We initially account, as described above, for all separately recognized servicing assets and servicing liabilities at fair value as required under ASC 860. Under ASC 860-50, Transfers and Servicing—Servicing Assets and Liabilities, entities may either subsequently measure servicing assets and liabilities using the amortization method or fair value measurement method and we have selected the amortization method to subsequently measure our servicing assets. We assess our servicing assets for impairment at each reporting date. If the amortized cost of our servicing assets is greater than the estimated fair value, we recognize an impairment in net income.

Our other retained interest in securitized assets (other residual assets) are classified as available-for-sale securities and carried at fair value on the consolidated balance sheets. We generally do not sell our retained interests. If we make an assessment that (i) we do not intend to sell the security or (ii) it is not likely we will be required to sell the security before its anticipated recovery, changes in fair value, such as those resulting from changes in market interest yield requirements, are reported as a component of accumulated other comprehensive income. However, in the case where we do intend to sell our retained interest or if the fair value of other retained assets is below the current carrying amount and we determine that the decline is OTTI, any impairment charge would be recorded through the statement of operations. An OTTI is considered to have occurred when, based on current information and events, there has been an adverse change in the timing or amount of cash flows expected to be collected. The impairment is equal to the difference between the residual asset’s amortized cost basis and its fair value at the balance sheet date. In the case where there is any expected decline in the forecasted cash flows, such decline would be unlikely to reverse during the holding period of the retained interests and thus would be considered an OTTI.

Valuation of Financial Instruments

ASC 820, Fair Value Measurements, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands financial statement disclosure requirements for fair value measurements. ASC 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. Where inputs for a financial asset or liability fall in more than one level in the fair value hierarchy, the financial asset or liability is classified in its entirety based on the lowest level input that is significant to the fair value measurement of that financial asset or liability. At December 30, 2012, and at September 30, 2012 and 2011, we carried only retained interests in securitized receivables and derivatives at fair value on our balance sheets. We use our judgment and consider factors specific to the financial assets and liabilities measured at fair value in determining the significance of an input to the fair value measurements. The hierarchy is as follows:

•

Level 1—Valuation techniques in which all significant inputs are quoted prices from active markets that are accessible at the measurement date for assets or liabilities that are identical to the assets or liabilities being measured.

•

Level 2—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices from markets that are not active for assets or liabilities that are identical or similar to the assets or liabilities being measured. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level II valuation techniques.

•

Level 3—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect our assumptions about the assumptions that market participants would use in pricing an asset or liability.

For financial assets and liabilities carried at fair value, we use quoted market prices, when available, to determine the fair value of an asset or liability. If quoted market prices are not available, we consult independent pricing services or third party broker quotes, provided that there is no ongoing material event that affects the issuer of the securities being valued or the market therefor. If there is such an ongoing event, or if quoted market prices are not available, we will determine the fair value of the securities using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates.

Fair value under U.S. GAAP represents an exit price in the normal course of business, not a forced liquidation price. If we were forced to sell assets in a short period to meet liquidity needs, the prices we receive could be substantially less than their recorded fair values. Furthermore, the analysis of whether it is more likely than not that we will be required to sell securities in an unrealized loss position prior to an expected recovery in value (if any), the amount of such expected required sales, and the projected identification of which securities would be sold is also subject to significant judgment, particularly in times of market illiquidity.

Any changes to the valuation methodology will be reviewed by our investment committee to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we will continue to refine our valuation methodologies. The methods used by us may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We will use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

Revenue Recognition

In accordance with our valuation policy, we evaluate accrued income from financing receivables periodically for collectability. When a financing receivable becomes 90 days or more past due, and if we otherwise do not expect the debtor to be able to service all of its debt or other obligations, we will generally place the financing receivable on non-accrual status and cease recognizing income from that financing receivable until the borrower has demonstrated the ability and intent to pay contractual amounts due. If a financing receivable’s status significantly improves regarding the debtor’s ability to service the debt or other obligations, or if a financing receivable is fully impaired, sold or written off, we will remove it from non-accrual status. The revenue recognition for the major components of revenue is accounted for as described below (see “—Critical Accounting Policies and Use of Estimates—Securitization Transactions” for discussion of gains and losses recognized from the securitization of receivables):

•

Income from Financing Receivables. We record income from financing receivables held on our balance sheet on the accrual basis to the extent amounts are expected to be collected. We expect that income on our financing receivables investments will be accrued based on the actual coupon rate and the outstanding principal balance of such securities, or if no actual coupon rate exists, using the effective yield method. Premiums and discounts will be amortized or accreted into income over the lives of the financing receivables using the effective yield method, as adjusted for actual prepayments in accordance with ASC 310-40, Receivables—Nonrefundable Fees and Other Costs. For financing receivables that are direct finance leases under ASC 840, Leases, we amortize the unearned income to income over the lease term to produce a constant periodic rate of return on the net investment in the lease.

•

Servicing and other residual interests in securitized assets. Servicing income is recognized as received. Servicing assets are amortized in proportion to, and over the period of, estimated net servicing income, and are periodically assessed for impairment. Interest income related to the cash reserve account and deferred fees (collectively referred to as residual assets) is recognized using the effective interest rate method. If there is a change in expected cash flows related to the residual assets, we calculate a new yield based on the current amortized cost of the residual assets and the revised expected cash flows. This yield is used prospectively to recognize interest income. Actual economic conditions may produce cash flows that could differ significantly from projected cash flows, and differences could result in an increase or decrease in the yield used to record interest income or could result in impairment losses.

•

Other Fee Income. We may periodically provide services, including arranging financing that is held on the balance sheet of other investors and advising various companies with respect to structuring investments. For services that are separately identifiable and evidence exists to substantiate fair value, income is recognized as earned, which is generally when the investment or other applicable transaction closes. Retainer fees are amortized over the performance period.

Equity Method Investment in Affiliates

Under the equity method of accounting, the carrying value of the investment in a non-consolidated affiliate is determined based on amounts invested by our company, adjusted for the equity in earnings or losses of investee allocated based on the partnership agreement, less distributions received. Because the partnership agreements contain preferences with regard to cash flows from operations, capital events and/or liquidation, we reflect our share of profits and losses by determining the difference between our “claim on the investee’s book value” at the end and the beginning of the period. This claim is calculated as the amount we would receive (or be obligated to pay) if the investee were to liquidate all of its assets at recorded amounts determined in accordance with U.S. GAAP and distribute the resulting cash to creditors and investors in accordance with their respective priorities. This method is commonly referred to as the hypothetical liquidation at book value method. We evaluate the realization of our investment accounted for using the equity method if circumstances indicate that its investment is OTTI. Intra-company gains and losses are eliminated for an amount equal to the interest of our company and are reflected in the share in income (loss) from non-consolidated affiliate in our consolidated statements of operations.

Hedging Instruments and Hedging Activities

We account for derivative financial instruments in accordance with ASC 815, Derivatives and Hedging, which requires us to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes (and the type of hedge) and if we elect to apply hedge accounting for that instrument. We use derivatives for hedging purposes rather than speculation. We value derivative financial instruments in accordance with ASC 820. See “—Critical Accounting Policies and Use of Estimates—Valuation of Financial Instruments.” At December 31, 2012 and 2011 and September 30, 2012, 2011 and 2010, no derivatives were designated in hedge accounting relationships.

In the normal course of our business, subject to maintaining our qualification as a REIT, we may use a variety of derivative financial instruments to manage or hedge interest rate risk on our borrowings. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the derivative instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the effective hedge criteria or for which we do not elect hedge accounting is marked-to-market with the changes in fair value included in net income.

Income Taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT, and we intend to operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay U.S. federal income tax, although our TRSs will be required to pay U.S. federal income taxes at regular corporate rates. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to U.S. federal, state and local income taxes.

Share-Based Compensation

Prior to the completion of this offering, we intend to adopt an equity incentive plan that provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, and LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards. Equity-based compensation will be recognized as an expense in the financial statements over the vesting period and measured at the fair value of the award on the date of grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of ASC 718, Compensation—Stock Compensation.

Results of Operations

We have traditionally financed our business primarily through the use of securitizations, in which we transfer the loans or other assets we originate to securitization trusts or other bankruptcy remote special purpose funding vehicles. As of December 31, 2012, the outstanding principal balance of our managed assets financed through the use of securitizations was $1.4 billion and the outstanding principal balance of the Investment in Financing Receivables held on our balance sheet and financed by nonrecourse debt was approximately $200 million for total managed assets of $1.6 billion.

Investment in Financing Receivables

At December 31, 2012, we hold $191.4 million of managed assets on our balance sheet as Investment in Financing Receivables, which consist of:

	Balance in Millions	Maturity
Fixed-rate Investment in Financing Receivables, interest rates from 2.40% to 5.00% per annum	$70.5	2014 to 2032
Fixed-rate Investment in Financing Receivables, interest rates from 5.01% to 6.50% per annum	52.4	2013 to 2031
Fixed-rate Investment in Financing Receivables, interest rates from 6.51% to 9.62% per annum	68.5	2013 to 2031

Total Investment in Financing Receivables	$191.4

	Three Months ended December 31,		Year Ended September 30,
	2012	2011	2012	2011	2010
	(In thousands except for interest rate data)
Income from Financing Receivables	$2,833.7	$3,349.5	$11,848.0	$11,739.3	$10,904.2
Average Monthly Balance of Investment in Financing Receivables	$191,729.2	$145,026.9	$186,845.8	$151,818.9	$159,117.5
Average Interest Rate from Investment in Financing Receivables	5.91%	9.24%	6.34%	7.73%	6.85%

Investment Interest Expense	$2,346.5	$2,820.6	$9,851.8	$9,441.6	$9,606.0
Average Monthly Balance of Nonrecourse Debt	$196,331.9	$149,448.0	$191,343.1	$156,316.5	$163,755.6
Average Interest Rate from Nonrecourse Debt	4.78%	7.55%	5.15%	6.04%	5.87%

Net Interest Margin	$487.2	$528.9	$1,996.2	$2,297.7	$1,298.2
Average Interest Spread	1.13%	1.69%	1.19%	1.69%	0.98%

These financing receivables are collateralized, contractually committed obligations of government entities or private high credit quality obligors and are often supported by additional forms of credit enhancement, including security interests and supplier guaranties. There were no credit losses during the three months ended December 31, 2012 and 2011 or the years ended September 30, 2012, 2011 and 2010, and no financing receivables were past due, on nonaccrual status, or impaired at December 31, 2012 and 2011 or September 30, 2012, 2011 and 2010. Accordingly, management has concluded that no allowance for credit losses was necessary at December 31, 2012 and 2011 or September 30, 2012, 2011 and 2010.

The following table provides a summary of our anticipated principal repayments to our investment in financing receivables as of September 30, 2012:

Payment due by Period (in thousands)
Total	Less than 1 year	1-5 years	5-10 years	More than 10 years
$195,582	$22,012	$109,722	$26,931	$36,917

The following table provides a summary of our anticipated maturity dates of our investment in financing receivables and the weighted average yield for each range of maturities as of September 30, 2012:

	Total	Less than 1 year	1-5 years	5-10 years	More than 10 years
Payment due by period (in thousands)	$195,582	$3,833	$55,705	$72,553	$63,491
Weighted average yield by period	5.89%	7.09%	3.27%	7.79%	5.93%

As an outgrowth of the strategy we are pursuing in undertaking this offering, we expect to hold a significantly larger portion of the loans or other assets we originate on our balance sheet and finance these loans and other assets using our capital as well as on balance sheet financings. For example, as part of our expansion strategy, we plan to use $110.0 million of net proceeds of this offering to complete eight financing transactions within 45 days of the completion of this offering. We may fund $7.0 million of these financings through a securitization which would reduce the net proceeds we would use for these financings. Six of these transactions represent newly originated financing receivables. For two of these transactions, which we originally financed through issuances of secured notes, we will retire these notes in order to allow us to retain a larger portion of the economics from the underlying project. As a consequence, we expect over time to see significant increases in both income from finance receivables and investment interest expense. We also expect in comparison to the financial statement periods discussed below to see a much larger portion of our total revenue, net of investment interest expense derived from net investment revenue and other recurring and predictable revenue sources.

As a result of these and other factors and our decision to continue our business as a REIT beginning with our taxable year ending December 31, 2013, we do not believe that our results of operations for the periods set forth below are comparable to our anticipated operating results following completion of this offering and the formation transactions.

Other Investments

We have residual assets relating to our securitization trusts. The table below presents the carrying value and yields for those assets:

	Carrying Value (in thousands)	Weighted Average Yield
December 31, 2012	$4,639	8.73%
September 30, 2012	$4,597	8.73%
September 30, 2011	$4,531	8.72%

The residual assets do not have a contractual maturity date and the underlying securitized assets have contractual maturity dates ranging from 2014 to 2036.

Hannon Armstrong co-developed and financed the construction of the Hudson Ranch renewable energy geothermal project in Imperial Valley, California, a 50 MW geothermal power plant, which commenced operations in 2012. Through December 2012, Hannon Armstrong owned an equity interest in Hudson Ranch through its investment in HA EnergySource, which holds an approximately 40% equity interest in EnergySource, the project development company which indirectly owns Hudson Ranch.

We have determined that Hannon Armstrong’s interest in HA EnergySource would not be suitable for inclusion as part of our plan to continue our business as a REIT. In December 2012, we undertook the distribution of this business to our current owners. We will not receive an ownership interest in HA EnergySource.

The book value of our investment was $0 as of December 31, 2012 and $0.8 million and $13.0 million as of September 30, 2012 and 2011, respectively. We made investments in HA EnergySource of $0.6 million and received distributions of $0.4 million for the quarter ended December 31, 2012 and made investments of $3.3 million and $5.1 million for the years ended September 30, 2012 and 2011, respectively, and received distributions of $14.3 million and $0 for the years ended September 30, 2012 and 2011, respectively.

Comparison of the Three Months Ended December 31, 2012 to the Three Months Ended December 31, 2011

Net income increased by $0.8 million to $0.9 million for the three months ended December 31, 2012, compared to $0.1 million for the same period in 2011. This increase was the result of an increase in other investment revenue of $0.5 million and a lower loss from equity method investment of $0.4 million offset by increased compensation cost of $0.1 million.

	Three Months Ended December 31,
	2012	2011	$ Change	% Change
	(In thousands)
Net Investment Revenue:
Income from financing receivables	$2,834	$3,350	$(516)	(15.4)%
Investment interest expense	(2,347)	(2,821)	474	16.8%

Net Investment Revenue	487	529	(42)	(7.9)%

Other Investment Revenue:
Gain on securitization of receivables	2,534	1,940	594	30.6%
Fee income	254	288	(34)	(11.8)%

Other Investment Revenue	2,788	2,228	560	25.1%

Total Revenue, net of investment interest expense	3,275	2,757	518	18.8%

Compensation and benefits	(1,157)	(1,065)	(92)	(8.6)%
General and administrative	(584)	(626)	42	6.7%
Depreciation and amortization of intangibles	(105)	(113)	8	7.1%
Other interest expense	(56)	(83)	27	32.5%
Other Income	1	14	(13)	(92.9)
Unrealized gain on derivative instruments	23	29	(6)	(20.7)%
Loss from equity method investment in affiliate	(448)	(799)	351	43.9%

Other Expenses, net	(2,326)	(2,643)	317	12.0%

Net Income	$949	$114	835	732.5%

Net Investment Revenue

Net investment revenue was unchanged at $0.5 million in the three months ended December 31, 2012, compared to the comparable period in 2011. While the monthly average balance of investments in financing receivables increased to $191.7 million in the three months ended December 31, 2012 from $145.0 million in the comparable period in 2011, the average interest rate earned on these assets decreased to 5.91% from 9.24% in three months ended December 31, 2011. The decline in the interest rate earned resulted from the timing of principal repayments and the yield differences on the financing receivables held during the periods. A large project began in late 2010, resulting in higher investment income in 2011 and there was a one time pass through of interest income and expense of approximately $0.6 million relating to a partial prepayment of a fixed rate loan in the three months ended December 31, 2011. In addition, due to generally lower interest rates in 2012 as compared to 2011, the interest rates earned on new projects fell as did the cost of new nonrecourse debt. As a result, income from financing receivables declined by $0.5 million to $2.8 million in 2012 as compared to $3.3 million in 2011.

As the projects were match funded, the monthly average nonrecourse debt balance increased in the three months ended December 31, 2012 to $196.3 million compared to $149.4 million in the comparable period in 2011. As a result of the one time interest expense of $0.6 million in the three months ended December 31, 2011, interest expense decreased to $2.3 million in the three months ended December 31, 2012, compared to $2.8 million in 2011 and the average debt interest rate fell to 4.78% in 2012 from 7.55% in 2011. As a result of the lower interest rate earned on the investments offset partially by the lower interest rate on the nonrecourse debt, the net investment revenue spread fell to 1.13% in the three months ended December 31, 2012 from 1.69% in the comparable period in 2011 and net investment revenue remained unchanged at $0.5 million in the three months ended December 31, 2012, compared to the comparable period in 2011.

Other Investment Revenue

Gain on securitization of receivables increased by $0.6 million to $2.5 million for the three months ended December 31, 2012 compared to $1.9 million in the comparable period in 2011. The increase was the result of an increase of $9.8 million of receivables securitized during the three months ended December 31, 2012 compared to the comparable period in 2011. Fee income was unchanged at $0.3 million.

Total Revenue, Net of Investment Interest Expense

Total revenue, net of investment interest expense increased by $0.5 million to $3.3 million in the three months ended December 31, 2012, compared to $2.8 million in the comparable period in 2011, primarily as a result of an increase in other investment revenue of $0.6 million.

Other Expenses, Net

Other expenses, net decreased by $0.3 million to $2.3 million in the three months ended December 31, 2012, compared to $2.6 million in the comparable period in 2011, primarily as a result of a decrease in the loss from equity method investment in affiliate of approximately $0.4 million to $0.4 million in the three months ended December 31, 2012, compared to $0.8 million in the comparable period in 2011. This decrease in this loss was the result of lower losses resulting from the Hudson Ranch plant being placed in operation in 2012 and our lower share of the earnings in the plant as a result of the sale of equity in Hudson Ranch in September 2012. As of December 31, 2012, we had distributed this investment to Hannon Armstrong’s existing owners.

Net Income

Net income increased by approximately $0.8 million to $0.9 million in the three months ended December 31, 2012, compared to $0.1 million in the comparable period in 2011 due primarily to the increase in other investment revenue and a decrease in the loss from equity method investment in affiliate.

Comparison of 2012 to 2011

Net income increased by $8.8 million to $3.8 million for the year ended September 30, 2012, compared to a loss of $5.0 million for the same period in 2011. This increase was the result of an increase in total revenue, net of investment interest expense of $10.1 million and a decrease in the loss from equity method investment in affiliate of $3.8 million. The increase was offset by increased compensation and benefits and general and administrative cost of $5.1 million due to higher performance based compensation expense as a result of the higher fee income as well as higher costs for additional personnel and professional fees to expand our origination capability and prepare for this offering.

	Year Ended September 30,
	2012	2011	$ Change	% Change
Net Investment Revenue:
Income from financing receivables	$11,848	$11,739	$109	0.9%
Investment interest expense	(9,852)	(9,442)	(410)	(4.3)%

Net Investment Revenue	1,996	2,297	(301)	(13.1)%

Other Investment Revenue:
Gain on securitization of receivables	3,912	4,025	(113)	(2.8)%
Fee income	11,380	877	10,503	1,197.6%

Other Investment Revenue	15,292	4,902	10,390	212.0%

Total Revenue, net of investment interest expense	17,288	7,199	10,089	140.1%

Compensation and benefits	(7,697)	(4,028)	(3,669)	(91.1)%
General and administrative	(3,901)	(2,506)	(1,395)	(55.7)%
Depreciation and amortization of intangibles	(440)	(431)	(9)	(2.1)%
Other interest expense	(287)	(295)	8	2.7%
Other Income	52	61	(9)	(14.8)%
Unrealized gain on derivative instruments	73	35	38	108.6%
Loss from equity method investment in affiliate	(1,284)	(5,047)	3,763	74.6%

Other Expenses, net	(13,484)	(12,211)	(1,273)	(10.4)%

Net Income (Loss)	$3,804	$(5,012)	$8,816	175.9%

Net Investment Revenue

Net investment revenue decreased by $0.3 million to $2.0 million in 2012, compared to $2.3 million in 2011. While the monthly average balance of investments in financing receivables increased to $186.8 million from $151.8 million in 2011, the average interest rate earned on these assets decreased to 6.34% from 7.73% in 2011. The decline in the interest rate earned resulted from the timing of principal repayments and the yield differences on the financing receivables held during the periods. A large project began in late 2010, resulting in higher investment income in 2011. In addition, due to generally lower interest rates in 2012 as compared to 2011, the interest rates earned on new projects fell as did the cost of new nonrecourse debt. As a result, income from financing receivables only rose by $0.1 million to $11.8 million in 2012 as compared to $11.7 million in 2011.

As the projects were match funded, the monthly average nonrecourse debt balance increased in 2012 to $191.3 million compared to $156.3 million in 2011. This change resulted in an increase in investment interest expense of $0.4 million to $9.8 million in 2012, compared to $9.4 million in 2011 despite the average debt interest rate falling to 5.15% in 2012 from 6.04% in 2011. As a result of the lower interest rate earned on the investments offset partially by the lower interest rate on the nonrecourse debt, the net investment revenue spread fell to 1.19% in 2012 from 1.69% in 2011 and net investment revenue decreased by $0.3 million to $2.0 million in 2012 as compared to $2.3 million in 2011.

Other Investment Revenue

Gain on securitization of receivables was $3.9 million for 2012, a decrease of $0.1 million from $4.0 million in 2011. Fee income increased by $10.5 million to $11.4 million in 2012, compared to $0.9 million in 2011, primarily the result of higher advisory service fees from the closing of several sustainable infrastructure financing transactions in 2012.

Total Revenue, Net of Investment Interest Expense

Total revenue, net of investment interest expense increased by $10.1 million to $17.3 million in 2012 compared to $7.2 million in 2011, as a result of an increase in other investment revenue of $10.4 million offset by a decrease in net investment revenue of $0.3 million.

Other Expenses, Net

Other expenses, net increased by approximately $1.3 million to $13.5 million in 2012, compared to $12.2 million in the comparable period in 2011. The increase in compensation and benefits of $3.7 million from $4.0 million in 2011 to $7.7 million in 2012 was the result of higher performance based compensation expense associated with the higher fee income as well as higher costs for additional personnel and professional fees to expand our origination capability and prepare for this offering. General and administrative expenses increased by $1.4 million to $3.9 million in 2012, compared to $2.5 million in 2011, as a result of higher professional fees on certain of the transactions that closed during the year as well as expenses to prepare for this offering.

The loss from equity method investment in affiliate decreased by approximately $3.8 million to $1.2 million in 2012, compared to $5.0 million in 2011. EnergySource completed a number of transactions in the year including placing its primary holding, a geothermal plant, into production as well as refinancing its existing debt and selling equity to a third party investor. The decrease in this loss was also the result of decreased losses on an interest rate swap which was held by EnergySource. In December 2012, we distributed our investment in EnergySource to Hannon Armstrong’s existing owners.

Net Income (Loss)

Net income increased by approximately $8.8 million to $3.8 million in 2012, compared to a loss of $5.0 million in 2011 due primarily to the increase in fee income offset by higher other expenses, net.

Comparison of 2011 to 2010

Net income decreased by $19.1 million to a loss of $5.0 million in 2011, compared to income of $14.1 million in 2010. This decrease was the result of a decrease in other investment revenue of $9.1 million offset by an increase in net investment revenue of $1.0 million due to the higher amortization of the financing receivables during this period as a result of new investments, and an increase in other expenses, net of $11.0 million as a result of a loss from equity method investment in affiliate in 2011 as compared to a gain from equity method investment in affiliate in 2010 offset by lower compensation expenses.

	Year Ended September 30,
	2011	2010	$ Change	% Change
Net Investment Revenue:
Income from financing receivables	$11,739	$10,904	$835	7.7%
Investment interest expense	(9,442)	(9,606)	164	1.7%

Net Investment Revenue	2,297	1,298	999	77.0%

Other Investment Revenue:
Gain on securitization of receivables	4,025	6,322	(2,297)	(36.3)%
Fee income	877	7,716	(6,839)	(88.6)%

Other Investment Revenue	4,902	14,038	(9,136)	(65.1)%

Total Revenue, net of investment interest expense	7,199	15,336	(8,137)	(53.1)%

Compensation and benefits	(4,028)	(7,191)	3,163	44.0%
General and administrative	(2,506)	(1,856)	(650)	(35.0)%
Depreciation and amortization of intangibles	(431)	(685)	254	37.1%
Other interest expense	(295)	(369)	74	20.1%
Other Income	61	70	(9)	(12.9)%
Unrealized gain on derivative instruments	35	113	(78)	(69.0)%
(Loss) gain from equity method investment in affiliate	(5,047)	8,663	(13,710)	(158.3)%

Other Expenses, net	(12,211)	(1,255)	(10,956)	(872.9)%

Net Income (Loss)	$(5,012)	$14,081	$(19,093)	(135.6)%

Net Investment Revenue

Net investment revenue increased by $1.0 million to $2.3 million in 2011, compared to $1.3 million in 2010. While the monthly average balance of investments in financing receivables declined to $151.8 million from $159.1 million in 2010, the average interest rate earned on these assets increased to 7.73% in 2011 from 6.85% in 2010. The increase in the average interest rate earned resulted from the timing of principal repayments and the yield differences on the financing receivables held during the periods. A large project began in late 2010, resulting in higher investment income in 2011. As a result, income from financing receivables rose by $0.8 million to $11.7 million in 2011 as compared to $10.9 million in 2010.

As the projects were match funded, the monthly average nonrecourse debt balance decreased in 2011 to $156.3 million compared to $163.8 million in 2010. This resulted in a decrease in investment interest expense of $0.2 million to $9.4 million in 2011, compared to $9.6 million in 2010 despite the average debt interest rate increasing to 6.04% in 2011 from 5.87% in 2010. As a result of the higher interest rate earned on the investments, the net investment revenue spread increased to 1.69% in 2011 from 0.98% in 2010 and net investment revenue increased by $1.0 million to $2.3 million in 2011 as compared to $1.3 million in 2010.

Other Investment Revenue

Gains on securitization of receivables declined by $2.3 million to $4.0 million in 2011, compared to $6.3 million in 2010 as we securitized $120.5 million of finance receivables in 2011 compared to $226.6 million in 2010. The decline in gains on securitization of receivables was the result of fewer financings of U.S. federal government energy efficiency projects, as U.S. federal government agencies were focused on completing the large amounts of directly appropriated projects that resulted from passage of the American Recovery and Reinvestment Act of 2009 (also referred to as the Stimulus Act) in place of developing new multi-year financings of energy savings performance contracts. Fee income declined by $6.8 million to $0.9 million in 2011, compared to $7.7 million in 2010, primarily as a result of fees from two large sustainable infrastructure syndication engagements in 2010 which were not repeated in 2011.

Total Revenue, Net of Investment Interest Expense

Total revenue, net of investment interest expense declined by $8.1 million to $7.2 million in 2011, compared to $15.3 million in 2010, as a result of a decrease in other investment revenue of $9.1 million offset by an increase in net investment revenue of $1.0 million.

Other Expenses, Net

Other expenses, net increased by approximately $10.9 million to approximately $12.2 million in 2011, compared to $1.3 million in 2010. General and administrative expenses increased by $0.7 million principally due to consulting and legal costs for a transaction that did not close and consulting fees relating to new financing opportunities. This increase was offset by lower compensation and benefits of $3.2 million resulting from lower incentive compensation on lower other investment revenue and a $0.3 million decrease in amortization of intangible assets as certain intangible assets were fully amortized before the end of 2011. The earnings from the equity method investment in affiliate decreased by $13.7 million to a loss of $5.0 million in 2011, compared to income of $8.7 million in 2010. This change was the result of an increase in the unrealized loss on an interest rate swap, which is held by an equity method investee of HA EnergySource, due to declining interest rates.

Net Income (Loss)

The net loss for 2011 was $5.0 million compared to net income of $14.1 million in 2010 or a change of $19.1 million due primarily to the decrease in earnings from the equity method investment in affiliate, and a decrease in other investment revenue offset by a decrease in compensation and benefits.

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: (1) managed assets and (2) investment income from managed assets. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of our operating performance. These non-GAAP financial measures, as calculated by us, may not be comparable to similarly named financial measures as reported by other companies that do not define such terms exactly as we define such terms.

Managed Assets and Investment Income from Managed Assets

As we both consolidate assets on our balance sheet and securitize investments, certain of our financing receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment. Thus we also calculate both our investments and our income on our investments on a non-GAAP “managed” basis, which assumes that securitized loans are not sold, with the effect that the income from securitized loans is included in our income in the same manner as the income from loans that we consolidated on our balance sheet. We believe that our managed basis information is useful to investors because it portrays the results of both on- and off-balance sheet loans that we manage, which enables investors to understand and evaluate the credit performance associated with the portfolio of loans reported on our consolidated balance sheet and our retained interests in securitized loans. Our non-GAAP managed basis measures may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP investments in financing receivables to our managed assets and our GAAP income from financing receivables to our investment income from managed assets as of December 31 and September 30, 2012 (in thousands):

	December 31,	September 30,
	2012	2012
	(In thousands)
Investments in financing receivable	$191,399	$195,582
Assets held in securitization trusts	1,431,635	1,412,693

Managed Assets	$1,623,034	$1,608,275

Income from financing receivables	$2,834	$11,848
Income from assets held in securitization trusts	20,670	84,582

Investment Income from Managed Assets	$23,504	$96,430

Other Financial Measures

The following are certain financial measures as of the years ended September 30, 2012, 2011 and 2010.

	Year Ended September 30,
	Historical
	2012	2011	2010

Return on assets	1.9%	(2.7)%	7.4%
Return on equity	21.5%	(25.9)%	75.5%
Equity to total assets ratio	8.7%	10.6%	9.8%

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential short-term (within one year) and long-term cash requirements, including ongoing commitments to repay borrowings, fund and maintain our current and future sustainable infrastructure projects, make distributions to our stockholders and other general business needs. We will use significant cash to finance our sustainable infrastructure projects, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations.

We expect to use leverage to increase potential returns to our stockholders. We have traditionally financed our business primarily through the use of securitizations, such as Hannie Mae, or other special purpose funding vehicles. Large institutional investors, primarily insurance companies and commercial banks, have historically provided the financing needed for a project by purchasing the notes issued by the funding vehicle. As of December 31, 2012, the outstanding principal balance of our managed assets financed through the use of securitizations and held in non-consolidated trusts was approximately $1.4 billion and the outstanding principal balance of investments in financing receivables held on our balance sheet was approximately $200 million, as shown above in our discussion of non-GAAP measures.

We expect we will continue to use securitizations or other special purpose funding vehicles to finance our business and continue to maintain and potentially expand our relationships with various securitization investors. We also believe we will be able to customize securitized tranches to meet the investment preferences of our investors.

Going forward, we plan to selectively retain a larger portion of the economics in the financings we originate on our balance sheet and broaden our financing sources to include other fixed and floating rate borrowings in the form of bank credit facilities (including term loans and revolving facilities), warehouse facilities, repurchase agreements and public and private equity and debt issuances, in addition to transaction or asset specific funding and match-funded arrangements. On April 3, 2013, we entered into a letter agreement with Bank of America, N.A., to provide us with the $200 million G&I Facility and the $200 million PF Facility. See “Summary–Recent Developments” for a description of the commitments for credit facilities we have received from Bank of America, N.A., an affiliate of one of the underwriters in this offering. No assurances can be provided as to when or whether we will execute definitive documentation for such facilities or as to the final terms of such facilities.

The decision on how we finance specific assets or groups of assets will largely be driven by capital allocations and portfolio management considerations, as well as prevailing credit spreads and the terms of available financing and market conditions. We have ongoing discussions with a number of financial institutions regarding warehouse or other bank credit facilities. Over time, as market conditions change, we may use other forms of leverage in addition to these financing arrangements.

Although we are not restricted by any regulatory requirements to maintain our leverage ratio at or below any particular level, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Historically, we have financed our transactions with U.S. federal government obligors with more than 95% debt. We anticipate reducing our overall leverage on both individual assets classes and our entire portfolio for which we have the primary economic exposure. We expect that we will generally target up to two times leverage, with internal allocations of leverage based on the mix of asset types and obligors. For example, we may deploy higher leverage on debt financings made to U.S. federal and other high quality government obligors and lower leverage on other types of assets and obligors. We believe our target leverage ratios will be significantly lower than our historical leverage. We intend to use leverage for the primary purpose of financing our portfolio and business activities and not for the purpose of speculating on changes in interest rates.

While we generally intend to hold our target assets that we do not securitize upon acquisition as long-term investments, certain of our investments may be sold in order to manage our interest rate risk and liquidity needs, to meet other operating objectives and to adapt to market conditions. The timing and impact of future sales of financings, if any, cannot be predicted with any certainty. Since we expect that our assets will generally be financed, we expect that a significant portion of the proceeds from sales of our assets (if any), prepayments and scheduled amortization will be used to repay balances under our financing sources.

We believe these identified sources of liquidity will be adequate for purposes of meeting our short-term and long-term liquidity needs, which include funding future sustainable infrastructure projects, operating costs and distributions to our stockholders. To qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income without regard to the deduction for dividends paid and excluding net capital gains. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for growth and our operations. For more information, see “Distribution Policy.”

Sources and Uses of Cash

We had $8.0 million and $20.9 million of cash and cash equivalents as of December 31 and September 30, 2012, respectively. In addition, we have restricted cash that has historically been required as part of borrowings and is not available for general operating purposes of $55,000 as of December 31, 2012 and $2.0 million as of September 30, 2012.

As a result of our expansion strategy and our intention to hold more direct economic interests in our assets in the future and our decision to continue our business as a REIT beginning with our taxable year ending December 31, 2013, we do not believe that our sources and uses of cash for the periods as set forth below are comparable to our anticipated sources and uses of cash following completion of this offering and the formation transactions.

Cash Generated from Operating Activities

Net cash used in operating activities was $1.4 million for the three months ended December 31, 2012. In addition to the net income of $0.9 million, there was the non-cash loss from our equity method investment of $0.4 million and depreciation and amortization of $0.1 million. This was offset by the changes in operating assets and liabilities of $2.9 million, primarily resulting from the payment of expenses accrued at September 30, 2012. Net cash provided by operating activities was $6.8 million for the three months ended December 31, 2011. In addition to net income of $0.1 million, there was the non-cash loss from our equity method investment of $0.8 million and an increase in accounts payable and accrued expenses of $6.0 million resulting from timing differences from amounts accrued but not yet paid relating to financing receivables at quarter end.

Net cash provided by operating activities was $9.7 million for 2012. In addition to net income of $3.8 million, there were significant non-cash expenses, including the loss from our equity method investment of $1.3 million and depreciation and amortization of intangibles of $0.4 million for 2012. In addition, changes in operating assets and liabilities, primarily resulting from accrued compensation expense at year end, provided cash of $3.8 million and the non-cash component of the securitizations increased operating cash by $0.4 million.

Net cash provided by operating activities was $1.5 million for 2011. The net loss in 2011 was due in significant part to non-cash expenses including the loss from our equity method investment in HA EnergySource of $5.0 million and depreciation and amortization of intangibles of $0.4 million. In addition in 2011, changes in other assets and liabilities provided cash of $0.8 million and the non-cash component of the securitizations increased operating cash by of $0.3 million.

Net cash provided by operating activities was $7.2 million for 2010. The net income in 2010 included non-cash income from our equity method investment in HA EnergySource of $8.6 million and an unrealized gain on derivatives of $0.1 million. This non-cash income was offset by non-cash depreciation and amortization of intangibles of $0.7 million and a recovery of $2.3 million on non-amortizable intangible assets. In addition in 2010, a reduction in accounts payable and accrued expenses used cash of $1.7 million due to the payment of some expenses accrued in 2009 that were paid in the beginning of 2010 and the non-cash component of the securitizations increased operating cash by $0.7 million.

Cash Flows Relating to Investing Activities

Net cash generated from investing activities was $6.0 million for the three months ended December 31, 2012. In the three months ended December 31, 2012, cash used for new investments in finance receivables held on our balance sheet was $2.1 million and principal collections on financing receivables held on our balance sheet were $6.3 million. In the three months ended December 31, 2012, the investment and advances in non-consolidated affiliates, other than the $3.4 million non-cash contribution as part of the spinout of HA EnergySource, was $0.6 million and the distributions from the non-consolidated affiliates were $0.4 million. In addition, the release of restricted cash generated $2.0 million.

Net cash used in investing activities was $2.7 million for the three months ended December 31, 2011. In the three months ended December 31, 2011, cash used for new investments in finance receivables held on our balance sheet was $8.8 million and principal collections on financing receivables held on our balance sheet were $6.3 million. In the three months ended December 31, 2011, the investment and advances in non-consolidated affiliates was $0.4 million.

Net cash used in investing activities was $40.2 million for 2012. In 2012, cash used for new investments in finance receivables held on our balance sheet was $103.3 million and principal collections on financing receivables held on our balance sheet were $51.5 million. For 2012, the investment and advances in non-consolidated affiliates was $3.4 million and the distributions from the non-consolidated affiliates were $14.3 million. In addition, $0.2 million was spent on property and equipment, primarily as the result of our office move described under “—Contractual Obligations and Commitments” and the net proceeds from the sale of marketable securities generated $0.5 million and the release of restricted cash generated $0.3 million.

Net cash provided by investing activities was $8.2 million for 2011. Cash used for new investments in finance receivables held on our balance sheet was $7.2 million and principal collections on financing receivables held on our balance sheet were $22.6 million in 2011. Additionally, our investment and advances in non-consolidated affiliates resulted in a cash outflow $5.1 million in 2011 and the establishment of the restricted cash reserve of $2.1 million was also a cash outflow in 2011.

Net cash used in investing activities was $3.9 million for 2010. Cash used for new investments in finance receivables held on our balance sheet was $30.0 million, which was offset by principal collections on financing receivables held on our balance sheet of $29.8 million in 2010. Additionally, our investment and advances in non-consolidated affiliates resulted in cash outflow $3.4 million in 2010 and $0.3 million was used to purchase marketable securities.

Cash Flows Relating to Financing Activities

Net cash used in financing activities was $17.5 million for the three months ended December 31, 2012. During the quarter, $12.7 million was used to fund accrued distributions on and to return capital in respect of the Series A participating preferred units. Total proceeds from nonrecourse debt to fund the origination of financing receivables were $2.2 million versus repayments on the nonrecourse debt of $6.5 million during the period. In addition, principal repayments on our existing credit facility were $0.4 million. Net cash provided by financing activities was $1.9 million for the three months ended December 31, 2011. Total proceeds from nonrecourse debt to fund the origination of financing receivables were $8.9 million versus repayments on the nonrecourse debt of $6.4 million during the period. In addition, principal repayments on our existing credit facility were $0.6 million.

Net cash from financing activities was $49.8 million for 2012. Total proceeds from nonrecourse debt to fund the origination of financing receivables were $104.2 million for 2012 versus repayments on the nonrecourse debt of $52.1 million during such period. In addition, principal repayments on our existing credit facility were $2.3 million.

Net cash used in financing activities was $13.4 million in 2011. In 2011, proceeds from nonrecourse debt were $7.4 million and repayments on nonrecourse debt were $23.1 million. In 2011, proceeds from borrowings on our credit facility were $4.0 million, offset by repayments on our existing credit facility of $1.4 million. The $4.0 million of borrowings were used for general corporate purposes, including investing in sustainable infrastructure projects and to establish a restricted cash reserve.

Net cash used in financing activities was $8.1 million in 2010. In 2010, proceeds from nonrecourse borrowings to fund the origination of financing receivables were $30.6 million and repayments on nonrecourse debt were $30.5 million. In 2010, we made repayments of $1.2 million on our existing credit facility and there were payments to the Series A Participating Preferred Unit holders of $7.0 million for accrued dividends and return of capital.

Existing Credit Facility

In May 2007, we obtained a recourse term loan credit facility in the amount of $8.6 million from an affiliate of one of the underwriters. The proceeds of the credit facility were used to help repurchase the member interests of the former members of our company. In May 2011, we amended this credit facility by borrowing an additional $4.0 million and extending the term by thirteen months. In December 2012, the credit facility was amended to replace the restricted cash requirement with a minimum cash balance of $1.0 million. We owed $4.2 million and $4.6 million under the outstanding credit facility as of December 31 and September 30, 2012, respectively.

The amended credit facility bears interest at a floating rate equal to the one-month LIBOR plus 2.75%, and the interest has been fixed at a rate of 4.90% through the purchase of an amortizing interest rate swap. The swap had a notional amount of $4.2 million and $4.6 million as of December 31 and September 30, 2012, respectively, and a termination date of September 30, 2015. The interest rate swap is not accounted for as a hedge under FASB ASC Topic 815, Derivatives and Hedging. The agreement includes certain financial covenants requiring our company to maintain (i) a fixed charge coverage ratio, defined as the ratio of cash flow for the last four quarters to all contractually scheduled principal and interest payments on all indebtedness over the same period, of no less than 1.25 for any four consecutive fiscal quarters, (ii) a net present value ratio, defined as the credit facility balance divided by the net present value of the income stream, that is no greater than 75% through the four fiscal quarters ending May 31, 2013, no greater than 65% through the four fiscal quarters ending May 31, 2014, no greater than 50% through the four fiscal quarters ending May 31, 2015, and no greater than 25% for the fiscal quarters beginning June 1, 2015, and (iii) a minimum cash or cash equivalents balance of $1.0 million. As of December 31, 2012, our fixed charge coverage ratio was 2.73, our net present value ratio was 52%, and our cash balance was $8.1 million. Amounts due under the credit facility are secured by our general assets.

The stated minimum maturities of our credit facility at December 31, 2012 were as follows:

Due in less than one year	$1.64 million
Due in one to 3 years	2.53 million

$4.17 million

We intend to use a portion of the net proceeds of the offering to repay this facility.

General and Administrative Expenses

Upon completion of this offering, we will have general and administrative expenses, including salaries, rent, professional fees and other corporate level activity expenses associated with operating as a public company. As of January 1, 2013, we employed 20 people. We intend to hire several additional business professionals in the near term in connection with this offering and the implementation of our strategy. We also expect to incur additional professional fees to meet the reporting requirements of the Exchange Act and comply with the Sarbanes-Oxley Act. The timing and level of these costs and our ability to pay these costs with cash flow from our operations depends on our execution of our business plan, the number of financings we originate or acquire and our ability to attract qualified individuals to fill these new positions. We believe that our initial portfolio will generate cash flow in an amount that will exceed our first year general and administrative expenses.

Contractual Obligations and Commitments

We lease office space under an operating lease entered into in July 2011. The lease provides for operating expense reimbursements and annual escalations that are amortized over the respective lease terms on a straight-line basis. Lease payments under the July 2011 lease commenced in March 2012. Our previous lease expired December 31, 2011. We also lease space at a satellite office under an operating lease entered into in November 2011. Lease payments under this lease commenced in February 2012.

In December 2012, we undertook the distribution of our equity interest in HA EnergySource, which we determined would not be suitable for inclusion as part of our plan to continue our business as a REIT, to the current owners of Hannon Armstrong. Prior to and as part of the transaction, the board of Hannon Armstrong approved a $3.4 million capital commitment to HA EnergySource to be used by HA EnergySource for general corporate purposes, future investments or dividends to HA EnergySource owners. The historical book value as of December 31, 2012 attributable to HA EnergySource, taking into account this capital commitment was approximately $3.9 million. We recorded an obligation representing our $3.4 million capital commitment to HA EnergySource as of December 31, 2012 in other accrued expenses. As of March 31, 2013 we have paid approximately $1.6 million of this obligation. In addition, in respect of the distribution of our equity interest in HA EnergySource, we recorded a dividend as a reduction in equity totaling $3.9 million which represents the $3.4 million capital commitment plus the carrying value of HA EnergySource of $0.5 million. Following the distribution, the Company no longer has an equity ownership in HA EnergySource or EnergySource and will not have an obligation to provide additional funding.

The following table provides a summary of our contractual obligations as of December 31, 2012:

	Payment due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 years
Long-Term Debt Obligations (1)	$195,952	$24,124	$71,513	$37,162	$63,153
Interest on Long-term Debt Obligations (1)	53,752	8,497	13,383	8,702	23,170
Credit facility, due on September 30, 2015 (2)	4,170	1,640	2,530	—	—
Interest on Credit Facility (2)	265	164	101	—	—
Operating Lease Obligations	2,408	233	480	509	1,186

Total	$256,547	$34,658	$88,007	$46,373	$87,509

(1)	The Long-Term Debt Obligations are secured by the Investment in Financing Receivables that were financed with no recourse to our general assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies and Use of Estimates—Investments in Financing Receivables.” Debt service, in the majority of the cases, is equal to or less than the investment in financing receivables. Interest paid on these obligations in the year ended September 30, 2012 was $8.9 million and $2.0 million for three months ended December 31, 2012.
(2)	We intend to use a portion of the net proceeds of this offering to repay this credit facility. Interest paid on this facility in the year ended September 30, 2012 was $0.3 million and $0.1 million for the three months ended December 31, 2012.

Off-Balance Sheet Arrangements

As described under “—Critical Accounting Policies and Use of Estimates,” we have relationships with non-consolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate the sale of securitized assets. Other than our securitization assets of $6.2 million which may be at risk in the event of defaults in our securitization trusts, we have not guaranteed any obligations of non-consolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Distributions

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

We cannot assure you that we will make any distributions to our stockholders.

Book Value Considerations

At December 31, 2012, and at September 30, 2012, we carried only our retained interests in securitized receivables and derivatives at fair value on our balance sheet. As a result, in reviewing our book value, there are a number of important factors and limitations to consider. Other than the $4.5 million of our retained interests and derivative assets that were carried on our balance sheet at fair value as of December 31, 2012, the carrying value of our remaining assets and liabilities are calculated as of a particular point in time, which is largely determined at the time such assets and liabilities were added to our balance sheet using a cost basis in accordance with U.S. GAAP. As such, our remaining assets and liabilities do not incorporate other factors that may have a significant impact on their value, most notably any impact of business activities, changes in estimates or changes in general economic conditions or interest rates since the dates the assets or liabilities were initially recorded. Accordingly, our book value does necessarily represent an estimate of our net realizable value, liquidation value or our market value as a whole.

Inflation

We do not anticipate that inflation will have a significant effect on our results of operations. However, in the event of a significant increase in inflation, interest rates could rise and our projects and investments may be materially adversely affected.

Quantitative and Qualitative Disclosures About Market Risk

We anticipate that our primary market risks will be related to commodity prices, the credit quality of our counterparties and project companies, market interest rates and the liquidity of our assets. We will seek to manage these risks while, at the same time, seeking to provide an opportunity to stockholders to realize attractive returns through ownership of our common stock.

Credit Risks

While we do not anticipate facing significant credit risk in our financings related to U.S. federal government energy efficiency projects, we are subject to varying degrees of credit risk in these projects in relation to guarantees provided by ESCOs where payments under energy savings performance contracts are contingent upon energy savings. We will also be exposed to credit risk in projects we finance that do not depend on funding from the U.S. federal government. We expect to increasingly target such projects as part of our strategy. In the case of various other sustainable infrastructure projects, we will also be exposed to the credit risk of the obligor of the project’s power purchase agreement or other long-term contractual revenue commitments. We may encounter enhanced credit risk as we expect that over time our strategy will increasingly include equity investments. We seek to manage credit risk using thorough due diligence and underwriting processes, strong structural protections in our loan agreements with customers and continual, active asset management and portfolio monitoring.

Interest Rate and Borrowing Risks

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

We are subject to interest rate risk in connection with new asset originations, and in the future, will be subject to interest rate risk for any new floating or inverse floating rate assets and credit facilities. Because short-term borrowings are generally short-term commitments of capital, lenders may respond to market conditions, making it more difficult for us to secure continued financing. If we are not able to renew our then existing facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may have to curtail our financing of sustainable infrastructure projects and/or dispose of assets. We face particular risk in this regard given that we expect many of our borrowings will have a shorter duration than the assets they finance. Increasing interest rates may reduce the demand for our investments while declining interest rates may increase the demand. Both our current and future credit facilities may be of limited duration and are periodically refinanced at then current market rates. We expect to attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we may seek (1) to match the maturities of our debt obligations with the maturities of our assets and (2) to match the interest rates on our assets with like-kind debt (i.e., we may finance floating rate assets with floating rate debt and fixed-rate assets with fixed-rate debt), directly or through the use of interest rate swap agreements, interest rate cap agreements or other financial instruments, or through a combination of these strategies. We expect these instruments will allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings. In addition to the use of traditional derivative instruments, we also seek to mitigate interest rate risk by using securitizations, syndications and other techniques to construct a portfolio with a staggered maturity profile, which allows us to maintain a minimum threshold of recurring principal repayments and capital to redeploy into changing rate environments. We monitor the impact of interest rate changes on the market for new originations and often have the flexibility to increase the term of the project to offset interest rate increases.

All of our nonrecourse debt is at fixed rates and changes in market rates on our fixed debt impact the fair value of the debt but have no impact on our consolidated financial statements. If interest rates rise, and our fixed debt balance remains constant, we expect the fair value of our debt to decrease. As of December 31 and September 30, 2012, the estimated fair value of our fixed rate nonrecourse debt was $212.7 million and $218.2 million, respectively, which is based on having the same debt service requirements that could have been borrowed at the date presented, at prevailing current market interest rates.

Our credit facility is a variable rate loan and we have an interest rate swap and an interest rate cap relating to our credit facility. As of December 31 and September 30, 2012, the aggregate fair value of our credit facility was $4.2 million and $4.6 million, respectively, equal to the book value of $4.2 million and $4.6 million, respectively. We record our interest rate swap and cap at fair value and the total fair value of the interest rate swap and interest rate cap was a liability of $0.1 million at December 31 and September 30, 2012. Significant increases in interest rates would result in a lower unrealized losses on our interest rate swap and cap while decreases in interest rates would result in higher unrealized losses on our interest rate swap and cap, none of which are expected to be material.

We record the cash reserve and deferred fees portion of our securitization assets at fair value, which was $4.6 million as of December 31 and September 30, 2012. Any changes in the discount rate would impact the value of these assets in our financial statements and a 10% change in our discount rate assumption would result in a $0.3 million change in the value of these assets recorded in our financial statements.

Liquidity and Concentration Risk

The assets that will comprise our asset portfolio will not be publicly traded. A portion of these assets may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises, including in response to changes in economic and other conditions. As of December 31, 2012, a significant portion of our assets financings were held in securitization trusts where we retained only residual economic stakes or were held on our balance sheet and secured by nonrecourse debt. Going forward, we plan to selectively retain a larger portion of the economics in the financings we originate on our balance sheet. As a consequence, we will be subject to concentration risk and could incur significant losses if any of these projects perform poorly or if we are required to write down the value of any these projects.

Commodity Price Risk

Investments in sustainable infrastructure projects that act as a substitute for an underlying commodity will expose us to volatility in prices of that commodity. As we target projects with long-term contracted revenues, often with price escalators based on inflation or other factors, commodity price risk has potentially more of an impact on new originations than on existing projects. We monitor the market demand for various types of projects based upon a variety of factors including the outlook for the price of the underlying commodity. We also focus on a blend of technologies and projects to limit our exposure to price adjustments of any one commodity. For example, we believe the current low prices in natural gas will increase demand for some types of our projects, such as combined heat and power, but may reduce the demand for other projects like renewable energy which may be a substitute for natural gas. In addition, certain of our projects reduce the use of the commodity so the impact of the reduction in cost of the underlying commodity can often be offset by increasing the term of the financing. Volatility in energy prices may cause building owners and other parties to be reluctant to commit to projects where repayment is based upon a fixed monetary value for energy savings that would not decline if the price of energy declines so we often blend technologies together that may result in savings of several different commodities.

Risk Management

Our ongoing active asset management and portfolio monitoring processes provide investment oversight and valuable insight into our origination, underwriting and structuring processes. These processes create value through active monitoring of the state of our markets, enforcement of existing contracts and real-time receivables management. See “Business—Investment Process.” Subject to maintaining our qualification as a REIT, and as described above, we engage in a variety of interest rate management techniques that seek to mitigate the economic effect of interest rate changes on the values of, and returns on, some of our assets. While there has been only one incidence of realized loss, amounting to approximately $7.0 million (net of recoveries) on the more than $3.9 billion of transactions we originated since 2000, which represents an aggregate loss of less than 0.2% on cumulative transactions originated over this time period, there can be no assurance that we will continue to be as successful, particularly as we invest in more credit sensitive assets or more equity positions and engage in increasing numbers of transactions with obligors other than U.S. federal government agencies. We seek to manage credit risk using thorough due diligence and underwriting processes, strong structural protections in our loan agreements with customers and continual, active asset management and portfolio monitoring.

BUSINESS

Our Company

We are a specialty finance company that provides debt and equity financing for sustainable infrastructure projects. We focus on profitable sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment or make more efficient use of natural resources. We began our business more than 30 years ago, and since 2000, using our direct origination platform, we have provided or arranged over $3.9 billion of financing in more than 450 sustainable infrastructure transactions. Over this period, we have become the leading provider of financing for energy efficiency projects for the U.S. federal government, the largest property owner and energy user in the United States. Upon completion of this offering, we plan to change our organizational structure by contributing Hannon Armstrong to Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation organized on November 7, 2012, in order to allow us to continue our business as a REIT. Our strategy in converting to a REIT and in undertaking this offering is to expand our proven ability to serve the rapidly growing sustainable infrastructure market by increasing our capital resources, enhancing our financial structuring flexibility and expanding the types of projects and end-customers we pursue, and selectively retaining a larger portion of the economics in the financings we originate, while delivering attractive risk-adjusted returns to our stockholders.

Our management team has extensive industry knowledge and long-standing relationships with leading originators, institutional investors and other intermediaries in the markets we target. We originate many of our investment opportunities through our relationships with global industrial companies that develop and install sustainable infrastructure projects, such as Chevron, Honeywell International, Ingersoll-Rand, Johnson Controls, Schneider Electric, Siemens and United Technologies as well as a number of U.S. utility companies. We have traditionally financed our business by accessing the securitization market, primarily utilizing our relationships with insurance companies and commercial banks. We also have strong relationships with a variety of key intermediaries such as investment banks, private equity and infrastructure funds, other institutional investors and industry service providers which complement our origination and financing activities.

We provide and arrange debt and equity financing primarily for three types of sustainable infrastructure projects:

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Energy Efficiency Projects: projects, typically undertaken by ESCOs, which reduce a building’s or facility’s energy usage or cost through the design and installation of improvements to various building components, including HVAC systems, lighting, energy controls, roofs, windows and/or building shells;

•	Clean Energy Projects: projects that deploy cleaner energy sources, such as solar, wind, geothermal and biomass as well as natural gas; and

•

Other Sustainable Infrastructure Projects: projects, such as water or communications infrastructure, that reduce energy consumption, positively impact the environment or make more efficient use of natural resources.

We are highly selective in the projects we target. Our goal is to select projects that generate recurring and predictable cash flows or cost savings that will be more than adequate to repay the debt financing we provide or will deliver attractive returns on our equity investments. Our projects are typically characterized by revenues from contractually committed obligations of government entities or private high credit quality obligors and are often supported by additional forms of credit enhancement, including security interests and supplier guaranties. Our projects also generally employ proven technologies which minimize performance uncertainty, enabling us to more accurately predict project revenue and profitability over the term of the financing or investment. As a result of our highly selective approach to project targeting, the credit performance of our originated assets has been excellent. Since 2000, there has been only one incidence of realized loss, amounting to approximately $7.0 million (net of recoveries) on the more than $3.9 billion of transactions we originated during that time. This transaction, in an asset class in which we no longer participate, represents an aggregate loss of less than 0.2% on cumulative transactions originated over this time period.

We have traditionally financed our business primarily through the use of securitizations, including Hannie Mae. In these transactions, we transfer the loans or other assets we originate to securitization trusts or other bankruptcy remote special purpose funding vehicles. Large institutional investors, primarily insurance companies and commercial banks, have historically provided the financing needed for a project by purchasing the notes issued by the trust or vehicle. The securitization market for the assets we finance has remained active throughout the financial crisis due to investor demand for high credit quality, long-term investments.

As of December 31, 2012, approximately $1.6 billion of the outstanding financings we own or manage for sustainable infrastructure projects were held on our balance sheet or in securitization trusts. We refer to this entire $1.6 billion outstanding portfolio (including any residual interests we retain) as our managed assets. In most cases, we treat the transfer of loans or other assets to non-consolidated securitization trusts as sales for accounting purposes and recognize gain or loss based on the transfer pricing of the contributed assets. We fund such transactions with securitized debt whereby we seek to match the maturities of the debt obligations with the maturities of the assets. We normally retain residual economic stakes in the transferred assets and continue to manage and service these assets in exchange for fees and other payments. In some cases, we structure our transactions as financings for accounting purposes and continue to carry the assets and the corresponding liabilities on our balance sheet in special purpose funding vehicles. We also generate fee income for arranging financings that are held directly on the balance sheet of other investors or by providing broker/dealer or other services to project developers.

We are undertaking this offering to expand our proven ability to serve the rapidly growing sustainable infrastructure market. We plan to complete eight financing transactions representing approximately $110.0 million in funding within 45 days of the closing of this offering. Six of these transactions represent newly originated financing receivables. For two of these transactions, which we originally financed through issuances of secured notes, we plan to retire these notes in order to allow us to retain a larger portion of the economics from the underlying project. We will also utilize the net proceeds from this offering and our permanent equity capital base to continue to broaden the types of projects we undertake and enhance our financial structuring flexibility while retaining a larger share of the economics of future projects we finance. We plan to extend our market leading position of financing energy efficiency and clean energy projects for U.S. federal government agencies to include projects undertaken by state and local governments, as well as privately owned commercial projects. Additionally, we plan to expand the range and type of equity and debt financings we provide to clean energy and other sustainable infrastructure projects. We believe our strategy will allow us to target attractive opportunities while maintaining our asset quality and risk management parameters.

We are organized as a Maryland corporation and intend to elect, and operate our business so as to qualify, to be taxed as a REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2013. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We intend to operate our business through, and serve as the sole general partner of, our operating partnership subsidiary, Hannon Armstrong Sustainable Infrastructure, L.P. We also intend to operate our business in a manner that will permit us to maintain our exception from registration as an investment company under the 1940 Act.

Market Opportunities

We believe the market for the financings we provide is in the midst of a prolonged expansion, driven by several macro-economic and geopolitical trends, including:

•	global population growth and concerns about its impact on natural resources;

•	higher commodity prices arising from increasing global per capita consumption and the ongoing depletion of conventional natural resources;

•	national security risks associated with energy procurement that threaten energy supply and increase the potential for price volatility;

•	governmental policies that seek to protect the environment and support job creation;

•	fiscal challenges and budgetary constraints facing U.S. federal, state and local governments; and

•	changes in global banking regulations which increase banks’ capital requirements for financing long-lived projects thus reducing the amount of available bank financing for such projects.

We believe that the rising demand for capital to address these and other sustainable infrastructure trends will help to fuel our growth and positively impact our business. According to McKinsey’s 2011 report, the estimated average annual capital investment needed (using constant 2010 dollars) to meet rising energy and water usage will grow from approximately $1.3 trillion in 2010 to approximately $2.0 to $2.2 trillion in 2030. This report also identified real property energy efficiency improvements as presenting the single highest resource productivity gain potential over the period from 2010 to 2030 of the more than 130 opportunities studied, with renewable energy and municipal water improvements identified as among the top five of such opportunities. In addition, a 2011 Bloomberg New Energy Finance report projected that $7 trillion of new capital will be required for renewable energy projects from 2010 to 2030, with annual capital outlays expected to increase from approximately $195 billion in 2010 to approximately $460 billion in 2030.

Energy efficiency and clean energy projects either reduce or eliminate the demand for energy from traditional commodities such as coal or various petroleum based fuels and we believe that projects such as these should become more valuable as commodity prices rise. In a similar vein, we believe that other sustainable infrastructure projects that reclaim or recycle various commodities will become increasingly valuable if commodity prices rise.

In addition, while demand for the financings we provide is increasing, rising capital costs driven in part by higher regulatory capital requirements and other factors are causing many traditional financing providers to withdraw or limit the amount of funding they are willing to commit to sustainable infrastructure projects. Many traditional funding sources also lack the expertise or relationships to participate in project-based investments. As a consequence, we expect to continue to see financing needs outpacing available supply in our market, creating a significant opportunity for us to provide capital and financing solutions for projects on an attractive risk adjusted return basis. We believe we can address existing market inefficiencies through our differentiated business model, experience and expertise and provide project owners and end-customers with access to capital to address the needs of this growing market.

Energy Efficiency

McKinsey’s 2011 report identified real property energy efficiency improvements as presenting the single highest resource productivity gain potential over the 2010 to 2030 period of the more than 130 opportunities studied. End-users of energy efficiency projects are broadly classified into commercial (including governments), industrial and residential segments. We have traditionally focused our strategy on U.S. federal government facilities and are currently expanding our focus to include other areas within the commercial segment of the market, including the state and local markets which encompass state and local governments, universities, schools and hospitals, as well as privately owned commercial projects. The U.S. Energy Information Administration, or the EIA, estimates that the commercial segment spent approximately $179 billion on energy consumption in 2010 (excluding transportation), accounting for 18.5% of all U.S. energy usage and 35.5% of U.S. electricity usage. Within the commercial segment, HVAC systems accounted for the largest use of energy at 42%, while lighting accounted for another 11%. We believe that many commercial facilities operate with an energy infrastructure for various building components, including HVAC systems, lighting, energy controls, roofs, windows and/or building shells that is significantly less efficient and less cost-effective compared to systems currently available in the market. Several government and private studies published during the time period from 2011 to 2012 have estimated that that potential savings of 20% across the commercial sector can be cost effectively achieved through energy efficiency measures, which equates to a potential $35.0 billion in annual savings for the commercial segment.

A number of engineering and architectural firms and HVAC system, lighting, window and insulation contractors and consultants offer energy efficiency services and projects to the commercial market in the United States. We typically focus our efforts on projects that are performed by ESCOs that develop and install energy efficiency projects and other sustainable infrastructure projects in buildings and other facilities. Pike Research estimates the revenue growth of the U.S. ESCO market from $5.1 billion in 2011 to at least $13.0 and potentially $16.5 billion in 2020.

A significant consideration for property owners in deciding to undertake an energy efficiency project is the payback period, or the amount of time required to recover the initial invested capital from savings generated by reduced energy use. Paybacks for energy efficiency projects vary depending on the type of improvement being implemented. The following table illustrates estimated payback periods, before the cost of financing, for some of the more common types of energy efficiency improvements we finance:

Energy Efficiency Measures—Payback Periods

Energy Conservation Measures	Typical Payback (yrs)
Controls	1-6
Mechanical improvements	4-10
HVAC improvements or replacements	6-8
Lighting improvements	3-7

Based on median payback period data for various energy efficiency measures used in U.S. federal government ESPC contracts as reported by the U.S. Department of Energy in its 2008 Federal Energy Management Program Market Report.

Energy efficiency projects can be financed by property owners using equity or as part of their mortgages. However, property owners often seek to minimize the upfront costs of energy efficiency measures, thereby creating a key driver for the need for financing solutions in which a portion of the savings from the energy efficiency project is used to repay the financing. In most cases, the debt financing is structured such that the property owner does not incur any upfront capital costs and repays the project’s costs, including interest expense, from the energy cost savings generated. The following chart illustrates the potential savings that can be realized by the property owner over time by implementing energy efficiency measures:

Energy Savings Performance Contract—Example Structure

In U.S. federal government energy efficiency projects, following a competitive bidding process, U.S. federal government agencies enter into contracts for specific projects with an ESCO. Upon winning a contract, the contracted ESCO will often arrange third party financing through a competitive process whereby we may compete against other specialty finance companies, and in some cases, other sources of financing such as large banks. When we are selected to provide the financing, we are assigned the payment stream and other contractual rights typically using our pre-existing master purchase agreements with the ESCOs. We are also normally granted a security interest in the installed equipment used in the project.

Payments by the U.S. federal government agency for energy efficiency measures are based on the services provided and products installed, but are generally limited to the savings derived from such measures, calculated in accordance with U.S. federal regulatory guidelines and the specific contract terms. Since many energy efficiency projects are developed using proven technologies, ESCOs often use energy savings performance contracts that provide the property owner a guaranty of the minimum overall savings of the various energy conservation measures included in a project. These estimated savings are typically determined and validated by comparing energy use and O&M costs before and after the installation of the energy efficiency measures, adjusted for changes that affect energy use and O&M costs not caused by the energy efficiency measures, such as variations in commodity prices such as energy prices and utility rates, weather, facility occupancy schedules, the amount of energy-using equipment in a facility, and customer failure to operate or maintain the project properly. Depending on the project, the validation of the savings may be required only once, upon installation, based on an analysis of one or more components of the installations, or may be required to be repeated at agreed upon intervals over an agreed upon period that could extend up to a period of 20 years. In the unlikely event that an energy efficiency project does not perform according to the standards established in the energy savings performance contract, the ESCO is typically required to satisfy its obligation by modifying the installed equipment, installing additional measures to provide substitute energy savings or paying the customer for lost energy savings based on the conditions assumed in the energy savings performance contract. We typically receive a guaranty from the ESCO to reimburse us for any payments lost due to savings shortfalls.

Clean Energy

Clean energy projects deploy cleaner energy sources, such as solar, wind, geothermal and biomass as well as natural gas. Examples include projects that rely on renewable sources of energy, such as the sun (solar energy), wind, water (hydropower, wave and tidal energy), heat below the surface of the earth (geothermal energy) and biomass (wood, waste, energy crops), which are resources that are continuously replenished naturally. Other examples include combined heat and power or cogeneration facilities, an efficient and cleaner approach to generating power and thermal energy from a single fuel source, and using natural gas as a cleaner or more efficient substitute for other fossil fuels. Clean energy projects typically reduce the amount of greenhouse gases such as carbon dioxide and other pollutants released into the atmosphere. Increasing the use of clean energy while reducing greenhouse gas emissions has become a key strategy for meeting U.S. energy policy goals.

According to the International Energy Agency, or the IEA, renewable energy, which accounted for approximately 20% of all electricity produced worldwide in 2009, is the fastest-growing sector of energy production. Bloomberg New Energy Finance estimates that $250 billion was invested in 2011 alone in renewable energy projects and the EIA projects the renewable share of total energy use to increase from 10% in 2008 to 14% in 2035. The IEA projects that renewable electricity generation from 2011 to 2017 should expand by 1,840 terawatt-hours, or TWh, almost 60% more than the 1,160 TWh growth achieved over the 2005 to 2011 period.

In addition to renewable energy, new methods of cost-effectively producing natural gas from expansive domestic shale formations are increasing interest in the use of natural gas. According to the EIA estimates annual U.S. domestic natural gas production rose by 17% from 2008 to 2012 while the new supply resulted in a 60% price decline over the same period. The EIA also projects that the use of natural gas to produce electricity will increase by 22% percent from 2011 to 2012. According to the EIA, natural gas is the least carbon-intensive fossil fuel with carbon emissions approximately 40% lower than coal and approximately 25% lower than diesel fuel. Natural gas is also often seen as a complement to balance the variable nature of certain renewable technologies such as wind and solar as the time from when a natural gas electric generation plant is started to the time it is producing electricity is significantly shorter than for coal plants. These factors are all increasing interest in the use of natural gas as a substitute for other fossil fuels in a variety of clean energy projects.

Technological advances are also rapidly making renewable energy alternatives significantly more competitive with respect to pricing compared to traditional energy sources. For example, according to the IEA, despite historically being supported by economic and tax incentives, renewable energy alternatives are starting to compete without economic incentives. Established technologies such as large and small hydropower, geothermal and onshore wind projects are becoming increasingly competitive with new coal-fired plants in many areas. Small-scale distributed applications, such as biogas and solar (in areas of good solar coverage) are already attractively priced compared to diesel generators. In particular, solar panels are made of silicon, the same basic material used in computer chips, and have been experiencing some of the same economies of scale seen in computer based technologies. A 2012 Clean Edge report entitled Clean Energy Trends 2012 report estimated that the cost of an installed solar panel fell by more than 50% from 2007 to 2011 and estimated that the cost of solar electricity will fall from $0.11 to $0.19 per kilowatt-hour, or kWh, in 2012 to between $0.05 and $0.10 by 2021 as compared to the 2011 average retail price of electricity reported by the EIA of $0.0995 per kWh.

These advances in technology and the state renewable portfolio standards have expanded the market and thus the opportunities for financing clean energy projects. Clean energy projects are typically financed on a project basis by large banks, institutional investors, tax equity investors, private equity firms, developers, corporations and through government subsidies. The need for global investment in clean energy has grown rapidly in recent years and according to Bloomberg New Energy Finance, investments in clean energy projects relying on renewable energy are expected to rise from $195 billion in 2010 to $395 billion in 2020 and to $460 billion by 2030. This same report predicts that during the period from 2010 to 2030 this growth will require nearly $7 trillion of new capital. However, over the last several years in the aftermath of the global financial crisis and more stringent capital requirements, certain of the funding sources, especially European banks, that have traditionally financed this market have reduced their funding commitments to this sector. In addition, much of the capital that is available to the sector comes with conditions attached, including substantial minimum project size requirements, requirements that all project cash flows be fully contracted prior to any provision of financing, and the inability of lenders to take any “merchant” or investment risk with respect to various government incentives. We believe these conditions make it difficult for many project developers to access capital. In addition, for those developers who can gain access to capital, these conditions may lead to increased cost or delays in the commencement of project construction and operation. As a result, we believe a significant opportunity exists for us to assemble new forms of capital to meet these growing demands.

Clean energy projects involving renewable energy have historically received U.S. federal, state and local government support and incentives to increase the demand for such projects, by guaranteeing revenues and reducing costs of the projects. Despite the expiration or near-term expiration of a number of the U.S. federal incentives, the EIA projects renewable energy capacity (excluding hydropower) to more than double between 2010 and 2035, driven by the various state renewable portfolio standards and by the increasing cost competitiveness of renewable energy technologies. According to the EIA, as of 2012, 30 states and the District of Columbia have established renewable portfolio standards which specify the portion of the power utilized by local utilities that must be derived from clean energy sources such as renewable energy as well as the eligible technologies and noncompliance penalties. As an example, California utilities have entered into power purchase agreements in response to the state’s renewable portfolio standards that we estimate could result in the need for up to $10.0 billion of renewable project financing over the next five years. Similarly, various types of combined heat and power projects qualify for the renewable portfolio standards in 23 states as of 2011, according to the EIA.

Other Sustainable Infrastructure Opportunities

We believe there is the potential for rising natural resource prices and supply shortfalls occurring as the world’s economy and population grows without the necessary development and financing of new resource recovery and efficiency projects. As a result, we anticipate there will be significant opportunities for investments in other sustainable infrastructure projects such as water or communications infrastructure that reduce energy consumption, are more environmentally friendly or make more efficient use of natural resources. We intend to invest in other sustainable infrastructure projects that provide an essential public service or benefit to society, that have a strategic competitive advantage, demonstrate inelastic demand characteristics or have contractually committed revenues and have a low sensitivity to cyclical volatility. We expect many of these investments to have a governmental entity as the primary obligor where the governmental entity is seeking an alternative to direct appropriation or tax exempt financing or has chosen to utilize a private party to outsource such infrastructure construction.

Improvements to water infrastructure are an example of other sustainable infrastructure opportunities that we target. In McKinsey’s 2011 report, the McKinsey Global Institute projected that over the following 20 years the water supply required would need to be 140% higher than it had been over the prior 20 years, due in large part to increased agricultural demand. In a 2009 report, the American Society of Civil Engineers gave the U.S. water system a grade of D-, estimated the incremental annual investment as of 2010 was $55.0 billion and projected such investment to grow to over $84.0 billion by 2020 (using constant 2010 dollars). A Department of Energy Report to Congress in 2006 entitled Energy Demand on Water Resources estimated that electricity represents approximately 75% of the cost to process and distribute water. Thus, energy efficiency improvements represent a significant opportunity, especially in places like California where McKinsey estimates the water system consumes 19% of the state’s electricity and 30% of its natural gas.

Demand for Sustainable Infrastructure Projects

U.S. Federal Government

The U.S. federal government, which is the largest property owner and energy user in the United States, is actively involved in numerous sustainable infrastructure projects. The U.S. federal government is responsible for approximately 500,000 buildings or other facilities and spends approximately $7 billion annually on energy costs for these buildings. For a long period of time, legislative and regulatory actions have focused on reducing the U.S. federal government’s energy usage. In 2007, the Energy Independence and Security Act, or EISA, was adopted to require U.S. federal buildings to reduce energy consumption by 30% by 2015 compared to a 2003 baseline. In the last 20 years, a number of Presidential Executive Orders or Memorandums have been issued that set energy efficiency goals for U.S. federal buildings.

The U.S. federal government typically funds energy efficiency investments through specific Congressional appropriations or, as is the case with the financings we provide, through performance contracts such as energy savings performance contracts. The U.S. federal government has established special rules to encourage the use of energy efficiency contracts such as the energy savings performance contracts that are paid for using funds that would have otherwise been spent on utility bills. These rules allow U.S. federal government agencies to account for the project cost over the life of the project using the amount of the annual payment as opposed to accounting for the entire project cost at the time of entering into the contract as U.S. government accounting would typically require.

We expect that energy savings performance contracts or other types of performance based contracting will continue to play an important role in implementing energy efficiency measures at U.S. federal government facilities. For example, in December 2011, President Obama issued an Executive Memorandum directing the U.S. federal government to enter into a minimum of $2 billion in energy performance contracts by December 2013, and according to 2012 research from the National Electrical Manufacturers Association, the U.S. Department of Defense plans to increase its energy savings performance contract awards from $201 million in 2011 to $465 million in 2012 and $718 million in 2013. A 2011 Department of Energy analysis entitled “Covered Facility Evaluation Progress (Government-wide)” identified more than $8.0 billion of energy conservation measures that could be implemented at existing U.S. federal buildings.

The U.S. Department of Defense is also increasingly focused on meeting mandated energy reduction goals while increasing the energy security of its bases by generating more energy onsite through clean energy sources such as renewables. For example, the U.S. Department of Defense has set a target of producing 25% of its energy needs through renewable sources by 2025 or the equivalent of 3 gigawatts. To help achieve this goal, the U.S. federal government is increasingly evaluating renewable energy projects, including those that may result from the U.S. Army Corps of Engineers July 2012 Request for Proposals to procure up to $7.0 billion of renewable or alternative energy generation over the next ten years.

State and Local Markets

While historically we have focused our energy efficiency financing efforts on the U.S. federal government, we believe that the state and local markets represent a much larger portion of the ESCOs’ overall market. Pike Research in its publication entitled The U.S. Energy Service Company Market has estimated that the state and local markets account for more than 70% of the estimated 2011 revenue of ESCOs. Many institutions in state and local markets are focused on reducing costs in part by increasing energy efficiency while preserving overall financing capacity. As of the end of 2011, 28 U.S. states, have established mandated energy efficiency targets for state office buildings. In McKinsey’s 2009 report entitled Unlocking Energy Efficiency in the U.S. Economy, or McKinsey’s 2009 report, McKinsey estimated that an investment of $26 billion in energy efficiency in the state and local markets would provide a return of $49 billion in 2009 dollars, assuming a 7% cost of capital.

Governments at the state and local levels also operate a large portion of the clean water production facilities and other infrastructure such as street lighting that face significant rebuilding challenges over the next decade, creating additional opportunities for the financing solutions we provide. McKinsey’s 2009 report estimated that such municipal and privately owned infrastructure could generate a present value savings of $45 billion from an investment of $4 billion in energy efficiency improvements. The financing of the improvement of these systems often competes against other government budget demands or other uses of financing capacity and thus many projects that could pay for themselves out of savings often go unfunded. As a result of aging infrastructure and budget constraints, municipalities are increasingly turning to alternative modes of operation including the increasing use of private companies to operate either a part of or their entire infrastructure. We believe our relationships with infrastructure service companies including ESCOs will present us further opportunities to provide financing for capital investments that improve efficiency or reduce operating cost.

Historically, the state and local markets have been financed primarily through the use of tax-exempt bonds issued by state or local governments and thus we have generally not participated in these markets. However, we believe that several factors, including governmental budget constraints, the lack of suitable long-term tax-exempt financings and the desire to preserve financing capacity will create increasing demand for external financing and provide additional opportunities for us. We believe that the financing solutions we have developed for state and local markets will be attractive to our traditional ESCO relationships, which should enable us to effectively capture state and local market opportunities and generate further growth.

Private Sector Owners and Developers

Private entities are increasingly investing in sustainable infrastructure projects such as energy efficiency and clean energy projects to lower costs, generate new sources of revenue, meet regulatory requirements or increase the value of their assets. According to McKinsey’s 2009 report, commercial buildings with improved energy efficiency have an estimated 6% higher effective rent and a 16% premium in valuation over similar non-energy efficient buildings. McKinsey’s 2009 report identifies the privately owned commercial building market as the largest potential market within the commercial sector, estimating that an investment of $73 billion in energy efficiency would provide a return of energy savings in present dollars of $104 billion, assuming a 7% cost of capital.

Historically, commercially owned buildings have financed energy efficiency improvements through equity investments by owners or by adding on to their commercial mortgages. We believe the market would be receptive to an alternative source of funding that leverages the cash flow from energy savings. We are in discussions on several structures that we believe will appeal to large owners of commercial buildings and that will leverage our ESCO relationships, as well as several new national or regional relationships that we are developing to address this market.

Many renewable energy projects and an increasing number of sustainable infrastructure projects are developed by private parties which begin with a concept and work to obtain the site, the project development plan, the environmental and other permits and a contractual revenue commitment such as a power purchase agreement to lock in a recurring revenue stream. In response to state level renewable portfolio standards, developers are often able to enter into long-term power purchase agreements with utilities for various clean energy projects. This preliminary work is typically completed prior to obtaining financing or starting construction. The developer may provide or raise the equity to construct a project from an investment fund or other institutional investor.

Projects are initially built with construction loans, the availability of which has declined recently due to the withdrawal of European banks and other traditional project based lenders in the aftermath of the global financial crisis and new capital requirements for banks that hold long term projects on their balance sheet. We believe that we are well positioned to finance this market based upon our relationships with the ESCOs and other leading global industrial companies which will supply equipment and services to these projects. We also believe our relationships and proven project development history provide us with the credibility that will make us an attractive financing partner for the developers and investors of these projects.

Our Competitive Strengths

We believe our direct origination platform, coupled with the knowledge and strength of the relationships of our management team, position us to capitalize on future opportunities in an expanding and underserved market.

Market Leading, Highly Scalable Platform with a Long Operating History

We have a well-established, market leading and highly scalable platform with over 30 years of history and a combination of an experienced team, strong relationships, deep industry knowledge and an industry leading position in financing U.S. federal government energy efficiency and clean energy projects. Attaining attractive returns from the assets we target requires direct origination capabilities, sound investment decision-making, efficient transaction processes and prudent asset management. Our platform allows us to source and identify high quality financing opportunities within our broad areas of expertise, apply our rigorous underwriting processes to our assets, develop innovative structuring and financing solutions and access highly attractive funding from our long-standing relationships.

Strong Direct Transaction Sourcing and Financing Relationships

Our management team has extensive industry knowledge and long-standing relationships with leading originators, institutional investors and other intermediaries in the markets we target. Many of our originations have been sourced through relationships with global industrial companies that develop and install sustainable infrastructure projects, such as Chevron, Honeywell International, Ingersoll-Rand, Johnson Controls, Schneider Electric, Siemens and United Technologies as well as a number of U.S. utility companies. These companies are active in multiple segments of our target markets and we believe the strength of our relationships with them will allow us to expand our offerings to cover a broader range of their projects such as state and local markets projects, commercial energy efficiency projects, clean energy projects and other sustainable infrastructure projects.

Our relationships with our financing sources, such as insurance companies and commercial banks, provide us with market intelligence, best practices and co-investment opportunities. We also have strong relationships, with a variety of key intermediaries such as investment banks, private equity and infrastructure funds, other institutional investors and industry service providers, which complement our origination and financing activities. Our registered broker-dealer subsidiary that provides advisory services and arranges financing for various project developers on a fee basis also exposes us to new market opportunities and relationships.

We have standardized and agreed upon financing documentation with many of our industry counterparties and financing sources, which enables us to rapidly and efficiently negotiate and close multiple transactions such as those in the U.S. federal energy efficiency market. This capability is further enhanced by our experienced in-house legal and origination teams. We believe our focus on execution and efficiency makes us a trusted partner to our sourcing and financing relationships and will allow us to continue winning additional business and successfully enter new markets.

Experienced and Fully Dedicated Management Team

Our industry leading senior management and origination teams average over 20 years of industry experience and our senior management team has worked, on average, approximately 10 years at Hannon

Armstrong. Our chief executive officer, Jeffrey Eckel, whose career spans more than 30 years in various energy-related businesses, including 17 years at Hannon Armstrong, has served as president of an independent power producer and an ESCO. In addition, members of our management team have had executive responsibility for developing alternative and conventional power plants. We believe our highly experienced management team is well-positioned to capitalize on the opportunities in the markets we target and to grow our business.

We are structured as a fully-integrated, self-administered and self-managed finance company in which members of our management team serve as our full-time executive officers. We do not employ an external advisor to manage our affairs and do not compete with other entities separately sponsored by our management team for assets or for financing. Upon completion of this offering and the formation transactions, our directors, executive officers and other employees will collectively own approximately 8.2% of our common stock outstanding, giving them a significant stake in our growth and continuing success.

Highly Differentiated Finance Company

Our business model is highly differentiated from that of other lenders in terms of the assets we finance and the type of financing solutions we provide. We believe the specific underwriting and structuring knowledge, as well as the origination and financing relationships required to compete in this market sector, represent a significant barrier to entry for most traditional lenders. The market for opportunities in sustainable infrastructure projects is underserved by traditional commercial banks and other financing sources. Financing sustainable infrastructure projects requires a sound understanding of a range of industrial technologies, the economics of energy costs and savings and the impact of various U.S. federal, state and local governmental policies. The cash flows from the assets we finance come from diverse sources, including actual energy savings and long-term power purchase agreements. The structuring of each of our financings is tailored to the specific project, affording us the flexibility to provide the appropriate amount and mix of debt and equity financing. We have standardized our transaction processes to allow us to execute deals of varying sizes and structures within accelerated timelines. We expect to both originate assets for our own balance sheet as well as for the non-consolidated securitization trusts that we manage. Our securitization capability allows us to finance large projects, provides us with fee income, enhances the potential liquidity of our assets and allows us to better manage our portfolio. We also believe we will be able to customize securitized tranches to meet the investment preferences of our investors.

We expect that our differentiated business model will enable us to maintain a portfolio of debt assets with obligors of high credit quality that generate recurring and predictable cash flows and to opportunistically make equity investments that provide current cash flow with potential upside.

High Credit Quality of Obligors and Assets

We believe, given our focus on the higher end of the credit spectrum, the strength of our underwriting process and the quality of our origination team, that the credit performance of our originated assets has been excellent. Since 2000, there has been only one incidence of realized loss, amounting to approximately $7.0 million (net of recoveries) on the more than $3.9 billion of transactions we originated during that time. This transaction, in an asset class in which we no longer participate, represents an aggregate loss of less than 0.2% on cumulative transactions originated over this time period. We expect our strong credit underwriting process to support the growth of our business as we retain a larger portion of the economics in certain of the financings we originate and seek to expand the obligors we work with, the types of projects we undertake and the structure of the financings we provide.

Our Assets

As of December 31, 2012, our managed assets totaled more than $1.6 billion in more than 225 sustainable infrastructure transactions, all of which we originated. Approximately 58% of this portfolio was financings for energy efficiency projects, approximately 33% was financings for clean energy projects such as solar, biomass or other renewable resources as well as combined heat and power, while the remaining 9% of this portfolio, was financings for other sustainable infrastructure projects such as water or communication projects. Our managed assets have an average remaining balance of approximately $7.2 million, a weighted average remaining life of approximately 12.9 years and are typically secured by the installed improvements that are the subject of the financing. As of December 31, 2012, our managed portfolio consisted of fixed rate amortizing loans or direct financing leases with approximately 99% of the portfolio consisting of U.S. federal government obligations. The following chart sets forth our managed portfolio by project type as of December 31, 2012.

Total Managed Assets: $1.6 billion

Our portfolio is broadly diversified by geography within the United States and its territories as set out in the following chart:

Locations of Representative U.S. Transactions

Below are some examples of the broad range of energy efficiency projects, clean energy projects and other sustainable infrastructure projects that we have financed.

Energy Efficiency Projects

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NASA’s Jet Propulsion Laboratory. We originated a series of three energy efficiency loans with Honeywell Building Solutions for an upgrade of the HVAC system and lighting in various buildings at NASA’s Jet Propulsion Laboratory, located in Pasadena, California. Our loan, which has an outstanding principal balance as of December 31, 2012 of $14.6 million and is repaid with payments that average approximately $1.2 million per year. The loan matures in 2031 and is secured by an assignment of the government payment stream, the installed improvement and a guaranty of the energy savings by Honeywell International.

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Large Urban Hospital. We originated this energy efficiency loan with Honeywell International for the replacement of the chiller plant responsible for cooling and humidity control throughout a large hospital located in Washington DC. The hospital is A- rated by Standard & Poor’s. We hold this project on our balance sheet. This project was funded using debt that is nonrecourse to us and which will be paid over the life of the contract. While we presently own the chiller and its building, which Honeywell operates, it will be transferred to the hospital at the end of the term of the contract in 2031. The outstanding principal balance as of December 31, 2012 is $22.1 million and is repaid with payments that average approximately $2.2 million per year.

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U.S. Army Ft. Bliss. We originated this energy efficiency and solar loan with Johnson Controls Government Systems for solar photovoltaic system and energy efficiency upgrades at Ft. Bliss, located in El Paso, Texas. Our loan, which has an outstanding principal balance as of December 31, 2012 of $17.6 million, and is repaid with payments that average approximately $1.2 million per year. The loan matures in 2036 and is secured by an assignment of the government payment stream, the installed improvements and a guaranty of the energy savings by Johnson Controls, Inc.

Clean Energy Projects

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Hudson Ranch (Geothermal Project). We co-developed and financed the construction of this clean energy geothermal project at Hudson Ranch in Imperial Valley, California, a 50 MegaWatt, or MW, geothermal power plant, which commenced operations in 2012. We believe a 50 MW plant running at capacity would provide the equivalent power used, on average, by 50,000 homes. We arranged $300 million of construction debt, $90 million of construction equity, $313 million of term debt and $99 million of tax equity financing. We have determined not to retain an ownership stake in the project development company which indirectly owns Hudson Ranch as part of the formation transactions because we determined that it would not be suitable for inclusion as part of our plan to continue our business as a REIT.

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U.S. Coast Guard (Solar Project). We financed the construction of this clean energy solar project at the U.S. Coast Guard in Puerto Rico, which has a 3 MW solar capacity and which commenced operations in December 2011. We believe a 3 MW plant running at capacity would provide the equivalent power used, on average, by 3,000 homes. We provided $22.5 million of construction and term debt which will be repaid by the U.S. Coast Guard pursuant to its contractual commitment to purchase 100% of the output for 23 years for an average amount of approximately $1.8 million. The operations of the solar panels are guaranteed by Schneider Electric, which developed the project.

Other Sustainable Infrastructure Projects

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Submarine Fiber Optic Cable Project. We financed and own a $66.7 million 2,900 kilometer submarine fiber optic cable system laid on the ocean floor in the Pacific Ocean which provides communications between Guam and several of the Marshall Islands which commenced operations in 2010 working with a former division of Tyco, which acted to oversee the installation of the fiber optic cable system. We financed this project, based on an initial ten-year U.S. federal government communications contract, with average payments of approximately $9.4 million per year. We receive the proceeds of renewals following expiration of the initial ten-year term.

Initial Investments

As part of our expansion strategy, we plan to use $110.0 million of net proceeds of this offering to complete eight financing transactions within 45 days of the completion of this offering. We may fund $7.0 million of these financings through a securitization, which would reduce the net proceeds we would use for these financings. Six of these transactions represent newly originated financing receivables. For two of these transactions, which we originally financed through issuances of secured notes, we plan to retire these notes in order to allow us to retain a larger portion of the economics from the underlying project that collateralizes these notes. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated one of the underwriters in this offering, currently holds these notes. We can offer no assurance as to when or whether we will be able to successfully consummate such transactions. The financing transactions consist of five newly originated energy efficiency loans with an estimated fair market value of approximately $62.0 million, one newly originated clean energy loan with an estimated fair market value of approximately $29.0 million and the retirement of two separate note issuances for a single sustainable infrastructure project with a combined estimated fair market value of approximately $19.0 million. The U.S. federal government is the primary credit obligor on all of these projects. As of March 31, 2013, these projects consisted of fixed rate amortizing loans with weighted average yield-to-maturity of approximately 4.30% and a weighted average remaining life of approximately 18 years. The weighted average unlevered yield-to-maturity is the discount rate at which the sum of all discounted future cash flows from these notes are equal to the purchase price of the notes. The weighted average remaining life is the weighted average amount of time the principal on the notes is outstanding. The following table contains additional information related to our initial investments:

Amount of Note/Investment	Yield-to-Maturity	Remaining Life	Project Type
$11.5 million*	4.20%	25 Years	Energy Efficiency
$17 million*	4.00%	18.5 Years	Energy Efficiency
$14 million*	3.80%	23.5 Years	Energy Efficiency
$7 million*	4.50%	16.5 Years	Energy Efficiency
$13 million*	4.20%	22 Years	Energy Efficiency
$29 million*	3.65%	20 Years	Clean Energy
$10.5 million**	5.75%	5 Years	Sustainable Infrastructure
$8.5 million**	6.75%	5 Years	Sustainable Infrastructure

* represents a newly originated financing.

** represents the retirement of existing notes. These notes relate to a sustainable infrastructure project that includes the funding of construction of fuel facilities at a U.S. Marine Corp base to reduce energy consumption at the base. The financing of this transaction was broken into two separate note issuances and phases of construction.

We expect to make additional financings consistent with our investment strategy with the remaining net proceeds of this offering. See “Use of Proceeds.”

Our Pipeline

We have a large and active pipeline of potential new financing opportunities that are in various stages of our investment process. We refer to projects as being part of our pipeline if we have determined that the projects fit within our investment strategy and exhibit the appropriate risk/reward characteristics through an initial credit analysis, including a quantitative and qualitative assessment of the investment, as well as research on the market and sponsor investment. See “—Investment Process—Step 2: Screening/Risk Management.” Our pipeline consists of projects where we will be the lead financier and does not include projects we participate in that are originated by other institutional investors or intermediaries. Our pipeline consisted of more than $1.5 billion in new financing opportunities, including $110.0 million in financings that we expect will constitute our initial investments. We also have agreements to provide syndication services to finance approximately $2.4 billion of projects to be completed over the next four years with $1.75 billion to be completed by the end of 2015. In addition, we have entered into a letter of intent to finance a series of clean energy projects with a global industrial company and a large infrastructure fund. There can, however, be no assurance that transactions in our pipeline will be completed.

Our Investment Strategy

We provide financing to a large and diverse market of sustainable infrastructure projects. We are highly selective in the projects we target. Our goal is to select projects that generate recurring and predictable cash flows or cost savings that will be more than adequate to repay the debt financing we provide or will deliver attractive returns on our equity investments. Our projects are typically characterized by revenues from contractually committed obligations of government entities or private high credit quality obligors and are often supported by additional forms of credit enhancement, including security interests and supplier guaranties. Our projects also generally employ proven technologies which minimize performance uncertainty, enabling us to more accurately predict project revenue and profitability over the term of the financing or investment.

We provide and arrange debt and equity financing for energy efficiency projects, which reduce their energy usage or cost of energy use. We often work with ESCOs, which design and install improvements to various building components, including HVAC systems, lighting, energy controls, roofs, windows and/or building shells. We are assigned the payment stream and other contractual rights often using our pre-existing master purchase agreements with the ESCOs. Our financing is generally also secured by the installed improvements. These improvements typically have paybacks ranging from one to ten years depending on the technologies deployed and efficiency realized. The projects are priced using a margin over the comparable blend of equivalent credit rated debt that approximate the average life of the financing. For example, in the case of U.S. federal government projects, we use U.S. Treasury notes or bonds so a project that will have an average 10-year life would be priced at a spread over the 10 year Treasury. The projects we finance usually range in size from $1.0 million to $200.0 million and our typical project averages approximately $6.0 million. The following chart illustrates a typical commercial arrangement in relation to energy efficiency financings with ESCOs and property owner obligors:

Energy Efficiency Financing Arrangement

We provide debt and equity financing for projects that deploy cleaner energy sources, such as solar, wind, geothermal and biomass as well as natural gas. We focus on financing clean energy projects which use proven technology and that have contractually committed agreements with high credit quality utilities or large electricity users to enter into power purchase agreements under which the utility or large user purchases the power produced by the project at a minimum price with potential price escalators. These projects are building or facility specific and may be combined with other energy efficiency projects or are standalone projects designed to sell power to electric utilities or large users. Developers, including many ESCOs, acquire a specific site and the applicable permits and negotiate the construction and maintenance contracts and the power purchase agreement. The size of the project and the payback depends on the nature of the project as well as the cost of traditional energy sources. Building specific projects can be as small as $1.0 million or less while standalone projects can be as large as several hundred million dollars or more. Projects are priced in a similar manner to energy efficiency projects using a margin over comparable rated debt obligations with a term equal to the average life of the project. The following chart illustrates our typical commercial arrangement in our financings for clean energy projects:

Clean Energy Financing Arrangement

We provide debt and equity financing for other sustainable infrastructure projects such as water or communications infrastructure that reduce energy consumption, positively impact the environment or make more efficient use of natural resources. We intend to invest in other sustainable infrastructure projects that provide an essential public service or benefit to society, that have a strategic competitive advantage, demonstrate inelastic demand characteristics or have contractually committed revenues and have a low sensitivity to cyclical volatility. We primarily target developers and infrastructure funds that have completed projects with long-term contractually committed revenues in place but which require additional financing to achieve targeted returns.

We may seek to co-invest on such projects with other institutional investors and may arrange and syndicate some of all of the financing for the project. The debt financings we provide in connection with sustainable infrastructure projects are typically fixed rate loans that generally fall within one of the following categories:

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Energy savings performance contracts: loans for the construction and/or financing of, and secured by, energy efficiency and other building installed improvements, where the term covers the construction period and an agreed upon amortization period based upon the anticipated energy savings to be realized from the improvements with typical maturity dates ranging from five to 25 years and where the payment obligation is contingent on the realization of energy savings, such savings may be guaranteed by an ESCO;

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Secured energy efficiency loans: loans for the construction and/or financing of, and secured by, energy efficiency and other building installed improvements, where the term covers the construction period and an agreed upon amortization period with typical maturity dates ranging from five to 25 years, where our financing may be either senior or subordinated;

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Secured project loans: amortizing loans secured by a first lien, or subordinate to an existing secured loan(s), for the construction and/or financing of a sustainable infrastructure project that provides long-term financing to project developers or owners generally having maturity dates ranging from ten to 25 years and contractually committed revenues such as through long-term power purchase agreements; and

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Secured mezzanine loans: loans made for the construction and/or financing of sustainable infrastructure projects that are secured by pledges of the borrower’s ownership interests in the project and/or the project owner, subordinate to whole mortgage loans secured by first or second mortgage liens on the property and senior to the borrower’s equity in the property.

We also will seek to make equity investments in projects that provide us with predictable and recurring cash flow and the potential to generate capital appreciation. Our equity participation may be in any combination of preferred or common stock ownership interests or warrants. These investments will generally be minority interests where we also benefit from provisions protecting our rights as a minority-interest holder. In some cases, we may seek to make our direct equity investments in connection with debt investments. We may also take a control position in projects where it is advantageous to do so because of tax, accounting or other considerations.

We will seek to manage the diversity of our portfolio of financings by, among other factors, project type, type of financing, commitment size, geography, obligor and maturity. In addition, we will seek to manage the diversity of the underlying properties by, among other factors, technology type and manufacturer. Our target mix of projects is expected over time to range from approximately 30% to 50% energy efficiency projects, 25% to 45% clean energy projects and 20% to 30% other sustainable infrastructure projects. Our target mix of assets held on our balance sheet is expected over time to range from 85% to 95% debt financings and 5% to 15% equity financings. We will not invest more than 15% of our assets in any individual project without the consent of a majority of our independent directors. We will adjust the mix and duration of our assets over time in order to allow us to manage various aspects of our portfolio, including expected risk-adjusted returns, macroeconomic conditions, liquidity, availability of adequate financing for our assets, and to maintain our REIT qualification and our exception from registration under the 1940 Act.

We believe that our long history of financing sustainable infrastructure projects, the experience, expertise and relationships of our management team, the anticipated credit strength of the obligors of our financings and the size and growth potential of our market, position us well to capitalize on our strategy and provide attractive risk-adjusted returns to our stockholders over the long term, through both distributions and capital appreciation.

Our Investment Process

The origination or acquisition of new assets typically follows a rigorous multiple step process, the outline of which is described below.

Step 1: Sourcing

We originate many of our investment opportunities through our relationships with global industrial companies that develop and install sustainable infrastructure projects, such as Chevron, Honeywell International, Ingersoll-Rand, Johnson Controls, Schneider Electric, Siemens and United Technologies as well as a number of U.S. utility companies. Our relationships with our financing sources, such as insurance companies and commercial banks, provide us with market intelligence, best practices and co-investment opportunities.

We focus primarily on directly originating our assets, which allows us to:

•	take a more active role in underwriting and structuring investments;

•	have direct access to the project’s management teams and enhance our due diligence process;

•	have meaningful input into our customers’ pro forma capital structures;

•	actively participate in negotiating transaction pricing and terms; and

•	generate structuring and origination fees.

Step 2: Screening/Risk Management

As soon as a potential investment opportunity arises, we perform an initial credit analysis, including a quantitative and qualitative assessment of the investment, as well as research on the market and sponsor, to determine whether it is beneficial to pursue the potential investment. The review is conducted by our investment team, which is typically comprised of the investment originator, a senior credit professional and other investment professionals. We evaluate each investment opportunity based on our experience and expected risk-adjusted return relative to other comparable investment opportunities available to us. Additionally, we have begun and will continue to screen each potential asset to determine its impact on maintaining our REIT qualification and exception from registration under the 1940 Act. Prior to making an investment decision, we assess the asset’s impact on portfolio diversification. If we determine that the proposed asset meets the appropriate risk and return criteria, as well as appropriately complements our existing portfolio, the investment team completes a preliminary analysis to be presented for initial review by our management team and a recommendation to include in our ongoing pipeline of investment opportunities. Potential assets are added to the pipeline based on (1) whether they fit within the investment strategy and (2) whether they exhibit the appropriate risk/reward characteristics.

Step 3: Structuring/Securitization Analysis /Initial Due Diligence/Underwriting

We employ a value-driven approach to underwriting and due diligence, consistent with the experience of our investment professionals and our investment strategy. We employ a rigorous, credit-oriented evaluation in determining the risk/return profile of the opportunity and the appropriate pricing and structure for the prospective investment, with specific reference to the strength of the project owner, the credit and contractual commitment of the principal obligor, the underlying project, any other supporting credits such as guaranties, bonding or warranties and the structure of the investment. We seek to manage credit risk utilizing thorough due diligence and underwriting processes, strong structural protections in our loan agreements with customers and continual, active asset management and portfolio monitoring.

We also make an evaluation of whether we will retain the economics of the project ourselves or syndicate or securitize all or part of the transaction and thus have more limited balance sheet exposure. When we decide to syndicate or securitize the transaction, as explained in “Our Financing Strategy,” we will involve potential investors in this stage. These investors will conduct their own due diligence and we focus our due diligence efforts on supporting their investment requirements.

Detailed financial modeling and analysis are used to assess the cash flow and debt service coverage characteristics of the properties as well as interest rate and prepayment analysis with respect to our debt investments. Our focus is on current cash flows and potential risks to cash flow such as those associated with the obligor’s credit quality, various project risks, including any construction, curtailment or termination risk, and expenses. We use cash flow analysis and market comparables to determine the current and projected value of the underlying collateral, assess the capacity to repay or refinance upon maturity, as well as understand sensitivities to various potential changes in asset performance, market fundamentals and the applicable markets.

We perform, where appropriate, project and market-level due diligence, including a competitive analysis, obligor profile and credit reviews, market and industry research and due diligence on the project and its sponsor(s), including meeting with the project’s and sponsor’s respective management teams, checking management’s backgrounds and references and analyzing the governance structure of the borrower or project. In the case of investments we make which involve a government agency, we also assess whether all appropriate approvals have been obtained and whether the approval process has followed appropriate legal and regulatory guidelines. Our underwriting focus is also on understanding the broader capital structure of the transaction and ensuring that we have the appropriate controls and rights within a prospective investment.

We enhance our due diligence and underwriting efforts by accessing our management team’s extensive knowledge base and industry contacts. Depending on the project, we may engage third parties, including lawyers, accountants and professional engineers to assist in our evaluation. In addition, we evaluate the financing plan for the transaction and, as appropriate, leverage the due diligence, underwriting and expertise of the other institutional investors interested in the transaction.

During this process, we frequently review the status of transactions including at our management meetings that are typically held weekly. Additionally, we expect that investment professionals throughout their evaluation, underwriting and structuring of prospective investments will consult members of our investment committee as appropriate. Once initial due diligence is complete and the investment team is in a position to finalize deal terms, an investment is presented to our investment committee as described below.

Step 4: Investment Committee

All of our investments will be evaluated based on a set of investment parameters defined by our investment committee and will require the approval of our investment committee. Our investment committee will initially be comprised of Jeffery Eckel, Brendan Herron and Nate Rose.

Our investment committee will meet regularly to evaluate potential investments and review our portfolio in the context of a potential new investment. Generally, as part of the approval process, our investment team will be responsible for presenting to our investment committee a memorandum on the investment opportunities that provides an in-depth overview of the project, including collateral, if applicable, due diligence conducted, key financial metrics and analyses, as well as investment considerations and risk mitigants.

Step 5: Final Due Diligence / Closing

After the investment is approved by our investment committee, we employ an extensive legal due diligence process in combination with our final credit review. As part of the closing process, we deploy members of our closing team, along with outside legal counsel as needed, to complete legal due diligence (including title and insurance review) and document each investment. We may, depending on the type of project and as appropriate, engage third party advisors and/or consultants to conduct an engineering and environmental review of the collateral. Once we have determined that a prospective investment is suitable, we work with the project and, as applicable, its sponsor(s) to close and fund the investment.

In many cases, we have standardized and often times agreed upon financing documentation with our industry counterparties, which has enabled us to rapidly and efficiently negotiate and close transactions. This capability is further enhanced by our experienced in-house legal and execution teams. We believe our focus on execution and efficiency has made us a trusted partner and allowed us to win additional business, and enabled us to enter new markets.

If a transaction changes materially from what was originally approved by the investment committee, the underwriting team will request a formal meeting of the investment committee to communicate the contemplated changes. The investment committee has the right to approve the amended transaction structure, to suggest alternative structures or not to approve the contemplated changes.

Step 6: Asset Management and Portfolio Monitoring

Our investment process focuses on actively monitoring and managing an investment from origination to payment or maturity. Upon closing an investment, our experienced in-house asset management team immediately begins proactively managing the asset, including detailed compliance and payment monitoring, regular communications with the project’s management and, as applicable, its obligors and sponsors and potentially periodic property visits. We believe that having the loan servicing and other portfolio monitoring functions performed internally enhances our portfolio performance by helping us control costs and ensure operational control over investments.

Historically, our portfolio has consisted primarily of assets with the U.S. federal government as the primary credit obligor, which did not, in our view, require a risk rating system that used specific metrics, such as watch lists, credit ratings or loan-to-value. However, as we pursue our expansion strategy, which includes financing projects undertaken by state and local governments, universities, schools and hospitals, as well as privately owned commercial projects, we plan to use an approach to portfolio management that will include a risk rating system for investments not involving the U.S. federal government based on a uniform set of criteria. We will also review the performance of each investment through activities, as appropriate, such as a review of project performance, monthly payment activity and active compliance monitoring, regular communications with project management and, as applicable, its obligors and sponsors, monitoring the financial performance of the collateral, periodic property visits, monitoring cash management and reserve accounts and meetings with the owner as appropriate to review the performance of each investment. If the investment is held in trust or is part of a syndication, our asset management team is responsible for interacting with the trustee and investors.

We will seek to resolve payment issues with non-performing projects and, with appropriate consideration of the project’s specific economic situation and our objectives, modify loans and other investments to enable the project to continue to make payments and otherwise perform on the modified investment terms. Moreover, we will proactively approach non-delinquent projects who we determine, through our proprietary analysis, to be “at risk” of future stress in order to mitigate loss before delinquency occurs.

Any material loan modification or amendment to a security requires the approval of our investment committee. We believe our proactive and regular portfolio management approach allows us to more accurately assess and manage the risk in our portfolio, and to build and maintain strong relationships with the project’s management and, as applicable, its obligors and sponsors.

Investment Guidelines

Our board of directors has adopted the following investment guidelines:

•	our investments will be in the asset categories described under “—Our Investment Strategy”;

•	no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment shall be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the 1940 Act;

•	not more than 15% of our assets will be invested in any individual asset, without the consent of a majority of our independent directors; and

•

until appropriate investments can be identified, we may invest the proceeds of this offering and any future offerings of our equity or debt securities in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT.

These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. In addition, any change in our investment strategy that would modify or expand the types of assets in which we invest must be recommended by our management team and approved by our board of directors. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any of our assets at any given time. We believe that the flexibility of our investment strategy, combined with our expertise among our asset classes, will enable us to make distributions and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive risk-adjusted long term returns to our stockholders under a variety of market conditions and economic cycles.

Our Financing Strategy

We expect to use leverage to increase potential returns to our stockholders. We have traditionally financed our business primarily through the use of securitizations, such as Hannie Mae, or other special purpose funding vehicles. Large institutional investors, primarily insurance companies and commercial banks, have historically provided the financing needed for a project by purchasing the notes issued by the trust or vehicle. As of December 31, 2012, the outstanding principal balance of our managed assets financed through the use of securitizations was $1.4 billion and the outstanding principal balance held on our balance sheet and financed by nonrecourse debt was approximately $200 million for total managed assets of $1.6 billion. We expect we will continue to use securitizations or other special purpose funding vehicles to finance our business and continue to maintain and potentially expand our relationships with various securitization investors. We also believe we will be able to customize securitized tranches to meet the investment preferences of our investors.

Going forward, we plan to selectively retain a larger portion of the economics in the financings we originate on our balance sheet and broaden our financing sources to include other fixed and floating rate borrowings in the form of bank credit facilities (including term loans and revolving facilities), warehouse facilities, repurchase agreements and public and private equity and debt issuances, in addition to transaction or asset specific funding and match-funded arrangements. See “Summary—Recent Developments” for a description of the commitments for credit facilities we have received from Bank of America, N.A., an affiliate of one of the underwriters in this offering. No assurances can be provided as to when or whether we will execute definitive documentation for such facilities or as to the final terms of such facilities.

The decision on how we finance specific assets or groups of assets will largely be driven by capital allocations and portfolio management considerations, as well as prevailing credit spreads and the terms of available financing and market conditions. We have ongoing discussions with a number of financial institutions regarding warehouse or other bank credit facilities. Over time, as market conditions change, we may use other forms of leverage in addition to these financing arrangements.

Although we are not restricted by any regulatory requirements to maintain our leverage ratio at or below any particular level, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Historically, we have financed our transactions with U.S. federal government obligors with more than 95% debt. We anticipate reducing the overall leverage on both individual assets classes and the entire portfolio for which we have the primary economic exposure. We expect that we will generally target up to two times leverage on our overall portfolio, with individual allocations of leverage based on the mix of asset types and obligors. For example, we may deploy higher leverage on assets with U.S. federal and other high quality government obligors and lower leverage on other types of assets and obligors. We believe our target leverage ratios will be significantly lower than our historical leverage. We intend to use leverage for the primary purpose of financing our portfolio and business activities and not for the purpose of speculating on changes in interest rates. To the extent that our board of directors approves a material change to our leverage policy, we anticipate advising our stockholders of this change through disclosure in our periodic reports and other filings under the Exchange Act.

The following is a description of the types of financings we may access:

Securitizations

Based on our assessment of market conditions, we will make investments with the intention of securitizing them and retaining all or a part of the securitized assets in our portfolio. We may often hold the most junior certificates or equity associated with a securitization. As a holder of the most junior certificates, we are more exposed to losses on the portfolio investments than the holders of the more senior certificates. The equity interest we retain in the issuing entity would be subordinate to the more senior notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. However, our losses would never exceed our investment in the certificates.

Historically, we have arranged the securitization of the loan or other asset prior to originating the transaction and thus have avoided exposure to credit spread and interest rate risks that are typically associated with traditional capital markets conduit transactions. Additionally, we have typically avoided funding risks for these loans or other assets given that our securitization partners contractually agree to fund such assets before the origination transaction is completed. See “—Our Investment Process—Step 3: Structuring/Initial Due Diligence/Underwriting/Securitization Analysis.”

Warehouse Facilities

We may use warehouse facilities as a source of short-term financing for our assets. Warehouse facilities are typically lines of credit from commercial and investment banks that can be drawn upon to fund the acquisition of assets. Warehouse facilities are typically collateralized loans made to investors who invest in loans and securities that in turn pledge the resulting loans and securities to the warehouse lender. Third party custodians, usually large banks, typically hold the loans and securities funded with the warehouse facility borrowings, including the loans, securities, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the loans and securities and, if there is a default under the warehouse line, for the benefit of the warehouse lender.

Bank Credit Facilities

We may use bank credit facilities (including term loans and revolving facilities) to finance our assets. These financings may be collateralized or non-collateralized and may involve one or more lenders. Credit facilities typically have maturities ranging from two to five years or longer and may accrue interest at either fixed or floating rates.

Repurchase Agreements

We may use repurchase agreements to finance our assets. Repurchase agreements effectively allow us to borrow against loans and securities that we own. Under these agreements, we will sell our loans and securities to a counterparty and agree to repurchase the same loans and securities from the counterparty at a price equal to the original sales price plus an interest factor. During the term of the repurchase agreement, we earn the principal and interest on the related loans and securities and pay interest to the counterparty. Repurchase agreements typically have shorter terms.

Other Potential Sources of Financing

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may in the future use other funding sources to acquire our assets, including warehouse facilities and other secured and unsecured forms of borrowing, to the extent such funding sources are available to us on attractive terms. In the future, we may also seek to raise further equity capital or issue debt securities in order to fund our future investments.

For a description of risks related to our financing, see “Risk Factors—Risks Related to Borrowings.”

Risk Management

Our ongoing asset management and portfolio monitoring processes provide investment oversight and valuable insight into our origination, underwriting and structuring processes. These processes create value through active monitoring of the state of our markets, enforcement of existing contracts and real-time receivables management. See “—Investment Process.” Subject to maintaining our qualification as a REIT, and as described below, we will engage in a variety of interest rate management techniques that seek to mitigate the economic effect of interest rate changes on the values of, and returns on, some of our assets. While there has been only one incidence of realized loss, amounting to approximately $7.0 million (net of recoveries) on the more than $3.9 billion of transactions we originated since 2000, which represents an aggregate loss of less than 0.2% on cumulative transactions originated over this time period, there can be no assurance that we will continue to be as successful, particularly as we invest in more credit sensitive assets or more equity positions. We seek to manage credit risk using thorough due diligence and underwriting processes, strong structural protections in our loan agreements with customers and continual, active asset management and portfolio monitoring.

Interest Rate Hedging

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may, from time to time, utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings, if any. We also may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. In addition to the use of traditional derivative instruments, we also seek to mitigate interest rate risk by constructing a portfolio with a staggered maturity profile, which allows us to maintain a minimum threshold of recurring principal repayments to redeploy into changing rate environments. The U.S. federal income tax rules applicable to REITs may require us to implement certain of these techniques through a domestic TRS that is fully subject to U.S. federal income taxation at regular corporate rates. Our interest rate management techniques may include:

•	interest rate swap agreements, interest rate cap agreements and swaptions;

•	Eurodollar futures contracts and options on such contracts;

•	puts and calls on securities or indices of securities;

•	U.S. Treasury securities and options on U.S. Treasury securities; and

•	other similar transactions.

We expect to attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we may seek (1) to match the maturities of our debt obligations with the maturities of our assets and (2) to match the interest rates on our assets with like-kind debt (i.e., we may finance floating rate assets with floating rate debt and fixed-rate assets with fixed-rate debt), directly or through the use of interest rate swap agreements, interest rate cap agreements or other financial instruments, or through a combination of these strategies. We expect these instruments will allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

Conflicts of Interest Policy

For a discussion of the conflicts of interest facing our company and our policies to address these conflicts, see “Certain Relationships and Related Transactions—Conflicts of Interest.”

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning the REIT distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to authorize us to issue additional shares of common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares of common stock and may engage in such activities in the future. We may also make loans to third parties, including, to joint ventures in which we participate. We may, but do not intend to, underwrite securities of other issuers or invest in the securities of other issuers for the purpose of exercising control.

We may, subject to gross income and asset tests necessary for REIT qualification, acquire securities of other REITs, other entities engaged in real estate activities or securities of other issuers.

Our board of directors may change any of these policies at any time without prior notice to you or approval of our stockholders.

Dividend Reinvestment Plan

In the future, we may adopt a dividend reinvestment plan that will permit stockholders who elect to participate in the plan to have their cash dividends reinvested in additional shares of our common stock.

Operating and Regulatory Structure

Regulatory

Various U.S. federal, state and local permits are required to construct energy efficiency, clean energy and sustainable infrastructure projects. The projects in which we invest must conform to all applicable electric reliability, building and safety, and environmental regulations and codes, which vary from place to place and time to time.

Energy Efficiency Projects

U.S. federal and state legislation and regulations enable us to finance energy savings performance contracts with U.S. federal and state agencies in the United States. The applicable regulatory requirements for energy savings performance contracts differ in each state and among agencies of the U.S. federal government.

The market for energy savings measures in U.S. federal government buildings and facilities is supported by U.S. federal statutes which encourage reductions in energy usage by the U.S. federal government. For example, EISA was adopted in 2007 to require that U.S. federal government buildings reduce energy consumption by 30% by 2015 compared to their 2003 baseline. Such savings are to be calculated on a per-square foot basis for all U.S. federal government buildings as a group (with certain exceptions relating, for example, to national security matters or to buildings that have already implemented energy savings measures). EISA provides that such savings may be funded through appropriations or through private funding sources (including energy savings performance contracts), with each agency specifically directed to take maximum advantage of energy savings performance contracts.

The projects we finance under these energy savings performance contracts for U.S. federal governmental agencies are governed by particular qualification and contracting regimes including under various indefinite delivery, indefinite quantity, or IDIQ agreements, between government agencies and various ESCOs. These IDIQ agreements allow the ESCOs to contract with the relevant agency to implement energy projects, but no work may be performed unless the ESCOs and the agency agree on a task or delivery order governing the provision of a specific project. The government agencies enter into contracts for specific projects on a competitive basis with the ESCOs and the ESCOs arrange the financing with us also on a competitive basis where we compete against other specialty finance companies, and in some cases, large banks. Qualification for entry into energy savings performance contracts with agencies and departments of the U.S. federal government requires approval by the U.S. federal government. Many states and other local authorities have similar requirements. The Department of Energy consolidated much of its energy savings performance contract activities in December 2008 by awarding IDIQ contracts with a total value of up to $80.0 billion to 16 firms. The Department of Defense has a similar set of contracts and the government can also directly contract with the public electric utility that services the particular facility. Although no formal government licensing or qualification is necessary for the financing of projects undertaken pursuant to energy savings performance contracts, the relevant agency considers the financing terms of the energy savings performance contract because each energy savings performance contract is individually negotiated pursuant to the IDIQ agreement.

Clean Energy and Other Sustainable Infrastructure Projects

Clean energy projects are also subject to specific governmental safety and economic regulations. Our projects are often required to comply with numerous U.S. federal, state and local environmental, land use and health and safety laws and regulations and to obtain numerous governmental permits in connection with sustainable infrastructure projects, and we may incur significant additional costs to comply with these requirements.

The sale and distribution of electricity at the retail level is subject to state regulation, and the sale of electricity at the wholesale level and interstate transmission of electricity is subject to U.S. federal regulation. While we do not own or operate electric distribution systems or interstate transmission systems, the terms of our financings can be affected by the tariffs, rules and regulations applicable to such systems, as well as the prices that the owners of such systems are able to charge. The construction of power generation projects is typically regulated at the state level, and the operation of these projects also may be subject to state regulation as “utilities.” At the U.S. federal level, the ownership, operation, and sale of power generation facilities may be subject to regulation under the Public Utility Regulatory Policies Act, or PURPA, the FPA and the Public Utility Holding Company Act of 2005, or PUHCA. However, because all of the plants that we have financed to date are small power “qualifying facilities” under PURPA, they are subject to less regulation under the FPA, PUHCA and related state utility laws than traditional utilities.

Certain of our future projects may be subject to rate regulation by the FERC under the FPA. To the extent our future projects are subject to rate regulation they will be required to obtain FERC acceptance of their rate schedules for wholesale sales of energy, capacity and ancillary services. The FERC may revoke or revise an entity’s authorization to make wholesale sales at market-based rates if FERC subsequently determines that such entity can exercise market power in transmission or generation, creates barriers to entry or engages in abusive affiliate transactions or market manipulation.

Any market-based rate authority that we obtain will be subject to certain market behavior rules. If we are deemed to have violated these rules, we will be subject to potential disgorgement of profits associated with the violation and/or suspension or revocation of our market-based rate authority, as well as potential criminal and civil penalties. If we were to lose market-based rate authority for a project, we would be required to obtain the FERC’s acceptance of a cost-based rate schedule and could become subject to, among other things, the burdensome accounting, record keeping and reporting requirements that are imposed on public utilities with cost-based rate schedules.

In addition, under certain circumstances, we may also be subject to the reliability standards of the North American Electric Reliability Corporation. If we fail to comply with the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties. In addition, the state and U.S. federal regulations that govern qualifying facilities and other power sellers may change, and the effect of these changes on our business cannot be predicted. Sustainable infrastructure projects may require air emissions permits and other permits, which may be difficult to obtain in certain jurisdictions.

In addition, the operation of, and electrical interconnection for, our clean energy projects are subject to U.S. federal or state interconnection and U.S. federal reliability standards and rules also set forth in utility tariffs and to rules and operating procedures established by the applicable Independent System Operator or other party who operates the transmission system in the a particular region. These tariffs, rules and procedures specify rules, business practices and economic terms to which we are subject and, in many cases, are drafted by the utilities and approved by the utilities’ state or FERC. In the United States, these regulations and policies are being modified and may continue to be modified, which could have an adverse impact on our existing projects. See “Risk Factors—Sustainable infrastructure projects that involve the generation, transmission or sale of electricity such as clean energy projects may be subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act or other regulations that regulate the sale of electricity, which may adversely affect the profitability of such projects.” Customer purchases of, or further investment in the research and development of, alternative energy sources could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for clean energy project development and investments.

Clean energy projects relying on renewable energy have historically received significant U.S. federal government support and incentives to promote the use of renewable energy. In addition, 30 states and the District of Columbia and many local jurisdictions have adopted renewable portfolio standards systems and other measures. These incentives have functioned to increase the demand and thus the revenue generated by a project or to reduce the cost of the project. A number of the U.S. federal incentives have recently expired (such as the upfront cash grant in lieu of the 30% ITC enacted by Congress in 2009) or are scheduled to expire, including the 30% ITC (available for solar through 2016 and for wind through 2013); the 2.2 cent production tax credit (available through 2013 for wind projects that do not elect the ITC); and accelerated depreciation (including bonus depreciation) that can be used to offset taxable income. In addition, the standards developed by states and localities relating, for example, to levels of renewable generation and eligible technologies vary from region to region and across the nation. Our ability to underwrite and harness the various support and incentive systems is an important part of the success of our business.

REIT Qualification

In connection with this offering, we intend to elect to qualify as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2013. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT on an ongoing basis. To qualify, and maintain our qualification, as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our capital stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. Any distributions paid by us generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations.

1940 Act exception

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. federal government securities and cash items) on a non-consolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. federal government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company and conduct our businesses primarily through our subsidiaries. We intend to conduct our operations so that we comply with the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on a non-consolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold our self out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

We anticipate that one or more of our subsidiaries, will qualify for an exception from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities which are not primarily engaged in issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates and which are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. This exception generally requires that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets and at least another 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Consistent with guidance published by the SEC staff, we intend to treat as qualifying assets for this purpose loans secured by projects where the original principal amount of the loan did not exceed 100% of the value of the underlying real property portion of the collateral when the loan was made. We intend to treat as real estate-related assets, non-controlling equity interests in joint ventures that own projects whose assets are primarily real property. In general, with regard to our subsidiaries relying on Section 3(c)(5)(C), we intend to rely on other guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. For our subsidiaries that do maintain this exception, our interests in these subsidiaries will not constitute “investment securities.”

We anticipate that one or more of our subsidiaries, will qualify for an exception from registration as an investment company under the 1940 Act pursuant to either Section 3(c)(5)(A) of the 1940 Act, which is available for entities which are not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and which are primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services, or Section 3(c)(5)(B) of the 1940

Act, which is available for entities primarily engaged in the business of making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services. These exceptions generally require that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets that meet the requirements of the exception. We intend to treat energy efficiency loans when the loan proceeds are specifically provided to finance equipment, services and structural improvements to properties and other facilities and clean energy and other sustainable infrastructure projects or improvements as qualifying assets for purposes of these exceptions. In general, we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(A) or (B), to rely on guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets under the exceptions.

Although we intend to monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(A), (B) or (C) exceptions periodically and prior to each acquisition, there can be no assurance that such subsidiaries will be able to maintain their exceptions. To the extent that the SEC or its staff publishes new or different guidance with respect to the exceptions under Section 3(c)(5)(A), (B) or (C), we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. In addition, we may be limited in our ability to make certain investments and these limitations could result in a subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

We also expect that our majority-owned subsidiaries that hold controlling stakes in clean energy and other sustainable infrastructure projects will also not be relying on exceptions under Section 3(c)(1) or Section 3(c)(7). Accordingly, our interests in these subsidiaries will not constitute “investment securities.”

Because we expect that most of our other majority-owned subsidiaries will not be relying on exceptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act and because our interests in these subsidiaries will constitute a substantial majority of our assets, we expect to be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC or its staff to approve our treatment of any company as a majority-owned subsidiary and neither the SEC nor its staff has done so. If the SEC or its staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

Qualification for exceptions from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain real estate companies or in assets not related to real estate.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Although we have not made a determination whether to take advantage of any or all of these exemptions, we expect to remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted-out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not “emerging growth companies.”

Competition

We compete against a number of parties who may provide alternatives to our investments including specialty finance companies, savings and loan associations, banks, private equity, hedge or infrastructure investment funds, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, utilities, project developers, governmental bodies and other entities. We compete primarily on the basis of our pricing, our structuring, our flexibility and the breadth and depth of our expertise. In many cases, we may face competition on a particular project from one of these parties and work as a partner or participant in another project with the same party.

We also encounter competition in the form of potential customers or our origination partners electing to use their own capital rather than engaging an outside provider such as us. In addition, we may also face competition based on technological developments that reduce demand for electricity, increase power supplies through existing infrastructure or that otherwise compete with our sustainable infrastructure projects.

Our competitors may be significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can.

In the face of this competition, we believe that a significant part of our competitive advantage is our management team’s experience and industry expertise and the fact that the market for opportunities in sustainable infrastructure projects is underserved by traditional commercial banks and other financial sources. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—We operate in a competitive market and future competition may impact the terms of the financing we offer.” An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock.

Staffing

As of January 1, 2013, we employed 20 people. We intend to hire several additional business professionals in the near term in connection with this offering and the implementation of our strategy.

Legal Proceedings

We are not currently subject to any legal proceedings that we consider to be material.

OUR MANAGEMENT

Our Directors, Director Nominees and Senior Management Team

Upon completion of this offering and the formation transactions, our board of directors will consist of five members, including our existing directors, Jeffrey Eckel and Mark Cirilli, and the independent director nominees named below who will become directors upon completion of this offering. Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Of the five directors, we expect that our board of directors will determine that four of our directors are independent for purposes of the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act. The first annual meeting of our stockholders after the offering will be held in 2014. Our charter and bylaws provide that only a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL, which is one, nor more than 15. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning the individuals who will be our executive officers, directors, director nominees and certain other senior officers upon completion of this offering:

Name	Age	Position
Jeffrey W. Eckel	54	Chairman, Director, President and Chief Executive Officer
J. Brendan Herron	52	Chief Financial Officer and Executive Vice President
Steve L. Chuslo	55	General Counsel and Executive Vice President
Brian J. Harenza	39	Senior Vice President
Daniel K. McMahon	41	Senior Vice President
Nathaniel J. Rose	35	Senior Vice President and Chief Investment Officer
M. Rhem Wooten Jr.	53	Executive Vice President
Mark J. Cirilli	41	Director
Charles M. O’Neil	60	Director Nominee
Richard J. Osborne	62	Director Nominee
Jackalyne Pfannenstiel	65	Director Nominee

The following sets forth biographical information concerning the individuals who will be our executive officers, directors, director nominees and certain other senior officers upon completion of this offering.

Jeffrey W. Eckel

Mr. Eckel is one of our directors and has been with Hannon Armstrong as president and chief executive officer since 2000. He will serve us in these roles and as our chairman of our board of directors. He previously held senior executive positions such as chief executive officer of EnergyWorks, LLC and Wärtsilä Power Development. Most recently, he was appointed the chairman of the Maryland Clean Energy Center in 2011 and as a member of the Johns Hopkins Environmental, Energy, Sustainability and Health Institute’s advisory council in 2013 . Mr. Eckel has over 30 years of experience in structuring, executing and operating infrastructure and technology investments. Mr. Eckel received a Bachelor of Arts degree from Miami University in 1980 and a Master of Public Administration degree from Syracuse University, Maxwell School of Citizenship and Public Affairs, in 1981. He holds Series 24 and 79 securities licenses. We believe Mr. Eckel’s extensive experience in managing companies operating in the energy sector and expertise in energy production and usage make him qualified to serve as our president and chief executive officer and as chairman of our board of directors.

J. Brendan Herron

Mr. Herron has served in a variety of roles at Hannon Armstrong and its affiliates from 1994 to 2005, has been a senior vice president from 2011 to 2013 and will serve us as an executive vice president and our chief financial officer. Mr. Herron has over 20 years of experience in structuring, executing and operating infrastructure and technology investments. From 2006 to 2011, Mr. Herron was the vice president of Corporate Development & Strategy for Current Group, LLC, a provider of smart grid technology to electric utilities. He presently serves, and served from 2010 to 2011 on the U.S. Commerce Secretary’s Renewable Energy and Energy Efficiency Advisory Committee. Prior to joining Hannon Armstrong, Mr. Herron served in several financial and strategy roles at the U.S. corporate office of Aggregate Industries PLC, where he established and managed the U.S. financial organization including financial reporting. Mr. Herron received a Bachelor of Science degree in accounting and computer science from Loyola University Maryland in 1982 and a Master of Business Administration degree from Loyola University Maryland in 1987 and has passed the CPA and CMA examinations. We believe Mr. Herron’s financial background, extensive experience in infrastructure and technology investments and recognized expertise in energy infrastructure make him qualified to serve as our chief financial officer.

Steven L. Chuslo

Mr. Chuslo has been with Hannon Armstrong as general counsel since 2008 and will serve us in that role and as an executive vice president. Mr. Chuslo is responsible for all internal governance matters and is actively involved in structuring, developing, negotiating and closing transactions for Hannon Armstrong. He has more than 22 years experience in the fields of securities, commercial, energy and environment, U.S. federal regulation and project finance. From 2006 to 2008, Mr. Chuslo was the senior legal and finance advisor to the Assistant Secretary of the U.S. Department of Energy Office of Energy Efficiency and Renewable Energy. Prior to this, he worked as a legal consultant to the office of the general counsel for AOL, Inc. from 2004 to 2006. He was general counsel to EnergyWorks, LLC (initially a subsidiary of Bechtel Construction Company and the Oregon-based utility, Pacific Corp and subsequently sold to the Spanish utility, Iberdrola), from 1996 to 2001. Mr. Chuslo was an associate attorney for Chadbourne & Parke, LLP from 1994 to 1995, practicing in the power project finance group and earlier with Davis Polk & Wardwell LLP from 1990 to 1994, practicing in the corporate finance group. Mr. Chuslo received a Bachelor of Arts degree in History from the University of Massachusetts/Amherst in 1982 and a Juris Doctorate from the Georgetown University Law Center in 1990.

Brian J. Harenza

Brian Harenza has been with Hannon Armstrong as a managing director since 2009 and will serve us as a senior vice president. Mr. Harenza is presently responsible for arranging our syndication transactions for sustainable infrastructure projects. He has over 16 years of experience in the energy development and project finance sectors, with previous leadership roles at PG&E Corporation from 2008 to 2009, Calpine Corporation from 1999 to 2007, and DZ Bank AG from 1996 to 1999. He received a Bachelor of Arts degree from Dickinson College in 1996. He holds a Series 79 securities license.

Daniel K. McMahon, CFA

Mr. McMahon has been with Hannon Armstrong since 2000 in a variety of roles, most recently as a senior vice president since 2007 and will serve us as a senior vice president. Mr. McMahon is in charge of structuring and placement and has played a role in analyzing, negotiating, structuring and raising funds for over 400 transactions with a value in excess of $3 billion during his tenure at Hannon Armstrong. Mr. McMahon has 15 years of experience in the financial services sector, having previously worked with T. Rowe Price from 1997 to 2000. Mr. McMahon received his Bachelor of Arts degree from the University of California, San Diego in 1993, and is a CFA charter holder. He holds Series 24 and 79 securities licenses.

Nathaniel J. Rose, CFA

Mr. Rose has been with Hannon Armstrong since 2000, in a variety of roles, most recently as a senior vice president since 2007 and will serve us as a senior vice president and our chief investment officer. Mr. Rose is presently responsible for structuring and analyzing our projects. He has been involved with a vast majority of our transactions since 2000. He earned a joint Bachelor of Science and Bachelor of Arts degree from the University of Richmond in 2000, a Master of Business Administration degree from the Darden School of Business Administration at the University of Virginia in 2009, is a CFA charter holder and has passed the Certified Public Accountant examination. He holds a Series 79 securities license.

M. Rhem Wooten Jr.

Mr. Wooten has been with Hannon Armstrong as a managing director since October 2010 and will serve us as an executive vice president. Mr. Wooten has worked in the energy industry for more than 30 years, and has extensive experience in project development, commodity trading/risk management and project finance. Mr. Wooten previously held a number of senior management positions, including serving as president of Duke Energy Corporation’s domestic and international independent power production affiliates from 1988 to 1996, as managing director, origination and operations of Duke/Louis Dreyfus from 1996-1997, chief executive officer of Merchant Energy Group of the Americas (MEGA) from 1997 to 2000, as president and chief executive officer of Pradium, Inc. from 2000 to 2001 and as president of Allied Syngas Corporation from 2004 to 2010. Mr. Wooten received a Bachelor of Science degree in Business Administration from the University of North Carolina-Chapel Hill in 1981. He holds a Series 79 securities license.

Mark J. Cirilli

Mr. Cirilli is one of our independent directors. Mr. Cirilli has been a managing director of MissionPoint, a private equity firm he co-founded that specializes in clean energy, since 2006. MissionPoint has been the majority investor of Hannon Armstrong since 2007. Mr. Cirilli serves on MissionPoint’s Investment Committee and is a member of the board of directors for Hannon Armstrong, Amonix, Inc., Voltaix Inc, APX, Inc (formerly NYSE Blue, Inc) and RE Community Holdings, LP, all of which are MissionPoint’s portfolio companies. He was also formerly a director of SunEdison, LLC prior to its sale to MEMC Electronic Materials, Inc. in 2009. Additionally, Mr. Cirilli served on the board of directors of the state of Connecticut’s Clean Energy Finance and Investment Authority from September 2011 to April 2012. Prior to forming MissionPoint, Mr. Cirilli served as chief investment officer of Marshall Street Management, LLC, a private investment firm, and was the founder and managing member of MSM Capital Partners, LLC, where he developed and executed the firm’s investment strategy in clean technology and environmental finance sectors. Mr. Cirilli also worked at Coopers & Lybrand’s Financial Advisory Services Group, where he provided due diligence and transactions services support to Fortune 500 Companies’ mergers and acquisitions activities. Mr. Cirilli received a Bachelor of Arts degree in Accounting from Fordham University in 1994 and a Masters in Business Administration from Columbia University in 2002. We believe Mr. Cirilli’s extensive experience in investment management, corporate finance, accounting and business operations make him qualified to serve as a member of our board of directors.

Charles M. O’Neil

Mr. O’Neil is one of our director nominees. Mr. O’Neil has been the regional head of Structured Finance, Americas for ING Capital, LLC, since 2009. Prior to being appointed to his current position, Mr. O’Neil was regional head of Global Structured Finance and held several management positions within the Structured Finance division of ING Capital, LLC. Prior to joining ING Capital in 1995, Mr. O’Neil worked at Swiss Bank Corporation, serving as executive director, regional head of Project Finance Americas. Mr. O’Neil received a Bachelor of Science degree in Finance from The Pennsylvania State University in 1974 and a Master in Business Administration degree in International Finance from Fordham University in 1978. Mr. O’Neil holds Series 7, 63,

24 and 79 securities licenses. With over 35 years of experience in structured and project finance focusing on energy related projects, we believe Mr. O’Neil has the necessary qualifications to serve as a member of our board of directors.

Richard J. Osborne

Mr. Osborne retired from Duke Energy Corporation in 2006, having served in a variety of executive roles including chief financial officer, chief risk officer, treasurer and group vice president for Public & Regulatory Affairs during his 31 years with the organization. Mr. Osborne also served as a director of Duke Energy Field Services, a joint venture between Duke Energy Corporation and ConocoPhillips, and as a director of TEPPCO Partners, LP, a master limited partnership managing mid-stream energy assets. He also chaired the Finance Divisions of the Southeastern Electric Exchange and Edison Electric Institute, and was a founding board member of the Committee of Chief Risk Officers. Subsequent to leaving Duke Energy, Mr. Osborne has executed consulting assignments for clients in or serving the energy industry. Mr. Osborne presently serves on the boards of Johnson C. Smith University, the Jewish Federation of Greater Charlotte, North Carolina Dance Theatre and the Charlotte Symphony Orchestra. Mr. Osborne received a Bachelor of Arts degree in History and Economics from Tufts University in 1973 and a Master of Business Administration from the University of North Carolina at Chapel Hill in 1975. We believe that Mr. Osborne’s 35 years of experience in energy sector finance make him qualified to serve as a member of our board of directors.

Jackalyne Pfannenstiel

Ms. Pfannenstiel is one of our director nominees. Ms. Pfannenstiel most recently served as the Department of the Navy’s Assistant Secretary of the Navy for Energy, Installations, and Environment from 2010 to 2012 where she led the energy and sustainability programs for the U.S. Navy and Marine Corps. Prior to her position with the Department of the Navy, Ms. Pfannensteil served on the California Energy Commission from 2004 to 2009 and as the Chairman from 2006 to 2009. In addition, from 2009 to 2010 Ms. Pfannenstiel was a member of the board of directors of Energy Recovery, Inc., a developer and marketer of energy recovery devices primarily for use in seawater desalination. Ms. Pfannenstiel held senior management positions at the PG&E Corporation from 1980 to 2000, including Vice President—Strategic Initiatives, Vice President—Corporate Planning and Manager—Rates and Regulation. Ms. Pfannenstiel currently serves as a Member of the Board of Energy and Environment Systems of the National Academies. Ms. Pfannenstiel received a Bachelor of Arts degree in Economics from Clark University in 1969, a Master of Arts degree in Economics from the University of Hartford in 1978, and completed the Executive Program at Stanford University’s Graduate School of Business in 1989. We believe that Ms. Pfannenstiel’s 30 years of experience in strategic planning, energy policy advocacy and government make her qualified to serve as a member of our board of directors.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•

of the five persons who will serve on our board of directors upon completion of this offering, we expect that our board of directors will determine that four of our directors are independent for purposes of the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•

we have opted out of the control share acquisition statute in the MGCL and have exempted from the business combinations statute in the MGCL transactions that are approved by our board of directors, including a majority of our directors who are not affiliates or associates of such person, and transactions with our predecessor, its affiliates and associates as part of the formation transactions and persons acting in concert with any of them; and

•	we do not have a stockholder rights plan.

Our business is managed by our senior management team, subject to the supervision and oversight of our board of directors, which has established investment guidelines described under “Business—Investment Guidelines” for our senior management team to follow in its day-to-day management of our business. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our officers or non-independent directors.

Our Board’s Role in Risk Oversight

Our board of directors will play an active role in overseeing management of our risks. Upon completion of this offering, the committees of our board of directors will assist our full board in risk oversight by addressing specific matters within the purview of each committee. Our audit committee will focus on oversight of financial risks relating to us; our compensation committee will focus primarily on risks relating to executive compensation plans and arrangements; and our nominating and corporate governance committee will focus on reputational and corporate governance risks relating to our company, including the independence of our board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Board Committees

Our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. The audit committee will consist of three directors and each of the other committees will have two directors and all of the committees will be composed exclusively of independent directors, as defined by the listing standards of the NYSE or another national securities exchange. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

The audit committee will be comprised of Richard Osborne, Mark Cirilli and Charles O’Neil, each of whom will be an independent director and “financially literate” under the rules of the NYSE or another national securities exchange. Richard Osborne will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the applicable SEC regulations.

The audit committee assists our board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	the preparation of audit committee reports.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Consultant

We have retained FTI Consulting, Inc., a compensation consulting firm, to provide advice regarding the executive compensation program for our senior management team upon completion of this offering. FTI Consulting, Inc. has not performed and does not currently provide any other services to management or us. We have requested that FTI Consulting, Inc. provide analysis and recommendations regarding base salaries, annual bonuses and long-term incentive compensation for our executive management team, and a director compensation program for independent members of our board of directors.

Compensation Committee

The compensation committee will be comprised of Charles O’Neil and Mark Cirilli, each of whom will be an independent director. Mark Cirilli will chair our compensation committee.

The principal functions of the compensation committee will be to:

•

review and approve on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our chief executive officer and the other members of our senior management team, evaluate our chief executive officer’s performance and the other members of our senior management team’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our chief executive officer and the other members of our senior management team based on such evaluation;

•	oversee any equity-based remuneration plans and programs;

•	assist the board of directors and the chairman in overseeing the development of executive succession plans;

•	determine from time to time the remuneration for our non-executive directors; and

•	prepare compensation committee reports.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be comprised of Jackalyne Pfannenstiel and Charles O’Neil, each of whom will be an independent director. Charles O’Neil will chair our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•	overseeing the self-evaluation of the board of directors as a whole and of the individual directors and the board’s evaluation of management and report thereon to the board;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures;

•	identifying and recommending to the board of directors potential candidates for nomination; and

•	recommending to the board of directors the appointment of each of our executive officers.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our directors, officers and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

A member of our board of directors who is also an employee of our company is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. We intend to approve and implement a compensation program for our independent directors that consist of annual retainer fees and long-term equity awards. We will also reimburse each of our independent directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to our director or our director nominees to date. Upon completion of this offering, we will grant 3,643 shares of our restricted common stock to our independent director and each of our independent director nominees, which will be subject to certain vesting requirements.

Executive Compensation

Upon completion of this offering and the formation transactions, Jeffrey Eckel, our president and chief executive officer, Brendan Herron, our executive vice president and chief financial officer, Steve Chuslo, our executive vice president and general counsel, Rhem Wooten, our executive vice president and Nate Rose, our senior vice president and chief investment officer, will enter into employment agreements with us to be effective upon completion of this offering. These employment agreements will replace the employment arrangements that have been in place between these executives and Hannon Armstrong. The following table sets forth the annualized base salary and other compensation that would have been paid in the fiscal year ending December 31, 2013 to these executives, referred to as our “named executive officers,” assuming the new employment agreements were in effect for the year ending December 31, 2013.

Summary Compensation Table

	2013 Annualized Compensation	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)(4)
Name and Principal Position	Salary ($)(1) Bonus ($)
Jeffrey W. Eckel	$495,000	$3,982,860
Chairman of our Board of Directors, President and Chief Executive Officer
J. Brendan Herron	295,000	874,290
Chief Financial Officer and Executive Vice President
Steve L. Chuslo	300,000	655,710
General Counsel and Executive Vice President
M. Rhem Wooten Jr.	285,000	655,710
Executive Vice President
Nathaniel J. Rose	275,000	655,710
Senior Vice President
and Chief Investment Officer

(1)	Salary amounts are annualized for the year ended December 31, 2013, based on the expected base salary levels to be effective upon completion of this offering. Bonus amounts will be awarded to our executive officers at the discretion of our compensation committee and will be awarded after the end of 2013 based on its evaluation of a combination of the executive officer’s individual and corporate performance.
(2)	Reflects grant of restricted common stock under our equity incentive plan upon completion of this offering. Upon completion of this offering, we will grant 265,524, 58,286, 43,714, 43,714 and 43,714 shares to Jeffrey Eckel, Brendan Herron, Steve Chuslo, Rhem Wooten and Nate Rose, respectively. The shares of restricted common stock will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions.
(3)	The executive officers may receive certain perquisites or other personal benefits.
(4)	Amounts shown in this column do not include (i) the value of the common stock grants (described in Note 2 above) that are expected to be granted to our named executive officers in connection with this offering or (ii) the value of the perquisites or other personal benefits our named executive officers will receive.

Compensation Policies and Practices and Risk Management

We consider in establishing and reviewing our compensation philosophy and programs whether such programs align the interests of our directors and officers with our interests and those of our stockholders and whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and, consequently, we do not see them as encouraging risk taking. Employees are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, our annual cash bonus awards represent only a portion of eligible employees’ total compensation and are tied to both corporate performance measures and the executive officer’s individual performance and are at the discretion of our compensation committee. We believe that the annual cash bonus awards appropriately align the interests of our directors and officers with our interests and those of our stockholders and balance risk with the desire to focus eligible employees on specific goals important to our success and do not encourage unnecessary or excessive risk taking.

We also provide our named executive officers and other members of senior management long-term equity awards to help further align their interests with our interests and those of our stockholders. See “Our Management—Equity Incentive Plan” for additional discussion regard our equity incentive plan. We believe that these awards do not encourage unnecessary or excessive risk taking, since the awards are generally provided at the beginning of an employee’s tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are generally subject to vesting schedules to help ensure that executives and members of senior management have significant value tied to our long-term corporate success and performance.

We believe our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to our success and building stockholder value, without promoting unnecessary or excessive risk taking. We will review our compensation policies and practices periodically to determine whether such policies and practices are appropriate in light of our risk management objectives.

Employment Agreements

The employment agreements we will enter into with our named executive officers upon completion of this offering and the formation transactions will provide for Mr. Eckel to serve as the chairman of our board of directors and as our chief executive officer, Mr. Herron to serve as our executive vice president and chief financial officer, Mr. Chuslo to serve as our executive vice president and general counsel, Mr. Wooten to serve as our executive vice president and Mr. Rose to serve as our senior vice president and chief investment officer.

The employment agreements with Messrs. Eckel, Herron, Chuslo, Wooten and Rose will have a term of 4 years. Each employment agreement will provide for automatic one-year extensions thereafter, unless either party provides at least 90 days’ notice of non-renewal. These employment agreements will require Messrs. Eckel, Herron, Chuslo, Wooten and Rose to devote substantially all of their time to our affairs.

The employment agreements will provide for:

•

an annual base salary of $495,000 for Mr. Eckel, $295,000 for Mr. Herron, $300,000 for Mr. Chuslo, $285,000 for Mr. Wooten and $ 275,000 for Mr. Rose, subject to increases at the discretion of our board of directors or the compensation committee,

•

eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the compensation committee, which will be awarded at the discretion of the compensation committee,

•	participation in our long-term incentive program, as well as other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives, and

•	for Mr. Eckel only, payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 300% of his annual base salary.

In addition, upon completion of this offering, Messrs. Eckel, Herron, Chuslo, Wooten and Rose will be granted 265,524, 58,286, 43,714, 43,714 and 43,714 shares of restricted common stock, pursuant to our equity incentive plan, as described below. The shares of restricted common stock will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions. Following the 2013 fiscal year, Messrs. Eckel, Herron, Chuslo, Wooten and Rose will be eligible for regular, annual grants of restricted stock, stock options or other awards pursuant to our equity incentive plan.

The employment agreements will provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), or as a result of our notice of non-renewal of the applicable employment term, the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•

an amount equal to the sum of the executive’s then-current annual base salary plus the greater of his annual average bonus over the prior three years (or such fewer years with respect to which the executive received an annual bonus) and the executive’s target annual bonus for the year of termination, multiplied by three for Mr. Eckel and by two for Mr. Herron, Mr. Chuslo, Mr. Wooten and Mr. Rose, respectively,

•

for Mr. Eckel only, a prorated annual bonus based on the maximum annual bonus that the executive could have earned for the year of termination and the number of days employed in the year of termination,

•

health benefits for the executive and his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, and

•	100% of the unvested stock or stock-based awards held by the executive will become fully vested and/or exercisable.

Each employment agreement will also provide that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•	for Mr. Eckel upon death or disability, and for Messrs. Herron, Chuslo, Wooten and Rose, upon death only, his prorated annual bonus for the year in which the termination occurs,

•	for Messrs. Herron, Chuslo, Wooten and Rose, upon disability only, the pro rata target annual bonus for the year in which the termination occurs,

•

health benefits for the executive and/or his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding executive’s death or disability, and

•

for Mr. Eckel for all awards, and for Messrs. Herron, Chuslo, Wooten and Rose, for the initial restricted stock awards granted upon completion of this offering and the formation transactions, 100% of the unvested stock awards held by the executive will become fully vested and/or exercisable. For Messrs. Herron, Chuslo, Wooten and Rose, for all outstanding unvested stock awards held by the executive other than the initial restricted stock award, a prorated portion (based on the number of days until death or disability, as applicable, over 365) of any stock that would have vested for the year of the executive’s death or disability, as applicable, will become vested and/or exercisable and any remaining portion of such awards will be forfeited.

The employment agreement for Mr. Eckel will include the occurrence of a “change in control” (as defined in the employment agreement) in the definition of good reason such that the occurrence of a change in control will entitle Mr. Eckel to trigger the severance obligations for any reason following a change in control. The employment agreements for Messrs. Herron, Chuslo, Wooten and Rose will provide for a modified definition of “good reason” following a change-in-control (as defined in the applicable employment agreement), and also provide for 100% of the unvested stock (or stock-based) awards held by the executive to become fully vested and/or exercisable upon the effective date of a change in control.

The employment agreement will provide that if all, or any portion, of the payments provided under the employment agreements, either alone or together with other payments or benefits that the executive receives or is entitled to receive from us or an affiliate, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then these payments may be reduced so that no portion of such compensation shall be subject to excise tax under the Internal Revenue Code.

The employment agreements will also contain standard confidentiality provisions, which will apply indefinitely, and both non-competition and non-solicitation provisions, which will apply during the term of the employment agreements and for a period of 12 months following termination of employment.

401(k) Plan

We have a tax-qualified 401(k) Retirement Savings Plan, or the 401(k) Plan. All eligible employees will be able to participate in our 401(k) plan, including our executive officers. We intend to provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under our 401(k) plan, employees will be eligible to defer a portion of their salary, and we expect to match a portion of each eligible employee’s contributions. We do not intend to provide an option for our employees to invest in our common stock through our 401(k) plan.

Equity Incentive Plan

Prior to completion of this offering, we will adopt an equity incentive plan to provide equity based incentive compensation to members of our senior management team, our independent directors, advisers, consultants and other personnel. Unless terminated earlier or renewed, our equity incentive plan will terminate ten years after its adoption, but will continue to govern unexpired awards. Our equity incentive plan allows for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards.

Our equity incentive plan is administered by the compensation committee appointed for such purposes. The compensation committee, as appointed by our board of directors, has the full authority to (1) authorize the granting of awards to eligible persons, (2) determine the eligibility of directors, members of our senior management team, advisors, consultants and other personnel to receive an equity award, (3) determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in our equity incentive plan), (4) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our equity incentive plan), (5) prescribe the form of instruments evidencing such awards, (6) make recommendations to our board of directors with respect to equity awards that are subject to board approval and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the compensation committee will consist solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors.

Available Shares

Our equity incentive plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards up to an aggregate of 7.5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of common stock). If an award granted under our equity incentive plan expires, is forfeited or terminates, the shares of our common stock subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under our equity incentive plan after the tenth anniversary of the earlier of (1) the date that such plan was approved by our board of directors and (2) the date that such plan was approved by the holders of our common stock. Upon completion of this offering, we will grant 454,952 shares of our restricted common stock to our executive officers under our equity incentive plan and 3,643 shares of our restricted common stock to our independent director and each of our independent director nominees, which will be subject to certain vesting requirements.

To the extent the compensation committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Awards Under the Plan

Stock Options. The terms of specific stock options, including whether stock options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the compensation committee. The exercise price of a stock option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under our equity incentive plan) of the fair market value of our common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under our equity incentive plan). Incentive stock options may only be granted to our employees and employees of our subsidiaries. Stock options will be exercisable at such times and subject to such terms as determined by the compensation committee. We may also grant stock appreciation rights, which are stock options that permit the recipient to exercise the stock option without payment of the exercise price and to receive shares of common stock (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the shares of our common stock with respect to which the stock option is being exercised over the exercise price of the stock option with respect to those shares. The exercise price with respect to stock appreciation rights may not be lower than 100% of the fair market value of our common stock on the date of grant.

Shares of Restricted Common Stock. A restricted stock award is an award of shares of common stock that are subject to restrictions on transferability and such other restrictions the compensation committee may impose at the date of grant. Grants of shares of restricted common stock will be subject to vesting schedules and other restrictions as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the shares of restricted common stock, a participant granted shares of restricted common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted common stock. Although dividends will be paid on shares of restricted common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock (unless otherwise provided in an award agreement), holders of shares of restricted common stock are prohibited from selling such shares until they vest.

Phantom Shares. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the compensation committee or as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Internal Revenue Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Limited Partnership Units. A restricted limited partnership unit represents an OP unit or may include LTIP units that are structured as profits interests in the operating partnership, providing distributions to the holder of the award based on the achievement of specified levels of profitability by the operating partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of the operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. The compensation committee will establish all other limitations and conditions of awards of restricted OP units as it deems appropriate.

Other Share-Based Awards. Our equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock), subject to terms and conditions established at the time of grant.

We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our equity incentive plan.

Change in Control

Under our equity incentive plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding shares of common stock or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (3) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of directors at the beginning of such period, the “incumbent directors,” cease for any reason (other than due to death) to constitute at least a majority of the members of our board (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent directors shall be deemed to be an incumbent director); or (5) stockholder approval of a plan or proposal for our liquidation or dissolution.

Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination

Our board of directors may amend, suspend, alter or discontinue our equity incentive plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. Our board of directors may not amend our equity incentive plan without stockholder approval in any case in which amendment in the absence of such approval would cause our equity incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our equity incentive plan, increase the total number of shares of common stock reserved for issuance under our equity incentive plan;

•	materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in our equity incentive plan;

•	reprice any stock options under our equity incentive plan; or

•	otherwise require such approval.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and officers, the indemnification of our directors and officers and the relevant provisions of the MGCL, see “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

We will obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act. Additionally, we intend to enter into indemnification agreements with each of our directors, executive officers and certain other parties upon the closing of this offering, which will require, among other things, that we maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of pricing of this offering (subject to early termination and certain other conditions contained in the lock-up agreement) with respect to our senior management team, the sale of any shares under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with the underwriters.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock, after giving effect to the formation transactions but immediately prior to the closing of this offering and, following the closing of this offering, with respect to:

•	each person who is the beneficial owner of more than five percent of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our executive officers; and

•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

	Percentage of Shares and OP Units Outstanding
	Immediately Prior to Offering		Immediately After Offering
Name of Beneficial Owner(1)	Number of Shares and OP Units Beneficially Owned(2)	Percentage of All Shares and OP Units	Number of Shares and OP Units Beneficially Owned(2)(3)	Percentage of All Shares and OP Units(4)
Directors, Director Nominees and Executive Officers:
Jeffrey W. Eckel	351,470	15.6%	616,994	3.8%
J. Brendan Herron(5)	181,658	8.1%	239,944	1.5%
Steve L. Chuslo	49,119	2.2%	92,833	0.6%
Nathaniel J. Rose	79,177	3.5%	122,891	0.8%
M. Rhem Wooten Jr.	49,119	2.2%	92,833	0.6%
Brian J. Harenza	23,153	1.0%	33,553	0.2%
Daniel K. McMahon	63,976	2.8%	107,690	0.7%
Mark J. Cirilli	—	—	3,643	0.0%
Charles M. O’Neil	—	—	3,643	0.0%
Richard J. Osborne	—	—	3,643	0.0%
Jackalyne Pfannanstiel	—	—	3,643	0.0%
All directors, director nominees and executive officers as a group (11 persons)	797,672	35.5%	1,321,310	8.2%
Entities affiliated with MissionPoint Capital Partners LLC(6)	1,246,128	55.4%	1,246,128	7.7%

(1)	The address for each of the persons named above, other than MissionPoint Capital Partners LLC, is 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock or OP units if that person has or shares voting power or investment power with respect to those shares or OP units, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares or OP units and “investment power” is the power to dispose or direct the disposition of shares or OP units.

(3)	The number of shares of common stock and OP units immediately after the offering includes shares of our restricted common stock which we intend to grant to our independent directors, officers and employees upon consummation of this offering under our equity incentive plan, which will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions, as described under “Our Management—Equity Incentive Plan.”

(4)	Assumes a total of 15,734,515 shares of our common stock and 455,961 OP units, including vested LTIP units, are outstanding immediately after the closing of the offering and the formation transactions comprised of 15,127,372 shares of common stock, 129,524 OP units which become exchangeable on a one-for-one basis for shares of our common stock beginning 12 months after the closing of this offering, 326,437 OP units received by MissionPoint or its affiliates as part of the formation transactions which become exchangeable on a one-for-one basis for shares of our common stock beginning six months after the closing of this offering and 607,143 shares of restricted common stock. In addition, share amounts for individuals, directors, director nominees and officers as a group assume that all OP units, including vested LTIP units, held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the LTIPs or OP units held by other persons are exchanged for shares of our common stock.

(5)	includes 110,420 shares of common stock and 129,524 OP units.

(6)	Consists of 381,893 shares held by MissionPoint HA Parallel Fund, LLC, 537,798 shares held by MissionPoint HA Parallel Fund II, LLC and 326,437 OP units held by MissionPoint HA Parallel Fund III, LLC, or collectively referred to as the MissionPoint Entities. MissionPoint is the sole manager of the MissionPoint Entities. Mr. Jesse Fink and Mr. Mark Cirili are the executive committee members of MissionPoint and share voting and dispositive power over the shares held by the MissionPoint Entities and disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for the above entities is 20 Marshall Street, Suite 300, Norwalk, Connecticut 06854.

THE STRUCTURE AND FORMATION OF OUR COMPANY

Overview

We currently operate our business through Hannon Armstrong. In connection with our decision to continue our business as a REIT beginning with our taxable year ending December 31, 2013, prior to or concurrently with the closing of this offering, we will engage in a series of transactions, which we refer to as the formation transactions, that will enable us to qualify as a REIT and will result in Hannon Armstrong becoming our subsidiary. The agreements relating to the formation transactions may be subject to customary closing conditions, including the closing of this offering.

The significant elements of our formation transactions include:

•	the formation of our company and our operating partnership;

•

the exchange by the current owners of Hannon Armstrong, by merger or equity contribution, of the equity interests in the entities that own Hannon Armstrong Capital, LLC for shares of our common stock or OP units in our operating partnership; and

•

through the application of a portion of the net proceeds of this offering, the completion of eight financing transactions consisting of retiring two separate note issuances collateralized by a single project in order to allow us to retain a larger portion of the economics of this project, and investing in six other newly originated financing transactions.

Formation of our Company and our Operating Partnership

We were incorporated on November 7, 2012 under the laws of the State of Maryland. We intend to elect, and operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2013. Hannon Armstrong Sustainable Infrastructure, L.P. was organized as a limited partnership under the laws of the State of Delaware on November 8, 2012. Upon the closing of this offering and the formation transactions, we will act as our operating partnership’s sole general partner.

Distribution of HA EnergySource Holdings, LLC to our Current Owners

Hannon Armstrong co-developed and financed the construction of the Hudson Ranch renewable energy geothermal project in Imperial Valley, California, a 50 MW geothermal power plant, which commenced operations in 2012. Hannon Armstrong owns an equity interest in Hudson Ranch through its wholly owned subsidiary HA EnergySource, which holds an approximately 40% equity interest in EnergySource, the project development company which indirectly owns Hudson Ranch.

We completed the distribution in December 2012 to the current owners of Hannon Armstrong of our equity interest in HA EnergySource, which we determined would not be suitable for inclusion as part of our plan to continue our business as a REIT. Prior to and as part of the transaction, we provided a $3.4 million capital commitment to HA EnergySource to be used by HA EnergySource for general corporate purposes, future investments or dividends to HA EnergySource owners. The historical book value, as of December 31, 2012, of HA EnergySource, taking into account the $3.4 million capital commitment, was approximately $3.9 million.

Exchange of Equity Interests in Hannon Armstrong for Shares of our Common Stock

Concurrently with the closing of this offering, certain employees, holders of membership interests in Hannon Armstrong and holders of limited partnership interests in our operating partnership will directly or indirectly exchange their membership interests for, or receive, shares of our common stock or OP units as follows:

•	pursuant to separate merger and related agreements, the separate corporations which hold membership interests in Hannon Armstrong will be merged with and into us;

•

in connection with such mergers and related transactions, certain employees and existing owners of the corporations will receive 1,794,039 shares of our common stock having an aggregate value of approximately $26.9 million;

•

pursuant to separate contribution and related agreements certain direct or certain indirect holders of membership interests in Hannon Armstrong will contribute such membership interests to us in exchange for 326,437 OP units having an aggregate value of approximately $4.9 million;

•

pursuant to the terms of the partnership agreement of our operating partnership an existing holder of a limited partnership interest in the operating partnership will be entitled to convert his interest into 129,524 OP units having an aggregate value of approximately $1.9 million;

•

the 2,250,000 shares of our common stock and OP units to be issued in the formation transactions will have an aggregate value (based on the mid-point of the initial public offering price range shown on the cover page of this prospectus) of approximately $33.75 million, and

•	as a consequence of such transactions, Hannon Armstrong will become our wholly-owned subsidiary.

The aggregate historical net tangible book value of Hannon Armstrong, less the book value of the excluded assets, was approximately $0.1 million as of December 31, 2012.

We have granted registration rights to those persons who will receive common stock (including common stock issuable upon exchange of OP units) in our formation transactions. Upon request from such a person that holds at least 0.5% of our outstanding shares of common stock, the registration rights agreement requires us to use our commercially reasonable efforts to file a resale shelf registration statement on Form S-11 with the SEC providing for the resale of all shares of common stock (including common stock issuable upon exchange of OP units) issued in connection with our formation transactions on or before the date that is the latest of (i) five business days following the expiration of the lock-up agreement we entered into with the underwriters prior to the commencement of this offering; (ii) 60 days following our receipt of such request; and (iii) if the lock-up agreement prohibiting the filing of such resale shelf registration statement is waived by the representatives, ten business days following the date on which we file our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013, in each case, subject to extension upon certain events.

In addition, the registration rights agreement requires us to use our commercially reasonable efforts to file with the SEC a resale shelf registration statement on Form S-3 providing for the resale of all shares of our common stock (including common stock issuable upon exchange of OP units) issued in connection with our formation transactions no later than 45 days after we first become eligible to register the resale of our securities pursuant to Form S-3 under the Securities Act, subject to extension upon certain events.

In certain circumstances, the registration rights agreement also requires us to provide piggyback and underwritten offering demand rights to those holders who will receive common stock (including common stock issuable upon exchange of OP units) in our formation transactions.

We will bear the expenses incident to these registration requirements except that we will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) out-of-pocket expenses of the persons exercising the registration rights or (iii) transfer taxes.

The material financial and other benefits to be received by our executive officers and members of and nominees to our board of directors in the formation transactions are set forth above under the heading “Certain Relationships and Related Transactions—Material Benefits to Related Parties—Formation Transactions” and “Certain Relationships and Related Transactions—Material Benefits to Related Parties—Registration Rights Agreement.”

Initial Investments

As part of our expansion strategy, we plan to use $110.0 million of net proceeds of this offering to complete eight financing transactions within 45 days of the completion of this offering. We may fund $7.0 million of these financings through a securitization, which would reduce the net proceeds we would use for these financings. Six of these transactions represent newly originated financings. For two of these transactions, which we originally financed through issuances of secured notes, we plan to retire these notes in order to allow us to retain a larger portion of the economics from the underlying project. The financing transactions consisted of five newly originated energy efficiency loans with an estimated fair market value of approximately $62.0 million, one newly originated clean energy loan with an estimated fair market value of approximately $29.0 million and the retirement of two separate note issuances for a single sustainable infrastructure project with a combined estimated fair market value of approximately $19.0 million. The U.S. federal government is the primary credit obligor on all of these projects. As of March 31, 2013, these projects consisted of fixed rate amortizing loans with weighted average unlevered yield-to-maturity of approximately 4.30% and a weighted average remaining life of approximately 18 years. For additional information regarding our initial investments and the calculation of weighted average yield-to-maturity and weighted average remaining life, see “Business—Initial Investments.” We expect to make additional financings consistent with our investment strategy with the balance of the net proceeds of this offering. See “Use of Proceeds.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Material Benefits to Related Parties

Formation Transactions

Upon the closing of this offering and the formation transactions, our executive officers and members of and nominees to our board of directors will receive material financial and other benefits, as described below.

Jeffrey W. Eckel	In the case of Jeffrey W. Eckel, our president and chief executive officer:

•	together with his affiliates, 351,470 shares of common stock, (with an aggregate value of approximately $5,272,050) in exchange for membership interests in Hannon Armstrong;

•	together with his affiliates, an equity interest in HA EnergySource with a combined book value as of December 31, 2012 of approximately $750,000;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;

•

grants of 265,524 shares of restricted common stock, which will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions;

•

indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director of us, or in a similar capacity with Hannon Armstrong; and

•	registration rights afforded by the registration rights agreement.

J. Brendan Herron	In the case of J. Brendan Herron, our executive vice president and chief financial officer:

•

together with his affiliates, 52,134 shares of common stock and 129,524 OP units (with a combined aggregate value of approximately $2,724,870) which will be issuable pursuant to the terms of the partnership agreement of our operating partnership upon conversion of an existing limited partnership interest in the operating partnership;

•	together with his affiliates, an equity interest in HA EnergySource with a combined book value as of December 31, 2012 of approximately $7,500;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;

•

grants of 58,286 shares of restricted common stock, which will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions;

•

indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director or in a similar capacity with Hannon Armstrong; and

•	registration rights afforded by the registration rights agreement.

Steve L. Chuslo	In the case of Steve L. Chuslo, general counsel:

•	together with his affiliates, 49,119 shares of common stock, (with an aggregate value of approximately $736,785 ) in exchange for membership interests in Hannon Armstrong;

•	together with his affiliates, an equity interest in HA EnergySource with a combined book value as of December 31, 2012 of approximately $40,000;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;

•

grants of 43,714 shares of restricted common stock, which will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions;

•

indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director or in a similar capacity with Hannon Armstrong; and

•	registration rights afforded by the registration rights agreement.

M. Rhem Wooten, Jr.	In the case of M. Rhem Wooten, Jr., executive vice president:

•	together with his affiliates, 49,119 shares of common stock, (with an aggregate value of approximately $736,785 ) in exchange for membership interests in Hannon Armstrong;

•	together with his affiliates, an equity interest in HA EnergySource with a combined book value as of December 31, 2012 of approximately $40,000;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;

•

grants of 43,714 shares of restricted common stock, which will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions;

•

indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director or in a similar capacity with Hannon Armstrong; and

•	registration rights afforded by the registration rights agreement.

Nathaniel J. Rose	In the case of Nathaniel J. Rose, senior vice president:

•	together with his affiliates, 79,177 shares of common stock, (with an aggregate value of approximately $1,187,655 ) in exchange for membership interests in Hannon Armstrong;

•	together with his affiliates, an equity interest in HA EnergySource with a combined book value as of December 31, 2012 of approximately $81,000;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;

•

grants of 43,714 shares of restricted common stock, which will vest in equal annual installments over four years beginning on the first anniversary following the completion of this offering and the formation transactions;

•

indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director of us or in a similar capacity with Hannon Armstrong; and

•	registration rights afforded by the registration rights agreement.

Employment Agreements

We intend to enter into an employment agreement with Messrs. Eckel, Herron, Chuslo, Wooten and Rose that will be effective upon completion of this offering. These employment agreements will provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a termination of the executive’s employment under certain circumstances. See “Our Management—Employment Agreements.”

Indemnification Agreements for Officers and Directors

We intend to enter into indemnification agreements with members of our board of directors and our executive officers that will be effective upon completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See “Our Management—Limitation of Liability and Indemnification.”

Registration Rights Agreement

We will provide registration rights to holders of our common stock (including common stock issuable upon redemption of OP units) that will be issued in connection with our formation transactions. See “Shares Eligible for Future Sale—Registration Rights Agreement.”

Conflicts of Interest

Following completion of this offering, there will be conflicts of interest with respect to certain transactions between the holders of OP units and our stockholders. In particular, the consummation of certain business combinations, the sale of certain of our assets or a reduction of indebtedness could have adverse tax consequences to holders of OP units, which would make those transactions less desirable to them. Certain members of our senior management team will hold OP units and shares of our common stock upon completion of this offering and the formation transactions.

We did not conduct arm’s-length negotiations with the parties involved regarding the terms of the formation transactions. In the course of structuring the formation transactions, certain members of our senior management team and other contributors had the ability to influence the type and level of benefits that they will receive from us.

We have adopted policies designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders. See “Hannon Armstrong Sustainable Infrastructure, L.P. Partnership Agreement—Fiduciary Responsibilities.”

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and our bylaws, each as amended and restated in connection with this offering. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without stockholder approval. After giving effect to this offering and the formation transactions, 15,734,515 shares of our common stock will be issued and outstanding (17,734,514 if the underwriters’ option to purchase additional shares is exercised in full), and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Shares of Common Stock

All of the shares of our common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions may be approved by a majority of all of the votes entitled to be cast on the matter, except that certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, must be approved by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the amendment. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, after completion of this offering and subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of any of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate of the outstanding shares of all classes and series of our capital stock. We refer to these limits collectively as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “prohibited owner” if, had the violative transfer been effective, the person would beneficially own or constructively own shares of capital stock and, if appropriate in the context, shall also mean any person who would have been the record owner of the shares that the prohibited owner would have so owned.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or any class or series of our preferred stock, or 9.8% by value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of the ownership limit.

Our board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive all or any component of the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would not result in our failing to qualify as a REIT. As a condition of its waiver or grant of an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT. We expect that, before completion of this offering, our board of directors will create an excepted holder limit for certain entities affiliated with MissionPoint, which will allow such entities, together as an excepted holder, to hold up to 1,500,000 shares of our outstanding common stock.

In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit or any component thereof for all other persons and entities unless, after giving effect to such increase we would be, “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock, preferred stock, or stock of any class or series, as applicable, in excess of such percentage ownership of our common stock, preferred stock or stock of all classes and series will be in violation of the ownership limit.

Upon completion of this offering, our charter will further prohibit:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock must be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be immediately paid to the charitable beneficiary of the trust, together with other amounts held by the trustee for the beneficiary of the trust. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and must be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. In addition, if our board of directors determines that a proposed transfer would violate the restrictions on ownership and transfer of our stock, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our common stock and OP units to be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to this offering and the formation transactions, we will have 15,734,515 shares of common stock outstanding on a fully diluted basis and 455,961 OP units, which are exchangeable on a one-for-one basis into shares of our common stock. Shares of our common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to Our Common Stock.”

For a description of certain restrictions on ownership and transfer of common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Issuance of Shares of Common Stock

Upon completion of this offering, we will have reserved for issuance under our equity incentive plan up to an aggregate of 7.5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of common stock). In connection with this offering, we expect that our board of directors will approve equity-based awards representing an aggregate of 607,143 shares of our common stock to be granted to our independent directors, our officers and our other personnel under our equity incentive plan. The initial equity-based awards to be granted to our independent directors, our officers and other of our personnel will vest in equal installments on the first business day of each year over a period of four years.

Rule 144

The shares of restricted common stock described above under “—Issuance of shares of common stock” and any additional shares of common stock that may be issued upon exchange of OP units will, when issued, be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership will issue an aggregate of 455,961 OP units (including LTIP units) that will remain outstanding upon completion of this offering and consummation of the formation transactions. Beginning on or after the date which is 12 months after the completion of this offering (and six months after the completion of this offering in respect of OP units received by certain entities affiliated with MissionPoint as part of the formation transactions), such OP units (including any vested LTIP units for which specified conditions have been satisfied) become exchangeable, on a one-for-one basis, for shares of common stock, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer.” Also see “Hannon Armstrong Sustainable Infrastructure, L.P. Partnership Agreement.”

Registration Rights Agreement

We have granted registration rights to those persons who will receive common stock (including common stock issuable upon exchange of OP units) in our formation transactions. Upon request from such a person that holds at least 0.5% of our outstanding shares of common stock, the registration rights agreement requires us to use our commercially reasonable efforts to file a resale shelf registration statement on Form S-11 with the SEC providing for the resale of all shares of common stock (including common stock issuable upon exchange of OP units) issued in connection with our formation transactions on or before the date that is the latest of (i) five business days following the expiration of the lock-up agreement we entered into with the underwriters prior to the commencement of this offering; (ii) 60 days following our receipt of such request; and (iii) if the lock-up agreement prohibiting the filing of such resale shelf registration statement is waived by the representatives, ten business days following the date on which we file our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013, in each case, subject to extension upon certain events.

In addition, the registration rights agreement requires us to use our commercially reasonable efforts to file with the SEC a resale shelf registration statement on Form S-3 providing for the resale of all shares of our common stock (including common stock issuable upon exchange of OP units) issued in connection with our formation transactions no later than 45 days after we first become eligible to register the resale of our securities pursuant to Form S-3 under the Securities Act, subject to extension upon certain events.

In certain circumstances, the registration rights agreement also requires us to provide piggyback and underwritten offering demand rights to those holders who will receive common stock (including common stock issuable upon exchange of OP units) in our formation transactions.

We will bear the expenses incident to these registration requirements except that we will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) out-of-pocket expenses of the persons exercising the registration rights or (iii) transfer taxes.

Lock-up Agreements

Our directors and executive officers, certain of our affiliates and certain of our significant stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of the underwriting agreement among us and the underwriters, may not, without the prior written consent of the representatives of the underwriters, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. However, with respect to our directors and executive officers, the restrictions described above shall not apply to bona fide gifts or transfers to family members or trusts for the direct or indirect benefit of the director or executive officer or his or her family members, provided in each case that the transferee agrees in writing to be bound by the terms of the lock-up agreement and will also not apply for shares sold in certain instances based on withholding taxes for vesting of restricted stock.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and to our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range. Upon completion of this offering, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and, if our board of directors is classified, any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of Directors

Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and (1) any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) our predecessor and its affiliates and associates as part of the formation transactions and (3) persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. There is no assurance that our board of directors will not amend or repeal this resolution in the future.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the closing of this offering), vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.

Amendment to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving notice and at the time of the special meeting, is entitled to vote at the meeting in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•

any individual who served any predecessor of our company, including Hannon Armstrong, in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. Our charter also provides that our board of directors may determine that compliance with any restriction or limitation on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, L.P. PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the partnership agreement of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Hannon Armstrong Sustainable Infrastructure, L.P., our operating partnership, was formed to acquire and own our assets. We are considered to be an UpREIT in which all of our assets are owned in a limited partnership of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income. We are the general partner of our operating partnership and we own a 97.1% partnership interest in our operating partnership, which is comprised of a general partnership interest and a limited partnership interest. Some of our directors, executive officers and their affiliates will contribute assets to our operating partnership in the formation transactions and become limited partners and, together with other limited partners, initially will own the remaining 2.9% limited partnership interest, or 455,961 OP units.

We are the sole general partner of our operating partnership and are liable for its obligations. As the sole general partner, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including a merger of our operating partnership or a sale of substantially all of its assets. The OP units will have no voting rights. Our operating partnership is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. As the sole general partner of our operating partnership, our consent is required for any amendment to the partnership agreement of our operating partnership. Additionally, without the consent of the limited partners, we may amend the partnership agreement of our operating partnership in any respect, implement mergers involving our operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our operating partnership that could result in the conversion of outstanding OP units into cash, shares of our common stock or other securities. The partnership agreement of our operating partnership only requires that, in such circumstances, limited partners receive cash, shares of our common stock or other securities having a fair market or net asset value, as the case may be, equal to the net asset value of the OP units being converted as of the month end period immediately prior to such conversion. The limited partners have no power to remove the general partner without the general partner’s consent.

Although initially all of our assets will be held through the UpREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through our operating partnership. In the event we elect to hold assets directly, the income of our operating partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of our operating partnership will agree that if there is a conflict in the duties we owe under Maryland law and, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our company.

The limited partners of our operating partnership will expressly acknowledge that we are acting for the benefit of the operating partnership, the limited partners and our company collectively.

Capital Contributions

If our operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partner interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our stockholders.

Operations

The partnership agreement of our operating partnership provides that our operating partnership is to be operated in a manner that will (1) enable us to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Internal Revenue Code.

Similarly, the partnership agreement of our operating partnership provides that taxable income is allocated to the partners of our operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership. See “U.S. Federal Income Tax Considerations—Tax Aspects of Ownership of Equity Interests in Partnerships and Other Transparent Entities.”

Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and holding our assets, our operating partnership will pay all of our administrative costs and expenses and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

•	all expenses relating to our formation and continuity of existence;

•	all expenses relating to any offerings and registrations of securities;

•	all expenses associated with our preparation and filing of any periodic reports under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all other operating or administrative costs of ours incurred in the ordinary course of its business.

Exchange of OP Units

Subject to certain limitations and exceptions, holders of OP units, other than us or our subsidiaries, will have the right to cause our operating partnership to purchase their OP units for cash in an amount equal to the market value of an equivalent number of shares of our common stock. The market value of the common stock for this purpose will be equal to the average of the closing trading price of a share of our common stock on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to our operating partnership. In addition, the partnership agreement of our operating partnership also provides that, upon completion of this offering and beginning on the date that is 12 months after the date of this offering (and six months after the completion of this offering in respect of OP units received by certain entities affiliated with MissionPoint as part of the formation transactions), at our option, we have the right to exchange OP units issued in connection with the formation transactions offered for redemption, on a one-for-one basis, for shares of common stock. We anticipate that rather than pay cash, we will normally elect to issue common stock in exchange for OP units offered for redemption. Redemption rights of OP unit holders may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons or (3) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.

Mandatory Redemption Rights

We (and our operating partnership) do not have a mandatory redemption policy. However, as the sole general partner of our operating partnership, we may, without the consent of the limited partners approve certain amendments to the partnership agreement of our operating partnership, implement mergers involving our operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our operating partnership, that could result in the conversion of outstanding OP units (including LTIP units) into cash, shares of our common stock or other securities. The partnership agreement of our operating partnership only requires that, in such circumstances, limited partners receive cash, shares of our common stock or other securities having a fair market or net asset value, as the case may be, equal to the net asset value of the OP units being converted as of the month end period immediately prior to such conversion. See “—General.”

Distributions

The partnership agreement of our operating partnership provides that our operating partnership will distribute cash flow from operations to the partners of our operating partnership in accordance with their relative percentage interests at such times and in such amounts determined by us as the general partner such that a holder of one OP unit will receive the same amount of annual cash flow distributions from our operating partnership as the amount of annual distributions paid to the holder of one share of our common stock.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, our current policy is to cause our operating partnership to pay distributions to holders of OP units and holders of LTIP units which, on an annual basis, will equal all or substantially all of our taxable income. Any distributions we and our operating partnership make will be at the discretion of our Board and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our Board deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

Transferability of Interests

We will not be able to (1) voluntarily withdraw as the general partner of our operating partnership, or (2) transfer our general partner interest in our operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. The limited partners will not be able to transfer their OP units, in whole or in part, without our written consent as the general partner of the partnership except where the limited partner becomes incapacitated.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Hannon Armstrong Sustainable Infrastructure Capital, Inc., and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary, with the exception of those matters specifically described herein. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	RICs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and

•	except to the extent discussed below, tax-exempt organizations and non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF US AS A REIT AND HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE HOLDING AND DISPOSITION OF OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company—General

We intend to elect, and operate our business so as to qualify, to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2013. We believe that we have been organized and we intend to operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2013, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that they and we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized, and we intend to operate, so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

Stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, and therefore may be subject to a 39.6% maximum rate on ordinary income. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to wilful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the required distribution, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•

A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•

If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•

We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in certain loan securitization structures (i.e., a “taxable mortgage pool”) to the extent that our common stock is held by specified types of tax-exempt organizations known as “disqualified organizations” that are not subject to tax on unrelated business taxable income. To the extent that we own a taxable mortgage pool through a TRS, we will not be subject to this tax. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

•

We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

•	We will have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)	which meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year; and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (5) and (6) above. Our charter provides restrictions regarding the ownership and transfer of shares of our stock, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of shares of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of shares of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of our operating partnership and other partnerships in which we own an equity interest (including equity interests in any lower tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. We and our TRS will make a TRS election with respect to our TRS, which will allow our TRS to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We will hold assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our total assets. To the extent that we acquire loans with an intention of selling such loans in a manner that might expose us to a 100% tax on “prohibited transactions,” such loans will be acquired by a TRS. If dividends are paid to us by one or more TRSs we own, then a portion of dividends, if any, that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’ debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. We may enter into financing and securitization arrangements that give rise to TMPs. Specifically, we may securitize certain loans that we hold and such securitizations may result in us owning interests in a TMP. To the extent that we do so, we may enter into such transactions through a qualified REIT subsidiary or a subsidiary REIT. We would be precluded from selling to outside investors equity interests in securitizations entered into through a qualified REIT subsidiary or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes in order to ensure that such entity remains a qualified REIT subsidiary.

A TMP generally is treated as a corporation for U.S. federal income tax purposes; it cannot be included in any consolidated U.S. federal corporate income tax return. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply unless such subsidiary is itself a REIT. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary that would become a TMP, in which we own some, but less than all, of the ownership interests (unless such subsidiary is a REIT), and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from loans secured by real property, and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in this effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. We expect to invest in loans made for purposes of improving or developing real property, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the loan is equal to or greater than the highest outstanding principal amount of the loan during any taxable year, and other requirements are met. With respect to loans made for purposes of improving or developing real property, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan. In particular, we intend to treat the interest income that we receive from loans secured by the financing of real property included in our sustainable infrastructure projects, which we include in our “financing receivables,” as interest on obligations secured by mortgages on real property that is qualifying income for purposes of the 75% gross income test. We received a private letter ruling from the IRS relating to our ability to treat income from certain of our financing receivables as qualifying REIT income to the extent it falls within the scope of such private letter ruling. We are entitled to rely upon this ruling for that income which fits within the scope of such private letter ruling only to the extent that we have the legal and contractual rights described therein and did not misstate or omit in the ruling request a relevant fact and that we continue to operate in the future in accordance with the relevant facts described in such request, and no assurance can be given that we will always be able to do so. If we were not able to treat the interest income that we receive as qualifying income for purposes of the REIT gross income tests, we would be required to restructure the manner in which we receive such income and we may realize significant income that does not qualify for the REIT gross income tests, which could cause us to fail to qualify as a REIT. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

In the event that we invest in a financing receivable or other loan that is fully secured by both real property and other property, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the financing receivable or other loan, determined when we commit to acquire the financing receivable or other loan, and the denominator of which is the highest “principal amount” of the financing receivable or other loan during the year. Revenue Procedure 2011-16 interprets the “principal amount” of the financing receivable or other loan to be the face amount of the financing receivable or other loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the financing receivable or other loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal. Any financing receivable or other loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in IRS Revenue Procedure 2011-16 as described above.

In the future, we may hold mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests or the interest generated by these loans as qualifying income under the 75% gross income test.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

Fee Income

We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income or profits. Other fees are not qualifying income for purposes of either the 75% or 95% gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including hedging instruments such as interest rate swap agreements, interest rate cap agreements, swaptions, and options on such contracts, futures contracts, puts and calls, similar financial instruments or other financial instruments that we deem appropriate. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurances we will be successful in this regard.

Phantom Income

Due to the nature of the assets in which we expect to invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may, in the future, acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. We expect to accrue market discount on the basis of a constant yield to maturity of a debt instrument. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

Some of the debt instruments that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt instrument, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the debt instrument in question will be made, with consequences similar to those described in the previous paragraph if all payments on the debt instrument are not made.

Although we do not presently intend to, we may, in the future, acquire debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

In addition, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition and the related cash receipts, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Rents from Real Property

To the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations. We intend to structure any leases so that the rent payable thereunder will qualify as “rents from real property,” but there can be no assurance we will be successful in this regard.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the greater of 150% of our direct cost in furnishing or rendering the services or the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving our failure to satisfy the gross income tests, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be a significant amount.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, certain building improvements, leasehold interests in real property, stock of other corporations that qualify as REITs and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above but there can be no assurance that we will be successful in this regard.

We may hold certain participation interests, including B Notes, in loans secured by real property and mezzanine loans originated by other lenders. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test discussed above. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

We intend to treat a portion of our interests in the loans secured by real property included in our sustainable infrastructure projects, which we include in our “financing receivables,” as real estate assets that qualify under the 75% asset test. We received a private letter ruling from the IRS relating to our ability to treat certain of our financing receivables as qualifying REIT assets to the extent they fall within the scope of such private letter ruling. (see “Gross Income Tests—Interest Income” above). We expect that our holdings of TRSs and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in our TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the REIT asset tests, and could fail to qualify as a REIT. A financing receivable that we own will generally be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the financing receivable, the value of the real property securing the loan is equal or greater to the principal amount of the loan. In the event that we invest in a financing receivable or other loan that is secured by both real property and other property, Revenue Procedure 2011-16 may apply to determine what portion of the financing receivable or other loan will be treated as a real estate asset for purposes of the 75% asset test. The interest apportionment rules apply if the financing receivable or other loan in question is secured by both real property and other property. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a financing receivable or other loan as a real estate asset in its entirety to the extent that the value of the financing receivable or other loan is equal to or less than the value of the real property securing the financing receivable or other loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of financing receivable or other loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests.

In addition, we may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any repurchase agreement and that the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Failure to Satisfy the Asset Tests

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership of assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10.0 million. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. Stockholders that are U.S. corporations would also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid U.S. federal corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, to use cash reserves, to liquidate non cash assets at rates or times we regard as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

It is possible that a portion of our income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income,” although we have no current intention of entering into TMP arrangements that would give rise to excess inclusion income. A REIT’s excess inclusion income must be allocated among its stockholders in proportion to dividends paid. We are required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	in the case of a stockholder that is a REIT, a RIC, or a common trust fund or other pass through entity, is considered excess inclusion income of such entity,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax,

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders, and

•

is taxable (at the highest U.S. federal corporate tax rate, currently 35%) to the REIT, rather than its stockholders, to the extent allocable to the REIT’s stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method.

Tax-exempt investors, RIC or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of an investment in our common stock.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to U.S.

federal corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we will have an interest to ensure that they will not adversely affect our qualification as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Tax on Built-In Gains

If we acquire appreciated assets from a subchapter C corporation in a transaction, such as a formation transaction, in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation (a “carry-over basis transaction”), and if we subsequently dispose of any such assets during the 10-year period following the acquisition of the assets from the subchapter C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by to us over the basis of such assets on such date, which we refer to as built-in gains. However, the built-in gains tax will not apply if the subchapter C corporation elects to be subject to an immediate tax when the asset is acquired by us. In connection with the formation transactions, we do not expect that any such subchapter C corporation will make such an election. We do not expect any tax payable by our company that is attributable to built-in gains to be material.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Tax Aspects of Ownership of Equity Interests in Partnerships and Other Transparent Entities

General

We will hold assets through entities that are classified as partnerships and other transparent entities, including trusts, for U.S. federal income tax purposes, including our interest in our operating partnership and any equity interests in lower-tier partnerships. For a discussion of the tax treatment of transparent “pass-through” entities in which we hold interests, see “—Effect of Subsidiary Entities—Disregarded Subsidiaries.” In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The ownership by us of equity interests in partnerships, including our operating partnership, involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. Because it is likely that at least half of our operating partnership’s investments will be loans secured by real property and the operating partnership intends to use leverage to finance the investments, the taxable mortgage pool rules potentially could apply to the operating partnership. However, we and the operating partnership do not presently intend that the operating partnership will incur any indebtedness, the payments on which bear a relationship to payments (including payments at maturity) received by the operating partnership from its investments. Accordingly, we and the operating partnership do not believe that the operating partnership will be an obligor under debt obligations with two or more maturities, the payments on which bear a relationship to payments on the operating partnership’s debt investments, and, therefore, we and the operating partnership do not believe that the operating partnership will be classified as a taxable mortgage pool. If our operating partnership or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Asset Tests” and “—Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year.

In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code. Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated or depreciated property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to our operating partnership of the cash proceeds received in offerings of shares of our common stock. As a result, the partners of our operating partnership, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in a greater portion of our distributions being taxable as dividends.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations. With limited exceptions dividends received by individual U.S. stockholders from us that are not designated as capital gain dividends will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of our Company-General” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts must pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Foreign Accounts

A 30% withholding tax may, pursuant to Treasury Regulations and IRS guidance, be imposed on dividends paid after December 31, 2013, and gross proceeds from the sale or other disposition of our common stock occurring after December 31, 2016, to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock. See “—Foreign Accounts” below.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “—Effect of Subsidiary Entities,” and “—Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI, unless they are able to properly exclude certain amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Non-U.S. stockholders should consult their tax advisors concerning the U.S. federal estate consequences of ownership of our common stock.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that would result in a portion of our dividends being considered excess inclusion income, and accordingly, it is possible that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. We anticipate that our common stock will be regularly traded on an established securities market in the United States immediately following this offering. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). We do not anticipate that a material portion of our assets will constitute USRPIs.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true:

(a)	Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

(b)	We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we will be a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we will remain a domestically-controlled qualified investment entity; and

(c)	Either (i) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (ii) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has actually or constructively held over 5% of our outstanding common stock any time during the shorter of the five-year period ending on the date of the sale or the period such selling non-U.S. stockholder held our common stock.

Specific wash sales rules applicable to sales of stock in a domestically-controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

Withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities under certain circumstances. More specifically, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own shares of our common stock through foreign accounts or foreign intermediaries and to certain non-U.S. stockholders. The 30% withholding tax, pursuant to Treasury Regulations and IRS guidance, is generally imposed on payments occurring after December 31, 2013 with respect to dividends, and after December 31, 2016, with respect to gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (or plan), subject to the Employee Retirement Income Security Act of 1974, as amended, (or ERISA), should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (or the DOL).

The DOL has issued final regulations (as modified by Section 3(42) of ERISA, the DOL Regulations) as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect the common stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” we believe that our common stock will qualify as publicly offered securities for purposes of the DOL Regulations and that our assets should not be deemed to be “plan assets” of any plan that invests in our common stock. However, no assurance can be given that this will be the case.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC
RBC Capital Markets, LLC
Robert W. Baird & Co. Incorporated

Total	13,333,333

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering (including up to $10,000 in reimbursement of underwriters’ counsel fees in connection with the review of the terms of the offering by the Financial Industry Regulatory Authority, Inc.), not including the underwriting discount, are estimated at $3.8 million and are payable by us.

Solebury Capital LLC, a member of the Financial Industry Regulatory Authority, Inc., has provided advisory services to us in connection with this offering and will receive a fee of $250,000 and reimbursement of expenses not to exceed $25,000.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,999,999 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of the underwriting agreement among us and the underwriters without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

However, with respect to our directors and executive officers, the restrictions described above shall not apply to bona fide gifts or transfers to family members or trusts for the direct or indirect benefit of the director or executive officer or his or her family members, provided in each case that the transferee agrees in writing to be bound by the terms of the lock-up agreement and will also not apply for shares sold in certain instances based on withholding taxes for maturity of restricted stock. In addition, with respect to certain entities affiliated with MissionPoint, the restrictions described above shall not apply to transfers to their stockholders, members, partners and other equity owners, provided that the transferee agrees in writing to be bound by the terms of the lock-up agreement.

Listing

Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “HASI.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Reserved Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

In the past, certain of the underwriters and their affiliates have provided traditional commercial lending to us in one off financings in the ordinary course of business. Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. Accordingly, they have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the lender under our existing credit facility and a party to the related interest rate swap and interest rate cap agreements and will receive a portion of the proceeds from this offering in connection with the repayment of the existing credit facility. In addition, we have entered into a letter agreement with Bank of America, N.A. in connection with the new credit facilities. See “Summary—Recent Developments.” We also expect to use some of the initial proceeds from this offering to retire securitization notes held by an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See “Use of Proceeds.” We may also purchase assets held by affiliates of one or more of the underwriters in the future.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment

Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank Harris, Shriver & Jacobson LLP.

EXPERTS

The consolidated financial statements of Hannon Armstrong Capital, LLC at September 30, 2012 and 2011, and for each of the three years in the period ended September 30, 2012 and the balance sheet of Hannon Armstrong Sustainable Infrastructure Capital, Inc. at December 31, 2012, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of HA EnergySource Holdings, LLC at September 30, 2012 and 2011 and for each of the two years in the period ended September 30, 2012, the consolidated financial statements of EnergySource LLC at December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 and the consolidated financial statements for Hudson Ranch I Holdings LLC at December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

HANNON ARMSTRONG CAPITAL, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements for the year ended September 30, 2012 have been derived from our predecessor’s historical consolidated financial statements audited by Ernst & Young LLP, independent registered public accounting firm, whose report with respect to such financial statements is included elsewhere in this prospectus. The unaudited pro forma financial statements as of and for the three months ended December 31, 2012 have been derived from the predecessor’s unaudited interim condensed consolidated financial statements. These unaudited interim condensed consolidated financial statements have been prepared on substantially the same basis as the predecessor’s audited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the predecessor’s financial position as of December 31, 2012 and the results of the predecessor’s operations and cash flows for the three months ended December 31, 2012. These results are not necessarily indicative of our results for the full 2013 fiscal year.

The unaudited pro forma consolidated balance sheet as of December 31, 2012 is presented to reflect adjustments to the predecessor’s historical condensed consolidated balance sheet as of December 31, 2012 as if this offering and the related formation transactions were completed on December 31, 2012. The unaudited pro forma combined consolidated statements of operations for the three months ended December 31, 2012 and the year ended September 30, 2012 are presented as if this offering and the related formation transactions were completed on October 1, 2011, respectively. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the period indicated, nor does it purport to represent our future financial position or results of operations.

The following unaudited condensed pro forma financial statements should be read in conjunction with (i) the predecessor’s historical audited consolidated financial statements at September 30, 2012 and 2011 and for the years then ended and the notes thereto appearing elsewhere in this prospectus, (ii) the predecessor’s historical unaudited condensed consolidated financial statements of December 31, 2012 and 2011 and the notes thereto appearing elsewhere in this prospectus and (iii) “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma condensed consolidated financial statements are presented for information purposes only and are not necessarily indicative of what our actual financial position would have been as of December 31, 2012 assuming this offering and the formation transactions were completed as of December 31, 2012 or what actual results of operation would have been for the three months ended December 31, 2012 and the year ended September 30, 2012, as applicable, assuming this offering, the formation transactions and the acquisitions completed subsequent to October 1, 2012 and October 1, 2011, respectively nor are they indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition.

HANNON ARMSTRONG CAPITAL, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2012	Pro Forma Adjustments		Pro Forma
Assets
Investment in financing receivables	$191,398,717	$93,100,000	(4)	$284,498,717
Securitization assets	6,230,948			6,230,948
Cash and cash equivalents	8,024,271	182,225,220 (104,890,098 (4,272,966	(3) )(4) )(5)	81,086,427
Restricted cash	55,000			55,000
Marketable securities	—			—
Due from affiliates	309,967			309,967
Intangible assets, net	1,970,313			1,970,313
Goodwill	3,798,411			3,798,411
Equity method investment in affiliate	—			—
Other assets	997,943			997,943

Total Assets	$212,785,570	$166,162,156		$378,947,726

Liabilities and members’ equity
Liabilities:
Accounts payable and accrued expenses	$6,812,575	$(103,148	)(5)	$6,709,427
Credit facility	4,169,818	(4,169,818	)(5)	—
Nonrecourse debt	195,952,169	(11,790,098	)(4)	184,162,071
Series A Participating Preferred Units accrued distributions payable	—			—

Total Liabilities	206,934,562	(16,063,064)		190,871,498

Members’ equity:
Series A Participating Preferred Units	—			—
Class A Common Units	68,400	(63,840 (4,560	)(3) )(6)	—

Preferred stock, par value $0.01 per share,              shares authorized, no shares issued and outstanding on a historical basis; 50,000,000 shares authorized, no shares issued and outstanding on a pro forma basis;

Common stock, par value $0.01 per share, shares authorized, no shares issued and outstanding on a historical basis; 450,000,000 shares authorized, 15,127,372 shares issued and outstanding on a pro forma basis;		151,274	(3)	151,274
Additional paid in capital		189,048,256 (5,498,462	(3) )(6)	183,549,794
Retained earnings	5,510,466	(6,910,470	)(3)	(1,400,004)
Accumulated other comprehensive (loss) income	272,142			272,142
Non-Controlling Interest		5,503,022	(6)	5,503,022

Total members’ equity	5,851,008	182,225,220		188,076,228

Total liabilities and members’ equity	$212,785,570	$166,162,156		$378,947,726

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2012	Pro Forma Adjustments		Pro Forma
Net Investment Revenue:
Income from financing receivables	$2,833,738	$969,888	(4)	$3,803,626
Investment interest expense	(2,346,519)	124,535	(4)	(2,221,984)

Net Investment Revenue	487,219	1,094,423		1,581,642
Other Investment Revenue:
Gain on securitization of receivables	2,534,009			2,534,009
Fee income	254,218			254,218

Other Investment Revenue	2,788,227			2,788,227

Total Revenue, net of investment interest expense	3,275,446	1,094,423		4,369,869

Compensation and benefits	(1,157,118)			(1,157,118)
General and administrative	(583,947)			(583,947)
Depreciation and amortization of intangibles	(105,303)			(105,303)
Other interest expense	(56,113)	56,113	(5)	—
Other Income	1,251			1,251
Unrealized gain on derivative investment	22,627			22,627
Loss from equity method investment in affiliate	(447,776)	447,776	(2)	—

Other Expenses, net	(2,326,379)	503,889		(1,822,490)

Net Income	$949,067	$1,598,312		2,547,379

Net income attributable to non-controlling interest holders		$74,535	(6)	74,535

Net income attributable to controlling shareholders		$2,472,844	(6)	$2,472,844

Pro forma basic and diluted earnings per share				$0.16
Pro forma weighted average shares outstanding—basic and diluted				15,127,372

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended September 30,
	2012	Pro Forma Adjustments		Pro Forma
Net Investment Revenue:
Income from financing receivables	$11,848,003	$3,879,550	(4)	$15,727,553
Investment interest expense	(9,851,842)	56,732	(4)	(9,795,110)

Net Investment Revenue	1,996,161	3,936,282		5,932,443
Other Investment Revenue:
Gain on securitization of receivables	3,912,299			3,912,299
Fee income	11,380,322			11,380,322

Other Investment Revenue	15,292,621			15,292,621

Total Revenue, net of investment interest expense	17,288,782	3,936,282		21,225,064

Compensation and benefits	(7,697,150)			(7,697,150)
General and administrative	(3,901,223)			(3,901,223)
Depreciation and amortization of intangibles	(439,739)			(439,739)
Other interest expense	(287,126)	287,126	(5)	—
Other income	51,936			51,936
Unrealized gain on derivative instruments	72,986			72,986
Loss from equity method investment in affiliate	(1,284,000)	1,284,000	(2)	—

Other Expenses, net	(13,484,316)	1,571,126		(11,913,190)

Net Income	$3,804,466	$5,507,408		$9,311,874

Net income attributable to non-controlling interest holders		$272,461	(6)	272,461

Net income attributable to controlling shareholders		$9,039,413	(6)	$9,039,413

Pro forma basic and diluted earnings per share				$0.60
Pro forma weighted average shares outstanding—basic and diluted				15,127,372

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Hannon Armstrong Capital, LLC (the Company) is a specialty finance company that provides debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment or make more efficient use of natural resources. The Company commenced operations in October 2000 as successor to its former parent, Hannon Armstrong & Company.

The Company and its subsidiaries’ principal business is providing or arranging financing of sustainable infrastructure projects supported by the project’s cash flows. The Company and its subsidiaries’ finance their business through securitization of the receivables or through the use of nonrecourse debt. The Company also generates fee income for arranging financings that are held directly on the balance sheet of other investors, by providing broker/dealer or other financing related services to sustainable infrastructure project developers and by servicing the Company’s managed assets.

2. Eliminates the loss from equity method investment in affiliate from the income statement as a result of the distribution to our current owners of the ownership interest currently held by Hannon Armstrong of HA EnergySource Holdings, LLC, which owns a minority equity stake in a geothermal power project developer, that we determined would not be suitable for inclusion as part of our plan to continue our business as a REIT.

3. Represents the proceeds of this offering, net of estimated transaction costs associated with this offering. Also represents the adjustment to retained earnings and additional paid in capital of $6,910,470 resulting from the reallocation and issuance of equity to members of management as part of this offering. A material non-recurring expense of this amount will be recorded in the first quarter following the offering.

4. Through the application of a portion of the net proceeds of this offering, represents the funding and the related interest income of the six newly originated investments in financing receivables and the retirement of two note issuances in order to allow us to retain a larger portion of the economics from the single project that collateralizes these notes. Included in investment interest expense is the reduction of an expense of $124,535 and $56,732 for the three months ended December 31, 2012 and the year ended September 30, 2012, respectively. The ultimate payment required to retire the notes with the proceeds from the offering will be less than the amount presented in the Unaudited Pro Forma Condensed Consolidated Financial Statements because the Company makes periodic payments on the notes.

5. Represents the repayment of our existing credit facility, the related decrease in the interest expense and the retirement of the related interest rate swap that is recorded as an other accrued expense in accounts payable and other accrued expenses.

6. Upon completion of the offering, the OP units will represent 2.93% of the total outstanding common units. As a result, $5,503,022 is presented as non-controlling interest on the accompanying unaudited pro forma condensed consolidated balance sheet. Additionally, 2.93% of the net income for the three months ended December 31, 2012 and the year ended September 30, 2012 is allocated to the non-controlling interest holders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

We have audited the accompanying consolidated balance sheet of Hannon Armstrong Sustainable Infrastructure Capital, Inc. as of December 31, 2012. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Hannon Armstrong Sustainable Infrastructure Capital, Inc. at December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

March 12, 2013

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2012

Assets
Cash	$6,000

Liabilities and Stockholder’s Equity
Deposits	$5,000

Stockholder’s Equity
Common stock	$10
Additional paid in capital	990

Total Stockholder’s Equity	$1,000

Total Liabilities and Stockholder’s Equity	$6,000

See accompanying notes.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

1. Organization

The Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the Company) was formed as a Maryland Corporation on November 7, 2012. Pursuant to a planned formation transaction, the Company will elect to be treated as a Real Estate Investment Trust (REIT) in connection with its fiscal year ending December 31, 2013 (and as part of the formation transaction) will acquire 100% of the ownership of Hannon Armstrong Capital, LLC and continue to conduct the business currently conducted by Hannon Armstrong Capital, LLC.

2. Summary of Significant Accounting Policies

Basis of Accounting—The balance sheet has been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). Separate statements of operations, comprehensive income, changes in equity and of cash flows have not been presented in the financial statement because there have been no activities of this entity.

The consolidated balance sheet includes the accounts of the Company and its controlled subsidiary, Hannon Armstrong Sustainable Infrastructure, L.P. All significant intercompany balances have been eliminated in consolidation.

Deposit—Represents $5,000 paid by an officer for subscribed units of the Hannon Armstrong Sustainable Infrastructure, L.P. to be acquired upon the successful completion of the initial public offering.

3. Stockholder’s Equity

Several individuals, who are officers of Hannon Armstrong Capital, LLC contributed $1,000 in the aggregate to the Company on the date of formation.

4. Organizational and Offering Costs

Costs related to corporation and partnership filing costs, audit fees related to the initial registration and initial balance sheet audit and various legal start-up costs incurred prior to the commencement of this offering will be paid directly by Hannon Armstrong Capital, LLC and the Company will reimburse Hannon Armstrong Capital, LLC for these costs contingent on the commencement of this offering. As the results of the Company will be combined with the predecessor, Hannon Armstrong Capital, LLC, the impact of reimbursements will not impact the reported results of the consolidated entities.

Such costs fall into one of two categories. Costs related to the Company’s initial public offering such as costs associated with preparing the initial registration statement and qualification of the offering in all applicable jurisdictions, typesetting and printing of the prospectus, federal and state registration fees are classified as offering costs and will be charged to additional paid-in-capital upon completion of the offering. All other costs that are not deemed offering costs (as they do not fall into the categories specified above) will be expensed upon commencement of the offering.

HANNON ARMSTRONG CAPITAL LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	September 30, 2012
	(unaudited)
Assets
Investment in financing receivables	$191,398,717	$195,581,699
Securitization assets	6,230,948	6,232,947
Cash and cash equivalents	8,024,271	20,947,762
Restricted cash	55,000	2,035,308
Due from affiliates	309,967	317,595
Intangible assets, net	1,970,313	2,058,105
Goodwill	3,798,411	3,798,411
Equity method investment in affiliate	—	787,194
Other assets	997,943	703,876

Total Assets	$212,785,570	$232,462,897

Liabilities and members’ equity
Liabilities:
Accounts payable and accrued expenses	$6,812,575	$6,072,855
Credit facility	4,169,818	4,599,437
Nonrecourse debt	195,952,169	200,283,092
Series A Participating Preferred Units accrued distributions payable	—	2,345,995

Total Liabilities	206,934,562	213,301,379

Members’ equity:
Series A Participating Preferred Units	—	10,400,718
Class A Common Units	68,400	66,600
Retained earnings	5,510,466	8,441,399
Accumulated other comprehensive income	272,142	252,801

Total members’ equity	5,851,008	19,161,518

Total liabilities and members’ equity	$212,785,570	$232,462,897

See accompanying notes.

HANNON ARMSTRONG CAPITAL LLC

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,
	2012	2011
Net Investment Revenue:
Income from financing receivables	$2,833,738	$3,349,511
Investment interest expense	(2,346,519)	(2,820,561)

Net Investment Revenue	487,219	528,950
Other Investment Revenue:
Gain on securitization of receivables	2,534,009	1,939,816
Fee income	254,218	287,532

Other Investment Revenue	2,788,227	2,227,348

Total Revenue, net of investment interest expense	3,275,446	2,756,298

Compensation and benefits	(1,157,118)	(1,064,847)
General and administrative	(583,947)	(625,612)
Depreciation and amortization of intangibles	(105,303)	(113,312)
Other interest expense	(56,113)	(83,263)
Other income	1,251	14,072
Unrealized gain on derivative instruments	22,627	29,284
(Loss) from equity method investment in affiliate	(447,776)	(799,024)

Other Expenses, net	(2,326,379)	(2,642,702)

Net Income	$949,067	$113,596

See accompanying notes.

HANNON ARMSTRONG CAPITAL LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended December 31,
	2012	2011
Net income	$949,067	$113,596
Unrealized gain on residual assets	19,341	255,872

Comprehensive Income	$968,408	$369,468

See accompanying notes.

HANNON ARMSTRONG CAPITAL LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$949,067	$113,596
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed loss from equity method investment in affiliate	447,776	799,024
Unrealized gain on derivative instrument	(22,627)	(29,284)
Depreciation and amortization of intangibles	105,303	113,313
Stock-based compensation	1,800	7,200
Noncash gain on securitizations	(135,796)	(44,404)
Amortization of servicing assets	70,407	77,385
Change in securitization residual assets	86,729	(106,061)
Changes in other assets and liabilities:
Accounts payable and accrued expenses	(2,637,653)	5,982,601
Other	(311,578)	(115,578)

Net cash (used in) provided by operating activities	(1,446,572)	6,797,792

Cash flows from investing activities
Purchase of property and equipment	—	(152,317)
Investment in equity method affiliate	(584,023)	(417,160)
Distributions from equity method affiliate	443,441	—
Advances to affiliates	7,628	14,975
Proceeds from marketable securities	—	252,951
Decrease in restricted cash	1,980,308	69,707
Investment in financing receivables	(2,102,200)	(8,801,360)
Principal collections from financing receivables	6,285,182	6,303,546

Net cash provided by (used in) investing activities	6,030,336	(2,729,658)

Cash flows from financing activities
Proceeds from nonrecourse debt	2,180,476	8,933,560
Principal payments on nonrecourse debt	(6,511,399)	(6,405,227)
Principal payments on credit facility	(429,619)	(585,082)
Payment of accrued distributions on Series A Participating Preferred Units	(2,345,995)	—
Return of capital on Series A Participating Preferred Units	(10,400,718)	—

Net cash (used in) provided by financing activities	(17,507,255)	1,943,251

(Decrease) increase in cash and cash equivalents	(12,923,491)	6,011,385
Cash and cash equivalents at beginning of period	20,947,762	1,632,777

Cash and cash equivalents at end of period	$8,024,271	$7,644,162

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

DECEMBER 31, 2012

1. The Company

Hannon Armstrong Capital, LLC (the Company) is a specialty finance company that provides debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment or make more efficient use of natural resources. The Company commenced operations in October 2000 as successor to its former parent, Hannon Armstrong & Company.

The Company and its subsidiaries’ principal business is providing or arranging financing of sustainable infrastructure projects supported by the projects’ cash flows. The Company and its subsidiaries finance their business through the securitization of the receivables or through the use of nonrecourse debt. The Company also generates fee income for arranging financings that are held directly on the balance sheet of other investors, by providing broker/dealer or other financing related services to sustainable infrastructure project developers and by servicing the Company’s managed assets. The Company’s subsidiaries are typically special purpose entities (SPEs) that are formed for specific operations associated with financing sustainable infrastructure receivables for specific long-term contracts.

2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations, comprehensive loss and cash flows for the periods presented. The preparation of financial statements in accordance with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the entire year. Certain information and footnote disclosures normally included in our annual consolidated financial statements have been condensed or omitted. We followed the accounting policies used and disclosed in the condensed consolidated financial statements for the fiscal year ended September 30, 2012 and therefore, the unaudited condensed consolidated financial statements should be read in conjunction with those financial statements.

The condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Membership Interests

The membership interests of the Company are represented by Series A Participating Preferred Units (Preferred Units) and Class A Common Units (Common Units). The Company authorized the issuance of 15,601,077 Preferred Units, which have voting rights and a 10% compounded annual yield, all of which are issued and outstanding as of December 31 and September 30, 2012. Distributions on the Preferred Units are permitted only at the discretion of the Board of Directors.

The Company authorized the issuance of 1,733,453 Common Units, 1,350,000 of which were issued in January 2010 and 1,200,000 of which are outstanding as of December 31 and September 30, 2012. The Company

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

issued the Common Units to certain employees of the Company in connection with an employee incentive plan. The Common Units do not have voting rights and vest over a five-year period commencing on date of employment. Distributions on the Common Units are permitted only at the discretion of the Board of Directors and only after distributions on the Preferred Units have reduced the Preferred Units’ capital and unpaid annual yield to zero.

On October 10, 2012, the Company made a return of capital to the Preferred Units holders and paid all outstanding accrued distributions which reduced the Preferred Units’ capital and unpaid annual yield to zero. The Preferred Units remain outstanding without a mandatory dividend and are pari passu with the Common Units for future distributions.

Investment in Financing Receivables

Investment in financing receivables includes financing sustainable infrastructure project receivables and direct finance leases. The Company accounts for leases as direct finance leases in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 840, Leases.

The investment in financing receivables represents the present value of the minimum note or lease payments, net of any unearned fee income, which is recognized as income over the term of the note or lease using the interest method. The Company’s financing receivables have been financed using nonrecourse debt. Such financings are typically collateralized by a security interest in the financing receivables or leased equipment and at no time is the Company liable for nonpayment by the lessee.

Securitization of Receivables

During the three months ended December 31, 2012 and 2011, the Company transferred receivables in multiple securitization transactions. The Company has established various special purpose entities or securitization trusts for the purpose of securitizing certain financing receivables or other debt investments. The Company determined that the trusts used in securitizations are variable interest entities, as defined in ASC 810, Consolidation. The Company typically serves as primary or master servicer of these trusts; however, as the servicer, the Company does not have the power to make significant decisions impacting the performance of the trusts. Based on an analysis of the structure of the trusts, under GAAP, the Company is not the primary beneficiary of the trusts as it does not have a controlling financial interest in the trusts because it does not have power over the trust’s significant activities. Therefore, the Company does not consolidate these trusts in the condensed consolidated financial statements.

The Company accounts for transfers of financing receivables to these securitization trusts as sales pursuant to ASC 860, Transfers and Servicing, as the transferred receivables have been isolated from the transferor (i.e., put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership) and the Company has surrendered control over the transferred receivables. When the Company sells receivables in securitizations, it generally retains interests in the form of servicing rights, cash reserve accounts and deferred fees, all of which are carried on the condensed consolidated balance sheets as retained interests in securitized receivables.

Gain or loss on sale of receivables is calculated based on the excess of the proceeds received from the securitization (less any transaction costs) plus any retained interests obtained over the cost basis of the

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

receivables sold. The Company generally transfers the receivables to securitization trusts immediately upon the initial funding from the third party purchasing a beneficial interest in the trust. For retained interests, the Company generally estimates fair value based on the present value of future expected cash flows using its best estimates of the key assumptions of anticipated losses, prepayment rates, and discount rates commensurate with the risks involved.

As described above, the Company initially accounts for all separately recognized servicing assets and servicing liabilities at fair value as required under ASC 860. Under ASC 860-50, Transfers and Servicing—Servicing Assets and Liabilities, entities may either subsequently measure servicing assets and liabilities using the amortization method or the fair value measurement method and the Company has selected the amortization method to subsequently measure its servicing assets. The Company assesses servicing assets for impairment at each reporting date. If the amortized cost of servicing assets is greater than the estimated fair value, the Company recognizes an impairment in net income.

The Company’s other retained interest in securitized assets (other residual assets) are classified as available-for-sale securities and carried at fair value on the consolidated balance sheets. The Company generally does not sell its retained interests. If the Company makes an assessment that (i) it does not intend to sell the security or (ii) it is not likely the Company will be required to sell the security before its anticipated recovery, changes in fair value, such as those resulting from changes in market interest yield requirements, are reported as a component of accumulated other comprehensive income. However, in the case where the Company does intend to sell its retained interest or if the fair value of other retained assets is below the current carrying amount and the Company determines that the decline is other than temporary (OTTI), any impairment charge would be recorded through the statement of operations. An OTTI is considered to have occurred when, based on current information and events, there has been an adverse change in the timing or amount of cash flows expected to be collected. The impairment is equal to the difference between the residual asset’s amortized cost basis and its fair value at the balance sheet date. In the case where there is any expected decline in the forecasted cash flows, such decline would be unlikely to reverse during the holding period of the retained interests and thus would be considered OTTI.

Servicing income is recognized as received. Servicing assets are amortized in proportion to, and over the period of, estimated net servicing income, and are periodically (including at December 31, and September 30, 2012) assessed for impairment.

Interest income related to the cash reserve account and deferred fees (collectively referred to as residual assets) is recognized using the effective interest rate method. If there is a change in expected cash flows related to the residual assets, the Company calculates a new yield based on the current amortized cost of the residual assets and the revised expected cash flows. This yield is used prospectively to recognize interest income.

Modifications to Investments in Financing Receivables and Debt

The Company evaluates any modifications to its financing receivables in accordance with the guidance in ASC 310, Receivables. The Company did not have any loan modifications that qualify as trouble debt restructurings for the three months ended December 31, 2012 and 2011. The Company also evaluates any modifications of financing receivables to determine if the modification is more than minor, whereby any related fees, such as prepayment fees, would be recognized in income at the time of the modification. In the three

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

months ended December 31, 2011, there was one receivable that had a more than minor modification whereby the Company received a contract prepayment fee of $0.6 million, which was recognized as revenue on the modification date. The modified financing receivable had an effective yield equivalent to the effective yield of the original financing receivable and the terms are as favorable to the Company as loans with similar collection risks.

The Company evaluates any modifications to its debt in accordance with the applicable guidance in ASC 470-50, Debt—Modifications and Extinguishments. If the debt instruments are substantially different, the modification is accounted for in the same manner as a debt extinguishment (i.e., a major modification) and the fees paid are recognized as expense at the time of the modification. Otherwise, such fees are deferred and amortized as an adjustment of interest expense over the remaining term of the modified debt instrument using the interest method. In the three months ended December 31, 2011, there was one modification of nonrecourse debt that was deemed to be a major modification for which $0.6 million of expense was recorded.

Cash and Cash Equivalents

Cash and cash equivalents at December 31 and September 30, 2012 include short-term government securities, certificates of deposit and money market funds, all of which had an original maturity of three months or less at the date of purchase. These securities are carried at their purchase price.

Restricted Cash

Restricted cash at December 31 and September 30, 2012 includes $0 and $1,930,308, respectively, of certificates of deposit set aside with the credit facility lender under the terms of the loan agreement. On December 21, 2012, the credit facility lender agreed to replace the requirement for restricted cash with a requirement for a minimum cash balance of $1,000,000. The remaining restricted cash at December 31 and September 30, 2012 of $55,000 and $105,000, respectively, represents cash balances set aside with certain lenders to support specific loans as well as a letter of credit for a specific project.

Intangible Assets and Goodwill

Intangible assets are amortized using the straight-line method over the remaining estimated life, generally ranging from 3 to 15 years. The carrying amounts of intangible assets are reviewed for impairment when indicators of impairment are identified. If the carrying amount of the asset exceeds the undiscounted expected cash flows that are directly associated with the use and eventual disposition of the asset, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value.

Goodwill represents the costs of business acquisitions in excess of the fair value of identifiable net assets acquired. The Company evaluates goodwill for potential impairment annually on September 30, or whenever impairment indicators are present. The Company performs a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment to be recognized, if any. In the first step of the review process, the Company compares the estimated fair value of the Company, using a discounted cash flow analysis, with its net book value. If the estimated fair value of the Company exceeds its book value, no further analysis is needed. If the estimated fair value of the Company were to be less than its book value, the second step of the review process would be performed to calculate the implied fair value of the goodwill in order to determine whether any impairment is required. The implied fair value of the goodwill is calculated by allocating the estimated fair value of the Company to all of its assets and liabilities as if the Company had been acquired in a business combination. If the carrying value of the goodwill exceeds the implied

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

fair value of the goodwill, the Company recognizes an impairment loss for that excess amount. The Company completed its assessment of goodwill in September 2012, and did not identify any impairment as the fair value of the Company exceeded the net book value.

Equity Method Investment in Affiliate

In December 2012, the Board of Directors approved the distribution of the equity interest in HA EnergySource Holdings LLC (HA EnergySource) to the shareholders effective December 31, 2012. HA EnergySource’s only asset is an equity interest in EnergySource LLC (EnergySource), a developer of geothermal projects in California. Prior to and as part of the transaction, the Board approved a $3.4 million capital commitment to HA EnergySource to be used by HA EnergySource for general corporate purposes, future investments or dividends to HA EnergySource owners. The Company recorded an obligation representing its $3.4 million capital commitment to HA EnergySource as of December 31, 2012 in other accrued expenses. In addition, in respect of the distribution of its equity interest in HA EnergySource, the Company recorded a dividend as a reduction in equity totaling $3.9 million which represents the $3.4 million capital contribution plus the carrying value of HA EnergySource of $0.5 million. Following the distribution, the Company no longer has an equity ownership in HA EnergySource or Energy Source.

For periods prior to August 2012, the Company accounted for its investment in HA EnergySource using the equity method of accounting. In August 2102, HA EnergySource redeemed all outside interests in HA EnergySource not previously owned by the Company and HA EnergySource became a wholly owned and consolidated subsidiary of the Company. As both the Company and HA EnergySource are under the common control of MissionPoint HA Parallel Fund, L.P. (“MissionPoint”), the Company determined that this was a common control transaction (i.e., the transaction did not result in a change in control at the ultimate controlling shareholder level). Accordingly, under ASC 810, the Company did not account for the consolidation at fair value, but rather, accounted for the transaction at the carrying amount of the net assets consolidated (i.e., HA EnergySource’s investment in EnergySource, LLC).

The Company accounted for its investment in EnergySource using the equity method of accounting as the Company has the ability to exercise influence over EnergySource’s operating and financial policies.

The Company has recognized in the condensed consolidated statements of operations its share in the loss from equity method investment in EnergySource of $447,776 for the three months ended December 31, 2012 and the loss from equity method investment in HAEnergySource of $799,024 for the three months ended December 31. 2011. The Company’s investment in EnergySource was $787,194 as of September 30, 2012. Following its distribution of the ownership, the Company has no exposure to loss at December 31, 2012.

Intra-company gains and losses are eliminated for an amount equal to the interest of the Company and are reflected in the share in loss from equity method investment in affiliate in the condensed consolidated statements of operations.

The Company evaluated the realization of its investment accounted for using the equity method if circumstances indicate that its investment is other than temporarily impaired. Other-than-temporary impairment occurs when the estimated fair value of an investment is below the carrying value and the difference is determined to not be recoverable. This evaluation requires significant judgment regarding, but not limited to, the severity and duration of the impairment; the ability and intent to hold the securities until recovery; financial condition, liquidity, and near-term prospects of the issuer; specific events; and other factors. Based on an

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

evaluation of its equity method investments, the Company determined that no impairment had occurred for the year ended September 30, 2012.

Variable Interest Entities

The Company accounts for its investment in entities that are considered variable interest entities under ASC 810. The Company performs an ongoing assessment to determine the primary beneficiary of each entity as required by ASC 810.

The SPEs that are formed for operations associated with financing receivables are designed by the Company and substantially all of the activities of these SPEs are more closely associated with the activities of the Company. Based on its assessment, the Company determined that it has power and benefits related to these SPEs, hence it is the primary beneficiary and should consolidate these SPEs under the provisions of ASC 810.

See also discussions above related to Equity Method Investment and Securitization of Receivables.

Income Taxes

The Company is taxed as a partnership under the Internal Revenue Code. No provision for federal or state income taxes has been made in the accompanying condensed consolidated financial statements, since the Company’s profits and losses are reported on the members’ tax returns. The Company has no uncertain tax positions as of December 31 and September 30, 2012.

Stock-Based Compensation

The Company records compensation expense for stock awards in accordance with ASC 718, Compensation—Stock Compensation, which requires that all share-based payments to employees be recognized in the condensed consolidated statements of operations based on their grant date fair values with the expense being recognized over the requisite service period.

Reclassifications

Certain amounts in the prior years have been reclassified to conform to the current year presentation.

Segment Reporting

The Company provides and arranges debt and equity financing for sustainable infrastructure projects and reports all of its activity as one business segment.

3. Fair Value Measurements

The levels of inputs used to determine fair value of the Company’s financial assets and liabilities investments are characterized in accordance with the fair value hierarchy established by ASC 820. Where inputs for a financial asset or liability fall in more than one level in the fair value hierarchy, the financial asset or liability is classified in its entirety based on the lowest level input that is significant to the fair value measurement

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

of that financial asset or liability. The Company uses its judgment and considers factors specific to the financial assets and liabilities in determining the significance of an input to the fair value measurements. At December 31 and September 30, 2012, only the Company’s retained interests in securitized receivables and derivatives are carried at fair value on the condensed consolidated balance sheets on a recurring basis. The three levels of the fair value hierarchy are described below:

•	Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

•	Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

•	Level 3—Unobservable inputs are used when little or no market data is available.

At December 31 and September 30, 2012, the Company has an interest rate swap and an interest rate cap relating to its credit facility. The total fair value of the interest rate swap and interest rate cap was $(103,148) and $(125,775) at December 31 and September 30, 2012, respectively. During the three months ended December 31, 2012 and 2011, an unrealized gain on derivatives of $22,627, and $29,284, respectively, was recorded in net income in the condensed consolidated statements of operations. The valuation was based on Level 2 inputs primarily determined based on the present value of future cash flows using model-derived valuations that use observable inputs such as interest rates and credit spreads. The significant unobservable inputs used in the fair value measurement of the Company’s interest rate swap and interest rate cap are interest rates. Significant increases in interest rates would result in lower unrealized losses on our interest rate swap and cap while decreases in interest rates would result in higher unrealized losses on our interest rate swap and cap.

As of December 31 and September 30, 2012, the aggregate fair value of financing receivables was $207.7 million and $213.1 million, with a book value of $191.4 million and $195.6 million, respectively. The fair values of financing receivables are measured using a discounted cash flow model and Level 3 inputs. The significant unobservable inputs used in the fair value determination of the Company’s investment in financing receivables are discount rates and interest rates in recent comparable transactions. Significant increases in discount rates and recent comparable transactions would result in a significantly lower fair value. Significant decreases in discount rates and recent comparable transactions in isolation would result in a significantly higher fair value.

At December 31 and September 30, 2012, the Company has residual assets in the condensed consolidated balance sheets relating to its retained interests in securitized receivables. The fair value of the residual assets was $4,638,579 and $4,596,989 at December 31 and September 30, 2012, respectively. During the three months ended December 31, 2012 and 2011, an unrealized gain on residual assets of $19,341 and $255,872, respectively, was recorded in the condensed consolidated statements of comprehensive income. Due to the lack of actively traded market data, the valuation of these residual assets was based on Level 3 unobservable inputs. The significant unobservable inputs used in the fair value measurement of the Company’s residual assets are published U.S government interest rates, estimated securitization cash flows, potential default rates and comparable transactions in related assets of public companies. The discount rates considered, based on observations of market participants on other government-issued securitization transactions, range from 7% to 15%. Based on the high credit quality of our underlying assets, potential default and prepayment rates, and the

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

lower risk, we have used discount rates of 8% to 10% to determine the fair market value of our underlying assets. Significant increases in U.S. Treasury rates or default and prepayment rates in isolation would result in a significantly lower fair value measurement. See Note 5 regarding servicing assets and the residual asset sensitivity analysis.

The following table reconciles the beginning and ending balances for residual assets for the three months ended December 31, 2012:

Residual Assets
Balance, September 30, 2012	$4,596,989
Accretion	128,658
Additions	108,978
Collections	(215,387)
Fair value adjustment	19,341

Balance, December 31, 2012	$4,638,579

The following table reconciles the beginning and ending balances for residual assets for the three months ended December 31, 2011:

Residual Assets
Balance, September 30, 2011	$4,531,383
Accretion	106,906
Reclassifications	(22,600)
Collections	(846)
Fair value adjustment	255,872

Balance, December 31, 2011	$4,870,715

At December 31 and September 30, 2012, the aggregate fair value of nonrecourse debt was $212.7 million and $218.2 million, with a carrying value of $196.0 million and $200.3 million, respectively. The fair values of nonrecourse debt are determined using a discounted cash flow model and Level 3 inputs. The significant unobservable inputs used in the fair value determination of the Company’s nonrecourse debt are discount rates and interest rates in recent comparable transactions. Significant increases in discount rates would result in a significantly lower fair value. Significant decreases in discount rates and recent comparable transactions in isolation would result in a significantly higher fair value.

At December 31 and September 30, 2012, the aggregate fair value of the Company’s credit facility was $4.2 million and $4.6 million, with a carrying value of $4.2 million and $4.6 million, respectively. The fair values of the credit facility are determined using a discounted cash flow model and Level 3 inputs. The significant unobservable inputs used in the fair value determination of the Company’s credit facility are discount rates. Significant increases in discount rates would result in a significantly lower fair value. Significant decreases in discount rates in isolation would result in a significantly higher fair value.

The Company’s financial instruments include cash equivalents which are carried at amounts that approximate fair value.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents. At December 31 and September 30, 2012, the Company had cash deposits held in U.S. banks of $8,079,271 and $22,983,070, respectively. Included in these balances are $6,609,045 and $21,293,909 in bank deposits, respectively, in excess of amounts federally insured.

Financing receivables and direct financing leases are primarily U.S. government-backed receivables and are not a significant concentration of credit risk.

4. Allocation of Profit and Loss and Cash Distributions

The member interests in the Company as of December 31 and September 30, 2012, are shown below. All profits, losses and cash distributions are allocated based on the percentages as follows:

	December 31, 2012	September 30, 2012
MissionPoint HA Parallel Fund, L.P.	70%	75%
Jeffrey W. Eckel, Chief Executive Officer	18%	20%
Other management and employees of the Company	12%	5%

5. Securitization of Receivables

During the three months ended December 31, 2012 and 2011, the Company sold financing receivables in securitization transactions, recognizing gains of $2,534,009 and $1,939,816, respectively. In securitizations, the Company retained servicing responsibilities and interests in certain cash reserve accounts and deferred fees. In certain instances, the Company receives annual servicing fees ranging from 0.05% to 0.20% of the outstanding balance. The investors and the securitization trusts have no recourse to the Company’s other assets for failure of debtors to pay when due. The Company’s retained interests in cash reserve accounts and deferred fees are subordinate to investors’ interests, and their values are subject to credit, prepayment and interest rate risks on the transferred financial assets.

As of December 31 and September 30, 2012, the fair values of retained interests, discount rates used in valuing those interests and the sensitivity to an increase in the discount rates of 5% and 10% were as follows:

	December 31, 2012
	Servicing	Cash Reserve	Deferred Fees
Amortized cost basis	$1,592,369	$2,083,920	$2,282,517
Fair value	$1,690,269	$1,691,771	$2,946,808
Weighted-average life in years	8	17	6
Discount rate	8%	10%	8%
Fair value that would be decreased based on hypothetical adverse changes in discount rates:
5% change in discount rate	$306,920	$675,054	$545,132
10% change in discount rate	$505,293	$978,743	$905,101

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

	September 30, 2012
	Servicing	Cash Reserve	Deferred Fees
Amortized cost basis	$1,635,958	$2,055,851	$2,288,337
Fair value	$1,752,066	$1,681,536	$2,915,453
Weighted-average life in years	8	18	7
Discount rate	8%	10%	8%
Fair value that would be decreased based on hypothetical adverse changes in discount rates:
5% change in discount rate	$316,449	$663,713	$551,698
10% change in discount rate	$524,008	$972,376	$914,876

In computing gains and losses on securitizations recorded during the three months ended December 31, 2012 and 2011, the discount rates were consistent with the discount rates presented in the above table. Based on the nature of the receivables and experience-to-date, the Company does not currently expect to incur any credit losses on the receivables sold.

Following is an analysis of certain cash flows between the Company and the securitization trusts for the three months ended December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
Purchase of receivables securitized	$57,055,819	$47,882,698
Proceeds from securitizations	$59,589,828	$49,822,514
Servicing fees received	$137,058	$152,406
Reserve funds received	$14,658	$29
Deferred fees received	$200,729	$817

As of December 31 and September 30, 2012, the Company’s managed receivables totaled $1,623,034,217 and $1,608,274,924, of which $1,431,635,500 and $1,412,693,225 were securitized, respectively. There were no credit losses during the three months ended December 31, 2012 and 2011, and no material delinquencies as of December 31 and September 30, 2012.

6. Investment in Financing Receivables

The components of investment in financing receivables as of December 31 and September 30, 2012, were as follows:

	December 31, 2012	September 30, 2012
Financing or minimum lease payments	$248,126,575	$254,465,249
Unearned interest income	(52,174,405)	(54,182,157)
Unearned fee income, net of initial direct costs	(4,553,453)	(4,701,393)

	$191,398,717	$195,581,699

These financing receivables are typically collateralized contractually committed obligations of government entities or private high credit quality obligors and are often supported by additional forms of credit

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

enhancement, including security interests and supplier guaranties. There were no credit losses during the three months ended December 31, 2012 and 2011, and no financing receivables were past due, on nonaccrual status, or impaired as of December 31 and September 30, 2012. Accordingly, management has concluded that no allowance for credit losses was necessary as of December 31 and September 30, 2012.

7. Credit Facility

In May 2007, the Company obtained a recourse term loan in the amount of $8,595,897 from a financial institution. The proceeds of the loan were used to help repurchase the member interests of the former members of the Company. In May 2011, the Company amended this loan by borrowing an additional $4,000,000 and extending the term by 13 months. The amended agreement includes certain financial covenants requiring the Company to maintain prescribed fixed charge coverage ratios, net present value ratios, and a restricted cash balance requirement as described in Note 2. The outstanding credit facility as of December 31, 2012 and September 30, 2012 was $4,169,818 and $4,599,437, respectively.

The amended loan is repayable in monthly payments of principal and interest. Interest is calculated at a floating rate of interest equal to the one-month London Interbank Offered Rate plus 2.75%, and the rate of interest has been fixed at a rate of 4.90% through the purchase of an amortizing interest rate swap. The swap has a notional amount of $4,169,818 and $4,599,437 as of December 31 and September 30, 2012, respectively, and a termination date of September 30, 2015. The interest rate swap is not designated as a hedging instrument under ASC 815, Derivatives and Hedging. The swap is recorded in accounts payable and accrued expenses in the condensed consolidated balance sheets.

Amounts due under the credit facility are secured by the general assets of the Company. Interest paid for the three months ended December 31, 2012 and 2011 was $68,798 and $83,263, respectively.

8. Nonrecourse Debt

An analysis of nonrecourse debt by interest rate as of December 31, 2012 and September 30, 2012 is as follows:

December 31, 2012	Balance	Maturity
Fixed-rate promissory notes, interest rates from 2.26% to 5.00% per annum	$82,753,303	2014 to 2032
Fixed-rate promissory notes, interest rates from 5.01% to 6.50% per annum	85,300,600	2013 to 2031
Fixed-rate promissory notes, interest rates from 6.51% to 8.00% per annum	27,898,266	2013 to 2031

Total nonrecourse debt	$195,952,169

September 30, 2012	Balance	Maturity
Fixed-rate promissory notes, interest rates from 2.26% to 5.00% per annum	$81,869,079	2014 to 2032
Fixed-rate promissory notes, interest rates from 5.01% to 6.50% per annum	88,727,691	2013 to 2031
Fixed-rate promissory notes, interest rates from 6.51% to 8.00% per annum	29,686,322	2013 to 2031

Total nonrecourse debt	$200,283,092

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

Amounts due under nonrecourse notes are secured by the underlying assets with no recourse to the general assets of the Company. Debt service, in a majority of cases, is equal to or less than the lease or financing receivables from the equipment user.

Interest paid for the three months ended December 31, 2012 and 2011 was $1,981,983 and $2,059,371, respectively.

9. Commitments and Contingencies

Litigation

The Company is not currently subject to any legal proceedings that are likely to have a material adverse effect on the condensed consolidated financial position, results of operations or cash flows of the Company.

10. Related-Party Transactions

In December 2012, the Company distributed its ownership in HA EnergySource to its current shareholders as described in Note 11.

Certain owners of the Company remitted $293,000 to the Company in January 2013 to be used to make a non-resident state withholding tax payment in January 2013 on behalf of these owners. The owners will recover this amount from the state when they file their state tax returns. At December 31 and September 30, 2012, this amount is reflected in due from affiliates and in accounts payable in the condensed consolidated balance sheets.

The Company provided management services to EnergySource the three months ended December 31, 2012 and 2011 and was paid $30,000 and $30,000, respectively, for its services.

Amounts due from EnergySource for services rendered and expenses paid on its behalf totaled $15,517 and $24,595 as of December 31 and September 30, 2012, respectively, and are shown as due from affiliates in the condensed consolidated balance sheets.

11. Equity Method Investment in Affiliate

In December 2012, the Board of Directors approved the distribution of the equity interest in HA EnergySource Holdings LLC (HA EnergySource) to the shareholders effective December 31, 2012. HA EnergySource’s only asset is an equity interest in EnergySource LLC (EnergySource), a developer of geothermal projects in California. Prior to and as part of the transaction, the Board approved a $3.4 million capital commitment to HA EnergySource to be used by HA EnergySource for general corporate purposes, future investments or dividends to HA EnergySource owners. The Company recorded an obligation representing its $3.4 million capital commitment to HA EnergySource as of December 31, 2012 in other accrued expenses. In addition, in respect of the distribution of its equity interest in HA EnergySource, the Company recorded a dividend as a reduction in equity totaling $3.9 million which represents the $3.4 million capital contribution plus the carrying value of HA EnergySource of $0.5 million. Following the distribution, the Company no longer has an equity ownership in HA EnergySource or EnergySource.

For periods prior to August 2012, the Company accounted for its investment in HA EnergySource using the equity method of accounting, as discussed in Note 2. In August 2102, HA EnergySource redeemed all outside

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

DECEMBER 31, 2012

interests in HA EnergySource not previously owned by the Company and HA EnergySource became a wholly owned and consolidated subsidiary of the Company. As both the Company and HA EnergySource are under the common control of MissionPoint, the Company determined that this was a common control transaction (i.e., the transaction did not result in a change in control at the ultimate controlling shareholder level). Accordingly, under ASC 810, the Company did not account for the consolidation at fair value, but rather, accounted for the transaction at the carrying amount of the net assets consolidated (i.e., HA EnergySource’s investment in EnergySource, LLC).

Prior to the redemption transaction, based on its assessment of HA EnergySource, the Company determined that HA EnergySource was a variable interest entity under ASC 810. Additionally, the Company determined that it was not the primary beneficiary of HA EnergySource as the Company did not have the power to direct the most important decision-making related to the most significant activities of HA EnergySource, and thus it did not consolidate HA EnergySource.

Based on its assessment of EnergySource, the Company determined that EnergySource is a variable interest entity under ASC 810 but that the Company and HA EnergySource were not the primary beneficiary of EnergySource as the Company does not have the power to direct the most important decision-making related to the most significant activities of Energy Source. Therefore, the Company did not consolidate EnergySource and accounted for its investment in EnergySource using the equity method of accounting.

During the three months ended December 31, 2012, EnergySource made cash distributions to the Company totaling $443,441 and the Company invested $584,023 as capital contributions to EnergySource.

The following is a summary of the financial position of EnergySource as of December 31 and September 30, 2012, accounted for using the equity method:

	December 31, 2012	September 30, 2012
	(Unaudited, in millions)
Total assets	$10.0	$4.3

Members’ capital	$(5.1)	$(4.2)

The following is a summary of the operating results of EnergySource for the three months ended December 31, 2012 and HA EnergySource for the three months ended December 31, 2011, accounted for using the equity method:

	For the Three Months ended December 31
	2012	2011
	(Unaudited, in millions)
Total revenues	$1.5	$1.0
Total expenses	2.2	3.0

Net loss	$(0.7)	$(2.0)

15. Subsequent Events

The Company evaluated subsequent events through January 25, 2013, the date the financial statements were available to be issued.

HANNON ARMSTRONG CAPITAL, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members

Hannon Armstrong Capital, LLC

We have audited the accompanying consolidated balance sheets of Hannon Armstrong Capital, LLC (the Company) as of September 30, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in members’ equity and cash flows for each of the three years in the period ended September 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hannon Armstrong Capital, LLC at September 30, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

December 24, 2012

HANNON ARMSTRONG CAPITAL, LLC

CONSOLIDATED BALANCE SHEETS

	September 30, 2012	September 30, 2011
Assets
Investment in financing receivables	$195,581,699	$143,775,549
Securitization assets	6,232,947	6,444,576
Cash and cash equivalents	20,947,762	1,632,777
Restricted cash	2,035,308	2,300,830
Marketable securities	—	506,199
Due from affiliates	317,595	382,499
Intangible assets, net	2,058,105	2,409,273
Goodwill	3,798,411	3,798,411
Equity method investment in affiliate	787,194	13,027,785
Other assets	703,876	315,751

Total Assets	$232,462,897	$174,593,650

Liabilities and members’ equity
Liabilities:
Accounts payable and accrued expenses	$6,072,855	$2,048,782
Credit facility	4,599,437	6,895,458
Nonrecourse debt	200,283,092	148,176,839
Series A Participating Preferred Units accrued distributions payable	2,345,995	1,187,203

Total Liabilities	213,301,379	158,308,282

Members’ equity:
Series A Participating Preferred Units	10,400,718	10,400,718
Class A Common Units	66,600	52,200
Retained earnings	8,441,399	5,795,725
Accumulated other comprehensive income	252,801	36,725

Total members’ equity	19,161,518	16,285,368

Total liabilities and members’ equity	$232,462,897	$174,593,650

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2012	2011	2010
Net Investment Revenue:
Income from financing receivables	$11,848,003	$11,739,308	$10,904,187
Investment interest expense	(9,851,842)	(9,441,628)	(9,606,024)

Net Investment Revenue	1,996,161	2,297,680	1,298,163
Other Investment Revenue:
Gain on securitization of receivables	3,912,299	4,024,627	6,321,998
Fee income	11,380,322	876,706	7,716,292

Other Investment Revenue	15,292,621	4,901,333	14,038,290

Total Revenue, net of investment interest expense	17,288,782	7,199,013	15,336,453

Compensation and benefits	(7,697,150)	(4,028,376)	(7,191,717)
General and administrative	(3,901,223)	(2,506,203)	(1,856,167)
Depreciation and amortization of intangibles	(439,739)	(430,863)	(684,797)
Other interest expense	(287,126)	(294,983)	(369,540)
Other income	51,936	60,920	70,496
Unrealized gain on derivative instruments	72,986	35,169	113,389
(Loss) Income from equity method investment in affiliate	(1,284,000)	(5,046,753)	8,662,420

Other Expenses, net	(13,484,316)	(12,211,089)	(1,255,916)

Net Income (Loss)	$3,804,466	$(5,012,076)	$14,080,537

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended September 30,
	2012	2011	2010
Net income (loss)	$3,804,466	$(5,012,076)	$14,080,537
Unrealized gain (loss) on residual assets	216,076	(78,666)	26,246

Comprehensive Income (Loss)	$4,020,542	$(5,090,742)	$14,106,783

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

	Series A Participating Preferred Units	Common Units	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total
Balance, September 30, 2009	$15,601,077	$—	$(818,788)	$89,145	$14,871,434
Redemption of Series A Participating Preferred Units	(5,200,359)	—	—	—	(5,200,359)
Stock-based compensation	—	37,800	—	—	37,800
Accrued cumulative distributions payable	—	—	(1,386,762)	—	(1,386,762)
Net income for the year ended September 30, 2010	—	—	14,080,537	—	14,080,537
Unrealized gain on residual assets	—	—	—	26,246	26,246

Balance, September 30, 2010	10,400,718	37,800	11,874,987	115,391	22,428,896
Stock-based compensation	—	14,400	—	—	14,400
Accrued cumulative distributions payable	—	—	(1,067,186)	—	(1,067,186)
Net loss for the year ended September 30, 2011	—	—	(5,012,076)	—	(5,012,076)
Unrealized loss on residual assets	—	—	—	(78,666)	(78,666)

Balance, September 30, 2011	10,400,718	52,200	5,795,725	36,725	16,285,368
Stock-based compensation	—	14,400	—	—	14,400
Accrued cumulative distributions payable	—	—	(1,158,792)	—	(1,158,792)
Net income for the year ended September 30, 2012	—	—	3,804,466	—	3,804,466
Unrealized gain on residual assets	—	—	—	216,076	216,076

Balance, September 30, 2012	$10,400,718	$66,600	$8,441,399	$252,801	$19,161,518

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$3,804,466	$(5,012,076)	$14,080,537
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Undistributed loss (income) from equity method investment in affiliate	1,284,000	5,046,753	(8,662,420)
Unrealized gain on derivative instrument	(72,986)	(35,169)	(113,389)
Depreciation and amortization of intangibles	439,739	430,863	684,797
Recovery of non-amortizable intangible assets	—	—	2,250,000
Stock-based compensation	14,400	14,400	37,800
Noncash gain on securitizations	(52,583)	(1,425,634)	(485,811)
Amortization of servicing assets	352,418	588,903	824,947
Change in securitization residual assets	127,870	1,145,265	383,854
Changes in other assets and liabilities:
Accounts payable and accrued expenses	4,097,059	859,523	(1,741,440)
Other	(259,745)	(80,636)	(14,982)

Net cash provided by operating activities	9,734,638	1,532,192	7,243,893

Cash flows from investing activities
Purchase of property and equipment	(216,951)	(52,324)	—
Investment in equity method affiliate	(3,337,274)	(5,119,720)	(3,047,667)
Distributions from equity method affiliate	14,293,865	—	—
Advances to affiliates	64,904	(8,282)	(374,217)
Proceeds from marketable securities	760,267	1,008,816	751,259
Purchase of marketable securities	(254,068)	(1,011,330)	(1,004,944)
Decrease (increase) in restricted cash	265,522	(2,050,830)	—
Investment in financing receivables	(103,283,756)	(7,167,793)	(29,960,431)
Principal collections from financing receivables	51,477,606	22,601,967	29,751,034

Net cash (used in) provided by investing activities	(40,229,885)	8,200,504	(3,884,966)

Cash flows from financing activities
Proceeds from nonrecourse debt	104,224,467	7,398,560	30,612,610
Proceeds from credit facility	—	4,000,000	—
Principal payments on nonrecourse debt	(52,118,214)	(23,110,972)	(30,489,410)
Principal payments on credit facility	(2,296,021)	(1,440,961)	(1,187,996)
Payment of accrued distributions on Series A Participating Preferred Units	—	(226,674)	(1,835,428)
Return of capital on Series A Participating Preferred Units	—	—	(5,200,359)

Net cash provided by (used in) financing activities	49,810,232	(13,380,047)	(8,100,583)

Increase (decrease) in cash and cash equivalents	19,314,985	(3,647,351)	(4,741,656)
Cash and cash equivalents at beginning of period	1,632,777	5,280,128	10,021,784

Cash and cash equivalents at end of period	$20,947,762	$1,632,777	$5,280,128

See accompanying notes.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

1. The Company

Hannon Armstrong Capital, LLC (the Company) is a specialty finance company that provides debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment or make more efficient use of natural resources. The Company commenced operations in October 2000 as successor to its former parent, Hannon Armstrong & Company.

The Company and its subsidiaries’ principal business is providing or arranging financing of sustainable infrastructure projects supported by the projects’ cash flows. The Company and its subsidiaries finance their business through the securitization of the receivables or through the use of nonrecourse debt. The Company also generates fee income for arranging financings that are held directly on the balance sheet of other investors, by providing broker/dealer or other financing related services to sustainable infrastructure project developers and by servicing the Company’s managed assets. The Company’s subsidiaries are special purpose entities (SPEs) that are formed for specific operations associated with financing sustainable infrastructure receivables for specific long-term contracts.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations, comprehensive loss and cash flows for the periods presented. The preparation of financial statements in accordance with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period.

Membership Interests

The membership interests of the Company are represented by Series A Participating Preferred Units (Preferred Units) and Class A Common Units (Common Units). The Company authorized the issuance of 15,601,077 Preferred Units, which have voting rights and a 10% compounded annual yield, all of which are issued and outstanding as of September 30, 2012 and 2011. Distributions on the Preferred Units are permitted only at the discretion of the Board of Directors.

The Company authorized the issuance of 1,733,453 Common Units, 1,350,000 of which were issued in January 2010 and 1,200,000 of which are outstanding as of September 30, 2012 and 2011. The Company issued the Common Units to certain employees of the Company in connection with an employee incentive plan. The Common Units do not have voting rights and vest over a five-year period commencing on date of employment. Distributions on the Common Units are permitted only at the discretion of the Board of Directors and only after distributions on the Preferred Units have reduced the Preferred Units’ capital and unpaid annual yield to zero.

On October 10, 2012, the Company made a return of capital to the Preferred Units holders and paid all outstanding accrued distributions which reduced the Preferred Units’ capital and unpaid annual yield to zero. The Preferred Units remain outstanding without a mandatory dividend and are pari passu with the Common Units for future distributions.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment in Financing Receivables

Investment in financing receivables includes financing sustainable infrastructure project receivables and direct finance leases. The Company accounts for leases as direct finance leases in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 840, Leases.

The investment in financing receivables represents the present value of the minimum note or lease payments, net of any unearned fee income, which is recognized as income over the term of the note or lease using the interest method. The Company’s financing receivables have been financed using nonrecourse debt. Such financings are typically collateralized by a security interest in the financing receivables or leased equipment and at no time is the Company liable for nonpayment by the lessee.

Securitization of Receivables

During the years ended September 30, 2012 and 2011, the Company transferred receivables in multiple securitization transactions. The Company has established various special purpose entities or securitization trusts for the purpose of securitizing certain financing receivables or other debt investments. The Company determined that the trusts used in securitizations are variable interest entities, as defined in ASC 810, Consolidation. The Company typically serves as primary or master servicer of these trusts; however, as the servicer, the Company does not have the power to make significant decisions impacting the performance of the trusts. Based on an analysis of the structure of the trusts, under GAAP, the Company is not the primary beneficiary of the trusts as it does not have a controlling financial interest in the trusts because it does not have power over the trust’s significant activities. Therefore, the Company does not consolidate these trusts in the consolidated financial statements.

The Company accounts for transfers of financing receivables to these securitization trusts as sales pursuant to ASC 860, Transfers and Servicing, as the transferred receivables have been isolated from the transferor (i.e., put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership) and the Company has surrendered control over the transferred receivables. When the Company sells receivables in securitizations, it generally retains interests in the form of servicing rights, cash reserve accounts and deferred fees, all of which are carried on the consolidated balance sheets as retained interests in securitized receivables.

Gain or loss on sale of receivables is calculated based on the excess of the proceeds received from the securitization (less any transaction costs) plus any retained interests obtained over the cost basis of the receivables sold. The Company generally transfers the receivables to securitization trusts immediately upon the initial funding from the third party purchasing a beneficial interest in the trust. For retained interests, the Company generally estimates fair value based on the present value of future expected cash flows using its best estimates of the key assumptions of anticipated losses, prepayment rates, and discount rates commensurate with the risks involved.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

As described above, the Company initially accounts for all separately recognized servicing assets and servicing liabilities at fair value as required under ASC 860. Under ASC 860-50, Transfers and Servicing – Servicing Assets and Liabilities, entities may either subsequently measure servicing assets and liabilities using the amortization method or the fair value measurement method and the Company has selected the amortization method to subsequently measure its servicing assets. The Company assesses servicing assets for impairment at each reporting date. If the amortized cost of servicing assets is greater than the estimated fair value, the Company recognizes an impairment in net income.

The Company’s other retained interest in securitized assets (other residual assets) are classified as available-for-sale securities and carried at fair value on the consolidated balance sheets. The Company generally does not sell its retained interests. If the Company makes an assessment that (i) it does not intend to sell the security or (ii) it is not likely the Company will be required to sell the security before its anticipated recovery, changes in fair value, such as those resulting from changes in market interest yield requirements, are reported as a component of accumulated other comprehensive income. However, in the case where the Company does intend to sell its retained interest or if the fair value of other retained assets is below the current carrying amount and the Company determines that the decline is other than temporary (OTTI), any impairment charge would be recorded through the statement of operations. An OTTI is considered to have occurred when, based on current information and events, there has been an adverse change in the timing or amount of cash flows expected to be collected. The impairment is equal to the difference between the residual asset’s amortized cost basis and its fair value at the balance sheet date. In the case where there is any expected decline in the forecasted cash flows, such decline would be unlikely to reverse during the holding period of the retained interests and thus would be considered OTTI.

Servicing income is recognized as received. Servicing assets are amortized in proportion to, and over the period of, estimated net servicing income, and are periodically (including at September 30, 2012 and 2011) assessed for impairment.

Interest income related to the cash reserve account and deferred fees (collectively referred to as residual assets) is recognized using the effective interest rate method. If there is a change in expected cash flows related to the residual assets, the Company calculates a new yield based on the current amortized cost of the residual assets and the revised expected cash flows. This yield is used prospectively to recognize interest income.

Modifications to Investments in Financing Receivables and Debt

The Company evaluates any modifications to its financing receivables in accordance with the guidance in ASC 310, Receivables. The Company did not have any loan modifications that qualify as trouble debt restructurings for the years ended September 30, 2012, 2011 and 2010. The Company also evaluates any modifications of financing receivables to determine if the modification is more than minor, whereby any related fees, such as prepayment fees, would be recognized in income at the time of the modification. In 2011, there was one receivable that had a more than minor modification whereby the Company received a contract prepayment fee of $0.6 million, which was recognized as revenue on the modification date. The modified financing receivable had an effective yield equivalent to the effective yield of the original financing receivable and the terms are as favorable to the Company as loans with similar risks.

The Company evaluates any modifications to its debt in accordance with the applicable guidance in ASC 470-50, Debt—Modifications and Extinguishments. If the debt instruments are substantially different, the modification is accounted for in the same manner as a debt extinguishment (i.e., a major modification) and the fees paid are recognized as expense at the time of the modification. Otherwise, such fees are deferred and

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

amortized as an adjustment of interest expense over the remaining term of the modified debt instrument using the interest method. For the three months ended December 31,2011, there was one modification of nonrecourse debt that was deemed to be a major modification for which $0.6 million of expense was recorded.

Cash and Cash Equivalents

Cash and cash equivalents at September 30, 2012 and 2011 include short-term government securities, certificates of deposit and money market funds, all of which had an original maturity of three months or less at the date of purchase. These securities are carried at their purchase price.

Restricted Cash

Restricted cash at September 30, 2012 and 2011 includes $1,930,308 and $2,000,000, respectively, of certificates of deposit set aside with the credit facility lender under the terms of the loan agreement. The Company is required to maintain deposits with the lender in the amount of not less than the lesser of $1,930,308 and $2,000,000 as of September 30, 2012 and 2011, respectively, or the outstanding balance of the credit facility designated to satisfy the debt referenced in Note 7. The remaining restricted cash represents cash balances set aside with certain lenders to support specific loans as well as a letter of credit for a specific project.

Marketable Securities

Marketable securities at September 30, 2011 include short-term government securities and certificates of deposit that had an original maturity of greater than three months at the date of purchase and are classified as held to maturity. These securities are carried at amortized cost, which approximates fair value at September 30, 2011. At September 30, 2011, the maturities of these marketable securities are less than one year.

Intangible Assets and Goodwill

Intangible assets are amortized using the straight-line method over the remaining estimated life, generally ranging from three to 15 years. The carrying amounts of intangible assets are reviewed for impairment when indicators of impairment are identified. If the carrying amount of the asset exceeds the undiscounted expected cash flows that are directly associated with the use and eventual disposition of the asset, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value.

Goodwill represents the costs of business acquisitions in excess of the fair value of identifiable net assets acquired. The Company evaluates goodwill for potential impairment annually on September 30, or whenever impairment indicators are present. The Company performs a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment to be recognized, if any. In the first step of the review process, the Company compares the estimated fair value of the Company, using a discounted cash flow analysis, with its net book value. If the estimated fair value of the Company exceeds its book value, no further analysis is needed. If the estimated fair value of the Company were to be less than its book value, the second step of the review process would be performed to calculate the implied fair value of the goodwill in order to determine whether any impairment is required. The implied fair value of the goodwill is calculated by allocating the estimated fair value of the Company to all of its assets and liabilities as if the Company had been acquired in a business combination. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, the Company recognizes an impairment loss for that excess amount. The Company completed its assessment of goodwill in 2012 and 2011, and did not identify any impairment as the fair value of the Company exceeded the net book value.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

Equity Method Investment in Affiliate

The Company has an equity interest in HA EnergySource Holdings LLC (HA EnergySource) that is involved with and has investments in several entities that relate to a geothermal project in California. HA EnergySource’s only asset is an equity interest in EnergySource LLC (EnergySource), and EnergySource’s primary asset is an interest in Hudson Ranch Power I, LLC (Hudson Ranch).

In August 2012, HA EnergySource made distributions to its members and redeemed all outside interests in HA EnergySource not previously owned by the Company. After the redemption, HA EnergySource became a wholly owned and consolidated subsidiary of the Company. As both the Company and HA EnergySource are under the common control of MissionPoint HA Parallel Fund, L.P. (“MissionPoint”), the Company determined that this was a common control transaction (i.e., the transaction did not result in a change in control at the ultimate controlling shareholder level). Accordingly, under ASC 810, the Company did not account for the consolidation at fair value, but rather, accounted for the transaction at the carrying amount of the net assets consolidated (i.e., HA EnergySource’s investment in EnergySource, LLC).

Prior to the distribution and redemption transaction, based on its assessment of HA EnergySource, the Company determined that HA EnergySource was a variable interest entity under ASC 810. Additionally, the Company determined that it was not the primary beneficiary of HA EnergySource as the Company did not have the power to direct the most important decision making related to the most significant activities of HA EnergySource and thus it did not consolidate HA EnergySource.

The distribution and redemption transaction did not impact the Company’s determination that the Company and HA EnergySource are not the primary beneficiary of EnergySource and EnergySource is not the primary beneficiary of Hudson Ranch. Based on its assessment of EnergySource and Hudson Ranch, the Company determined that while these entities are variable interest entities under ASC 810, the Company and HA EnergySource are not the primary beneficiary of these entities as the Company does not have the power to direct the most important decision making related to the most significant activities of Energy Source or Hudson Ranch. Similarly, EnergySource is not the primary beneficiary of Hudson Ranch. Therefore, the Company does not consolidate Energy Source or Hudson Ranch.

In September 2012, Hudson Ranch raised equity from an unrelated third party and EnergySource received a cash distribution from Hudson Ranch. EnergySource made a distribution to Hannon Armstrong for its share of the distribution it received from Hudson Ranch as described in Note 14.

Equity method investment in affiliate is accounted for using the equity method of accounting when the Company has the ability to exercise influence over operating and financial policies of the investee. Accordingly, the Company accounted for its investment in HA EnergySource under the equity method of accounting prior to it becoming a wholly owned subsidiary. HA EnergySource accounts for its investment in EnergySource under the equity method, and EnergySource accounts for its investment in Hudson Ranch under the equity method.

Under the equity method of accounting, the carrying value of the Company’s equity method investments is determined based on amounts invested by the Company, adjusted for the equity in earnings or losses of investee allocated based on the partnership agreement, less distributions received. Because the partnership agreements contain preferences with regard to cash flows from operations, capital events and/or liquidation, the Company reflects its share of profits and losses by determining the difference between the Company’s “claim on

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

the investee’s book value” at the end and the beginning of the period. This claim is calculated as the amount the Company would receive (or be obligated to pay) if the investee were to liquidate all of its assets at recorded amounts determined in accordance with GAAP and distribute the resulting cash to creditors and investors in accordance with their respective priorities. This method is commonly referred to as the hypothetical liquidation at book value method.

For the years ended September 30, 2012, 2011 and 2010, the Company has recognized its share in the gain (loss) from equity method investment in affiliate of $(1,284,000), $(5,046,753) and $8,662,420 in the consolidated statements of operations. See Note 14 for information related to several transactions impacting all these entities. The Company’s investment in EnergySource is $787,194 as of September 30, 2012. The Company’s investment in HA EnergySource was $13,027,785 as of September 30, 2011. The Company’s maximum exposure to loss is equivalent to its investment balance at September 30, 2012 of $787,194.

The Company evaluates the realization of its investment accounted for using the equity method if circumstances indicate that its investment is other than temporarily impaired. Other-than-temporary impairment occurs when the estimated fair value of an investment is below the carrying value and the difference is determined to not be recoverable. This evaluation requires significant judgment regarding, but not limited to, the severity and duration of the impairment; the ability and intent to hold the securities until recovery; financial condition, liquidity, and near-term prospects of the issuer; specific events; and other factors. Based on an evaluation of its existing equity method investments, the Company determined that no impairment has occurred for the years ended September 30, 2012 and 2011.

Intra-company gains and losses are eliminated for an amount equal to the interest of the Company and are reflected in the share in loss from equity method investment in affiliate in the consolidated statements of operations.

Variable Interest Entities

The Company accounts for its investment in entities that are considered variable interest entities under ASC 810. The Company performs an ongoing assessment to determine the primary beneficiary of each entity as required by ASC 810.

The SPEs that are formed for operations associated with financing receivables are designed by the Company and substantially all of the activities of these SPEs are more closely associated with the activities of the Company. Based on its assessment, the Company determined that it has power and benefits related to these SPEs, hence it is the primary beneficiary and should consolidate these SPEs under the provisions of ASC 810.

See also discussions above related to Equity Method Investment in Affiliate and Securitization of Receivables.

Income Taxes

The Company is taxed as a partnership under the Internal Revenue Code. No provision for federal or state income taxes has been made in the accompanying consolidated financial statements, since the Company’s profits and losses are reported on the members’ tax returns. The Company has no uncertain tax positions as of September 30, 2012 and 2011.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

Stock-Based Compensation

The Company records compensation expense for stock awards in accordance with ASC 718, Compensation—Stock Compensation, which requires that all share-based payments to employees be recognized in the consolidated statements of operations based on their grant date fair values with the expense being recognized over the requisite service period.

Reclassifications

Certain amounts in the prior years have been reclassified to conform to the current year presentation.

Segment Reporting

The Company provides and arranges debt and equity financing for sustainable infrastructure projects and reports all of its activity as one business segment.

Recent Accounting Pronouncements

On October 1, 2010, the Company adopted the FASB Accounting Standards Update (ASU) 2009-16, Transfers and Servicing (Topic 860), Accounting for Transfers of Financial Assets, which amended the derecognition guidance for financial asset transfers, eliminated the concept of a qualifying special-purpose entity (QSPE) and required more information about transfers of financial assets, including securitization transactions, as well as a company’s continuing exposure to the risks related to transferred financial assets. On October, 1, 2010, the Company also adopted ASU 2009-17, Consolidation (Topic 810), Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which amended the consolidation guidance applicable to variable interest entities. The amendments significantly affected the overall consolidation analysis under ASC 810 and changed the way entities account for securitizations and special purpose entities as a result of the elimination of the QSPE concept. At adoption, management determined that while the securitization entities are variable interest entities, the Company is not considered the primary beneficiary of the entities as it does not have the power to control the entities. As a result, the adoption did not have a material impact on the Company’s consolidated financial statements.

The Company adopted ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements, which requires separate disclosures of transfers in and out of Level 1 and Level 2 fair value measurements along with the reason for the transfer. ASU 2010-06 also requires separately presenting in the reconciliation for Level 3 fair value measurements purchases, sales, issuances and settlements. It clarifies the disclosure regarding the level of disaggregation and input and valuation techniques. Certain portions of ASU 2010-06 were effective for the Company on October 1, 2010, and the portions of ASU 2010-06 which effect Level 3 reconciliation are effective for the Company beginning on October 1, 2011.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310), Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The update requires companies to provide more disclosures about the credit quality of their financing receivables, which include loans, lease receivables, and other long-term receivables, and the credit reserves held against them. The disclosure requirements as of the end of a reporting period are effective for the Company as of September 30, 2012.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

In May 2011, the FASB amended its guidance for fair value measurements and disclosures to converge U.S. GAAP and International Financial Reporting Standards, or IFRS. The amended guidance, included in ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP, is generally clarifying in nature, but does change certain existing measurement principles in ASC 820 and requires additional disclosure about fair value measurements and unobservable inputs. The Company has adopted this guidance for these financial statements and the adoption did not have a material impact on our financial statements.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. This guidance eliminates the option to report other comprehensive income and its components in the consolidated statement of changes in equity. An entity may elect to present items of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive, statements. Each component of net income and of other comprehensive income needs to be displayed under either alternative. In December 2011, the FASB issued a final standard to defer the new requirement to present components of reclassifications of other comprehensive income on the face of the financial statements. The Company adopted this guidance as of October 1, 2011, and has included separate statements of comprehensive income (loss) in the accompanying consolidated financial statements.

In September 2011, the FASB amended its guidance for testing goodwill for impairment by allowing an entity to use a qualitative approach to test goodwill for impairment. The amended guidance, included in ASU 2011-08, Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment, is effective for our annual reporting period beginning after December 15, 2011. The amended guidance is intended to reduce complexity by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. We do not expect the adoption to have a material impact on our financial statements.

3. Fair Value Measurements

The levels of inputs used to determine fair value of the Company’s financial assets and liabilities investments are characterized in accordance with the fair value hierarchy established by ASC 820. Where inputs for a financial asset or liability fall in more than one level in the fair value hierarchy, the financial asset or liability is classified in its entirety based on the lowest level input that is significant to the fair value measurement of that financial asset or liability. The Company uses its judgment and considers factors specific to the financial assets and liabilities in determining the significance of an input to the fair value measurements. At September 30, 2012 and 2011, only the Company’s retained interests in securitized receivables and derivatives are carried at fair value on the consolidated balance sheets on a recurring basis. The three levels of the fair value hierarchy are described below:

•	Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

•	Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

•	Level 3—Unobservable inputs are used when little or no market data is available.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

At September 30, 2012 and 2011, the Company has an interest rate swap and an interest rate cap relating to its credit facility. The total fair value of the interest rate swap and interest rate cap was $(125,775) and $(198,761) at September 30, 2012 and 2011, respectively. During the years ended September 30, 2012, 2011 and 2010, an unrealized gain on derivatives of $72,986, $35,169 and $113,389, respectively, was recorded in net income in the consolidated statements of operations. The valuation was based on Level 2 inputs primarily determined based on the present value of future cash flows using model-derived valuations that use observable inputs such as interest rates and credit spreads. The significant unobservable inputs used in the fair value measurement of the Company’s interest rate swap and interest rate cap are interest rates. Significant increases in interest rates would result in lower unrealized losses on our interest rate swap and cap while decreases in interest rates would result in higher unrealized losses on our interest rate swap and cap.

At September 30, 2012 and 2011, the aggregate fair value of financing receivables was $213.1 million and $161.0 million, with a book value of $195.6 million and $143.8 million, respectively. The fair values of financing receivables are measured using a discounted cash flow model and Level 3 inputs. The significant unobservable inputs used in the fair value determination of the Company’s investment in financing receivables are discount rates and interest rates in recent comparable transactions. Significant increases in discount rates and recent comparable transactions would result in a significantly lower fair value. Significant decreases in discount rates and recent comparable transactions in isolation would result in a significantly higher fair value.

At September 30, 2012 and 2011, the Company has residual assets in the consolidated balance sheets relating to its retained interests in securitized receivables. The fair value of the residual assets was $4,596,989 and $4,531,383 at September 30, 2012 and 2011, respectively. During the years ended September 30, 2012, 2011 and 2010, an unrealized gain (loss) on residual assets of $216,076, $(78,666) and $26,246, respectively was recorded in the Consolidated Statements of Comprehensive Income (Loss). Due to lack of actively traded market data, the valuation of these residual assets was based on Level 3 unobservable inputs. The significant unobservable inputs used in the fair value measurement of the Company’s residual assets are published U.S government interest rates, estimated securitization cash flows, potential default rates and comparable transactions in related assets of public companies. The discount rates considered, based on observations of market participants on other government issued securitization transactions, range from 7% to 15%. Based on the high credit quality of our underlying assets, potential default and prepayment rates, and the lower risk, we have used discount rates of 8% to 10% to determine the fair market value of our underlying assets. Significant increases in U.S. Treasury rates or default and prepayment rates in isolation would result in a significantly lower fair value measurement. See Note 5 regarding servicing assets and the residual asset sensitivity analysis.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

The following table reconciles the beginning and ending balances for residual assets for the years ended September 30, 2012 and 2011:

Residual Assets
Balance, September 30, 2010	$4,329,680
(Amortization) Accretion	256,100
Additions	1,425,634
Collections	(1,401,365)
Fair value adjustment	(78,666)

Balance, September 30, 2011	4,531,383
(Amortization) Accretion	502,942
Additions (Reclassifications)	(22,600)
Collections	(630,812)
Fair value adjustment	216,076

Balance, September 30, 2012	$4,596,989

As of September 30, 2012 and September 30, 2011, the aggregate fair value of nonrecourse debt was $218.2 million and $165.9 million, with a carrying value of $200.3 million and $148.2 million, respectively. The fair values of nonrecourse debt are determined using a discounted cash flow model and Level 3 inputs. The significant unobservable inputs used in the fair value determination of the Company’s nonrecourse debt are discount rates and interest rates in recent comparable transactions. Significant increases in discount rates would result in a significantly lower fair value. Significant decreases in discount rates and recent comparable transactions in isolation would result in a significantly higher fair value.

As of September 30, 2012 and September 30, 2011, the aggregate fair value of the Company’s credit facility was $4.6 million and $6.9 million, with a carrying value of $4.6 million and $6.9 million, respectively. The fair values of the credit facility are determined using a discounted cash flow model and Level 3 inputs. The significant unobservable inputs used in the fair value determination of the Company’s credit facility are discount rates. Significant increases in discount rates would result in a significantly lower fair value. Significant decreases in discount rates in isolation would result in a significantly higher fair value.

The Company’s financial instruments include cash equivalents and investments in marketable securities which are carried at amounts that approximate fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents and investment in marketable securities. As of September 30, 2012 and 2011, the Company had combined cash deposits and investments in marketable securities held in US banks of $22,983,070 and $4,439,806, respectively. Included in these balances are $21,293,909 and $2,742,895 in bank deposits, respectively, in excess of amounts federally insured.

Financing receivables and direct financing leases are primarily US government-backed receivables and are not a significant concentration of credit risk.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

4. Allocation of Profit and Loss and Cash Distributions

The member interests in the Company as of September 30, 2012 and 2011, are shown below. All profits, losses and cash distributions are allocated based on the percentages as follows:

	2012	2011
MissionPoint HA Parallel Fund, L.P.	75%	75%
Jeffrey W. Eckel, Chief Executive Officer	20%	20%
Other management and employees of the Company	5%	5%

5. Securitization of Receivables

During the years ended September 30, 2012 and 2011, the Company sold financing receivables in securitization transactions. In securitizations, the Company retained servicing responsibilities and interests in certain cash reserve accounts and deferred fees. In certain instances, the Company receives annual servicing fees ranging from 0.05% to 0.20% of the outstanding balance. The investors and the securitization trusts have no recourse to the Company’s other assets for failure of debtors to pay when due. The Company’s retained interests in cash reserve accounts and deferred fees are subordinate to investors’ interests, and their values are subject to credit, prepayment and interest rate risks on the transferred financial assets.

During the years ended September 30, 2012, 2011 and 2010, the Company recognized gains of $3,912,299, $4,024,627 and $6,321,998, respectively, on the securitization and sale of receivables.

At September 30, 2012 and 2011, fair values of retained interests, discount rates used in valuing those interests and the sensitivity to an increase in the discount rates of 5% and 10% were as follows:

	2012
	Servicing	Cash Reserve	Deferred Fees
Amortized cost basis	$1,635,958	$2,055,851	$2,288,337
Fair value	$1,752,066	$1,681,536	$2,915,453
Weighted-average life in years	8	18	7
Discount rate	8%	10%	8%
Fair value that would be decreased based on hypothetical adverse changes in discount rates:
5% change in discount rate	$316,449	$663,713	$551,698
10% change in discount rate	$524,008	$972,376	$914,876

	2011
	Servicing	Cash Reserve	Deferred Fees
Amortized cost basis	$1,913,193	$1,902,588	$2,592,069
Fair value	$1,964,140	$1,635,819	$2,895,564
Weighted-average life in years	8	18	7
Discount rate	8%	10%	8%
Fair value that would be decreased based on hypothetical adverse changes in discount rates:
5% change in discount rate	$350,118	$648,113	$561,977
10% change in discount rate	$585,527	$946,081	$927,468

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

In computing gains and losses on securitizations recorded during the year ended September 30, 2012 and 2011, the discount rates were consistent with the discount rates presented in the above table. Based on the nature of the receivables and experience-to-date, the Company does not currently expect to incur any credit losses on the receivables sold.

Following is an analysis of certain cash flows between the Company and the securitization trusts for the years ended September 30, 2012, 2011 and 2010:

	2012	2011	2010
Purchase of receivables securitized	$142,045,247	$116,493,441	$220,286,743
Proceeds from securitizations	$145,957,546	$120,518,068	$226,608,741
Servicing fees received	$688,650	$793,920	$924,041
Reserve funds received	$9,498	$12,371	$5,377
Deferred fees received	$621,314	$1,388,994	$639,947

As of September 30, 2012 and 2011, the Company’s managed receivables totaled $1,608,274,924 and 1,538,525,544, of which $1,412,693,225 and $1,394,749,995 were securitized, respectively. There were no credit losses during the years ended September 30, 2012, 2011 and 2010, and no material delinquencies as of September 30, 2012, 2011 and 2010.

6. Investment in Financing Receivables

The components of investment in financing receivables as of September 30, 2012 and 2011, were as follows

	2012	2011
Financing or minimum lease payments	$254,465,249	$201,126,837
Unearned interest income	(54,182,157)	(52,949,998)
Unearned fee income, net of initial direct costs	(4,701,393)	(4,401,290)

	$195,581,699	$143,775,549

Future payments from financing receivables at September 30, 2012, all of which have been pledged as collateral under related financing agreements, are as follows:

Year Ending September 30,
2013	$29,342,087
2014	42,502,991
2015	41,698,850
2016	30,096,530
2017	21,301,280
Thereafter	89,523,511

$254,465,249

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

These financing receivables are typically collateralized contractually committed obligations of government entities or private high credit quality obligors and are often supported by additional forms of credit enhancement, including security interests and supplier guaranties. There were no credit losses during the years ended September 30, 2012, 2011 and 2010, and no financing receivables were past due, on nonaccrual status, or impaired at September 30, 2012, 2011 and 2010. Accordingly, management has concluded that no allowance for credit losses was necessary at September 30, 2012, 2011 and 2010.

7. Credit Facility

In May 2007, the Company obtained a recourse term loan in the amount of $8,595,897 from a financial institution. The proceeds of the loan were used to help repurchase the member interests of the former members of the Company. In May 2011, the Company amended this loan by borrowing an additional $4,000,000 and extending the term by 13 months. The amended agreement includes certain financial covenants requiring the Company to maintain prescribed fixed charge coverage ratios, net present value ratios, and a restricted cash balance requirement as described in Note 2. The outstanding credit facility as of September 30, 2012 and 2011 was $4,599,437 and $6,895,458, respectively.

The amended loan is repayable in monthly payments of principal and interest. Interest is calculated at a floating rate of interest equal to the one-month London Interbank Offered Rate plus 2.75%, and the rate of interest has been fixed at a rate of 4.90% through the purchase of an amortizing interest rate swap. The swap has a notional amount of $4,599,437 and $6,895,458 as of September 30, 2012 and 2011, respectively, and a termination date of September 30, 2015. The interest rate swap is not designated as a hedging instrument under ASC 815, Derivatives and Hedging. The swap is recorded in accounts payable and accrued expenses in the consolidated balance sheets.

Amounts due under the credit facility are secured by the general assets of the Company. Interest paid for the years ended September 30, 2012, 2011 and 2010 was $287,126, $294,983 and $369,540 respectively.

The stated minimum maturities of credit facility at September 30, 2012, were as follows:

Year Ending September 30,
2013	1,688,981
2014	1,654,835
2015	1,255,621

$4,599,437

8. Nonrecourse Debt

An analysis of nonrecourse debt by interest rate as of September 30, 2012 and 2011 is as follows:

2012	Balance	Maturity
Fixed-rate promissory notes, interest rates from 2.26% to 5.00% per annum	$81,869,079	2014 to 2032
Fixed-rate promissory notes, interest rates from 5.01% to 6.50% per annum	88,727,691	2013 to 2031
Fixed-rate promissory notes, interest rates from 6.51% to 8.00% per annum	29,686,322	2013 to 2031

Total nonrecourse debt	$200,283,092

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

2011	Balance	Maturity
Fixed-rate promissory notes, interest rates from 2.60% to 5.00% per annum	$5,861,165	2012 to 2017
Fixed-rate promissory notes, interest rates from 5.01% to 6.50% per annum	101,622,744	2011 to 2031
Fixed-rate promissory notes, interest rates from 6.51% to 8.55% per annum	40,692,930	2011 to 2031

Total nonrecourse debt	$148,176,839

Amounts due under nonrecourse notes are secured by the underlying assets with no recourse to the general assets of the Company. Debt service, in a majority of cases, is equal to or less than the lease or financing receivables from the equipment user.

Interest paid for the years ended September 30, 2012, 2011 and 2010 was $8,913,832, $9,441,628 and $9,606,024, respectively.

The stated minimum maturities of nonrecourse debt at September 30, 2012, were as follows:

Year Ending September 30,
2013	$22,860,044
2014	33,996,862
2015	35,383,105
2016	25,062,805
2017	17,212,992
Thereafter	65,767,284

$200,283,092

9. Intangible Assets and Goodwill

The components of intangible assets at September 30, 2012 and 2011 were as follows:

	2012	2011
Amortizable intangible assets:
Trade names	$2,180,000	$2,180,000
Noncompetition agreements	1,158,000	1,158,000
Customer relationships	891,000	891,000
Securitization structuring costs	860,000	860,000

Total amortizable intangible assets	5,089,000	5,089,000
Accumulated amortization	(3,030,895)	(2,679,727)

Net intangible assets	$2,058,105	$2,409,273

Management has estimated the useful life of the trade names and the securitization structuring costs to be 15 years, the customer relationships to be six years and the noncompetition agreements to be three years. Management believes the estimated useful lives of the intangible assets are appropriate as of September 30, 2012 and 2011.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

Future amortization expenses related to amortizable intangible assets at September 30, 2012 are as follows:

Year ending September 30:
2013	301,668
2014	202,668
2015	202,668
2016	202,668
2017	202,668
Thereafter	945,765

$2,058,105

In connection with the business purchase combination, which occurred on May 31, 2007, the Company recorded goodwill of $3,798,411. Management has determined that the estimated fair value of the Company exceeds its book value at September 30, 2012 and 2011 and that goodwill is not impaired.

10. Commitments and Contingencies

Leases

The Company leased office space under an operating lease that commenced in December 2001 and expired in December 2011. In July 2011, the Company entered into a lease for new office space at another location that commenced in December 2011 and expires in March 2022. Both leases provide for operating expense reimbursements and annual escalations that are amortized over the respective lease terms on a straight-line basis. Lease payments under the December 2001 lease ceased in December 2011 while lease payments under the July 2011 lease commenced in March 2012. At a satellite office, the Company leased office space under an operating lease that commenced in February 2012 and expires in January 2013.

Rent expense charged to operations was $271,312, $287,605 and $333,106 for the years ended September 30, 2012, 2011 and 2010, respectively.

Future gross minimum lease payments are as follows:

Year ending September 30:
2013	$239,835
2014	234,670
2015	241,710
2016	248,962
2017	256,430
Thereafter	1,251,433

$2,473,040

Litigation

The Company is not currently subject to any legal proceedings that are likely to have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

11. Related-Party Transactions

During the year ended September 30, 2012, the Company provided financing and structuring services to assist EnergySource, Hudson Ranch and their affiliates to complete a debt refinancing and raised equity from third party investors. The Company was paid $4,865,000 for its services and the Company also earned a development fee of $3,795,211. In 2010, the Company provided various financing related services to EnergySource, LLC in connection with debt and equity raised during 2010 and was paid $7,501,840 for its services. In addition, the Company provided management services to EnergySource during 2012, 2011 and 2010 and was paid $120,000, $120,000 and $50,000, respectively, for its services.

Amounts due from EnergySource for services rendered and expenses paid on its behalf totaled $24,595 and $382,499 as of September 30, 2012 and 2011, respectively, and are shown as due from affiliates in the consolidated balance sheet.

Certain owners of the Company will remit to the Company $293,000 to be used to make a non-resident state withholding tax payment in January, 2013 on behalf of these owners. The owners will recover this amount from the state when they file their state tax returns. At September 30, 2012, this amount is reflected in due from affiliates and in accounts payable in the consolidated balance sheet.

12. Defined Contribution Plan

The Company administers a 401(k) savings plan, a defined contribution plan covering substantially all of the Company’s employees. Under the plan, the Company makes contributions at the discretion of the members. The Company contributed $130,093, $115,019 and $120,958 under the plan for the years ended September 30, 2012, 2011 and 2010, respectively.

13. Stock-Based Compensation

The Company has adopted an incentive Common Unit plan (Incentive Plan). The Incentive Plan provides for the issuance of a maximum of 1,350,000 Class A Common Units to certain employees and officers of the Company. These Class A Common Units vest over five years subject to certain performance requirements. During the vesting period, the Company records compensation expense equal to the fair value of the Class A Common Units granted. The Company recorded stock-based compensation expense of $14,400, $14,400 and $37,800 for the years ended September 30, 2012, 2011 and 2010, respectively.

	Class A Common Units	Weighted Average Grant Date Fair Value
Nonvested at September 30, 2010	570,000	$0.06
Granted	—	$0.06
Vested	(240,000)	$0.06
Cancelled	—	$0.06

Nonvested at September 30, 2011	330,000	$0.06
Granted	—	$0.06
Vested	(240,000)	$0.06
Cancelled	—	$0.06

Nonvested at September 30, 2012	90,000	$0.06

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2012

The total fair value of Class A Common Units vested in 2012 and 2011 was $0.06 per unit. Unrecognized compensation expense related to the unvested portion of granted Class A Common Units was $5,400 as of September 30, 2012 and is expected to be recognized over a weighted-average remaining term of approximately 2 years.

14. Equity Method Investment in Affiliate

The Company has a Class A voting partnership interest in HA EnergySource, whose only asset is a non-controlling interest in EnergySource. The Company accounted for its investment in HA EnergySource, and HA EnergySource accounts for its investment in Energy Source, under the equity method of accounting, as discussed in Note 2.

In August 2012, HA EnergySource made distributions to its members and redeemed all outside interests in HA EnergySource not previously owned by the Company. After the redemption, HA EnergySource became a wholly owned and consolidated subsidiary of the Company. As both the Company and HA EnergySource are under the common control of MissionPoint, the Company determined that this was a common control transaction (i.e., the transaction did not result in a change in control at the ultimate controlling shareholder level). Accordingly, under ASC 810, the Company did not account for the consolidation at fair value, but rather, accounted for the transaction at the carrying amount of the net assets consolidated (i.e., HA EnergySource’s investment in EnergySource, LLC).

Prior to the distribution and redemption transaction, based on its assessment of HA EnergySource, the Company determined that HA EnergySource was a variable interest entity under ASC 810. Additionally, the Company determined that it was not the primary beneficiary of HA EnergySource as the Company did not have the power to direct the most important decision making related to the most significant activities of HA EnergySource and thus it did not consolidate HA EnergySource.

In September 2012, Hudson Ranch Power I LLC and affiliates raised equity financing from a third party investor. As a result of this equity transaction, the Company’s ultimate share of future distributable cash from Hudson Ranch was reduced from approximately 10% of available distributions to approximately 1% of available distributions until several priority distribution recipients have received minimum required returns on their invested capital, which is not anticipated to occur until approximately 2017. As a result of these transactions, the Company’s equity investment in EnergySource is not expected to have a material impact on the Company’s financial statements in periods subsequent to September 30, 2012. During the year ended September 30, 2012, EnergySource made cash distributions of excess financing proceeds to the Company totaling $12,625,228 and deemed distributions to the Company totaling $1,668,637. The deemed distributions were reinvested as capital contributions to EnergySource.

The following is a summary of the financial position of EnergySource as of September 30, 2012 and HA EnergySource as of September 30, 2011, accounted for using the equity method:

	September 30, 2012	September 30, 2011
	(Unaudited)	(Unaudited)
Total assets	$4,295,025	$18,614,916

Members’ capital	$(4,154,111)	$18,614,916

HANNON ARMSTRONG CAPITAL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2011

The following is a summary of the operating results of EnergySource for the year ended September 30, 2012 and HA EnergySource for the years ended September 30, 2011 and 2010, accounted for using the equity method:

	For the Year Ended September 30
	2012	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Total revenues	$5,215,029	$—	$11,065,989
Total expenses	21,062,043	5,343,534	—

Net loss	$(15,847,014)	$(5,343,534)	$11,065,989

15. Subsequent Events

In October 2012, the Company made a return of capital of $10,400,718 to the Preferred Units holders and paid $2,345,995 of accrued distributions that reduced the Preferred Units’ capital and unpaid annual yield to zero. The Preferred Units remain outstanding without a mandatory dividend and are pari passu with the Common Units for future distributions.

In December 2012, the Company’s board of directors approved the distribution of the Company’s ownership of HA EnergySource and a dividend of $3.4 million to the shareholders of the Company with a record date of December 31, 2012 but which will be paid in the first quarter of 2013. After the distribution of HA EnergySource, which is expected to be completed by December 31, 2012, the Company will no longer have any equity investment in HA EnergySource or EnergySource.

The Company evaluated subsequent events through December 24, 2012, the date the financial statements were available to be issued.

Report of Independent Auditors

The Board of Directors and Members

HA EnergySource Holdings LLC

We have audited the accompanying balance sheets of HA EnergySource Holdings LLC (the Company) as of September 30, 2012 and 2011, and the related statements of operations, comprehensive loss, changes in members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HA EnergySource Holdings LLC at September 30, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

January 25, 2013

HA EnergySource Holdings LLC

Balance Sheets

	September 30, 2012	September 30, 2011
Assets
Equity method investment in affiliate	$845,851	$18,614,916

Total Assets	$845,851	$18,614,916

Liabilities and members’ equity
Liabilities:	$—	$—

Members’ equity:
Membership Interests	(1,035,984)	14,327,271
Retained earnings	1,881,835	4,287,645

Total members’ equity	845,851	18,614,916

Total liabilities and members’ equity	$845,851	$18,614,916

See accompanying notes.

HA EnergySource Holdings LLC

Statement of Operations

	Year Ended September 30,
	2012	2011
Revenue:
Fee income	$4,406,664	$—

Total Revenue, net of investment interest expense	4,406,664	—

Loss from equity method investment in affiliate	(6,812,474)	(5,343,534)

Net Loss	$(2,405,810)	$(5,343,534)

See accompanying notes.

HA EnergySource Holdings LLC

Statements of Comprehensive Loss

	Year Ended September 30,
	2012	2011
Net loss	$(2,405,810)	$(5,343,534)

Comprehensive loss	$(2,405,810)	$(5,343,534)

See accompanying notes.

HA EnergySource Holdings LLC

Statement of Changes in Members’ Equity

	Membership Interest	Retained Earnings	Total
Balance, September 30, 2010	$9,207,551	$9,631,179	$18,838,730
Capital Contributions	5,119,720	—	5,119,720
Net loss for the year ended September 30, 2011	—	(5,343,534)	(5,343,534)

Balance, September 30, 2011	14,327,271	4,287,645	18,614,916
Capital Contributions	3,337,274	—	3,337,274
Distributions	(14,293,865)	—	(14,293,865)
Redemption of Class B and Class C Units	(4,406,664)	—	(4,406,664)
Net loss for the year ended September 30, 2012	—	(2,405,810)	(2,405,810)

Balance, September 30, 2012	$(1,035,984)	$1,881,835	$845,851

HA EnergySource Holdings LLC

Statements of Cash Flows

	Year Ended September 30,
	2012	2011
Cash flows from operating activities
Net loss	$(2,405,810)	$(5,343,534)
Adjustments to reconcile net loss to net cash provided by operating activities:
Undistributed loss from equity method investment in affiliate	6,812,474	5,343,534

Net cash provided by operating activities	4,406,664	—

Cash flows from investing activities
Investment in equity method affiliate	(3,337,274)	(5,119,720)
Distributions from equity method affiliate	14,293,865	—

Net cash provided by (used in) investing activities	10,956,591	(5,119,720)

Cash flows from financing activities
Redemption of Class B and C Units	(4,406,664)	—
Distributions	(14,293,865)	—
Investment in equity method affiliate	3,337,274	5,119,720

Net cash (used in) provided by financing activities	(15,363,255)	5,119,720

(Decrease) increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

See accompanying notes.

HA EnergySource Holdings LLC

Notes to Financial Statements

September 30, 2012

1. The Company

HA EnergySource Holdings LLC (the Company) is a holding company that is involved with a geothermal project in California. The Company’s only asset is an equity interest in EnergySource LLC (EnergySource), and EnergySource’s primary asset is an equity interest in Hudson Ranch Power I, LLC (Hudson Ranch).

The Company was incorporated in Maryland in January 2006 under the name of USG Power Partners LLC. It was renamed in November 2008 as EnergySource LLC and renamed in 2010 as HA EnergySource Holdings LLC when the name EnergySource was given to its affiliate.

2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements include the accounts of the Company and reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations, comprehensive loss and cash flows for the periods presented. The preparation of financial statements in accordance with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period.

Membership Interests

Through August 2012, the membership interests of the Company were represented by Class A, Class B and Class C units. Hannon Armstrong Capital LLC (Hannon Armstrong Capital) owns 50 Class A units, Hannon Armstrong & Company owns 32.5 Class B units, Jeffrey Eckel owns 17.5 Class B units and MissionPoint HA Parallel Fund, L.P. owns 50 Class C units. In August 2012, the Company redeemed the Class B and Class C units.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equity Method Investment in Affiliate

The Company has determined it is not the primary beneficiary of EnergySource or Hudson Ranch and EnergySource is not the primary beneficiary of Hudson Ranch. Based on its assessment of EnergySource and Hudson Ranch, the Company determined that while these entities are variable interest entities under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation, the Company is not the primary beneficiary of these entities as the Company does not have the power to direct the most important decision-making related to the most significant activities of EnergySource or Hudson Ranch. Similarly, EnergySource is not the primary beneficiary of Hudson Ranch. Therefore, the Company does not consolidate EnergySource or Hudson Ranch.

HA EnergySource Holdings LLC

Notes to Financial Statements (continued)

September 30, 2012

In September 2012, Hudson Ranch raised equity from an unrelated third-party investor, and EnergySource received a cash distribution from Hudson Ranch. EnergySource made a distribution to the Company for its share of the distribution it received from Hudson Ranch, as described in Note 5.

The Company accounts for equity investments in entities using the equity method of accounting when the Company has the ability to exercise influence over operating and financial policies of the investee. Accordingly, the Company accounts for its investment in EnergySource under the equity method, and EnergySource accounts for its investment in Hudson Ranch under the equity method.

Under the equity method of accounting, the carrying value of the Company’s equity method investments is determined based on amounts invested by the Company, adjusted for the equity in earnings or losses of investee allocated based on the partnership agreement, less distributions received. Because the partnership agreements contain preferences with regard to cash flows from operations, capital events and/or liquidation, the Company reflects its share of profits and losses by determining the difference between the Company’s “claim on the investee’s book value” at the end and the beginning of the period. This claim is calculated as the amount the Company would receive (or be obligated to pay) if the investee were to liquidate all of its assets at recorded amounts determined in accordance with GAAP and distribute the resulting cash to creditors and investors in accordance with their respective priorities. This method is commonly referred to as the hypothetical liquidation at book value method.

For the years ended September 30, 2012 and 2011, the Company has recognized its share in the loss from equity method investment in affiliate of $(6,812,474) and $(5,343,534), respectively, in the statements of operations. See Note 5 for information related to several transactions impacting all these entities. The Company’s investment in EnergySource is $845,851 as of September 30, 2012 and $18,614,916 as of September 30, 2011. The Company’s maximum exposure to loss is equivalent to its investment balance at September 30, 2012 of $845,851.

The Company evaluates the realization of its investment accounted for using the equity method if circumstances indicate that its investment is other than temporarily impaired. Other-than-temporary impairment occurs when the estimated fair value of an investment is below the carrying value and the difference is determined to not be recoverable. This evaluation requires significant judgment regarding, but not limited to, the severity and duration of the impairment; the ability and intent to hold the securities until recovery; financial condition, liquidity, and near-term prospects of the issuer; specific events; and other factors. Based on an evaluation of its existing equity method investments, the Company determined that no impairment has occurred for the years ended September 30, 2012 and 2011.

Income Taxes

The Company is taxed as a partnership under the Internal Revenue Code. No provision for federal or state income taxes has been made in the accompanying financial statements, since the Company’s profits and losses are reported on the members’ tax returns. The Company has no uncertain tax positions as of September 30, 2012 and 2011.

HA EnergySource Holdings LLC

Notes to Financial Statements (continued)

September 30, 2012

Recent Accounting Pronouncements

On October 1, 2010, the Company adopted FASB Accounting Standards Update (ASU) 2009-17, Consolidation (Topic 810), Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which amended the consolidation guidance applicable to variable interest entities. The amendments significantly affected the overall consolidation analysis under ASC 810 and changed the way entities account for special purpose entities as a result of the elimination of the QSPE concept. The adoption did not have a material impact on the Company’s financial statements.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. This guidance eliminates the option to report other comprehensive income and its components in the statement of changes in equity. An entity may elect to present items of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive, statements. Each component of net income and of other comprehensive income needs to be displayed under either alternative. In December 2011, the FASB issued a final standard to defer the new requirement to present components of reclassifications of other comprehensive income on the face of the financial statements. The Company adopted this guidance as of October 1, 2011, and has included separate statements of comprehensive loss in the accompanying financial statements.

Fair Value Measurements

The Company does not have any financial assets and liabilities investments characterized in accordance with the fair value hierarchy established by ASC 820.

3. Litigation

The Company is not currently subject to any legal proceedings that are likely to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

4. Related-Party Transactions

During the year ended September 30, 2012, the Company earned and was paid a development fee of $4,406,664. This amount was due to the Company upon the achievement during the year of substantial completion of construction of the Hudson Ranch geothermal plant.

HA EnergySource Holdings LLC

Notes to Financial Statements (continued)

September 30, 2012

5. Equity Method Investment in Affiliate

In September 2012, Hudson Ranch and affiliates raised equity financing from a third-party investor. As a result of this equity transaction, the Company’s ultimate share of future distributable cash from Hudson Ranch was reduced from approximately 10% of available distributions to approximately 1% of available distributions until several priority distribution recipients have received minimum required returns on their invested capital, which is not anticipated to occur until approximately 2017. During the year ended September 30, 2012, EnergySource made cash distributions of excess financing proceeds to the Company totaling $12,625,228 and the Company had deemed distributions totaling $1,668,637 that were reinvested as capital contributions to EnergySource. The following is a summary of the financial position of EnergySource as of September 30, 2012 and 2011:

	September 30
	2012	2011
	(Unaudited)
Total assets	$4,295,025	$43,355,011

Members’ capital	$(4,454,111)	$42,449,292

The following is a summary of the operating results of EnergySource for the years ended September 30, 2012 and 2011, accounted for using the equity method:

	Year Ended September 30
	2012	2011
	(Unaudited)
Total revenues	$5,215,029	$1,853,114
Total expenses	21,062,043	13,304,567

Net loss	$(15,847,014)	$(11,451,453)

6. Subsequent Events

In December 2012, the Hannon Armstrong Capital Board of Directors approved, effective December 31, 2012, the distribution of its equity interest in the Company to the shareholders of Hannon Armstrong Capital. As part of the transaction, the Hannon Armstrong Capital Board of Directors approved a $3.4 million capital contribution to the Company to be paid to the Company in 2013. Following the distribution, Hannon Armstrong Capital will no longer have an equity ownership in the Company.

The Company evaluated subsequent events through January 25, 2013, the date the financial statements were available to be issued.

Report of Independent Auditors

The Board of Directors

EnergySource LLC

We have audited the accompanying consolidated financial statements of Energy Source LLC (a limited liability company) (the Company), which comprise the consolidated statements of financial position as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, changes in members’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energy Source LLC at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP

San Diego, California

April 3, 2013

EnergySource LLC

(A Limited Liability Company)

Consolidated Statements of Financial Position

	December 31
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$3,194,168	$2,587,698
Other receivable	22,765	—
Receivable from affiliates	677,935	275,599
Prepaid expenses and short-term deposits	174,345	218,351

Total current assets	4,069,213	3,081,648
Investment in HR Holdings	—	35,766,718
Receivable from affiliate, long-term	—	81,152
Deposits, long-term	77,191	71,024
Property and equipment, net	188,139	352,218
Land	4,226,954	208,149
Plant construction in progress	14,186,449	—
Deferred financing costs	200,000	—
Other development assets	437,397	3,590,199

Total assets	$23,385,343	$43,151,108

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$4,995,444	$1,642,221
Mandatorily redeemable preferred Class A units	10,000,000	—

Total current liabilities	14,995,444	1,642,221
Distributions in excess of earnings	13,444,667	—

Total liabilities	28,440,111	1,642,221
Members’ (deficit) equity	(5,054,768)	41,508,887

Total liabilities and members’ equity	$23,385,343	$43,151,108

See accompanying notes.

EnergySource LLC

(A Limited Liability Company)

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31
	2012	2011
Management and operating fee income	$5,887,097	$2,503,904
Operating expenses:
General and administrative	7,412,004	6,590,795
Service costs	4,316,763	1,481,835

Total operating expenses	11,728,767	8,072,630
Loss on investment in HR Holdings	(8,606,580)	(7,411,815)

Net loss and comprehensive loss	$(14,448,250)	$(12,980,541)

See accompanying notes.

EnergySource LLC

(A Limited Liability Company)

Consolidated Statements of Members’ Equity (Deficit)

Balance at December 31, 2010	$44,485,099
Cash contributions	9,800,000
Compensation expense—incentive units	204,329
Net loss and comprehensive loss	(12,980,541)

Balance at December 31, 2011	41,508,887
Cash contributions	8,400,000
Cash distributions	(40,631,795)
Compensation expense—incentive units	116,390
Net loss and comprehensive loss	(14,448,250)

Balance at December 31, 2012	$(5,054,768)

See accompanying notes.

EnergySource LLC

(A Limited Liability Company)

Consolidated Statements of Cash Flows

	Year Ended December 31
	2012	2011
Operating activities
Net loss	$(14,448,250)	$(12,980,541)
Adjustments to reconcile net loss to cash used in operating activities:
Loss on investment in HR Holdings	8,606,580	7,411,815
Compensation expense	116,390	204,329
Depreciation and amortization	134,466	114,167
Loss on asset write-off	48,862	—
Changes in operating assets and liabilities:
Prepaid expenses and deposits	29,006	(187,465)
Receivable/payable from affiliate	(777,936)	266,280
Accounts receivable	(22,765)	172,552
Deferred lease	7,104	23,854
Deposit long-term	4,832	—
Prepaid long-term	4,000	—
Accounts payable and accrued expenses	234,820	323,421

Net cash used in operating activities	(6,062,891)	(4,651,588)
Investing activities
Purchase of plant construction in progress	(7,059,349)	—
Purchase of land	(4,018,805)	—
Purchase of development assets & equipment	(456,646)	(3,205,926)
Due from affiliate long-term	81,152	(45,123)
Distributions from equity investee	40,604,804	—

Net cash provided by/(used in) investing activities	29,151,156	(3,251,049)
Financing activities
Distributions to members and IU holders	(40,631,795)	—
Members’ contributions	8,400,000	9,800,000
Issuance of Class A Preferred Units	10,000,000	—
Deferred financing costs related to Issuance of Class A Preferred Units	(250,000)	—

Net cash (used in) provided by financing activities	(22,481,795)	9,800,000

Net increase in cash and cash equivalents	606,470	1,897,363
Cash and cash equivalents, beginning of the year	2,587,698	690,335

Cash and cash equivalents, end of the year	$3,194,168	$2,587,698

Supplemental disclosure of cash flow information
Interest paid	$200,000	$—

Noncash investing activities
Accounts payable related to purchases of construction in progress	$3,486,900	$—

Amortization of deferred financing costs to construction in progress	$50,000	$—

Reclassification of development costs to construction in progress	$3,590,200	$—

See accompanying notes.

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements

December 31, 2012

1. Description of Company and Nature of Operations

EnergySource LLC (EnergySource), a Delaware limited liability company, was formed on October 5, 2005, under the name US Navy Geothermal LLC by HA Development Partners LLC (HA Development) and CRC Development LLC (CRC). EnergySource’s name was subsequently changed to CHAR, LLC on November 14, 2005, and changed again to its current name on April 21, 2010. HA EnergySource Holdings LLC (HA) and Catalyst Geothermal, LLC (Catalyst) (Members) became the successor in interest to HA Development and CRC.

EnergySource is in the business of directly or indirectly owning, developing, constructing, operating, and maintaining electric generation facilities pertaining to geothermal and solar resources, primarily located in the Imperial Valley of California. EnergySource is governed by a management committee of three members, with equal representation from each of the Members. All allowable acts of the Management Committee require a majority vote.

On May 12, 2006, EnergySource formed Hudson Ranch Power I LLC (HRP or the Project), a Delaware limited liability company, to develop, construct, and operate a 49.9-megawatt geothermal power generation plant located in Calipatria, California (the Project). On May 13, 2010, as part of a larger transaction (the May 2010 Transaction), EnergySource admitted GeoGlobal U.S. EnergySource LLC (GGE) as a third Member for a $4 million cash contribution. In conjunction with the May 2010 Transaction, the Members formed Hudson Ranch I Holdings LLC (HR Holdings) and contributed its entire ownership interest in HRP to this new entity. At the same time, GGE contributed $86 million of cash to HR Holdings. As a consequence of admitting GGE as a member in HR Holdings, EnergySource no longer had a controlling interest in HR Holdings and its subsidiary HRP, which were then categorized as a joint venture and deconsolidated in accordance with authoritative guidance (see Note 2). As a result of the May 2010 Transaction, EnergySource was able to secure construction financing for the Project and retained an approximate 28.3% noncontrolling interest in the Project. Construction on the Project began in May 2010, was completed in February 2012, and the plant was placed in service on March 26, 2012 (In-Service Date). On September 29, 2009, EnergySource formed Hudson Ranch Energy Services LLC (HRES), a Delaware limited liability company, to provide operation and maintenance services to any projects EnergySource may develop, including HRP.

In August and November 2010, EnergySource formed EnergySource Solar I LLC (ES Solar) and Hudson Ranch Power II LLC (HRII), respectively, both California limited liability companies. ES Solar and HRII were formed to pursue EnergySource’s development, financing, construction, and operating activities for solar and geothermal electrical generation facilities in the Imperial Valley of California.

On September 26, 2012, Chevron Hudson Ranch I, LLC (Chevron) made a cash investment into the Project through Hudson Ranch TE Holdings LLC (HRTE Holdings) (Chevron Transaction). Prior to the Chevron Transaction, HR Holdings contributed its entire interest in HRP to HRTE Holdings on August 31, 2012. Chevron was provided participating rights under the HRTE Holdings LLC agreement which caused HRH to deconsolidate HRTE Holdings upon Chevron’s participation. Due to the plant qualifying as real estate for financial reporting purposes and the continuing involvement by HR Holdings, the accounting rules precluded HR Holdings from recording a gain upon the deconsolidation. As a result, the distributions made by HR Holdings to its members following the Chevron Transaction exceed earnings.

As a result of the Chevron transaction, EnergySource received $40.6 million in cash distributions from HR Holdings in the fourth quarter of 2012.

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of EnergySource and its wholly owned subsidiaries HRES, HRII, and ES Solar (collectively, the Company). Intercompany balances and transactions have been eliminated in consolidation. The Company evaluated the subsequent events through April 3, 2013, the date on which these financial statements were available to be issued.

From inception through December 31, 2012, the Company has financed its operations through a combination of contributions from its Members and revenues derived from the Project as well as its project management and operating agreements with HRP. The Company’s current cash resources combined with equity contribution commitments received to date from its Members are sufficient to support its operations through December 31, 2012.

2. Significant Accounting Policies

Accounting Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash balances and highly liquid investment instruments with original maturities of three months or less at purchase date.

Revenue Recognition

The Company’s current revenues are primarily derived from the management and operations-related services provided under a project management agreement and an operations and maintenance agreement with HRP (see Note 4). Revenues related to these services are recognized at the time services are performed and collection is reasonably assured.

Deferred Financing Costs

Deferred financing costs are recorded at cost and include costs relating to the issuance of the Class A Preferred units classified as debt within the Company’s statement of financial position. In connection with issuance of the Class A Preferred units (see Note 10) the Company incurred with an affiliate (see Note 4) approximately $250,000 in financing costs. These costs are being amortized ratably over a five year period which coincides with the date the Class A Preferred units must be redeemed. For the year ended December 31, 2012, amortization of $38,000, was capitalized and included in construction in progress in the 2012 statement of financial position. Future amortizations of the deferred financing costs will be $50,000 in 2013 and $50,000 annually thereafter.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Depreciation commences when assets, or major components thereof, are

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

placed in service. Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Property and equipment primarily consists of office and information technology-related assets depreciated on a straight-line basis over a three- to five-year estimated useful life period. The Company recorded $134,000 and $114,000 of depreciation expense on its property and equipment for the years ended December 31, 2012 and 2011, respectively.

Property and equipment consist of the following:

	Year Ended December 31
	2012	2011
Computer software and equipment	$240,883	$297,910
Furniture and fixtures	135,285	125,743
Office equipment	34,715	34,715
Leasehold improvements	34,020	24,313

	444,903	482,681
Less accumulated depreciation	(256,764)	(130,463)

Property and equipment, net	$188,139	$352,218

Plant Construction in Progress

Plant construction in progress is stated at cost and is primarily related to the construction of the HRII geothermal power plant which commenced in fourth quarter of 2012. Plant construction in progress on HRII totaled $14,186,000 as of December 31, 2012 which has not been placed into service. Of this amount $3,590,000 was previously classified as development assets as of December 31, 2011. Total interest expense incurred in relation to Fuji Investment (Note 10) and capitalized into Plant construction in progress for the years ended December 31, 2012, and December 31, 2011, was $325,000 and $0, respectively. Plant construction in progress also included the amortization of deferred financing costs related to Fuji Investment (Note 10) of $50,000 and $0 for the years ended December 31, 2012, and 2011 respectively.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be sold are reported at the lower of the carrying amount or the fair value less costs to sell. Based on an evaluation of existing long-lived assets, the Company wrote off net assets valued at $49,000 and $0 during the years ended December 31, 2012 and 2011.

Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates are accounted for using the equity method of accounting when the Company has the ability to exercise significant influence over operating and financial policies of the investee, typically for investments of 20% or more of the voting rights of an investee. Accordingly, the initial investment is recognized at cost and subsequently adjusted to recognize the Company’s share of earnings or losses of the investee in each reporting period subsequent to the investment date.

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

The Company accounts for its investment in HR Holdings, which represents a joint venture between the Company and GGE, under the equity method of accounting. For the years ended December 31, 2012 and 2011, the Company recorded losses on its equity-method investment in HR Holdings in the amount of $8,606,000 (consisting of $7,849,000 net loss and $757,000 amortization of 2010 basis difference discussed below) and $7,412,000, respectively. The Company also received $40,605,000 in cash distributions from HR Holdings during the year ended December 31, 2012. The following table summarizes the consolidated financial information of HR Holdings as of and for the year ended December 31, 2011, and unconsolidated financial information for the year ended December 31, 2012 as a result of Chevron transaction (Note 1).

	2012	2011
Revenues	$27,432,360	$—
Operating income (loss)	9,047,737	(2,116,517)
Net loss	(27,704,880)	(26,158,923)
Company’s share of net loss	(7,840,481)	(7,411,815)
Assets
Current assets	$5,006,541	$7,011,015
Noncurrent assets	—	364,007,832

Total assets	$5,006,541	$371,018,847

Liabilities
Current liabilities	$183,463	$103,425,327
Noncurrent liabilities	113,589,751	205,344,241

Total liabilities	$113,773,214	$308,769,568

Members’ equity
Outside Member’s (deficit) equity	$(65,795,435)	$56,765,976
Company’s share of (deficit) equity	(42,971,238)	5,483,303

Total Members’ (deficit) equity	$(108,766,673)	$62,249,279

The difference between the Company’s share of equity in net assets of negative $42.9 million and the Company’s investment in HR Holdings on its’ books of negative $13.4 million as of December 31, 2012, as well as the difference between the Company’s share of equity of $5.5 million and the investment in HR Holdings on the Company’s books of $35.8 million as of December 31, 2011 (2010 Basis difference) , are primarily attributable to a $29 million gain recorded in 2010 when the Company deconsolidated HR Holdings as well as the Company’s share of equity placement costs paid by HR Holdings to HA in May 2012 in the amount of $1.3 million. The Company is amortizing the Basis difference over the approximate 30-year useful life of assets to which it’s deemed to be attributable, such as development costs and PPA assets, starting on In-Service Date. The Company recorded $757,000 amortization included into loss on investment in HR Holdings for the year ended December 31, 2012.

Investments are evaluated for other-than-temporary impairment on a regular basis. Other-than-temporary impairment occurs when the estimated fair value of an investment is below the carrying value and the difference is determined to not be recoverable. This evaluation requires significant judgment regarding, but not limited to, the severity and duration of the impairment; the ability and intent to hold the securities until recovery; financial condition, liquidity, and near-term prospects of the issuer; specific events; and other factors. Based on an evaluation of its existing investment HR Holdings, the Company determined that no impairment has occurred for the years ended December 31, 2012 and 2011.

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited with a limited number of financial institutions in the United States. The balances held at any one financial institution may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits. The Company currently has accounts only with major financial institutions.

Development Costs

Development costs include direct third-party costs such as consulting, land costs, permitting, regulatory filings, and similar expenses and exclude all indirect and overhead costs. Development costs are capitalized once a development project is determined to be viable and it is determined that these costs will be recoverable through future revenue streams of the project. The Company capitalized $437,000 and $3,865,000 in development costs for the years ended December 31, 2012 and 2011. These costs will be offset against future revenues from the development projects or expensed in the period in which such development projects are abandoned.

Income Taxes

The Company is not subject to federal and state income taxes and, accordingly, has not provided for income taxes in the accompanying financial statements. The Members are required to report their proportional share of gains, losses, credits, or deductions on their individual income tax returns.

The Company applies accounting guidance with respect to how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. This guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Management of the Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. The Company has had no examinations in progress, none are expected at this time, and years 2009 through 2012 are open. As of December 31, 2012 and 2011, there is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of other expense. There was no accrued interest and penalties as of December 31, 2012 and 2011, and no interest and penalties were recognized during the years ended December 31, 2012 and 2011.

Recent Accounting Pronouncements

In May 2011, the FASB issued authoritative guidance regarding common fair value measurements and disclosure requirements in U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable inputs. This guidance is effective for annual periods beginning after December 15, 2011. In February 2013, the FASB issued an amendment to this guidance, to be effective immediately, to clarify that nonpublic entities are not required to disclose the level of fair value hierarchy for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. This guidance was effective immediately. The Company adopted this guidance beginning on January 1, 2012. The adoption of this guidance did not affect the Company’s financial position, results of operations, or cash flows.

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

3. Fair Value Measurements

The Company accounts for fair value measurements under Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures (ASC 820). ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1: Observable inputs such as quoted prices in active markets.

•	Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

In determining the fair value of our financial instruments, we consider the source of observable market data inputs, liquidity of the instrument, the credit risk of the counterparty to the contract and our own risk of nonperformance. In the case fair value is not observable, for the items subject to fair value measurements, the Company applies valuation techniques deemed the most appropriate under the U.S. GAAP guidance based on the nature of the assets and liabilities being measured.

The carrying amounts of cash and cash equivalents, accounts receivable, receivable from affiliates, prepaid expenses, accounts payable, and accrued expenses at December 31, 2012 and 2011, are considered to reasonably approximate fair value because of the short-term nature of those items.

4. Related-Party Transactions

HRP Project Management Agreement

On May 11, 2010, the Company executed a fee agreement whereby the Company would provide project management and administrative services to HRP. The agreement expires with the expiration of the Power Purchase Agreement HRP has in place or anytime at HRP’s discretion without having to show cause. During the construction phase of the contract (period prior to commercial operation), the monthly fee was $106,000 per month. After the construction period ends, the fee was reduced to $64,333 per month. Effective September 25, 2012, the agreement was amended to include HRTE Holdings in addition to HRP, and the annual fee was changed to $1,084,000 per year, payable in quarterly installments and is subject to annual escalation. The 2012 fee was prorated based on the annual fee for the remainder of the year from the date of the amendment. For the years ended December 31, 2012 and 2011, the Company recognized $951,000 and $1,272,000, respectively, in revenues pursuant to this agreement, included in management and operating fee income on the Company’s statement of operations. As of December 31, 2012 the Company had a receivable outstanding of $123,000 under this agreement. There was no receivable balance under this agreement as of December 31, 2011.

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

Financial Services Agreement

Pursuant to the August 15, 2012 amended and restated financial services agreement between the Company and Hannon Armstrong Securities LLC (HA Securities), an affiliate, HA Securities is to provide the Company and HRII certain services related to the placement of debt and equity securities. In accordance with this agreement HRII paid HA Securities $250,000 for financial services related to the issuance of the Preferred Class A units (see Note 10) in 2012. In addition, for the year ended December 31, 2012 the Company paid HA Securities $285,000 as reimbursement for expenses incurred in the performance of its services. In December 2012 the Company and HA Securities further amended the financial services agreement specifically related to its efforts in raising debt and equity for the construction of HRII’s geothermal power plant. Pursuant to this arrangement the Company agreed to pay HA Securities certain specified percentages of the funds raised on equity or debt placements.

Support Service Agreements

The Company has entered into Continuing Support Service Agreements with Hannon Armstrong Capital, LLC (HA), an affiliate of HA Development, and Catalyst to provide the Company with legal, accounting, financial modeling, personnel, and administrative services. Pursuant to these two agreements, the Company incurred approximately $319,000 and $394,000 in costs included in general and administrative expenses for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 the Company owed $16,000 to HA Development and had no outstanding liabilities under these agreements as of December 31, 2011.

Operations and Management Agreement

On September 30, 2009, as amended on August 31, 2012, the Company, through its subsidiary HRES, entered into the Operations and Maintenance Agreement with HRP. Pursuant to this agreement, HRES is to provide various services for the mobilization, operation, and maintenance of the Project. As compensation for such services, HRP is obligated to reimburse HRES for all costs incurred in providing the services plus a $624,000 (Base Fee) annually. The Base Fee is payable in equal monthly installments commencing on the Commercial Operations Date, March 9, 2012, and is subject to annual escalation. In addition, HRES is subject to meeting certain performance criteria that could positively or negatively impact the Base Fee by a maximum of 50%.

Prior to the Commercial Operations Date, which occurred on March 9, 2012, HRES was to provide various services required to prepare the Project for start-up and steady operations. During this period, the Company was obligated to reimburse HRES for all costs and labor incurred in providing these services, up to a maximum of $1.6 million. In November 2011, this maximum amount was increased to $3 million. For the years ended December 31, 2012 and 2011, HRES billed $4.7 million and $1.6 million, respectively, in services to HRP included in management and operating fee income. Of the amounts incurred, $406,000 and $107,000 were included in receivables from affiliates as of December 31, 2012 and 2011, respectively.

Receivable From Affiliates

The Company from time to time advances funds to affiliated companies in conjunction with their general and administrative activities. During the years ended December 31, 2012 and 2011, the Company has advanced funds to HR Holdings in the amounts of $64,000 and $81,000, which were outstanding as of December 31, 2012 and 2011, respectively.

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

5. Equity-Based Compensation

The Company from time to time issues incentive units (IUs) to employees. The intent of the IUs is to provide the holders with a “profits interest” position. The IUs have no voting rights, do not share in losses, and are not subject to capital calls. In addition, the IUs contain restrictive covenants pertaining to their sale and become immediately vested upon a sales transaction. The IUs participate in cash distributions only after the holders of Class A and B units (see Note 9) have received a full return on their investments. The IUs will expire in the event the Company is dissolved.

Due to the terms of the IU agreements, the Company accounted for the IU grants in accordance with the provisions of ASC Topic 718 related to equity-based payments. Under this guidance, share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense on a straight-line basis, net of estimated forfeitures, over the requisite service period.

The fair value of the IUs granted is estimated using a valuation methodology based on future reasonably possible cash flow scenarios to the various classes of the Company’s members. The value derived under such scenarios is discounted for lack of liquidity and marketability.

In October 2010 the Company granted 606,573 IUs (2010 IUs). These IUs vest 50% at issuance and 25% on May 13, 2011 and 2012, respectively. The aggregate fair value of the IUs issued, prior to taking into account any vesting, was determined to be approximately $629,000. As of December 31, 2011, 543,388 IUs with the fair value of $564,000 were vested. As of December 31, 2012 these IUs were fully vested. The Company recorded compensation expense of $65,000 and $157,000 related to 2010 IUs for the years ended December 31, 2012 and 2011 respectively, which was included general and administrative expenses.

In June 2012 the Company granted to employees 111,205 of IU’s that vest one-third in August, 2012 and one-third each year thereafter until fully vested, and another 121,314 of IU’s to employees and consultants that vest one-third in June 2013 and each year thereafter until fully vested (together, 2012 IUs). The aggregate fair value of the 2012 IUs issued, prior to taking into account any vesting, was determined to be approximately $157,000. As of December 31, 2012, 37,000 of 2012 IUs with the fair values of $25,000 were vested. During the year ended December 31, 2012, the Company recorded $51,000 of compensation expense associated with the 2012 IU’s included in general and administrative expenses. The Company made $509,000 and $18,000 in cash distributions to 2010 IUs and 2012 IUs, respectively, during the year ended December 31, 2012.

The total unrecognized compensation costs of $106,000 related to unvested 2012 IUs as of December 31, 2012 will be recognized over the weighted average period of 1.6 years.

6. Employee Benefit Plan

The Company participates in a defined contribution employee savings plan that is qualified under Section 401(a) of the Internal Revenue Code and ERISA Section 404(c). The Company contributes an amount equal to 100% of the first 4% of each employee’s contribution. Contributions made by the Company are vested when contributed. Participating employees may contribute up to 15% of their pre-tax earnings under the plan. The Company contributed approximately $72,000 and $53,000 to the plan for the years ended December 31, 2012 and 2011, respectively.

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

7. Commitments

Geothermal Leases

The Company has entered into a number of geothermal lease agreements aggregating approximately 1,000 acres in the Salton Sea area of California that may be terminated by the Company at any time without penalty. The primary term under these leases is for ten years and the leases contain an escalation clause in year five. Thereafter, the base rent is increased by the Implicit Price Deflators of Gross Domestic Product (IPDGDP) index. In the event that the Company sells geothermal substances as defined therein, the Company would owe a royalty payment to the lessors in an amount to be determined by the type of substance being sold. In the event the sale is attributable to a generation facility owned or operated by the Company, then the royalty rate would be based on pro rata gross revenues attributable to that lessor’s acreage contribution. The Company incurred approximately $9,000 and $9,000 in minimum payments under the geothermal leases for the years ended December 31, 2012 and 2011, respectively. The Company will make minimum payments subject to escalation after year ten based on the IPDGDP index of $9,600 in 2013, $78,000 in 2014, $86,900 in 2015, and $89,000 afterward until the agreements are terminated.

Office Leases

The Company leases office space in El Centro, California, under an operating lease that expires in May 2015, and starting in May 2011, in San Diego, California, under an operating lease that expires in May 2016. The lease agreements contain annual fixed increases in the basic rent. In addition, under the terms of the lease agreements, the Company is required to pay for increases in certain common area expenses. Rental expense related to these leases amounted to $248,000 and $191,000 for the years ended December 31, 2012 and 2011, respectively.

Future minimum lease payments at December 31, 2012, are as follows:

Fiscal years ending December 31:
2013	$229,000
2014	247,000
2015	191,000
2016	60,000

Purchase Commitments

The Company has entered into a number of agreements for equipment purchases and services primarily related to its HRII development activities. At December 31, 2012, total obligations related to such agreements were approximately $92,000. All such obligations are expected to be settled in 2013.

Guarantee

In August 2012 in conjunction with the refinancing of the HRP’s construction loan, HR Holdings contributed 100% of its interest in HRP into HRTE Holdings, a wholly owned subsidiary. In September 2012, Chevron Hudson Ranch I, LLC (Chevron), contributed $99,500,000 to HRTE Holdings in exchange for an equity interest in that company. As a result of that investment HR Holdings no longer had a controlling interest in HRTE Holdings and was required to deconsolidate the company. The sale of membership interest has been accounted for as an equity transaction by HR Holdings. No gain or loss was recorded on the transaction and HR Holdings now accounts for its interest in HRTE Holdings under the equity method of accounting known as

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

hypothetical liquidated book value. As a condition of Chevron making its investment in HRTE Holdings the Company was required to guarantee certain obligations pursuant to the HRTE Holdings limited liability company agreement and the HRP Project Management Agreement. No liability has been recorded in connection with this arrangement and we do not believe it is probable that any amounts will be required to be paid pursuant to this guarantee.

Consulting Services Agreement

In January 2005, the Company entered into a consulting services agreement with a consultant to provide assistance in obtaining land and geothermal mineral rights in the Imperial Valley of California. The agreement was later amended and restated on April 1, 2009. Pursuant to this agreement, the Company is obligated to pay the consultant a royalty override related to pro rata revenues attributable to each land or geothermal resource acquisition entered into by the Company as a direct result of consultants efforts. For the years ended December 31, 2012 and 2011, no royalties had been paid.

8. Cooperative Development Agreement

In April 2010, the Company and Simbol Mining Corp, now known as Simbol Materials (Simbol), entered into a cooperative development agreement (the Development Agreement) to form a strategic relationship wherein the Company would primarily provide geothermal brine from any of its geothermal power projects; and assistance in developing Simbol’s technology, a demonstration facility, and its first commercial facility and, if applicable, other additional mineral extraction facilities (the Services). Each party is responsible for their own costs related to these cooperative activities. The Development Agreement terminates 12 years after the effective date and automatically renews for an additional 5 year period unless notice of termination is provided by one of the parties.

The Development Agreement provides for the cooperation of the parties in such a way as to allow Simbol to pursue development, testing, analysis, design, construction and operation of commercial facilities utilizing their mineral extraction technology (Simbol Technology) which is still under development. The Simbol Technology is essentially intended to extract certain valuable minerals such as lithium, manganese and zinc from the geothermal brine.

Under the terms of the agreement, on April 13, 2010, the Company, in return for providing the Services received a warrant for the purchase of shares of Simbol’s common stock. The warrants are exercisable upon the achievement of certain milestones by Simbol specified in the Development Agreement. In addition, the Company is to receive a negotiated royalty payment of the gross proceeds of any mineral sales.

The Company did not record any gain or loss on the warrants as they were determined to have minimal value at the issuance on April 13, 2010 and as of December 31, 2012 and 2011 due to the significant development risks facing both the Simbol Technology and the Project’s construction and resource viability.

9. Members’ Equity

Pursuant to the Amended and Restated Operating Agreement (the Operating Agreement), the Company will continue until the earliest of (a) a term of 99 years after October 5, 2005; (b) the unanimous decision of the Members, or (c) an event of dissolution. The Company’s net earnings or losses are allocated to the Members’ equity accounts in accordance with distribution provisions of the Operating Agreement. Such allocations are

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

essentially done in proportion to each Member’s pro rata share of membership units owned, subject to certain preferences based on class of membership unit owned. The Members are not liable for any amount in excess of their respective capital contributions and are not liable for any of the debts and losses of the Company, except to the extent that a liability of the Company is founded upon results from an unauthorized act or activity of such Member.

The Operating Agreement specifies three classes of Membership units: Class A, Class B, and IUs (see Note 5), each with different rights to profits, losses, and cash distributions. Class A Units include a right to vote, consent and approve and otherwise participate in the management of the Company. Class B Units and the Incentive Units are non-voting. The Class B member units have a $4 million priority cash distribution over the Class A units. After such priority distribution to the Class B member is met, the remaining profits or losses of the Company will be distributed to the Class A members. For purposes of cash distributions, IUs are included with the Class A member units.

The Class A Preferred Units issued to Fuji shall not receive any allocation of LLC profits and losses, and shall not receive any distributions from the LLC except the principal and interest payments. Class A Preferred units are non-voting units, and only have the right to receive preferred interest payments in the amount of 10% per annum. Class A Preferred Units do not participate in income allocation or distributions to Class A and Class B Units.

On May 13, 2010, the Company issued GGE 3,841,625 Class A member units and 1,000 Class B member units in return for an equity contribution of $4 million in cash. The Company is governed by a Management Committee consisting of three representatives with equal representation from each of the Members. All allowable acts of the Management Committee require a majority vote of the Members.

During the year ended December 31, 2012, HA, Catalyst, and GGE made $3,504,000, $3,144,000, and $1,752,000 in cash contributions to the Company, respectively. During the year ended December 31, 2011, HA, Catalyst, and GGE made $4,737,000, $2,695,000, and $2,368,000 in cash contributions to the Company, respectively.

As of December 31, 2012, HA, Catalyst, GGE and the IU owners owned approximately 40%, 36%, 20%, and 4% of the Class A member units, respectively, As of December 31, 2011, HA, Catalyst, GGE and the IU owners owned approximately 41%, 36%, 20%, and 3% of the Class A member units, respectively. As of December 31, 2012 and 2011 GGE owned 100% of the Class B member units.

During the year ended December 31, 2012, the Company made distributions to HA, Catalyst, and GGE of $14,737,000, $13,222,000, and $12,146,000, respectively. There were no distributions made during the year ended December 31, 2012.

The period of existence of the Company commenced on the formation date and shall end 99 years from such date unless the Company is dissolved in accordance with the provisions of the Operating Agreement. The Company shall be dissolved on the first to occur of the following events:

(i)	The expiration of the term

(ii)	The unanimous consent of the members to dissolve the Company

EnergySource LLC

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

(iii)	The disposition of all or substantially all of the Company’s business and assets

(iv)	An event of dissolution

10. Redeemable Preferred Units

Effective April 20, 2012, the Company entered into a transaction with Fuji Electric Power Corporation (Fuji) whereby Fuji invested into HRII at specified amounts and dates ranging between June 2012 and October 2012 (Fuji Investment), which will be used by HRII as a source of funding for resource verification purposes. In exchange, Fuji became a Class A Preferred Member of HRII and received Class A Preferred Units entitled to certain interest and principal repayments. The Class A Preferred Units from Fuji prior to the close of the HRPII construction financing, the Class A Preferred Units are mandatorily redeemable by HRII at their face value on the fifth anniversary of the date on which the last capital contribution is made by Fuji under its investment commitment (November 26, 2017). This redemption is contingent upon other provisions, which provide for the optional rights to EnergySource (the Class A Member) to purchase the Class A Preferred Units from Fuji at any time subject to prepayment premium, or which obligate HRII to repurchase the Class A Preferred Units from Fuji prior to the close of the HRPII construction financing. The Company accounts for the Class A Preferred Units as a liability in accordance with ASC 480-10-25 as they are (i) mandatorily redeemable by the company (ii) redemption is outside the control of the company and (iii) the redemption price is determinable. Accordingly, certain costs incurred in securing the investment have been classified as Deferred Financing costs within the statement of financial position and the quarterly payments are classified as interest expense. Fuji receives preferred quarterly payments compounded annually on its aggregate unreturned capital contributions. During the year ended December 31, 2012, the Company paid Fuji $200,000 in interest under this agreement.

The Company accounts for the Class A Preferred Units as debt in accordance with ASC 480-10-25 as they are (i) mandatorily redeemable by the company (ii) redemption is outside the control of the company and (iii) the redemption price is determinable. Accordingly, $250,000 of costs incurred in securing the Fuji investment have been classified as Deferred Financing costs within the statement of financial position and amortized into plant construction in progress on a straight-line basis over the estimated life of the Fuji investment.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Hudson Ranch I Holdings LLC

We have audited the accompanying financial statements of Hudson Ranch I Holdings LLC (a limited liability company) (the Company), which comprise the statements of financial position as of December 31, 2012 and 2011, and the related statements of operations and comprehensive loss, members’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hudson Ranch I Holdings LLC at December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

April 3, 2013

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

STATEMENTS OF FINANCIAL POSITION

	December 31
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$4,417	$2,624,841
Restricted cash	5,000,361	1,046,876
Accounts receivable	—	1,170
Receivables from affiliates	1,763	—
Prepaid expenses and short-term deposits	—	3,338,128

Total current assets	5,006,541	7,011,015

Land	—	489,876
Prepaid insurance and deposit	—	9,656
Office equipment, net	—	10,037
Plant construction in progress	—	352,043,379
Deferred financing costs, net		11,454,884

Total assets	$5,006,541	$371,018,847

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$34,649	$13,380,369
Payables to affiliates	148,814	20,275,599
Provision for environmental remediation	—	422,311
Derivative—interest rate swaps	—	33,170,048
Construction loan payable—short-term	—	36,177,000

Total current liabilities	183,463	103,425,327

Distributions in excess of earnings for investment in unconsolidated entity	113,589,751	—
Construction loan payable	—	204,907,000
Payable to affiliates long-term	—	437,241

Total liabilities	113,773,214	308,769,568

Members’ equity (deficit)	(108,766,673)	62,249,279

Total liabilities and members’ equity (deficit)	$5,006,541	$371,018,847

See accompanying notes.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31
	2012	2011
Revenues:
Electricity	$27,432,360	$—

Net revenues	27,432,360	—
Operating expenses:
General and administrative	1,717,278	2,116,517
Plant operating expenses	10,605,298	—
Depreciation and amortization	6,062,047	—

Total operating expenses	18,384,623	2,116,517

Operating income (loss)	9,047,737	(2,116,517)

Interest (expense) income	(9,305,056)	6,859
Other financing costs	(9,523,413)	—
Other—non operating income (expense)	898,166	(38,165)
Gain on investment in HR Holdings	1,562,738	—
Loss on interest rate swaps	(20,385,052)	(24,011,100)

Net loss and comprehensive loss	$(27,704,880)	$(26,158,923)

See accompanying notes.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

	GeoGlobal U.S. EnergySource LLC	EnergySource LLC	Total Members’ Equity
Balance at December 31, 2010	$75,513,184	$12,895,018	$88,408,202
Net loss and comprehensive loss	(18,747,208)	(7,411,715)	(26,158,923)

Balance at December 31, 2011	56,765,976	5,483,303	62,249,279
Distributions	(102,706,268)	(40,604,804)	(143,311,072)
Net loss and comprehensive loss	(19,855,143)	(7,849,737)	(27,704,880)

Balance at December 31, 2012	$(65,795,435)	$(42,971,238)	$(108,766,673)

See accompanying notes.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2012	2011
Operating activities
Net loss	$(27,704,880)	$(26,158,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on interest rate swaps	20,385,052	24,011,100
Depreciation and amortization	6,062,047	2,164
Amortization of deferred income	(897,987)
Amortization of deferred financing fees	1,580,910
Write-off of deferred financing costs	8,772,249
Loss on investment in HRTE Holdings	(1,562,738)
Changes in operating assets and liabilities:
Restricted cash	(39,807,892)	(6,738)
Accounts receivable	(4,287,748)
Prepaid expenses and short-term deposits	(62,763)	(172,423)
Spare parts Inventory	(812,927)
Accounts payable and accrued expenses	2,115,238	(91,702)
Payable to (receivable from) affiliates, net	(19,868,384)	(268,155)

Net cash used in operating activities	(56,089,823)	(2,684,677)

Investing activities
Purchases of plant and construction in progress	(18,329,697)	(191,966,937)
Cash grant received	102,086,944
Decrease in cash due to deconsolidation of HRTE Holdings	(369,445)
Distributions from HRTE Holdings and HRP	103,252,000
Chevron Transaction costs	(2,541,361)
Purchases of furniture and fixtures	—	(11,291)
Prepaid insurance and deposits, long-term	—	(2,500)
Due to affiliates, long-term	—	125,713

Net cash provided by (used in) investing activities	184,098,441	(191,855,015)

Financing activities
Distributions to members	(143,311,072)	—
Proceeds from notes payable	312,375,000	—
Repayment of construction loans	(299,034,000)	—
Repayment note payable to affiliate	(356,090)
Debt financing costs	(4,697,780)	(133,308)
Proceeds from construction loan payable	57,950,000	191,942,000
Settlement of derivative liability	(53,555,100)	—

Net cash provided by (used in) financing activities	(130,629,042)	191,808,692

Net increase (decrease) in cash and cash equivalents	(2,620,424)	(2,731,000)
Cash and cash equivalents, beginning of period	2,624,841	5,355,841

Cash and cash equivalents, end of period	$4,417	$2,624,841

Supplemental disclosure of cash flow information
Interest paid, including settlements from interest rate swaps	$9,305,056	$7,469,136

Noncash investing activities
Transfers from construction in progress to property, plant and equipment	$350,850,100	$—

Transfers from prepaid expense to property, plant and equipment	$190,071

Construction payable related to purchases of property, plant, and equipment	$2,691,079	$1,134,090

Accounts payable related to plant and construction in progress	$6,574,375	$3,762,049

Amortization of deferred financing costs included in construction in progress	$1,101,725	$6,448,479

Deconsolidated net equity of HRTE Holdings	$14,441,850	$—

See accompanying notes.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012

1. Description of Company and Nature of Operations

Hudson Ranch I Holdings, LLC (HR Holdings), a limited liability company, was formed on April 26, 2010 (inception) by EnergySource LLC (ES) to hold the interests of Hudson Ranch Power I, LLC (HRP or the Project). HRP is a limited liability company, incorporated on May 12, 2006, by ES to develop, construct, and operate a 49.9-megawatt geothermal power generation plant located in Calipatria, California. HR Holdings received the full ownership interest in HRP from ES on May 13, 2010 (the Transaction Date), as part of a larger financing transaction (the May 2010 Financing) described in Note 6. At the same time, HR Holdings admitted a new member, GeoGlobal U.S. EnergySource LLC (GGE). HR Holdings is jointly owned by ES and GGE (collectively, the Members) and is governed by a management committee with equal representation from each of the Members. Site construction on the Project began in May 2010, and the power plant was placed in service on March 26, 2012 (In-Service Date), with depreciation of the plant assets starting on April 1, 2012. For the years prior to December 31, 2012, the Company was considered to be in the development stage prior to the plant being placed in service.

In August 2012 in conjunction with the refinancing of the HRP construction loan HR Holdings contributed 100% of its interest in HRP into Hudson Ranch TE Holdings LLC (HRTE Holdings), a wholly owned subsidiary (HRTE Transaction). On September 26, 2012 (Chevron Transaction Date), Chevron Hudson Ranch I, LLC (Chevron), contributed $99,500,000 to HRTE Holdings in exchange for a non-controlling equity interest in HRTE Holdings (Chevron Transaction). As a result of the Chevron Transaction, Chevron gained participation rights in HRTE Holdings and HR Holdings no longer controlled by HRTE Holdings. In accordance with applicable accounting guidance the HRTE transaction qualifies as a transfer of real estate for financial reporting purposes and was required to deconsolidate HRTE Holdings. As of the Chevron Transaction date the Company is required to account for its investment in HRTE Holdings under the equity method of accounting. In addition, due to the Company’s continuing involvement in HRTE Holdings, the accounting rules precluded the Company from recording a gain upon deconsolidation. Following the Chevron Transaction HRTE Holdings made a significant cash distribution to the Company causing the Company’s investment to become negative. This investment is shown on the statement of financial position as distributions in excess of earnings within long-term liabilities.

As of December 31, 2012, HRTE Holdings is jointly owned by HR Holdings and Chevron. The consolidated assets and liabilities of HRTE Holdings as of the Chevron Transaction Date, were as follows:

(in thousands)
Cash and restricted cash	$36,224
Current assets	7,197
Long-term assets	370,451
Accounts payable and accrued expenses	(9,735)
Current maturities of long-term notes	(2,718)
Deferred income	(101,189)
Asset retirement obligation	(5,015)
Notes payable long-term	(309,657)

$(14,442)

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The accompanying statements of operations and cash flows include the activities of HRP through Chevron Transaction Date. The Company evaluated subsequent events through April 3, 2013, the date on which these financial statements were available to be issued.

2. Significant Accounting Policies

Accounting Estimates

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investment instruments with an original maturity of three months or less at the purchase date.

Fair Value of Financial Instruments

The carrying amounts of the financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and accounts payable to affiliates, approximate fair value due to the short maturities of these financial instruments.

Restricted Cash

Restricted cash at December 31, 2012 and 2011, consisted of $5,000,000 and $1,047,000, respectively. The 2012 amounts are being held in an escrow account as part of the Chevron Transaction. As a condition of Chevron’s investment in HRTE Holdings the Company agreed to the establishment of a $5.0 million escrow account. The escrow account is to secure the Company’s obligations under the HRTE Holding’s limited liability operating agreement primarily for a cause event or recapture event as those terms are defined therein. The 2011 restricted amounts were in certificates of deposit held with a bank to secure the issuance of performance bonds to local and governmental authorities pursuant to various laws and permits.

Revenue Recognition

The Project began generating revenues when the power plant was placed in service in March 2012. As such, the Company’s revenues and accounts receivable are derived primarily from the sale of electrical energy under a Power Purchase Agreement (PPA) with Salt River Project Agricultural Improvement and Power District (SRP), with a term through March 26, 2032. Pursuant to the PPA, SRP is obligated to purchase and the Project is obligated to sell all power generated by the Project up to a maximum production level as specified in the PPA. The price to be paid for energy was derived by a formula as agreed to by the parties and is based on certain specific costs required to construct the Project (Base Price). The Base Price is adjusted seasonally in accordance with the PPA and contains annual indexed escalation provisions.

In accordance with accounting guidance, HRP is required to account for the PPA as an operating lease. All payments received under the PPA represent contingent rentals. Lease revenue is recognized on a units of production basis as electrical power is generated and supplied to SRP. The revenues generated prior to the In-service date of $2,369,000 were offset against the cost of the Plant assets.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company’s future revenues are contingent upon the sale of energy to SRP pursuant to the PPA. The loss of SRP as an energy off-taker would have a material adverse effect on the financial results of the Company.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited with a limited number of financial institutions in the United States. The balances held at any one financial institution may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits. The Company currently has accounts with only one major financial institution.

Deferred Financing Costs

Deferred financing costs are recorded at cost and include costs relating to undertaking debt financing activities.

In connection with entering into the Construction Loan Credit Agreement in May 2010 (see Note 5), the Company incurred approximately $19.4 million in deferred financing costs. Deferred financing costs were allocated between Tranche A and Tranche B of the construction loan (Note 5) based on their relative commitment amounts and amortized on a straight-line basis over a two-year term for the Tranche B portion of the debt and a seven-year term for the Tranche A portion of the debt. For Tranche A, the amortization period represents the combined terms of the construction and term loans under the Construction Loan Credit Agreement. The amortization during the construction period through the In-service Date was included in the Project’s construction in progress. As of December 31, 2011, the Company had expected to convert the construction loan into a term loan. Upon that conversion, the remaining deferred financing costs related to Tranche A were to be amortized over the remaining life of the debt under the interest method of accounting and included in interest expense on the statements of operations.

Deferred financing costs of $6.4 million has been amortized and capitalized as construction in progress for the year ended December 31 2011. For the period from January 1, 2012 to September 26, 2012, $1.1 million has been amortized and capitalized as construction in progress and $1.6 has been recorded as interest expense. On August 31, 2012, the Company repaid the outstanding balance on the Tranche A loan. The unamortized balance of the Tranche A deferred financing costs as of the August 31, 2012 repayment date in the amount of $8.8 million was written off and reflected in other financing costs in the accompanying 2012 statement of operations.

In connection with entering into the Note Purchase Agreement on August 31, 2012 (see Note 5), the Company incurred approximately $5.4 million in financing costs, of which $625,000 were accounted for as a discount on the notes payable (Note 5) and reported as an offset to the notes payable balance on the Company’s balance sheet. These costs are being amortized over the term of the loan using the effective interest method. For the period from January 1, 2012 through September 26, 2012, amortization related to these deferred financing costs totaled $19,000, and was included in interest expense in the accompanying 2012 statement of operations.

In connection with the contribution of members’ interest to HRTE Holdings (see note 7), the Company incurred approximately $2.5 million in financing costs.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Property and Equipment, Including Plant Construction in Progress

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Depreciation starts on the first of the month following the date assets, or major components thereof, are placed in service. Additions, refurbishment of major equipment and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance that do not meet this criteria are expensed as incurred. Interest, amortized deferred financing costs, and commitment fees incurred during the construction period are capitalized in connection with the construction of major facilities. These costs are capitalized and recorded as part of the asset to which they relate and will be amortized over the asset’s estimated useful life when the related asset is placed in service

As of December 31, 2011, property, plant, and equipment consisted primarily of construction in progress on the Project and totaled $352.0 million, which had not been placed into service.

Depreciation of the power plant commenced on April 1, 2012. As of the Chevron Transaction Date, property, plant, and equipment net of depreciation totaled $364.6 million. This consists of gross property, plant and equipment of approximately $370.4 million, consisting primarily of the power plant, and accumulated depreciation of approximately $5.8 million. Total interest capitalized for the years ended December 31, 2012 and 2011, was $4.0 million and $7.5 million, respectively. Included in these amounts are settlements from the interest rate swap agreements of $0.7 and $2.2 million, respectively. Property, plant, and equipment also included the amortization of deferred financing costs of $1.1 and $6.4 million, for the years ended December 31, 2012 and 2011, respectively. Depreciation expense for the period from April 1, 2012 through the Chevron Transaction Date totaled $5.8 million.

Long-Lived Assets

The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be sold are reported at the lower of the carrying amount or the fair value less costs to sell. Based on an evaluation of existing long-lived assets and identifiable intangibles, the Company determined that no impairment of long-lived assets existed as of December 31, 2012 and 2011.

Intangible Assets

Intangible assets consist of origination fees related to the PPA with SRP in the amount of $1,193,000. Under the applicable accounting for leases these fees are recognized on a straight line basis starting on the In-service Date and continuing over the non-cancellable term of the PPA of 30 years. The Company recorded amortization of $20,000 for the period from January 1, 2012 to September 26, 2012. All intangible assets were contributed to HRTE on August 31, 2012 as part of the HRTE transaction.

Provision for Environmental Remediation

The Company has an obligation to perform certain cleanup of mud sumps associated with geothermal wells as required by the provisions of an environmental permit and land lease. The Company records a provision for costs associated with environmental remediation obligations in the period in which they are incurred. Costs

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

incurred in connection with the construction of a facility are capitalized as construction in progress. The liability for the obligation represents the Company’s best estimate of the expenditure to settle the obligation or to transfer the obligation to a third party as of the balance sheet date. As of December 31, 2011, the Company estimated it will incur $422,000 to complete the cleanup. This amount was capitalized to construction in progress during 2011 and $8,000 of this liability was settled in 2012.

Asset Retirement Obligation (ARO)

The Company accounts for its obligation to dismantle the power plant and restore the site to its original condition as required by provisions of the conditional use permit granted by the county and certain geothermal lease agreements. The Company recorded an ARO of $4,855,000 at the In-service Date. A liability for the fair value of the asset retirement obligation (which represents the cost for removal of the power plant and remediation of the land) has been recognized in the period in which it was incurred, with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the property and equipment. The asset retirement cost is subsequently amortized on a straight-line basis over the 30-year average estimated useful life of the Plant assets. Changes in the asset retirement obligation resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense. Changes resulting from revisions to the timing or amount of the original estimates of cash flows are recognized as an increase or a decrease in the asset retirement cost and asset retirement obligation.

The fair value of the cost to dismantle the power plant was based on current estimated costs to perform the dismantlement. An inflation rate of 3.0% and market risk premium of 10% were used to determine the total fair value of the cost to dismantle the power plant at the end of the land lease agreements. This inflated cost was discounted to the present value of the ARO using a discount rate of 6.75%, which reflects the current market assessments of the time value of money and the risks specific to the obligation.

The following table presents a reconciliation of the ARO Balance:

2012
Balance at December 31, 2011	$0
Plant liability	4,855,000
Accretion expense	160,000
Balance at September 26, 2012	$5,015,000

Investment in Unconsolidated Affiliates

HRTE Holdings net earnings or losses are allocated to the Members’ equity accounts in accordance with the allocation provisions of the LLC Agreement.

The HRTE LLC Agreement calls for the allocation of profit and loss on an income tax basis. In addition, cash is distributed and other benefits allocated in varying amounts throughout the life of the Company. Therefore, the members’ interests in the Company are not fixed, and the Company applies the Hypothetical Liquidation at Book Value (HLBV) method in allocating book profit and loss to the members. The HLBV method is consistent with the principles set forth in ASC Topic 323-970, Investments—Equity Method and Joint Ventures, Real Estate. The HLBV method measures the amount of cash that each member would receive at each

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

reporting date upon a hypothetical liquidation of the Company at the net book value of its underlying assets. The change in the amount of cash that each member would receive at the reporting date and the previous reporting date represents the amount of profit or loss allocated to each member for the reporting period, taking into account the distributions received during the reporting period.

Significant aspects of the HRTE LLC Agreement are detailed below:

Tax Allocations

Taxable income is allocated to the Class A Member (HRH) and the Class B Member (Chevron) in the ratio of 1% to 99% until the “flip point” has been reached. The flip point is defined in the LLC Agreement as the date the Class B Member has received a certain after-tax return, as set forth in the LLC Agreement. Thereafter, taxable income is allocated to the Class A Members and the Class B Member in the ratio of 95% to 5%, respectively.

Cash Distributions

Available cash, as defined in the LLC Agreement, is distributed to the Class A Member and the Class B Member in the ratio of 12.6% to 87.4%, until the flip point. Thereafter, available cash is distributed to the Class A Members and the Class B Member in the ratio of 95% to 5%, respectively. The distribution ratios are subject to certain modifications as set forth in the LLC Agreement.

Management

Management of the HRTE is vested in the managing member, which is currently HR Holdings. However, certain actions, such as the incurrence of indebtedness, the sale of membership interests, the incurrence of expenditures, the execution of the operating budget, and others as set forth in the LLC Agreement, must be approved by approval of a majority of all members, as also set forth in the LLC Agreement.

Purchase Option —

HR Holdings or any other EnergySource LLC (ES) affiliate, will have the right to reacquire all of the outstanding Class B membership interests at any time during the twelve month period following the first day after the end of the quarter in which the Flip Point occurs, but not earlier that the fifth anniversary after the Project was placed in service (March 26, 2012); the fifteenth anniversary after the Project was placed in service; the twentieth anniversary after the Project was placed in service, as set forth in the LLC Agreement. The exercise price will be the higher of fair market value of the class B membership interests on the date of the purchase and the Minimum Purchase Price. The Minimum Purchase price is an amount that allows the Class B Member to earn the greater of the Internal Rate of Return achieved by the Class B Member on the Purchase Option exercise date, as if any outstanding Accumulated Deficit Balance that accrued after the Flip Point had been reduced to zero on the Purchase Option exercise date by a hypothetical distribution of cash to the Class B Member and the Class B Member’s Base Case Internal Rate of Return of 20%, as also set forth in the LLC Agreement. The Company concluded that the purchase option does not meet the definition of a derivative under the derivative guidance and is not subject to bifurcation and separate accounting on HRTE’s financial statements. The following table summarizes the financial information of HRTE Holdings as of and for the period from September 26, 2012 to December 31, 2012:

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2012
Revenues	$17,215,129
Operating income	6,040,626
Net income	615,046
Company’s share of net income	1,562,742

Assets
Current assets	$34,166,324
Noncurrent assets	368,005,449

Total assets	$402,171,773

Liabilities
Current liabilities	$9,393,070
Noncurrent liabilities	413,045,705

Total liabilities	$422,438,775

Members’ equity (deficit)
Outside Member’s equity	$95,864,110
Company’s share of (deficit)	(116,131,112)

Total Members’ (deficit)	$(20,267,002)

Government Grant

The Company records grants received from the government that are related to depreciable assets as deferred income. The deferred income is then amortized into other income over the useful life of the assets to which the grant is related.

In June 2012, the Project received a cash grant from the United States Treasury under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009 (the Act) related to the Project (the Cash Grant). The grant represented 30% of qualified costs of the Plant, as defined by the Act, and totaled $102,087,000. The deferred income amount related to the Cash Grant will be amortized into other income on a straight-line basis, over the remaining useful life of the Plant assets of approximately 30 years. For the period from June, 2012 through September 26, 2012, amortization of the grant totaled $898,000.

In order to comply with the Act, the Project must provide to the United States Treasury a project performance report on an annual basis, for a period of five years after the property is placed in service. Information included in this report includes number of jobs retained and annual production data. If the property is disposed of within five years from the date the power plant is placed in service, the grant is subject to recapture rules, as set forth in the Act.

Derivatives—Interest Rate Swaps

Derivative liability recorded as of December 31, 2011 is related to interest rate swaps. In May 2010, the Company entered into a series of derivative transactions in order to manage the exposure to interest rate risk on the construction loan (2010 Interest Rate Swaps). The 2010 Interest Rate Swaps were entered into with the participants to the Construction Loan Credit Agreement (as discussed in Note 5) to manage interest rate risk by limiting the interest rate exposure on the underlying financing. These interest rate contracts had an initial notional

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

amount of $172.7 million, were based on LIBOR (U.S. dollar) rates, range in maturity from one to three months, and were to extend through September 29, 2027. The notional amounts for the one-month swaps was to increase through their term on June 29, 2012. The notional amounts on the three-month swaps was to increase through June 29, 2018, and then decrease afterward through their term on September 29, 2027. The interest rate on the one-month swap contracts, which extend through June 29, 2012, was set at 1.68%. The interest rate on the three-month swap contracts for the period of June 30, 2012 through September 29, 2027, was set at 4.84%. Under the accounting standards on derivatives and hedging, the Company recognizes all derivatives, except those designated as a normal purchase or normal sale at inception, as either assets or liabilities on the balance sheet and measures those instruments at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. Gains and losses related to cash flow hedges are recognized in other comprehensive income. Gains or losses on derivatives that do not qualify for hedge accounting are recognized as interest expense.

The accounting standards on derivatives and hedging enable companies to designate qualifying derivatives as hedging instruments based on the exposure being hedged. These hedge designations mainly include fair value hedges and cash flow hedges. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge are recognized in earnings as offsets to the changes in fair value of the exposure being hedged. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are deferred in accumulated other comprehensive loss and are recognized into earnings as the hedged transactions affect earnings. Any ineffectiveness is recognized in earnings immediately. The ineffective portion is recognized as interest expense for interest rate hedges.

The hedging relationships under the 2010 Interest Rate Swaps are ineffective and do not qualify for hedge accounting. The accounting standards on derivatives and hedging enable companies to designate qualifying derivatives as hedging instruments based on the exposure being hedged. These hedge designations mainly include fair value hedges and cash flow hedges. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge are recognized in earnings as offsets to the changes in fair value of the exposure being hedged. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are deferred in accumulated other comprehensive loss and are recognized into earnings as the hedged transactions affect earnings. Any ineffectiveness is recognized in earnings immediately. The ineffective portion is recognized as interest expense for interest rate hedges. The hedging relationships under the 2010 Interest Rate Swaps are ineffective and do not qualify for hedge accounting. As of December 31, 2011, the Company was in a $33.2 million liability position on its derivative instruments, reported in current liabilities on the 2011 statement of financial position. The one-month swaps expired at their maturity on June 29, 2012. On August 31, 2012, in conjunction with the early repayment of the construction loan (see Note 5), the Company terminated the three-month swaps by making a payment of $53.6 million. The change in the fair value of the 2010 Interest Rate Swaps for the period from January 1, 2012 to September 26, 2012 and for the year ended December 31, 2011, was $20.4 million and $24.0 million, respectively, and was recognized as a loss on derivatives in the Company’s statements of operations.

Income Taxes

The Company is not subject to federal and state income taxes and, accordingly, has not provided for income taxes in the accompanying financial statements. The members are required to report their proportional share of gains, losses, credits, or deductions on their individual income tax returns.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company applies accounting guidance with respect to how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. This guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Management of the Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. The Company has had no examinations in progress, none are expected at this time, and the years 2008 through 2012 are still open. As of December 31, 2012 and 2011, there is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of other expense. There was no accrued interest and penalties as of December 31, 2012 and 2011.

Recent Accounting Pronouncements

In May 2011, the FASB issued authoritative guidance regarding common fair value measurements and disclosure requirements in U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable inputs. This guidance is effective for annual periods beginning after December 15, 2011. The Company does not expect that the adoption of this standard will have a material impact on its financial position or results of operations. In February 2013 the FASB issued an amendment to this guidance, to be effective immediately, to clarify that nonpublic entities are not required to disclose the level of fair value hierarchy for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. This guidance was effective immediately. The Company adopted this guidance beginning on January 1, 2012. The adoption of this guidance did not affect the Company’s financial position, results of operations, or cash flows

3. Fair Value Measurements

The Company accounts for fair value measurements under Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures (ASC 820). ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets.

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

In determining the fair value of the financial instruments, management considers the source of observable market data inputs, the liquidity of the instrument, the credit risk of the counterparty to the contract, and the Company’s own risk of nonperformance.

When deemed appropriate, the Company manages risk from interest rate fluctuations through the use of derivative financial instruments. The 2010 Interest Rate Swaps are interest rate swaps that establish a fixed rate on variable-rate debt. The fair value of the 2010 Interest Rate Swaps was determined using support of a third-party specialist and is based on observable inputs, including interest rate curves, as well as unobservable inputs, such as the Company’s and its counterparties’ credit spread. The primary pricing inputs used in determining the fair value of the interest rate swaps are forward LIBOR curves with the same duration as the instrument as reported in published information provided by pricing services. For each derivative, the projected forward curves are used to determine the stream of cash flows over the remaining term of the contract. The cash flows are then discounted using a spot discount rate to determine the fair value. In certain instances, the published curve may not extend through the remaining term of the contract, and management must make assumptions to extrapolate the curve, which results in the use of unobservable inputs. The value of the 2010 Interest Rate Swaps was adjusted for the non-performance risk of the parties to the contract or credit valuation adjustment for contracts, which is based on unobservable inputs. As a result, the derivative liability related to the 2010 Interest Rate Swaps was categorized as Level 3. The 2010 Interest Rate Swaps either expired or were settled during 2012. As such, the Company had no derivative liability at the Chevron Transaction Date.

The following tables present the financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2012 and 2011, by level within the fair value hierarchy.

	Assets and Liabilities With Recurring Fair Value Measures As of December 31, 2012
	Carrying Value	(Level 1)	(Level 2)	(Level 3)
	(In Thousands)
Assets
Money market funds(1)	$5,000	$5,000	$—	$—

Total	$5,000	$5,000	$—	$—

(1)	Included in restricted cash on the consolidated statement of financial position

	Assets and Liabilities With Recurring Fair Value Measures As of December 31, 2011
	Carrying Value	(Level 1)	(Level 2)	(Level 3)
	(In Thousands)
Assets
Certificates of deposit(1)	$1,047	$1,047	$—	$—

Total	$1,047	$1,047	$—	$—

Liabilities
Derivative liability	$33,170	$—	$—	$33,170

Total	$33,170	$—	$—	$33,170

(1)	Included in restricted cash on the consolidated statement of financial position

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The following table presents a reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

Balance at December 31, 2011	$33,170
Change in fair value of derivative liability reported in the consolidated statement of operations(1)	20,385

Settlement of derivative liability	(53,555)

Balance at September 26, 2012	$—

(1)	See Note 2, Derivatives — Interest Rate Swaps, for further information regarding the classification of gains and losses included in earnings in the consolidated statements of operations.

4. Related-Party Transactions

Equity Placement Fee

Pursuant to the Equity Placement Fee Agreement between the Company and Hannon Armstrong Capital, LLC (HA), an affiliate, executed May 13, 2010, the Company is required to pay HA a fee equal to 5% of any equity infusion completed through HA’s efforts. During the year ended December 31, 2010, the Company received two equity infusions aggregating $90 million and thereby owed HA $4.5 million. On May 13, 2010, the Company paid HA $4,224,501 and issued a note payable for $275,499. The note is payable on or before May 12, 2013, plus interest. The note amount of $275,499, plus interest of $114,260 was paid off in September 2012.

Financial Services Agreement

Pursuant to the August 15, 2012 amended and restated financial services agreement between the Company and Hannon Armstrong Securities LLC (“HA Securities”), an affiliate, HA Securities is to provide the Company certain services related to the placement of debt or equity securities. In accordance with this agreement the Company paid HA Securities $3.1 million for financial services related to the HRTE Transaction.

Development Fee Agreement

On May 11, 2010, HRP entered into a Development Fee Agreement with HA and Catalyst Geothermal, LLC (collectively, the Developers) in consideration for the development services provided to the Company prior to obtaining Project financing. The Company shall pay the Developers a fee of $10 million each, to the extent that there are funds available from the construction loans after taking into account the payment of all Project costs through the earlier of (i) the term conversion of the construction loans or (ii) December 31, 2012. Such payment shall be made on the earlier of the date of substantial completion of the Project as that term is defined in the Credit Agreement (see Note 5) or one business day prior to the placed-in-service date as that term is defined in the Credit Agreement. The Company has recorded a $20 million development fee payable to related parties, which was capitalized in 2010 and included in construction in progress. The amount was included in payables to affiliates and development fee payable to affiliates in December 31, 2011. The Company paid the $20 million to Developers in 2012.

Debt Placement Fee

Pursuant to the Debt Placement Fee Agreement between the Company and HA executed on May 13, 2010, the Company paid HA $3 million. This amount represents 1% of the initial non-recourse debt placed by HA under the Credit Agreement (Note 5). The amount was included in deferred financing costs (discussed in Note 2). In 2012, the Company recorded $1.5 million payable to HA in connection with the Chevron transaction.

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Project Management Agreement

On May 11, 2010, ES and the Company executed a fee agreement whereby ES would provide project management and administrative services to the Company. The agreement expires with the expiration of the PPA with SRP or anytime at the Company’s discretion without having to show cause. During the construction phase of the contract (period prior to commercial operation), the monthly fee is $106,000 per month. After the construction period ends, the fee is reduced to $64,333 per month. During the period from January 1, 2012 to September 26, 2012 and the year ended December 31, 2011, the total payments made to ES pursuant to this agreement amounted to $641,000 and $1,272,000, respectively. During period from January 1, 2012 to September 26, 2012 and the year ended December 31, 2011, $95,000 and $500,000, respectively, were capitalized as a direct cost of construction. The remaining amounts of $546,000 and $772,000 were expensed as a general and administrative expense for period from January 1, 2012 to September 26, 2012 and the year ended December 31, and 2011, respectively. There were no payable balances under this agreement as of December 31, 2011.

Operations and Management Agreement

On September 30, 2009, HRP and Hudson Ranch Energy Services LLC (HRES), a subsidiary of ES, entered into an Operations and Maintenance Agreement. Pursuant to this agreement, HRES is to provide various services for the mobilization, operation, and maintenance of the Project. As compensation for such services, the Company is obligated to reimburse HRES for all costs incurred in providing the services plus a Base Fee annually. The Base Fee is payable in equal monthly installments commencing on the Commercial Operations Date as defined therein and is subject to annual escalation. In addition, HRES is subject to meeting certain performance criteria that could positively or negatively impact the Base Fee. Prior to the Commercial Operations Date, HRES is to provide various services required to prepare the Project for start-up and steady operations. During this period of time, the Company is obligated to reimburse HRES for all costs and labor incurred in providing these services, up to a maximum of $1.6 million, increased by amendment to $3 million in November 2011. For the period from January 1, 2012 to September 26, 2012 and the year ended December 31, 2011, HRES billed the Company $3.7 million and $1.6 million, respectively. During 2012 and 2011, approximately $0 and $838,000 of this amount was capitalized into construction in progress, respectively. The remaining amounts of $3.7 million and $770,000 were expensed as Plant Operations for period from January 1, 2012 to September 26, 2012 and the year ended December 31, 2011, respectively. There were no payable balances under this agreement as of December 31, 2011.

General and Administrative Costs

During the year ended December 31, 2012 and 2011, the Company incurred certain general and administrative costs aggregating $380,000 and $318,000, respectively, paid for by ES and included with other amounts payable to affiliates. Of these amounts, $0 and $249,000 is included in payables to affiliates as of December 31, 2012 and 2011, respectively. At December 31, 2012 amounts payable to HRPI was $84,000 and payable to ES $64,000.

5. Debt Financing

Construction Loan

In May 2010, HRP entered into a credit agreement (the Construction Loan Credit Agreement or Credit Agreement) with a group of banks in order to finance the construction of the Project. The Credit Agreement provided for an aggregate of approximately $300.2 million in construction loan and term financing. The

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

construction loan consisted of a Tranche A commitment of $204.9 million and a Tranche B commitment estimated at $95.3 million. The Tranche B portion was dependent upon certain eligible construction and drilling costs associated with the Cash Grant, and could not exceed $95.3 million, and was due in full on December 30, 2012. As of December 31, 2011, the Company had drawn $204.9 million on Tranche A and $36.2 million on Tranche B. The amounts drawn upon under the construction loan were eligible for conversion into a term loan upon the attainment of certain conditions precedent, but no later than December 30, 2012. If not converted, the construction loan, including accrued interest, was payable in full on December 31, 2012. Prior to conversion to a term loan, all proceeds received under the Cash Grant must first be applied to the Tranche B construction loans. As of December 31, 2011, the portion of the Tranche B construction loans to be repaid prior to the end of 2012 was recorded as a current liability. The remaining construction loan balance was classified as a noncurrent liability as of December 31, 2011, as the Company anticipated that the term conversion conditions would be met during 2012 and that the remaining construction loan balance would be converted into a term loan.

Interest payments on the construction loan accrued on a daily basis at variable rates based upon either a base rate of the prime lending rates, less an applicable margin of 0.75%, or the eurodollar rate, plus an applicable margin of 3.25%. During the years ended December 31, 2012 and 2011, the borrowings were primarily made pursuant to the eurodollar loan option, and the applicable interest rate under the Construction Loan Credit Agreement prior to consideration of the interest rate swaps (see Note 3) was approximately 4.2% and 3.5% respectively for the years ended December 31, 2012 and 2011.

For the period from January 1, 2012 through September 26, 2012, interest incurred on the Construction Loan Credit Agreement totaled $9,013,000. Of this amount, $2,914,000 was capitalized to construction in progress, and $6,099,000 was recorded as interest expense. For the year ended December 31, 2011, interest incurred on the Construction Loan Credit Agreement was $7,469,000, which was capitalized in construction in progress. Included in these amounts are settlements from the interest rate swap agreements of $1,514,000 and $2,523,000 for the years ended December 31, 2012 and 2011, respectively.

On August 31, 2012, HRP, in conjunction with the closing of a $313 million Notes Payable Agreement (see below) repaid the principal amounts outstanding under the Construction Loan Credit Agreement aggregating $299.0 million. In addition, HRP also terminated the interest rate swap agreements by making a $53.5 million payment.

Borrowings under the Construction Loan Credit Agreement were secured by substantially all assets of HRP. The Credit Agreement contained customary covenants and default provisions, including limitations on, among other things, additional indebtedness, liens, maintenance of debt service reserve, retention, major maintenance accounts, and restricted payments. HRP was in compliance with these covenants during the term of the Construction Loan Credit Agreement

Pursuant to the Construction Loan Credit Agreement, HRP was required to pay a commitment fee on a quarterly basis equal to 1.3% of the daily average unused credit facilities under Tranches A and B. During the years ended December 31, 2012 and 2011, the Company incurred $246,000 and $2.0 million, respectively, in commitment fees. Of these amounts $181,000 and $2.0 million were capitalized into construction in progress for the period from January 1, 2012 through September 26, 2012 and the year ended December 31, 2011 respectively.

Notes payable

On August 31, 2012 the Company entered into a separate $313 million note purchase agreement (the Note Purchase Agreement) with a group of institutional lenders (the Lenders). The senior secured notes issued

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

under the Note Purchase Agreement bear interest at 6.25%. Interest on the notes is due quarterly. Variable principal amounts are due as of the end of most calendar quarters throughout the term of the notes ending on March 31, 2042, as set forth in the amortization schedule to the Note Purchase Agreement. Interest expense for the period from August 31, 2012 through September 26, 2012 totaled $1,413,000. The notes payable balance included $623,000 discount related to the loan origination costs, of which were amortized into interest expenses through the Chevron Transaction date. These Notes payable were contributed as part of the equity transaction with HRTEH LLC.

6. Commitments

Purchase Commitments

The Company has entered into a number of agreements for equipment purchases and services related to its construction-in-progress activities. At December 31, 2012, total obligations related to such agreements were immaterial.

Geothermal Leases

The Company has entered into a number of geothermal lease agreements that may be terminated by the Company at any time without penalty. The primary term under these leases is for ten years, and they contain an escalation clause in year five. Thereafter, the base rent is increased by the Implicit Price Deflators of Gross Domestic Product (IPDGDP) index. In the event that the Company sells geothermal substances as defined therein, the Company will make a royalty payment to the lessors in an amount to be determined by the type of substance being sold. In the event the sale is attributable to the generation facility owned or operated by the Company, then the applicable royalty rate would be payable on a pro rata basis attributable to that lessor’s contribution. The Company incurred approximately $838,000 and $14,600 for the year ended December 31, 2012 and 2011, respectively. These lease agreements have been contributed as part of the HRTE transaction.

Royalty Agreement

In January 2005, ES entered into a consulting services agreement with a consultant to provide assistance in obtaining land and geothermal mineral rights in the Imperial Valley of California. The agreement was later amended and restated on April 1, 2009, and the obligation thereunder relating to the Project was later assigned to the Company. Pursuant to this agreement, the Company is obligated to pay the consultant a royalty override on revenues generated by the Project. For the years ended December 31, 2012 and 2011, the Company incurred $41,000 and $0 royalty expense related to this agreement, respectively.

Contingencies and Litigation

The Company may from time to time be involved in various claims and lawsuits regarding matters arising in the ordinary course of business. Accordingly, management assesses the probability of adverse judgments in connection with current and threatened litigation. Management would accrue the cost of an adverse judgment if, in its estimation, the adverse outcome is probable and management can reasonably estimate the ultimate cost. As of December 31, 2012 and 2011, the Company was not aware of any threatened or pending lawsuits.

7. Members’ Equity

Pursuant to the terms of HR Holdings’ Amended and Restated Limited Liability Company Agreement (the Operating Agreement), the Company will continue until the earliest of (a) a term 99 years after October 5,

HUDSON RANCH I HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2005; (b) the unanimous decision of the Members, or (c) an event of dissolution. The Company’s net earnings or losses are allocated to the Members’ equity accounts in accordance with distribution provisions of the Operating Agreement. Such allocations are essentially done in proportion to each Member’s pro rata share of membership units owned, subject to certain preferences based on class of membership unit owned. Except for certain conditions as specified in the Credit Agreement, the Members are not liable for any amount in excess of their respective capital contributions and are not liable for any of the debts and losses of the Company, except to the extent that a liability of the Company is founded upon results from an unauthorized act or activity of such Member.

The Operating Agreement specifies that there will be two classes of membership units, each with different rights to profits, losses, and cash distributions:

Class A Member Units. Class A member units are entitled to 75% of earnings and losses until such time as they realize a 13% annualized rate of return on their equity capital contribution plus a priority distribution to one member of $1.5 million (the Flip Point). Such amounts will be allocated in accordance with each Member’s pro rata units. After the Flip Point is reached, Class A members are entitled to 35% of earnings and losses in accordance with each Member’s pro rata units.

Class B Member Units. Class B member units are entitled to 25% of earnings and losses until such time as the Class A units realize a 13% annualized rate of return on their equity capital contributions plus a priority distribution to one member of $1.5 million (the Flip Point). Thereafter, earnings and losses will be allocated in accordance with each Member’s pro rata units. After the Flip Point is reached, Class B members are entitled to 65% of earnings and losses in accordance with each Member’s pro rata units.

Both Class A and Class B member units have voting rights, and a majority of all Members is required to effectuate changes to the Operating Agreement. A majority of all Members is defined as 50.1% of the Class A member units and 50.1% of the Class B member units.

On May 13, 2010, the Company amended and restated its Operating Agreement to allow for the admission of GGE as a new member. On that date: (i) ES contributed its entire ownership interest in HRP with a net carrying value of $13 million and $4 million in cash for 15,366,501 Class B member units and 4,000,000 Class A member units, respectively. In addition, GGE contributed approximately $54.2 million in cash in return for 54,240,584 of Class A member units and committed to contribute an additional $31.8 million pursuant to the terms of the May 2010 Equity Contribution Agreement. Subsequently, GGE made three additional cash contributions and in return received an additional 31,759,519 Class A member units. As a result of this capitalization, ES obtained approximately 28.3% interest in the Company, with the remaining 71.7% going to GGE.

In connection with the HRTE transaction, the Company made $40 million in cash distributions to the members. In connection with the Chevron Transaction in September 2012, the Company made $103 million in cash distributions to the members. No cash contributions were received from the members in 2012 and 2011.

Through and including                     , 2013 (the 25th day after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

13,333,333 Shares

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

Common Stock

PROSPECTUS

BofA Merrill Lynch

UBS Investment Bank

Wells Fargo Securities

RBC Capital Markets

Baird

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other expenses of issuance and distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$31,400
Financial Industry Regulatory Authority, Inc. filing fee	$37,500
NYSE listing fee	$125,000
Legal fees and expenses (including Blue Sky fees)	$2,342,380
Accounting fees and expenses	$653,500
Printing and engraving expenses	$300,000
Transfer agent fees and expenses	$2,500
Miscellaneous	$282,500

Total	$3,774,780

*	To be furnished by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent sales of unregistered securities.

Concurrently with the closing of this offering, holders of ownership interests in Hannon Armstrong will exchange their ownership interests as follows:

•	pursuant to separate merger and related agreements, the separate corporations which hold membership interests in Hannon Armstrong will be merged with and into us;

•	in connection with such mergers, existing owners of the corporations will receive 1,794,039 shares of our common stock having an aggregate value of approximately $26.9 million;

•

pursuant to separate contribution and related agreements certain direct or certain indirect holders of membership interests in Hannon Armstrong will contribute such membership interests to us in exchange for approximately 326,437 OP units having an aggregate value of approximately $4.9 million;

•

pursuant to the terms of the partnership agreement of our operating partnership, an existing holder of a limited partnership interest in the operating partnership will be entitled to convert his interest into 129,524 OP units having an aggregate value of approximately $1.9 million;

The common stock and OP units described above will be issued in a private placement that is exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 34. Indemnification and limitation of directors’ and officers’ liability.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•

any individual who served any predecessor of our company, including Hannon Armstrong, in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a)	Financial Statements.

See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description
1.1†	Form of Underwriting Agreement among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the underwriters named therein
3.1†	Form of Articles of Amendment and Restatement of Hannon Armstrong Sustainable Infrastructure Capital, Inc.
3.2†	Form of Bylaws of Hannon Armstrong Sustainable Infrastructure Capital, Inc.
3.3†	Form of Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P.
4.1†	Specimen Common Stock Certificate of Hannon Armstrong Sustainable Infrastructure Capital, Inc.
5.1†	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1†	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1†	Form of 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan
10.2†	Form of Restricted Stock Unit Award Agreement
10.3†	Form of Restricted Stock Award Agreement
10.4†	Form of Registration Rights Agreement, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the parties listed on Schedule I thereto
10.5†	Form of Indemnification Agreement
10.6†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Jeffrey Eckel
10.7†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and J. Brendan Herron, Jr.
10.8†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Steven Chuslo
10.9†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Nathaniel J. Rose
10.10†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Marvin R. Wooten
10.11	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub I LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund, LLC, MissionPoint ES Parallel Fund I, L.P., MissionPoint HA Parallel Fund I Corp. and MissionPoint HA Parallel Fund, L.P.
10.12	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub II LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund II, LLC, MissionPoint ES Parallel Fund II, L.P. MissionPoint HA Parallel Fund II Corp. and MissionPoint HA Parallel Fund, L.P.

Exhibit number	Exhibit description
10.13†	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub III LLC, each of the individuals listed on Exhibit A attached thereto and each of the entities listed on Exhibit A attached thereto
10.14†	Form of Contribution Agreement, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Sustainable Infrastructure, L.P., MissionPoint HA Parallel Fund III, LLC and MissionPoint HA Parallel Fund, L.P.
21.1†	List of subsidiaries of Hannon Armstrong Sustainable Infrastructure Capital, Inc.
23.1†	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2†	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	Consent of Ernst & Young LLP for Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Capital, LLC and HA Energy Source Holdings, LLC
23.4	Consent of Ernst & Young LLP for EnergySource, LLC and Hudson Ranch I Holding, LLC
99.1†	Consent of Charles M. O’Neil as a director nominee
99.2†	Consent of Richard J. Osborne as a director nominee
99.3†	Consent of Jackalyne Pfannenstiel as a director nominee

†	Filed previously.

Item 37. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 15, 2013.

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

By:	/s/ J. Brendan Herron
	Name:	J. Brendan Herron
	Title:	Chief Financial Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Jeffrey W. Eckel Jeffrey W. Eckel	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 15, 2013

/s/ J. Brendan Herron J. Brendan Herron	Chief Financial Officer and Executive Vice President (Principal Accounting and Financial Officer)	April 15, 2013

/s/ Mark J. Cirilli Mark J. Cirilli	Director	April 15, 2013

EXHIBIT INDEX

Exhibit number	Exhibit description

1.1†	Form of Underwriting Agreement among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the underwriters named therein

3.1†	Form of Articles of Amendment and Restatement of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

3.2†	Form of Bylaws of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

3.3†	Form of Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P.

4.1†	Specimen Common Stock Certificate of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

5.1†	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1†	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1†	Form of 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan

10.2†	Form of Restricted Stock Unit Award Agreement

10.3†	Form of Restricted Stock Award Agreement

10.4†	Form of Registration Rights Agreement, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the parties listed on Schedule I thereto

10.5†	Form of Indemnification Agreement

10.6†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Jeffrey Eckel

10.7†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and J. Brendan Herron, Jr.

10.8†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Steven Chuslo

10.9†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Nathaniel J. Rose

10.10†	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Marvin R. Wooten

10.11	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub I LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund, LLC, MissionPoint ES Parallel Fund I, L.P., MissionPoint HA Parallel Fund I Corp. and MissionPoint HA Parallel Fund, L.P.

10.12	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub II LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund II, LLC, MissionPoint ES Parallel Fund II, L.P., MissionPoint HA Parallel Fund II Corp. and MissionPoint HA Parallel Fund, L.P.

10.13†	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub III LLC, each of the individuals listed on Exhibit A attached thereto and each of the entities listed on Exhibit A attached thereto

10.14†	Form of Contribution Agreement, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Sustainable Infrastructure, L.P., MissionPoint HA Parallel Fund III, LLC and MissionPoint HA Parallel Fund, L.P.

Exhibit number	Exhibit description

21.1†	List of subsidiaries of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

23.1†	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2†	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3	Consent of Ernst & Young LLP for Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Capital, LLC and HA Energy Source Holdings, LLC

23.4	Consent of Ernst & Young LLP for EnergySource, LLC and Hudson Ranch I Holding, LLC

99.1†	Consent of Charles M. O’Neil as a director nominee

99.2†	Consent of Richard J. Osborne as a director nominee

99.3†	Consent of Jackalyne Pfannenstiel as a director nominee

†	Filed previously.